   As filed with the Securities and Exchange Commission on September 21, 1999
                                                     Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                           STERLING CHEMICALS, INC.*
             (Exact name of registrant as specified in its charter)

        Delaware                     2869                    76-0502785
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                         1200 Smith Street, Suite 1900
                           Houston, Texas 77002-4312
                                 (713) 650-3700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------

                                David G. Elkins
                 Vice President, General Counsel and Secretary
                         1200 Smith Street, Suite 1900
                           Houston, Texas 77002-4312
                                 (713) 650-3700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Thomas M. Hart III
                             Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002
                                 (713) 220-4200

                               ----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

 Title of Each Class of    Amount to   Proposed Maximum  Proposed Maximum   Amount of
    Securities to be           be       Offering Price  Aggregate Offering Registration
       Registered          Registered    Per Unit(1)         Price(1)          Fee
---------------------------------------------------------------------------------------
12 3/8% Series B Senior
 Secured Notes due
 2006...................  $295,000,000       100%          $295,000,000      $82,010(1)
---------------------------------------------------------------------------------------
Guarantees of 12 3/8%
 Series B Senior Secured
 Notes due 2006.........       --             --                --                  (2)
---------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Series B Note was assumed to be the stated principal amount of each Series A Note that may be received by the Registrant in the exchange transaction in which the Series B Notes will be offered.
(2) Pursuant to Rule 457(n), no registration fee is required for the Guarantees of the Series B Notes registered hereby.

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
* Some of the subsidiaries of Sterling Chemicals, Inc. will guarantee the securities being registered hereby and therefore are also registrants. Information about such additional registrants appears on the following page.

                             ADDITIONAL REGISTRANTS

                             Sterling Canada, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                     2869                    76-0372619
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                        Sterling Chemicals Energy, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                     2869                    76-0326761
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                     Sterling Chemicals International, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                     2869                    76-0431760
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                             Sterling Fibers, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                     2869                    76-0523577
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                        Sterling Pulp Chemicals US, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                     2869                    76-0431757
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                         Sterling Pulp Chemicals, Inc.
             (Exact name of registrant as specified in its charter)

         Georgia                     2869                    58-1969807
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                               ----------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1999

PROSPECTUS

                            Sterling Chemicals, Inc.

                               Offer to Exchange
       $1,000 principal amount of 12 3/8% Senior Secured Notes due 2006,
             Series B for each $1,000 principal amount of existing
                12 3/8% Senior Secured Notes due 2006, Series A
                  ($295,000,000 principal amount outstanding)

                               THE EXCHANGE OFFER

 . Expires 5:00 p.m., New York City time,            , 1999, unless extended.

 . The exchange offer is not conditioned upon a minimum aggregate principal amount of existing notes being tendered.

 . All existing notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged.

 . The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the SEC or conflict with any threatened judicial or administrative proceeding.

                               THE EXCHANGE NOTES

 . The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that we have registered the exchange notes with the SEC. In addition, the exchange notes will not be subject to the transfer restrictions the existing notes are subject to, and provisions relating to the payment of liquidated damages will be eliminated.

 . The exchange notes will be senior secured obligations of Sterling Chemicals, Inc. They are equal in right of payment with our senior debt and senior to our subordinated debt. They are subordinated, however, to the extent of the collateral securing our secured revolving credit facilities. As of August 31, 1999, we had approximately $50 million outstanding under those facilities.

 . The exchange notes will bear interest at the rate of 12 3/8% per year, payable semi-annually in arrears on each January 15 and July 15, beginning January 15, 2000.

 . The exchange notes will be fully and unconditionally guaranteed on a joint and several basis by our current U.S. subsidiaries, excluding our U.S. subsidiary that indirectly owns our Saskatoon facility.

   You should carefully consider the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

                               ----------------

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. An representation to the contrary is a criminal offense.

                 The date of this prospectus is            , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   2
Note Regarding Forward-Looking Statements................................   3
Note Regarding Industry Data.............................................   3
Risk Factors.............................................................  14
The Exchange Offer.......................................................  23
Use of Proceeds..........................................................  35
Capitalization...........................................................  35
Selected Historical Consolidated Financial Data..........................  36
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  38
The Company..............................................................  56
Management...............................................................  73
Principal Stockholders of Holdings.......................................  83
Relationships and Transactions with Related Parties......................  86
Description of Other Indebtedness........................................  88
Description of Notes.....................................................  90
Plan of Distribution..................................................... 134
Legal Matters............................................................ 134
Experts.................................................................. 134
Index to Financial Statements............................................ F-1

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly, and special reports, proxy statements, and other information with the Commission under the Exchange Act. You may read and copy any of the reports, statements, or other information that we have filed with the Commission at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at "http://www.sec.gov."

   You may request a copy of any of these filings, at no cost, by writing or calling us at the following address or phone number:

                            Sterling Chemicals, Inc.
                         1200 Smith Street, Suite 1900
                              Houston, Texas 77002
                                 (713) 650-3700
                         Attention: Investor Relations

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus are forward-looking statements.

   These forward-looking statements may use terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, or refer to assumptions. These statements are contained in sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company" and other sections of this prospectus.

   These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in this prospectus, which are primarily listed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections. These risks are also specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, or projected.

                          NOTE REGARDING INDUSTRY DATA

   The industry production capacity, market position, and other industry data presented in this prospectus are based upon third party data or have been derived from sources of industry data. While we believe that this industry data is reasonable and reliable, in certain cases the data cannot be verified by information available from independent sources. Accordingly, we cannot give you any assurance that the industry data is accurate in all material respects. Unless otherwise stated:

  . all information contained in this prospectus concerning the styrene industry is derived from information supplied by Chemical Marketing Associates, Inc., or "CMAI;"

  . all information contained in this prospectus concerning the acrylonitrile industry and the acetic acid industry is derived from information supplied by Chem Systems, Inc., or "Chem Systems;"

  . all information contained in this prospectus concerning the sodium chlorate industry is derived from information supplied by SRI Consulting; and

  . all information contained in this prospectus concerning the acrylic fibers industry is derived from information supplied by Petrochemical Consultants Industries.

                                    SUMMARY

   This summary highlights selected information from this prospectus to help you understand our business and the terms of the exchange notes. You should carefully read all of this prospectus to understand fully our business and the terms of the exchange notes, as well as some of the other considerations that may be important to you in making your investment decision. You should pay special attention to the "Risk Factors" section of this prospectus to determine whether an investment in the exchange notes is appropriate for you. For purposes of this prospectus, unless the context otherwise indicates, (1) the terms "Sterling," the "Company," "we," "our," "ours" and "us" refer to Sterling Chemicals, Inc. and its subsidiaries, and the term "Holdings" refers to Sterling Chemicals Holdings, Inc., our parent company, and (2) the term "exchange notes" refers to the notes we are offering by this prospectus, the term "existing notes" refers to our outstanding 12 3/8% Senior Secured Notes due 2006, Series A, and the term "notes" refers to both the existing notes and the exchange notes.

                               The Exchange Offer

   On July 23, 1999, we completed a private offering of 12 3/8% Senior Secured Notes due 2006. The existing notes were sold for a total purchase price of $295,000,000.

   We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use our best efforts to issue the exchange notes on the earliest practicable date and, in any event, within 30 business days of the effectiveness of the registration statement of which this prospectus is a part. This exchange offer entitles you to exchange your existing notes for exchange notes with identical terms that are registered with the SEC. If the exchange notes are not issued by this time, each holder of existing notes will be entitled to receive liquidated damages equal to $.05 per week per $1,000 principal amount held by the owner. The liquidated damages will be increased by $.05 per week per $1,000 principal amount of existing notes for each 90-day period during which the exchange notes are not issued. The maximum amount of liquidated damages is $.50 per week per $1,000 principal amount of existing notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your existing notes or your exchange notes. You should read the discussion under the heading "The Exchange Offer" beginning on page 23 and "Description of the Notes" beginning on page 90 for further information about the exchange notes.

The Exchange Offer........  We are offering to exchange up to $295,000,000 of the existing notes for up to $295,000,000 of the exchange notes. Existing notes may be exchanged only in $1,000 increments.

                            The terms of the exchange notes are identical in all material respects to the existing notes, except that the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights. Also, the exchange notes will not contain provisions for the payment of liquidated damages.

Resale....................  We believe the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                            . the exchange notes are acquired in the ordinary
                              course of your business;

                            . you are not participating and have no
                              understanding with any person to participate in the distribution of the exchange notes issued to you; and

                            . you are not our affiliate.

                            Each broker-dealer that is issued exchange notes for its own account in exchange for existing notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it.

Expiration Date...........             , 1999, at 5:00 p.m., New York City
                            time, unless we extend the exchange offer. It is possible that we will extend the exchange offer until all existing notes are tendered. You may withdraw existing notes you tendered at any time
                            before      , 1999. See "The Exchange Offer--
                            Expiration Date; Extensions; Amendments."

Accrued Interest on the
  Exchange Notes and the
  Existing Notes..........  The exchange notes will bear interest at a rate of
                            12 3/8% per year, payable semi-annually on January 15 and July 15, commencing January 15, 2000. January 1 and July 1 are the record dates for determining holders entitled to interest payments. See "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the
  Exchange Offer..........  The exchange offer is subject only to the following conditions:

                            . the compliance of the exchange offer with
                              applicable laws or any applicable interpretation of the staff of the SEC; and

                            . no judicial or administrative proceeding shall
                              have been threatened that would limit us from proceeding with the exchange offer.

Conditions to the
  Exchange of your
  Existing Notes..........  The exchange of your existing notes is subject only to the following conditions:

                            . your tender of your existing notes; and

                            . your representation that the exchange notes you
                              will receive are being acquired by you in the ordinary course of your business and that at the time the exchange offer is completed you have no plans to participate in the distribution of the exchange notes.

Procedures for Tendering
  Existing Notes Held in
  the Form of Book-Entry
  Interests...............  The existing notes were issued as global securities and were deposited with Harris Trust Company of New York when they were issued. Harris Trust Company of New York issued a certificate-less depositary interest in each existing note, which represents a 100% interest in the existing notes, to The Depository Trust Company. Beneficial interests in the existing notes held by participants in DTC, which we refer to as "notes held in book-entry form," are shown on, and transfers of the existing notes can be made only through, records maintained in book-entry form by DTC and its participants.

                            If you are a holder of an existing note held in the form of a book-entry interest and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to Harris Trust Company of New York, as exchange agent, before the expiration date of the exchange offer:

                            EITHER

                            . a properly completed and executed letter of
                              transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal, using the exchange agent's address on the cover page of the letter of transmittal;

                            OR

                            . a computer-generated message transmitted by means
                              of DTCs Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                            AND, EITHER

                            . a timely confirmation of book-entry transfer of
                              your existing notes into the exchange agent's account at DTC, according to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Book-Entry Transfer" beginning on page 27, must be received by the exchange agent on or prior to the expiration date;

                            OR

                            . the documents necessary for compliance with the
                              guaranteed delivery procedures described below.

Procedures for Tendering
  Existing Notes..........  If you wish to accept the exchange offer, sign and date the letter of transmittal, and deliver the letter of transmittal, along with the existing notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                            . the exchange notes you receive will be acquired
                              in the ordinary course of your business;

                            . you have no arrangement with any person to
                              participate in the distribution of the exchange notes; and

                            . you are not our affiliate or, if you are our
                              affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Special Procedures for
  Beneficial Owners.......  If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those existing notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender the existing notes on your behalf and comply with the instructions in this prospectus.

Guaranteed Delivery
  Procedures..............  If you wish to tender your existing notes, you may do so according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.........  You may withdraw existing notes you tender by furnishing a notice of withdrawal to the exchange agent containing the information described under the heading "The Exchange Offer--Withdrawal of Tenders" at any time before 5:00 p.m. New York City
                            time on      , 1999.

Acceptance of Existing
  Notes and Delivery of
  Exchange Notes..........  We will accept for exchange any and all existing notes that are properly tendered before the expiration date. See "The Exchange Offer-- Procedures for Tendering." The same conditions described under the heading "The Exchange Offer-- Conditions" will apply. The exchange notes will be delivered promptly following the expiration date.

U.S. Federal Income Tax
  Considerations..........  Generally, the exchange of existing notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "The Exchange Offer--United States Federal Tax Consequences."

Exchange Agent............  Harris Trust Company of New York is serving as exchange agent for the exchange offer.

   See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                       Summary of Terms of Exchange Notes

   The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of existing notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. Also, the exchange notes will not contain the liquidated damages provisions related to the registration of the existing notes that are in the existing notes. The exchange notes will evidence the same debt as the existing notes, and both the existing notes and the exchange notes will be governed by the same indenture.

Issuer....................  Sterling Chemicals, Inc.
                            1200 Smith Street,
                            Suite 1900
                            Houston, Texas 77002
                            (713) 650-3700

Amount....................  Up to $295,000,000 total principal amount of
                            12 3/8% Senior Subordinated Notes due 2006.

Maturity..................  July 15, 2006.

Interest Payment Dates....  January 15 and July 15, beginning January 15, 2000.

Security..................  We will secure the exchange notes with (1) a second priority lien on our U.S. chemical production facilities and related assets, (2) a second priority pledge of 100% of the stock of our U.S. subsidiaries that guarantee our obligations under the exchange notes, and (3) a first priority pledge of 65% of the stock of our non-U.S. subsidiaries, excluding our unrestricted subsidiaries that are associated with our Saskatoon facility.

Ranking...................  The exchange notes will be our senior secured obligations. They will rank equally in right of payment with all of our other existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The exchange notes will be subordinated, however, to the extent of the collateral securing our secured revolving credit facilities. The indenture limits the amounts of indebtedness that we can incur under these secured revolving credit facilities. Our $70 million fixed assets revolver is secured by a first priority lien on our U.S. chemical production facilities and related assets and 100% of our stock and the stock of our U.S. subsidiaries that guarantee the exchange notes, and by a second priority lien on all of our accounts receivable, inventory, and other specified assets. Our $85 million working capital revolver is secured by a first priority lien on all of our accounts receivable, inventory, and other specified assets.

                            Assuming we had completed the initial offering and established our secured revolving credit facilities on June 30, 1999 and applied the initial borrowings under these facilities and the net proceeds from the sale of the existing notes, the existing notes would have ranked senior in right of payment to approximately $428 million of subordinated indebtedness and equally in right of payment with approximately $33 million of other senior indebtedness, all of which would have been outstanding under the fixed assets revolver and, therefore, effectively senior to the existing notes with respect to the shared collateral.

Subsidiary Guarantees.....  Our current U.S. subsidiaries, excluding our U.S.
                            subsidiary that indirectly owns our Saskatoon facility, will guarantee our obligations under the exchange notes on a joint and several basis. Each subsidiary's guarantee will rank equally in right of payment with all of its existing and future senior indebtedness and senior in right of payment to all of its existing and future subordinated indebtedness. If we cannot make payments on the exchange notes when they are due, the subsidiary guarantors must make them instead. Our non-U.S. subsidiaries will not guarantee our obligations under the exchange notes.

Optional Redemption.......  We may optionally redeem the exchange notes at any time on or after July 15, 2003, at the redemption prices described in the section "Description of Notes" under the heading "Optional Redemption."

Optional Redemption
Following Sales of
Equity....................  In addition, we may optionally redeem up to 35% of the exchange notes prior to July 15, 2002, with the net proceeds of qualifying public offerings of Holdings' equity at the price listed in the section "Description of Notes" under the heading "Optional Redemption."

Mandatory Offer to
Repurchase................  If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the exchange notes at the prices listed in the section "Description of Notes" under the heading "Repurchase at the Option of Holders."

Limitation on Sale of
Specified Properties......  If we sell any of our principal properties, which consist of our Texas City and Valdosta facilities and our existing Canadian facilities, other than our Saskatoon facility, or if we sell the capital stock of a subsidiary that owns or operates one of those properties, we must first repay any amounts outstanding under our new fixed assets revolver and permanently reduce the associated commitment, and then use an amount equal to the balance of such proceeds to offer to purchase exchange notes, at a redemption price equal to the sum of the then remaining payments of principal and interest on those exchange notes discounted to their present values using a specified treasury rate plus 50 basis points, plus accrued and unpaid interest.

                            In addition, if we make specified transfers of our acrylic fibers business or facility, the liens on that business and facility will be released. However, our application of any cash proceeds will be restricted, and we will be required to grant a lien on any non-cash proceeds. See "Description of Notes" under the heading "Repurchase the Option of the Holders--Transfer of the Fibers Business."

Basic Covenants of the
Indenture.................  The indenture governing the exchange notes contains covenants that, among other things, restrict our ability, and the ability of some of our subsidiaries, to:

                            . borrow money;

                            . pay dividends on stock or repurchase stock;

                            . make investments;

                            . use our existing assets as security in other
                              transactions; and

                            . sell specific assets or merge with or into other
                              companies.

                            For more details, see the section "Description of Notes" under the heading "Certain Covenants."

Risk Factors..............  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

                                  The Company

   We are a leading North American producer of selected petrochemicals and acrylic fibers used in the production of a wide array of consumer goods and industrial products, and of pulp chemicals used in paper manufacturing. Our rated annual production capacity is among the highest in North America for our four primary products, which are:

                . Styrene                   . Acetic Acid
                . Acrylonitrile             . Sodium Chlorate

   We manufacture all of our petrochemicals using low cost technology at our world-scale petrochemicals facility, which is strategically located on a 290-acre site on Galveston Bay in Texas City, Texas. We manufacture all of our acrylic fibers at our facility near Pensacola, Florida, and produce our pulp chemicals in close proximity to major pulp manufacturers and competitively priced sources of power at our U.S. facility in Valdosta, Georgia and our five Canadian facilities.

 Petrochemicals and Acrylic Fibers

   Styrene. We are the fourth largest North American producer of styrene. Styrene is used to produce intermediate products such as polystyrene and expandable polystyrene resins, which are used in a wide variety of products such as household goods, foam cups and containers, disposable food service items, toys, packaging, and other consumer and industrial products. Our styrene unit is one of the largest in the world and has a rated annual production capacity of approximately 1.7 billion pounds, which represents approximately 12% of total North American capacity.

   Acrylonitrile. We are the second largest North American producer of acrylonitrile. Acrylonitrile is used primarily in apparel, textiles, upholstery, and automotive parts, and is also used in a wide variety of other applications. Our acrylonitrile facilities have a rated annual production capacity of approximately 740 million pounds, which represents approximately 19% of total North American capacity.

   Acetic Acid. We are the second largest North American producer of acetic acid. We produce acetic acid under a long-term contract with BP Chemicals Inc., which markets all of our acetic acid production. Acetic acid is used primarily to produce vinyl acetate, which in turn is used in a variety of products, including adhesives, surface coatings, and cigarette filters. We recently expanded our acetic acid facilities by approximately 25% to a rated annual production capacity of approximately one billion pounds, which represents approximately 16% of total North American capacity.

   Acrylic Fibers. We are one of only two producers of acrylic fibers in North America. Acrylic fibers are used primarily in textiles, apparel, fleeces, and hosiery. We are the primary North American producer of specialty fibers used in brake linings and also produce specialty fibers for other applications. Our acrylic fibers facility has a rated annual production capacity of approximately 150 million pounds, which represents approximately 33% of total North American capacity.

   Other Petrochemicals. We also make various other petrochemicals products, including plasticizers, sodium cyanide, tertiary butylamine, and methanol. Among these products is a unique plasticizer used in flexible plastics such as shower curtains, floor coverings, automotive parts, and construction materials, which we produce for BASF Corporation under a long-term contract.

 Pulp Chemicals

   Sodium Chlorate. We are the second largest North American producer of sodium chlorate. Sodium chlorate is used primarily to make chlorine dioxide, which in turn is used by pulp mills in the pulp bleaching process. Our six sodium chlorate facilities have a combined rated annual production capacity of approximately 500,000 tons, which represents approximately 23% of total North American capacity. We are also the largest worldwide supplier of patented technology for the generators that many pulp mills use to convert sodium chlorate into chlorine dioxide. The sale of a generator is usually accompanied by a technology licensing agreement, under which we typically receive royalties for a ten-year period.

   Other Pulp Chemicals. We also manufacture sodium chlorite, calcium hypochlorite, and chlor-alkali products, which are used in numerous applications across a diverse range of industries.

                 Summary Historical Consolidated Financial Data

   The following table contains summary historical consolidated financial information of Sterling and Holdings. Prior to August 21, 1996, the operations of Sterling were conducted by Holdings. We derived the information as of and for the nine months ended June 30, 1998 and 1999 from Sterling's unaudited financial statements. We derived the information for all other dates and periods from the audited financial statements of Sterling and Holdings, some of which appear elsewhere in this prospectus. In our opinion, the unaudited financial information includes all adjustments, consisting solely of adjustments of a normal and recurring nature, necessary to fairly present such information on a basis consistent with the information we derived from our audited financial statements.

                                                                    Sterling
                                                    --------------------------------------------
                                                                                   Nine Months
                          Holdings(a) Year Ended                   Year Ended      Ended June
                              September 30,           May 14 to   September 30,        30,
                          ------------------------  September 30, --------------  --------------
                           1994     1995     1996      1996(a)     1997    1998    1998    1999
                          ------  --------  ------  ------------- ------  ------  ------  ------
                                               (dollars in millions)
Statement of Operations
 Data:
Revenues................  $700.8  $1,030.2  $790.4      $83.4     $908.8  $822.6  $640.2  $506.2
Gross profit (loss)(b)..    93.9     271.6   102.1       (1.6)      85.5    77.3    53.2    33.2
Selling, general, and
 administrative
 expense(b).............    24.4      31.7    22.4        1.4       27.4    37.3    27.1    27.2
Other expense...........      --        --      --         --         --     6.0     6.0    10.8
Income (loss) from
 operations.............    47.7     242.7    63.8       (3.0)      58.1    34.0    20.2    (4.8)
Income (loss) before
 extraordinary item.....    19.1     153.1    33.5        0.2      (10.9)  (33.7)  (29.5)  (44.0)
Net income (loss).......    19.1     150.0    31.6        0.2      (14.8)  (33.7)  (29.5)  (44.0)
Other Data:
EBITDA(c)...............  $108.6  $  281.5  $121.2      $ 1.5     $108.0  $ 90.0  $ 62.3  $ 44.4
Cash flows provided by
 (used in):
  Operating activities..    75.2     191.8    63.6        4.2       46.6    45.9    37.5   (11.5)
  Investing activities..    (9.7)    (54.0)  (96.0)      (6.4)    (196.4)  (26.6)  (18.9)  (17.8)
  Financing activities..   (64.9)   (109.0)    7.2        7.8      152.4   (15.2)  (13.8)   24.3
Depreciation and
 amortization(d) .......    39.1      41.5    41.5        4.5       49.9    56.0    42.1    42.4
Capital expenditures....    12.3      54.0    96.0        6.4       43.4    26.6    18.9    17.8
Ratio of earnings to
 fixed charges(e).......    2.1x     12.6x    3.4x       1.2x         --      --      --      --

                                                       Sterling
                            Holdings    -------------------------------------------
                          September 30,      September 30,            June 30,
                          ------------- -------------------------  ----------------
                           1994   1995   1996     1997     1998     1998     1999
                          ------ ------ -------  -------  -------  -------  -------
                                          (dollars in millions)
Working capital.........  $ 20.8 $ 74.6 $  77.3  $ 119.8  $  92.0  $  96.0  $  91.1
Net property, plant, and
 equipment..............   291.1  309.1   365.8    492.0    450.3    461.5    432.8
Total assets............   580.9  609.9   685.5    875.3    762.5    791.7    745.2
Total long-term debt....   226.4  121.4   631.5    774.6    754.6    759.7    783.8
Stockholders' equity
 (deficit)..............    89.7  239.3  (184.3)  (175.6)  (220.4)  (214.0)  (258.5)

--------
(a) Prior to August 21, 1996, the operations of Sterling were conducted by Holdings. Sterling was incorporated on May 14, 1996, but prior to August 21, 1996 had no operating activities other than those related to the recapitalization that occurred on August 21, 1996. For the period from August 21 through September 30, 1996, Holdings' results of operations were substantially identical to those of Sterling, except for $1.7 million of interest expense from Holdings' 13 1/2% Senior Secured Discount Notes due 2008, which accreted from August 21 through September 30, 1996.
(b) Effective in the first quarter of fiscal 1999, certain costs that had previously been included in selling, general, and administrative expense were reclassified into cost of goods sold. These costs have been reclassified in fiscal years 1996, 1997, and 1998 and the nine months ended June 30, 1998 to conform to the fiscal 1999 presentation. These costs have not been reclassified in fiscal years 1994 and 1995.
(c) EBITDA represents income from operations before interest, taxes, depreciation, amortization, certain merger-related expenses, certain non-cash charges related to an early retirement program and benefit changes, and, in the case of Holdings, the impact of accruals for its stock appreciation rights program. The stock appreciation rights program was terminated in connection with the 1996 recapitalization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance, or as an alternative to cash flows as a measure of liquidity. Because EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA calculation presented above may not be comparable to similarly titled measures of other companies. SAR expense (income) was $8.5 million for the year ended September 30, 1996, $(2.8 million) for the year ended September 30, 1995, and $21.8 million for the year ended September 30, 1994. Certain merger-related expenses were $3.6 million for the year ended September 30, 1996. Certain non-cash charges related to an early retirement program and benefit changes were $6.8 million for the nine months ended June 30, 1999.
(d) Depreciation and amortization expense included herein excludes the amortization of deferred debt financing costs which is included in interest expense.
(e) For purposes of computing these amounts, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest, and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges by $16.9 million and $53.4 million for the years ended September 30, 1997 and 1998, respectively, and $43.3 million and $65.7 million for the nine months ended June 30, 1998 and 1999, respectively.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision with respect to the exchange notes. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

RISKS RELATED TO OUR EXISTING DEBT, THE EXCHANGE NOTES, AND OUR NEW SECURED REVOLVING CREDIT FACILITIES

The amount of our outstanding indebtedness is substantial and may limit our ability to fund future working capital needs and increase our exposure during adverse economic conditions. Additionally, our debt level could prevent us from fulfilling our obligations under the notes.

   We have now, and after the exchange offer will continue to have, a significant amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming we had completed the initial offering, established our secured revolving credit facilities, and applied the proceeds of the offering and the initial borrowings under those facilities as of June 30, 1999.

                                                                   As of and for
                                                                    the Twelve
                                                                   Months Ended
                                                                   June 30, 1999
                                                                   -------------
                                                                    (dollars in
                                                                     millions)
      Total indebtedness..........................................    $ 800.4
      Stockholder's deficit.......................................     (262.8)
      Deficiency of earnings to cover fixed charges...............      (75.8)

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . make us more vulnerable to a continued downturn in our industry or a downturn in the economy in general;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate requirements;

  . limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . limit our ability to borrow additional funds.

The covenants in our debt instruments restrict our flexibility.

   The covenants in our secured revolving credit facilities and in the indentures for the notes, our 11 1/4% Senior Subordinated Notes due 2007, our 11 3/4% Senior Subordinated Notes due 2006, and Holdings' 13 1/2% Senior Secured Discount Notes due 2008 restrict our ability to:

  . incur indebtedness;

  . pay dividends and make other restricted payments or investments;

  . sell assets;

  . engage in certain mergers and acquisitions; and

  . refinance existing indebtedness.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks described above.

   The terms of the indenture governing the notes restrict but do not prohibit us from incurring more debt. As of August 31, 1999, we had additional borrowing capacity under our secured revolving credit facilities of up to approximately $101 million. If new debt is added to our current debt levels, the related risks that we now face could increase.

Factors beyond our control may impact our ability to meet our debt service requirements.

   Our ability to meet our debt service requirements will depend on our future performance, which in turn is dependent upon conditions in the markets for our products, the economy generally, and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our secured revolving credit facilities in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Moreover, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms or at all. If we are unable to make scheduled debt payments or comply with the other provisions of our debt instruments, our various lenders will be permitted to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments.

The collateral for the notes does not include all of our assets. Some of the collateral for the notes also secures our fixed assets revolver on a first priority basis. Some of our assets that are excluded from the collateral for the notes secure other indebtedness.

   The following assets will not be available as security for the notes:

  . our inventory, accounts receivable, and other specified assets that will instead secure indebtedness under our new $155 million secured revolving credit facilities;

  . the capital stock and assets of our subsidiaries that are associated with our Saskatoon facility;

  . our Saskatoon facility, which secures a separate credit facility for that plant; and

  . assets that we acquired following the issuance of the existing notes or will acquire in the future, other than assets that replace or improve existing assets.

Also, some facilities and equipment at our plants are owned by third parties and, as a result, will not be part of the collateral securing the notes.

   In addition, the notes will have only a second priority lien on the following assets:

  . our U.S. chemical production facilities and related assets; and

  . the stock of our U.S. subsidiaries that guarantee our obligations under the notes.

These assets secure indebtedness under our $70 million fixed assets revolver on a first priority basis. Because the lien in favor of the notes is expressly subordinated to the lien in favor of our fixed assets revolver, lenders under our fixed assets revolver will be entitled to full repayment from proceeds of the shared collateral before any of these proceeds can be used to repay our obligations under the notes. As of August 31, 1999, approximately $50 million was outstanding under the fixed asset revolver.

   Sterling, representatives of the lenders under the fixed assets revolver, and the trustee entered into an intercreditor agreement defining the rights of the parties regarding the collateral that secures both the fixed assets revolver and the notes. With respect to such collateral, the intercreditor agreement provides that the lenders under the fixed assets revolver are entitled to control virtually all decisions under the security agreements. As a result, holders of the notes will not be able to force a sale of such collateral or otherwise exercise the remedies normally available to secured creditors without the concurrence of the lenders under the fixed assets revolver.

   Additionally, the security interest in our Canadian operations other than our Saskatoon facility is limited to a 65% security interest in the stock of our Canadian subsidiaries. This 65% security interest is effectively subordinated to all other indebtedness and payables, including trade payables, of those subsidiaries, which as of June 30, 1999, totaled approximately $9 million.

We may be unable to pay dividends to Holdings, which may prevent Holdings from fulfilling its obligations under its 13 1/2% Notes and may lead to a change in control.

   The dividend restrictions in our existing indentures and in the indenture for the notes allow us to pay dividends to Holdings in connection with its required interest payments on its 13 1/2% Notes only if the ratio of our consolidated EBITDA to our interest expense is 2.0 to 1.0 or greater after giving effect to the dividend. Holdings, which currently has no source of funds other than dividends from us, must make its first interest payment on its 13 1/2% Notes on February 15, 2002. For the four quarters ended June 30, 1999, our consolidated EBITDA coverage ratio was 0.7x. Our capital stock is pledged by Holdings to secure its 13 1/2% Notes and our new fixed assets revolver. An event of default under the indenture for Holdings' 13 1/2% Notes or our new fixed assets revolver may prompt those lenders to foreclose upon our stock. Among other things, that foreclosure would likely constitute a change of control under our existing indentures and the indenture for the notes.

We may be unable to repurchase the notes upon a change of control, and a change of control may trigger defaults under our debt instruments.

   Upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all of the notes and our outstanding subordinated notes. It is possible that we will not have sufficient funds at the time of a change of control to make the required repurchases. In addition, provisions in our new secured revolving credit facilities prohibit these repurchases. Further, specific kinds of change of control events, including those described in the indenture for the notes, would constitute an event of default under our new secured revolving credit facilities. An event of default under our new secured revolving credit facilities, unless cured or waived, would also be an event of default under the indentures for the notes, our existing subordinated notes, and Holdings' 13 1/2% Notes. Some important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control event and would not trigger the required offer to repurchase under the indentures for the notes and our outstanding subordinated notes.

The collateral may not be sufficient to satisfy any amounts we owe under the notes and the indenture.

   We do not represent that the value of the collateral securing the notes will be sufficient to repay the principal of the notes. If in the future the notes are accelerated and the collateral is sold, the proceeds from the sale of any of the shared collateral must first be used to repay outstanding indebtedness under our new $70 million fixed assets revolver, and the remaining amounts may not be sufficient to satisfy our obligations under the notes. Any claim for the difference between the amount realized by holders of the notes from the sale of the collateral securing the notes and our obligations under the notes will rank equally in right of payment with all of our other unsecured senior indebtedness.

The liens associated with our acrylic fibers business may be released, which might lessen the security for the notes and reduce their value.

   Although our acrylic fibers facility and the stock of our subsidiaries that own the assets used in our acrylic fibers business will initially be included in the collateral for the notes, the indenture permits us to have the liens on these assets released if we sell our acrylic fibers business or contribute it to a joint venture. If we elect to take one of those actions, our acrylic fibers facility and the stock of those subsidiaries will no longer serve as collateral for the notes. We would be required to use the proceeds from a sale of the business as described in "Description of Notes--Repurchase at the Option of Holders--Transfer of the Fibers Business." If we contribute the business to a joint venture, we would be required to grant a security interest in our equity interest in the joint venture. These alternatives may provide less protection to holders of the notes than direct liens on the business. Accordingly, either event could result in a material reduction in the collateral securing the notes, and the perception that either event might occur or result in a material reduction in the collateral could negatively affect the market value of the notes.

The potential environmental liability of secured lenders may affect the value of the collateral for the notes.

   We have mortgaged all of our U.S. real property as collateral for the notes. Real property mortgaged as security to a lender may be subject to both known and unknown environmental risks. As a holder of a security interest in real property, under certain circumstances you could be held liable for the environmental costs of remediating or preventing releases or threatened releases of hazardous substances at the mortgaged property. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, a lender that participates in the management or operation of a mortgaged property can be liable as an owner or operator for certain environmental costs. Accordingly, if a lender forecloses on the property, but does not seek to sell or otherwise divest itself of the property at the earliest practicable, commercially reasonable time, the lender may be liable for these environmental costs. Therefore, the indenture trustee or collateral agent or the holders of the notes will need to carefully consider the possible implications of environmental liabilities before determining whether to foreclose on any mortgaged property. If a potential for environmental liability exists with respect to any mortgaged property, the trustee or collateral agent may decline to foreclose upon that property or exercise other available remedies unless it receives adequate indemnification from the holders of the notes.

Your rights in the collateral may be adversely affected by bankruptcy proceedings.

   The right of the indenture trustee or collateral agent to repossess and dispose of the collateral upon acceleration of our existing indebtedness is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the trustee or collateral agent has repossessed and disposed of the collateral. Under the United States Bankruptcy Code, a secured creditor such as the trustee or collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of such collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The term "adequate protection" is not defined under bankruptcy law and, because of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee or collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have "undersecured claims." Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

   Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, at the time the guarantor incurred the indebtedness evidenced by its guarantee, the guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee and:

  . was insolvent or rendered insolvent by reason of such incurrence;

  . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

   In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  . the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  . it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history, and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged, and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

   Some but not all of our subsidiaries will guarantee the notes. In particular, all of our current non-U.S. subsidiaries and one of our current U.S. subsidiaries will not be guarantors. In the event of a bankruptcy, liquidation, or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assuming we had completed the exchange offer on June 30, 1999, the exchange notes would have been effectively subordinated to approximately $56 million of indebtedness and payables, including trade payables, of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated approximately 20% of our consolidated revenues in fiscal 1998 and represented approximately 30% of our consolidated net fixed assets as of September 30, 1998.

There is no public market for the notes and we cannot guarantee that an active trading market will develop for the notes.

   Prior to this exchange offer, there was no public market for the notes. Firms making a market in the notes may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high-yield debt securities and by changes in our financial performance or prospects or in the general prospects for companies in one or more of our industries. As a result, you cannot be sure that an active trading market will develop for the notes.

RISKS RELATING TO OUR BUSINESS

The industries in which we participate are cyclical and many of our major products are currently experiencing significantly depressed market conditions, which has negatively affected our business and may make it difficult for us to repay our debts.

   The markets for our petrochemicals, acrylic fibers, and pulp chemicals products are cyclical, and prices typically vary in response to changes in overall supply relative to demand and the level of general business activity. As prices decline, our profit margins generally decrease, which adversely affects our business and our ability to pay interest and principal on our indebtedness. Large global capacity additions of styrene and acrylonitrile were completed in 1997 and 1998. For styrene, approximately five billion pounds of net new capacity was added and, for acrylonitrile, approximately one billion pounds of net new capacity was added. In addition, Solutia Inc. is constructing a new acrylonitrile production facility which is expected to have a rated annual production capacity of approximately 500 million pounds and begin production in the third calendar quarter of 2000. Further, reduced operating rates at pulp mills have reduced the rate of growth in demand for our pulp chemicals products and services. The resulting impact on prices and margins negatively impacted our results in fiscal 1997, 1998, and the first nine months of fiscal 1999, and could negatively impact our results in the future. If the markets for our primary products do not improve significantly, we may be unable to fulfill our obligations to repay the principal on our indebtedness, including the notes, when that indebtedness matures. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity, but we may be unable to do so on commercially reasonable terms or at all. If market conditions for our products decline significantly from current levels, we may be unable to make scheduled interest payments on our indebtedness, including the notes.

The petrochemicals, acrylic fibers, and pulp chemicals industries are highly competitive.

   Many of our competitors, particularly in the petrochemicals industry, are larger and have substantially greater financial resources than we have. We compete with some of the world's largest chemical companies, many of whom, in contrast to us, supply much of their own raw materials requirements. In addition, a significant portion of our business is based upon widely available technology. The entrance of new competitors into the industry or the addition by existing competitors of new capacity may reduce our ability to maintain profit margins or preserve our market share, even during periods of increased demand for our products.

Our business may be adversely affected if we are unable to obtain raw materials from third-party suppliers at reasonable prices.

   For most of our products, the combined cost of raw materials, including utilities in the case of pulp chemicals, is far greater than all other costs of production combined. Therefore, an adequate supply of raw materials at reasonable prices is critical to the success of our business. If we are unable to obtain raw materials at reasonable prices, our results of operations would be negatively impacted by an increase in our costs or a decrease in our capacity or both. Most of the raw materials we use are supplied by others, and many of them are subject to wide price fluctuations for a variety of reasons beyond our control. For example, changes in the availability of these products may result from major capacity additions or significant facility operating problems. We can give no assurances that we will continue to be able to secure adequate supplies of any of our raw materials at reasonable prices.

Our industry is subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

   Our operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations, and permit requirements. This regulation, and the potential for further expanded regulation, may increase our costs and thereby negatively affect our business. Environmental permits required for our operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements and the potential for further expanded regulation may increase our costs and thereby negatively affect our business. Changing and increasingly strict environmental requirements can affect the manufacturing, handling, processing, distribution, and use of our products. In addition, changes in these requirements may cause us to incur substantial costs in upgrading or redesigning our facilities and processes, including our waste treatment, storage, disposal, and other waste handling practices and equipment. For these reasons, we are uncertain as to the amount of our future environmental expenditures and liabilities.

   For more information regarding the environmental regulations that affect our business, see "The Company--Environmental Matters."

The regulatory outlook for our pulp chemicals business is uncertain.

   Our pulp chemicals business is sensitive to environmental regulations. Regulations restricting, but not altogether banning, absorbable organic halides and other chlorine derivatives in bleach plant effluent have a favorable effect on our pulp chemicals business. Several pending lawsuits are challenging an important group of these regulations known as the "Cluster Rules." Although we believe that the Cluster Rules will ultimately be upheld in this litigation, we cannot be sure that they will. Even if the Cluster Rules are upheld, the existence of these actions adds uncertainty as to the rate of implementation of the Cluster Rules, which may negatively affect the performance of our pulp chemicals business. Conversely, any significant ban on all chlorine-containing compounds in the pulp bleaching process could have a material adverse effect on our financial condition and results of operations. British Columbia has adopted regulations that require the elimination of the use of all chlorine products, including chlorine dioxide, in the pulp bleaching process by the year 2002, although the pulp and paper industry is working to change this regulation. In the event these regulations are implemented, we plan to sell the products we manufacture at our British Columbia facility to customers in other markets.

   For more information regarding the environmental regulations that affect our pulp chemicals business, see "The Company--Environmental Matters--Pulp Chemicals."

We are subject to many operating risks, some of which may not be covered by insurance.

   A business risk inherent in all chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees, and nearby landowners and occupants. While we attempt to operate our facilities responsibly and in compliance in all material respects with all applicable environmental and health and safety requirements, we may face expenses and liabilities as a result of our past or future operations. A certain amount of risk of incurring such expenses and liabilities is inherent in our operations and products, as it is with other companies engaged in similar businesses, and we maintain insurance at levels that we believe are typical for our industry. A major incident or other event at any of our facilities, however, could result in liabilities in excess of our insurance coverages or uncovered liabilities.

Current and future legal proceedings may have unfavorable outcomes.

   We are currently a party to several legal proceedings, and additional legal proceedings could be filed against us in the future. We are not able to predict the final outcome of the current proceedings, and we cannot guarantee that the ultimate resolution of current or future proceedings will not have a material adverse effect on us. For more information, see "The Company--Legal Proceedings."

We depend upon the continued operation of our Texas City facility.

   All of the petrochemicals we manufacture, including all of our styrene, acrylonitrile, and acetic acid, are produced at our Texas City facility. Significant unscheduled downtime at our Texas City facility could have a material adverse affect on our results. Downtime can occur for a variety of reasons, including equipment breakdowns, interruptions in the supply of raw materials, power failures, natural forces, or other normal hazards associated with the production of petrochemicals. Although we maintain business interruption insurance that we consider to be adequate under the circumstances, we cannot guarantee that a significant interruption in the operation of our Texas City facility would be covered by this insurance or would not otherwise have a material adverse effect on us.

We may have difficulty forming strategic joint ventures.

   An element of our long-term business strategy is to pursue attractive strategic joint ventures. However, restrictions under the indentures for the notes, our subordinated notes and Holdings' 13 1/2% Notes, and under our secured revolving credit facilities, may limit our ability to do so, such as restrictions on our ability to sell assets, incur indebtedness, create liens, and make investments and other restricted payments.

We depend upon our long-term contracts and significant customers.

   We sell significant portions of our acrylonitrile, methanol, and styrene production and all of our acetic acid and plasticizers production under long-term contracts. These contracts are intended to provide stability in the event that the demand for or prices of these products decline significantly, but also limit our ability to take full advantage of attractive market conditions during periods of higher prices for these products. During fiscal 1998, a significant portion of the production from our Texas City facility was dedicated to multi-year contracts with Solutia, Bayer AG, BP Chemicals, and BASF. If the markets for these products are depressed, the loss of one or more of these customers or a material reduction in the amount of product purchased by one or more of them could have a material adverse effect on us. Solutia is building an acrylonitrile manufacturing facility in Chocolate Bayou, Texas and, in anticipation of the completion of this facility, has elected to terminate its acrylonitrile purchase agreement with us effective September 1, 2000. We do not believe this termination will have a material adverse effect on us, although we can give no assurance to that effect.

The success of our acrylic fibers business is dependent on our proprietary technology.

   The competitiveness of our acrylic fibers business with respect to its specialty textiles and technical fibers products, our higher margin acrylic fibers products, is maintained, to a significant extent, through the exclusive ownership or use of certain product and manufacturing technology. If competitors of our acrylic fibers business gain access to the use of similar technology, or render our technology obsolete through the introduction of superior technology, our acrylic fibers business would be materially adversely affected.

We face risks related to our foreign operations that may negatively affect our business.

   Approximately 21% of our fiscal 1998 revenues were derived from our Canadian-based pulp chemicals business and approximately 28% were derived from export sales of all of our products. Our international operations and exports to foreign markets make us subject to a number of special risks such as:

  . currency exchange rate fluctuations;

  . foreign economic conditions;

  . trade barriers;

  . exchange controls;

  . national and regional labor strikes;

  . political risks and risks of increases in duties;

  . taxes;

  . governmental royalties; and

  . changes in laws and policies governing operations of foreign-based companies.

The occurrence of any one or a combination of these factors may increase our costs or have other negative effects on our business. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet our required debt service and other obligations.

   Since we derive most of our pulp chemicals revenues from production and sales by our subsidiaries within Canada, we have organized our subsidiary structure and our operations in part based on assumptions regarding various Canadian tax laws, currency exchange laws, capital repatriation laws, and other relevant laws. While we believe that these assumptions are correct, we cannot guarantee that Canadian taxing or other authorities will reach the same conclusion. If our assumptions are incorrect, or if the Canadian government changes or modifies such laws or the current interpretations thereof, we may suffer material adverse tax and financial consequences.

   A portion of our expenses and sales are denominated in Canadian dollars and, accordingly, our revenues, cash flows, and earnings may be affected by fluctuations in the exchange rate between the United States dollar and the Canadian dollar, which may also have material adverse tax consequences. These currency fluctuations could have a material adverse impact on us as increases in the value of the Canadian dollar relative to the United States dollar have the effect of increasing the United States dollar equivalent of cost of goods sold and other expenses with respect to our Canadian production facilities. We have historically entered into forward foreign exchange contracts to hedge our exposure, although we do not engage in currency speculation. While these hedges limit our exposure to relative increases in the value of the Canadian dollar, they also limit the benefits that we may realize from relative decreases in that value. The last of our existing forward exchange contracts expires in March of 2000, and we do not currently intend to enter into any additional forward exchange contracts.

We are subject to risks related to the Year 2000 that could negatively impact our business.

   We are dependent upon information technology and other computer systems in operating our business. We also depend indirectly on the proper functioning of the computer systems of third parties with which we do business. If any of these systems fail as a result of Year 2000 deficiencies, our business could be materially adversely affected. We are currently engaged in a process designed to identify and rectify any potential internal Year 2000 problems. We cannot, however, guarantee that we or the third parties with whom we transact business will be successful in eliminating all Year 2000 problems. Specific factors that might affect the success of our Year 2000 efforts and the occurrence of Year 2000 disruption or expense include:

  . our failure or the failure of our consultant to properly identify deficient systems;

  . the failure of our selected remedial action to adequately address any deficiencies;

  . the failure of our consultant to complete the remediation in a timely manner, due to shortages of qualified labor or other factors;

  . unforeseen expenses related to the remediation of existing systems or the transition to replacement systems; and

  . the failure of third parties to become compliant or to adequately notify us of potential non-compliance.

For additional information about our Year 2000 efforts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Certain Known Events, Trends, and Uncertainties--Year 2000 Issue."

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   We sold the existing notes on July 23, 1999, to Donaldson, Lufkin & Jenrette Securities Corporation and Credit Suisse First Boston Corporation under a purchase agreement. These initial purchasers then sold the existing notes to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. As a condition to the purchase of the existing notes by the initial purchasers, we and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers, which requires, among other things, that promptly following the sale of the existing notes, we and our subsidiary guarantors:

  . file with the Commission the registration statement related to the exchange notes;

  . use their best efforts to cause the registration statement to become effective under the Securities Act; and

  . offer to the holders of the existing notes the opportunity to exchange their existing notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

   The exchange notes will be issued without a restrictive legend and may be reoffered and resold without restrictions or limitations under the Securities Act. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The term "holder" means any person in whose name existing notes are registered on our books.

   Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by their holders, other than broker-dealers or our "affiliates," without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of existing notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased existing notes from us to resell under Rule 144A or any other available exemption under the Securities Act:

  . will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

  . will not be able to tender its notes in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless the sale or transfer is made under an exemption from these requirements.

   We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Commission would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties. See "Plan of Distribution."

   As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we and our subsidiary guarantors will not be required to pay an increased interest rate on the existing notes. Following the closing of the exchange offer, holders of existing notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the existing notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the existing notes could be adversely affected.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all existing notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes in denominations of $1,000 or any integral multiple of $1,000.

   Each holder of existing notes who wishes to receive exchange notes in the exchange offer will be required to represent that:

  . it is not an affiliate of us or any of our subsidiary guarantors;

  . any exchange notes to be received by it were acquired in the ordinary course of its business; and

  . it has no arrangement with any person to participate in the distribution of the exchange notes.

   Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be judged to have admitted that it is an "underwriter" within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements related to the exchange notes with the prospectus contained in the exchange offer registration statement, other than a resale of an unsold allotment from the original sale of the existing notes. We will be required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement following the exchange offer, in connection with the resale of exchange notes received in exchange for existing notes acquired by participating broker-dealers for their own account as a result of market-making or other trading activities. We may temporarily suspend the use of the prospectus under circumstances described in the registration rights agreement.

   The form and terms of the exchange notes will be identical in all material respects to the form and terms of the existing notes except that:

  . the exchange notes will be issued in a transaction registered under the Securities Act;

  . the exchange notes will not be subject to transfer restrictions; and

  . provisions relating to the payment of liquidated damages provided for in some circumstances will be eliminated.

   The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

   As of the date of this prospectus, $295,000,000 aggregate principal amount of existing notes were outstanding. In connection with the issuance of the existing notes, we arranged for the existing notes to be issued and transferable in book-entry form through the facilities of DTC. The exchange notes will also be issuable and transferable in book-entry form through DTC.

   This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on
     , 1999. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable.

   Rule 14e-l describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

  . to hold our exchange offer open for at least twenty business days;

  . to give ten days notice of any change in the terms of the exchange offer;
    and

  . to issue a press release in the event of an extension of the exchange offer.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered, and holders of the existing notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture in connection with the exchange offer. We shall be considered to have accepted existing notes tendered according to the procedures in this prospectus when, as, and if we have given oral or written notice of acceptance to the exchange agent. See "--Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

   If any tendered existing notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted existing notes will be returned, at our cost, to the tendering holder of the existing notes as promptly as practicable after the expiration date.

   Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of existing notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See"--Solicitation of Tenders; Fees and Expenses."

   Neither we nor our Board of Directors make any recommendation to holders of existing notes as to whether to tender or refrain from tendering all or any portion of their existing notes under the exchange offer. Moreover, no one has been authorized to make any recommendation of this type. Holders of existing notes must make their own decision whether to tender in the exchange offer and, if so, the amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Expiration Date; Extensions; Amendments

   The term "expiration date" shall mean 5:00 p.m., New York City time, on
     , 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

   We expressly reserve the right, in our sole discretion:

  . to delay acceptance of any existing notes, to extend the exchange offer, or to terminate the exchange offer and to refuse to accept existing notes not previously accepted, if any of the conditions described in this prospectus under "--Conditions" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of the delay, extension, or termination to the exchange agent; and

  . to amend the terms of the exchange offer in any manner.

   Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice by us to the registered holders of the existing notes. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

   You are advised that we may extend the exchange offer in the event that some portion of the existing notes have not been tendered on a timely basis. We may elect to do this in order to give these noteholders the ability to participate in the exchange offer and to avoid the significant reduction in liquidity they might experience by holding an unexchanged note.

Interest on the Exchange Notes

   The exchange notes will bear interest from the date of issuance of the existing notes that are tendered in exchange for the exchange notes (or the most recent date on which interest was paid or provided for on the existing notes surrendered for the exchange notes). Accordingly, holders of existing notes that are accepted for exchange will not receive interest that is accrued but unpaid on the existing notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each January 15 and July 15 commencing on January 15, 2000.

Procedures for Tendering

   Only a holder may tender its existing notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign, and date the letter of transmittal or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the existing notes (unless the tender is being effected under the procedure for book-entry transfer described below) and any other required documents, to the exchange agent, prior to 5:00 p.m. New York City time, on the expiration date.

   Any financial institution that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the existing notes by causing DTC to transfer the existing notes into the exchange agent's account using DTC's procedure for the transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address listed in this prospectus under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC using its procedures does not constitute delivery to the exchange agent.

   The tender by a holder will constitute an agreement among the holder, us, and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   In the case of a broker-dealer that receives exchange notes for its own account in exchange for existing notes that were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received in the exchange offer. See "Plan of Distribution."

   The method of delivery of existing notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to the expiration date. No letter of transmittal or existing notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect the tender for holders in each case as described in this prospectus and in the letter of transmittal.

   Any beneficial owner whose existing notes are registered in the name of his broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender the existing notes on his behalf. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering his existing notes, either make appropriate arrangements to register ownership of the existing notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an

"eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless the existing notes tendered with the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the letter of transmittal or (2) for the account of an eligible institution. If the letter of transmittal is signed by a person other than the registered holder, the existing notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the existing notes on behalf of the registered holder, in either case signed by the registered holder as the name of the registered holder or holders appears on the existing notes. If the letter of transmittal or any existing notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of the tendered existing notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within the time as we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of existing notes, neither we, the exchange agent, nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of existing notes nor shall we or any of them incur liability for failure to give notification. Tenders of existing notes will not be considered to have been made until the irregularities have been cured or waived. Any existing notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any existing notes that remain outstanding subsequent to the expiration date, or, as described under "--Termination," to terminate the exchange offer and (2) to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts for the existing notes at the DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of existing notes by causing the book-entry transfer facility to transfer the existing notes into the exchange agent's account for the existing notes using the book-entry transfer facility's procedures for transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address listed below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, with the time period provided under the procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

   Holders who wish to tender their existing notes and whose existing notes are not immediately available or who cannot deliver their existing notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, and holders who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  . the tender is made through an eligible institution;

  . prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail, or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the holder's existing notes, and the principal amount of the existing notes tendered, stating that the tender is being made, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile), together with the certificate(s) representing the existing notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the properly completed and executed letter of transmittal (or a facsimile), together with the certificate(s) representing all tendered existing notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at the depositary of existing notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their existing notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of existing notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person who deposited the existing notes to be withdrawn;

  . identify the existing notes to be withdrawn, including the certificate number or numbers and principal amount of the existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

  . be signed by the depositor in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee for the existing notes to register the transfer of the existing notes into the name of the depositor withdrawing the tender, and

  . specify the name in which any of these existing notes are to be registered, if different from that of the depositor.

   All questions as to the validity, form, and eligibility (including time of receipt) of the withdrawal notices will be determined by us and our determination shall be final and binding on all parties. Any existing notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those existing notes unless the existing notes so withdrawn are validly retendered. Any existing notes that have been tendered but are not accepted for exchange will be returned to the holder of the existing notes without cost to the holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Conditions

   The exchange offer is subject only to the following conditions:

  . the compliance of the exchange offer with securities laws;

  . the tender of the existing notes;

  . the representation by the holders of the existing notes that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

  . no judicial or administrative proceeding shall have been threatened that would limit us from proceeding with the exchange offer.

Exchange Agent

   Harris Trust Company of New York, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

   By Mail:                               Harris Trust Company of New York
                                          Wall Street Station
                                          P.O. Box 1023
                                          New York, New York 10268-1023

   By Hand Delivery or Overnight Courier: Harris Trust Company of New York
                                          Receive Window
                                          Wall Street Plaza
                                          88 Pine Street, 19th Floor
                                          New York, New York 10005

   Facsimile Transmission:                (212) 701-7636 or 7637

   Confirm by Telephone:                  (212) 701-7624

   Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

   We will bear the expenses of requesting that holders of existing notes tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone, or telecopier.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees, and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal, and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

   We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

   You will not be obligated to pay any transfer tax in connection with the exchange unless you instruct us to register exchange notes in the name of, or request that existing notes not tendered or not accepted in the exchange offer be returned to, a person other than you. Under these circumstances, you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

United States Federal Tax Consequences

   This general discussion of United States federal tax consequences applies to you if you acquired existing notes at original issue for cash and you exchange those existing notes for exchange notes in the exchange offer. This discussion only applies to you if you purchased existing notes in the private placement for an amount equal to the "issue price" of the existing notes and hold the exchange notes as a "capital asset," generally, for investment, under
Section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local, or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are, without limitation:

  . a broker-dealer, a dealer in securities, or a financial institution;

  . an insurance company;

  . a tax-exempt organization;

  . holding the exchange notes through partnerships or other pass-through entities; or

  . holding the exchange notes as part of a hedge, straddle, or other risk reduction or constructive sale transaction.

   This discussion is based on current provisions of the Internal Revenue Code, existing and proposed regulations, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Accordingly, you should consult, and should depend on, your own tax advisor in analyzing the federal, state, local, and foreign tax consequences to you of the ownership and disposition of exchange notes.

Tax Consequences to United States Holders

   For purposes of this discussion, you are a "United States holder" if you hold existing notes and you are:

  . a citizen or resident of the United States;

  . a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision;

  . an estate the income of which is subject to United States federal income tax regardless of its source; or

  . a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

 Taxation of Interest

   Interest on the exchange notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for federal income tax purposes.

 Receipt of Exchange Notes

   Because the economic terms of the exchange notes and the existing notes are identical, your exchange of existing notes for exchange notes under the exchange offer will not constitute a taxable exchange of the existing notes. As a result:

  . you will not recognize taxable gain or loss when you receive exchange notes in exchange for existing notes;

  . your holding period in the exchange notes will include your holding period in the existing notes; and

  . your basis in the exchange notes will equal your basis in the existing notes.

 Sale or Other Taxable Disposition of Exchange Notes

   You must recognize taxable gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note in cash or other property, valued at fair market value, minus the amount attributable to accrued qualified stated interest on the exchange note, minus your adjusted tax basis in the exchange note. Your initial tax basis in an exchange note equals the price you paid for the existing note which you exchanged for the exchange note increased by any amounts previously includable in income as original issue discount and reduced by any payments other than payments of qualified stated interest made on such notes.

   Your gain or loss will generally be a long-term capital gain or loss if your holding period in the exchange note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest which you have not yet included in income will be taxed as ordinary interest income.

 Information Reporting and Backup Withholding

   We will, when required, report to you and the Internal Revenue Service the amount of any interest paid on the exchange notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. You may be subject to a 31% backup withholding tax with respect to payments of interest, principal, and premium on, and any proceeds upon the sale or disposition of, an exchange note. Certain holders, including, among others, corporations and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number in the prescribed manner unless:

  . the IRS notifies us or the paying agent that the taxpayer identification number you provided is incorrect;

  . you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or the paying agent that withholding is required; or

  . you fail to certify under penalties of perjury that you are not subject to backup withholding.

   You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your federal income tax liability as long as you provide certain information to the IRS.

Tax Consequences to Non-United States Holders

   For purposes of this discussion, you are a "Non-United States holder" if you are a beneficial owner of existing notes who is not a United States holder.

 Taxation of Interest

   Interest that we pay to you will not be subject to U.S. withholding tax if you:

  . do not actually or constructively own 10% or more of the total combined voting power of all classes of Holdings' stock,

  . are not a controlled foreign corporation with respect to which we are a related person, and

  . you certify to us, our paying agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN or applicable substitute form, under penalties of perjury, that you are not a United States person and provide your name and address.

   If you do not satisfy the three preceding requirements, your interest on an exchange note would generally be subject to United States withholding tax at a flat rate of 30% or a lower applicable treaty rate.

   If you are engaged in trade or business in the United States, and if interest on an exchange note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from U.S. withholding tax but will be subject to regular U.S. federal income tax on the interest in the same manner as if you were a United States person. In order to establish an exemption from U.S. withholding tax, you must provide to us, our paying agent or the person who would otherwise be required to withhold United States tax, a properly executed IRS Form W-8ECI or applicable substitute form. In addition to regular U.S. federal income tax, if you are a foreign corporation, you may be subject to a U.S. branch profits tax.

 Receipt of Exchange Notes

   Because the economic terms of the exchange notes and the existing notes are identical, your exchange of existing notes for exchange notes under the exchange offer will not constitute a taxable exchange of the existing notes. As a result:

  . you will not recognize taxable gain or loss when you receive exchange notes in exchange for existing notes;

  . your holding period in the exchange notes will include your holding period in the existing notes; and

  . your basis in the exchange notes will equal your basis in the existing notes.

 Gain on Disposition

   You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, or other disposition of an exchange note unless:

  . the gain is effectively connected with the conduct by you of a trade or business within the United States or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States, or

  . if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

 Federal Estate Taxes

   If interest on the exchange notes is exempt from withholding of United States federal income tax under the rules described above, the exchange notes held by an individual who at the time of death is a Non-United

States holder generally will not be subject to United States federal estate tax as a result of such individual's death provided such individual did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of Holdings' stock entitled to vote, and provided that, at the time of death, payments with respect to the exchange note would not have been effectively connected with the conduct by such individual of a trade or business within the United States.

 Information Reporting and Backup Withholding

   We will, when required, report to you and the Internal Revenue Service the amount of any interest paid on the exchange notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

   Backup withholding tax is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under United States information reporting requirements. In the case of payments of interest to you, backup withholding tax and certain information reporting will not apply to such payments with respect to which either the certification described under "--Taxation of Interest" above has been received or an exemption has otherwise been established, provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemption are not in fact satisfied.

   Payments to you of the proceeds from the sale of an exchange note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting (but not backup withholding) may apply to such payments, unless the broker has documentary evidence in its records that you are not a United States person and certain other conditions are met or you otherwise establish an exemption.

   Payments to you of the proceeds from the sale of an exchange note made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless you certify under penalties of perjury as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability as long as you provide the required information to the IRS.

   The United States Treasury Department has issued new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The new regulations require, however, that a foreign person furnish its taxpayer identification number in certain circumstances to claim a reduction in U.S. federal withholding tax and new rules are provided for foreign persons that hold debt instruments through a foreign intermediary. The new regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor with respect to the impact, if any, of the new regulations.

Participation in the Exchange Offer, Untendered Notes

   Participation in the exchange offer is voluntary. Holders of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

   As a result of the making of, and upon acceptance for exchange of all existing notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the existing notes who do not tender their certificates in the exchange offer will continue to hold the certificates and will be entitled to all the rights, and subject to the limitations applicable to the existing notes, under the indenture, except for any rights under the registration rights agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Notes." All untendered existing notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that existing notes are tendered and accepted in the exchange offer, the trading market for untendered existing notes could be adversely affected. This is because there will probably be many fewer remaining existing notes outstanding following the exchange, significantly reducing the liquidity of the untendered notes.

   We may in the future seek to acquire untendered existing notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of existing notes following the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any existing notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes that are not tendered in the exchange offer.

                                USE OF PROCEEDS

   We will not receive any cash from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our amount of outstanding debt.

                                 CAPITALIZATION

   The following table sets forth our unaudited consolidated historical capitalization as of June 30, 1999 on a pro forma basis after giving effect to the issuance of the existing notes, the initial borrowings under our secured revolving credit facilities, and the application of the net proceeds therefrom:

                                                                June 30, 1999
                                                               ----------------
                                                                          Pro
                                                               Actual    Forma
                                                               -------  -------
                                                                 (dollars in
                                                                  millions)
Cash and cash equivalents..................................... $   6.3  $   6.3
                                                               =======  =======
Debt:
  Secured revolving credit facilities:
    Working capital revolver..................................      --       --
    Fixed assets revolver.....................................      --     33.0
  Existing senior credit facility.............................   311.4       --
  Saskatoon Term Loans........................................    44.8     44.8
  12 3/8% Senior Secured Notes due 2006.......................      --    295.0
  11 3/4% Senior Subordinated Notes due 2006..................   275.0    275.0
  11 1/4% Senior Subordinated Notes due 2007..................   152.6    152.6
                                                               -------  -------
Total debt (a)................................................   783.8    800.4
Common stock held by ESOP.....................................     2.9      2.9
  Less: Unearned compensation.................................    (0.6)    (0.6)
Stockholder's deficit.........................................  (258.5)  (262.8)
                                                               -------  -------
Total capitalization.......................................... $ 527.6  $ 539.9
                                                               =======  =======

--------
(a) Includes pro forma current maturities of approximately $2.6 million.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following table contains summary historical consolidated financial information of Sterling and Holdings. Prior to August 21, 1996, the operations of Sterling were conducted by Holdings. We derived the information as of and for the nine months ended June 30, 1998 and 1999 from Sterling's unaudited financial statements. We derived the information for all other dates and periods from the audited financial statements of Sterling and Holdings, some of which appear elsewhere in this prospectus. In our opinion, the unaudited financial information includes all adjustments, consisting solely of adjustments of a normal and recurring nature, necessary to fairly present such information on a basis consistent with the financial information derived from our audited financial statements. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

                                                                    Sterling
                                                    --------------------------------------------
                                                                                   Nine Months
                          Holdings(a) Year Ended                   Year Ended      Ended June
                              September 30,           May 14 to   September 30,        30,
                          ------------------------  September 30, --------------  --------------
                           1994     1995     1996      1996(a)     1997    1998    1998    1999
                          ------  --------  ------  ------------- ------  ------  ------  ------
                                               (dollars in millions)
Statement of Operations
 Data:
Revenues................  $700.8  $1,030.2  $790.4      $83.4     $908.8  $822.6  $640.2  $506.2
Cost of goods sold(b)...   606.9     758.6   688.3       85.0      823.3   745.3   587.0   473.0
                          ------  --------  ------      -----     ------  ------  ------  ------
Gross profit (loss)(b)..    93.9     271.6   102.1       (1.6)      85.5    77.3    53.2    33.2
Selling, general, and
 administrative
 expense(b).............    24.4      31.7    22.4        1.4       27.4    37.3    27.0    27.2
Other expense...........      --        --      --         --         --     6.0     6.0    10.8
SAR program expense
 (benefit)..............    21.8      (2.8)    8.6         --         --      --      --      --
Merger related
 expenses...............      --        --     3.6         --         --      --      --      --
Write-off of assets.....      --        --     3.7         --         --      --      --      --
                          ------  --------  ------      -----     ------  ------  ------  ------
Income (loss) from
 operations.............    47.7     242.7    63.8       (3.0)      58.1    34.0    20.2    (4.8)
Interest and debt
 related expenses, net
 of interest income.....    22.1      14.6    13.4        1.6       72.9    86.6    62.9    59.9
Interest income from
 parent.................      --        --      --       (5.2)      (1.7)     --      --      --
Gain on sale of asset...    (2.6)       --      --         --         --      --      --      --
                          ------  --------  ------      -----     ------  ------  ------  ------
Income (loss) before
 taxes and extraordinary
 item...................    28.2     228.1    50.4        0.6      (13.1)  (52.6)  (42.7)  (64.7)
Provision (benefit) for
 income taxes...........     9.1      75.0    16.9        0.4       (2.2)  (18.9)  (13.2)  (20.7)
                          ------  --------  ------      -----     ------  ------  ------  ------
Income (loss) before
 extraordinary item.....    19.1     153.1    33.5        0.2      (10.9)  (33.7)  (29.5)  (44.0)
Extraordinary item, net
 of tax.................      --      (3.1)   (1.9)        --       (3.9)     --      --      --
                          ------  --------  ------      -----     ------  ------  ------  ------
Net income (loss).......  $ 19.1  $  150.0  $ 31.6      $ 0.2     $(14.8) $(33.7) $(29.5) $(44.0)
                          ======  ========  ======      =====     ======  ======  ======  ======
Other Data:
EBITDA(c)...............  $108.6  $  281.5  $121.2      $ 1.5     $108.0  $ 90.0  $ 62.3  $ 44.4
Cash flows provided by
 (used in):
  Operating activities..    75.2     191.8    63.6        4.2       46.6    45.9    37.5   (11.5)
  Investing activities..    (9.7)    (54.0)  (96.0)      (6.4)    (196.4)  (26.6)  (18.9)  (17.8)
  Financing activities..   (64.9)   (109.0)    7.2        7.8      152.4   (15.2)  (13.8)   24.3
Depreciation and
 amortization(d)........    39.1      41.5    41.5        4.5       49.9    56.0    42.1    42.4
Capital expenditures....    12.3      54.0    96.0        6.4       43.4    26.6    18.9    17.8
Ratio of earnings to
 fixed charges(e).......    2.1x     12.6x    3.4x       1.2x         --      --      --      --
Operating Data:
Revenues:
  Styrene...............  $  288  $    467  $  323      $  35     $  310  $  237  $  184  $  163
  Acrylonitrile.........     138       251     159         21        146     112      88      53
  Acetic acid...........      76        94      65          4         43      47      35      33
  Sodium chlorate.......      83       102     112         13        131     136     104      94
Annual capacity at
 period end
 (million lbs):
  Styrene...............   1,500     1,500   1,700      1,700      1,700   1,700   1,700   1,700
  Acrylonitrile.........     700       740     740        740        740     740     740     740
  Acetic acid...........     600       600     800        800        800     800     800   1,000
  Sodium chlorate
   (thousand tons)......     340       350     350        350        498     498     498     498
Sales volume (million
 lbs):
  Styrene...............   1,460     1,433   1,685        188      1,605   1,355   1,126   1,040
  Acrylonitrile.........     668       739     661        103        619     633     469     399
  Acetic acid...........     599       635     516         80        760     715     550     592
  Sodium chlorate
   (thousand tons)......     294       336     330         37        403     451     342     340

                                                      Sterling
                           Holdings    -------------------------------------------
                         September 30,      September 30,            June 30,
                         ------------- -------------------------  ----------------
                          1994   1995   1996     1997     1998     1998     1999
                         ------ ------ -------  -------  -------  -------  -------
                                         (dollars in millions)
Balance Sheet Data:
Working capital......... $ 20.8 $ 74.6 $  77.3  $ 119.8  $  92.0  $  96.0  $  91.1
Net property, plant and
 equipment..............  291.1  309.1   365.8    492.0    450.3    461.5    432.8
Total assets............  580.9  609.9   685.5    875.3    762.5    791.7    745.2
Total long-term debt....  226.4  121.4   631.5    774.6    754.6    759.7    783.8
Stockholders' equity
 (deficit)..............   89.7  239.3  (184.3)  (175.6)  (220.4)  (214.0)  (258.5)

--------
(a) Prior to August 21, 1996, the operations of Sterling were conducted by Holdings. Sterling was incorporated on May 14, 1996, but prior to August 21, 1996, had no operating activities other than those related to the recapitalization that occurred in 1996. For the period from August 21 through September 30, 1996, Holdings' results of operations were substantially identical to those of Sterling, except for $1.7 million of interest expense for Holdings' 13 1/2% Notes, which accreted from August 21 through September 30, 1996.
(b) Effective in the first quarter of fiscal 1999, certain costs that had previously been included in selling, general, and administrative expense were reclassified into cost of goods sold. These costs have been reclassified in fiscal years 1996, 1997, and 1998, and the nine months ended June 30, 1998 to conform to the fiscal 1999 presentation. These costs have not been reclassified in fiscal years 1994 and 1995.
(c) EBITDA represents income from operations before interest, taxes, depreciation, amortization, certain merger-related expenses, certain non-cash charges related to an early retirement program and benefit changes, and, in the case of Holdings, the impact of accruals for its stock appreciation rights program. The stock appreciation rights program was terminated in connection with the 1996 recapitalization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance, or as an alternative to cash flows as a measure of liquidity. Because EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA calculation presented above may not be comparable to similarly titled measures of other companies. SAR expense (income) was $8.5 million for the year ended September 30, 1996, $(2.8) million for the year ended September 30, 1995, and $21.8 million for the year ended September 30, 1994. Certain merger-related expenses were $3.6 million for the year ended September 30, 1996. Certain non-cash charges related to an early retirement program and benefit changes were $6.8 million for the nine months ended June 30, 1999.
(d) Depreciation and amortization expense included herein excludes the amortization of deferred debt financing costs which is included in interest expense.
(e) For purposes of computing these amounts, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest, and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges by $16.9 million and $53.4 million for the years ended September 30, 1997 and 1998, respectively, and $43.3 million and $65.7 million for the nine months ended June 30, 1998 and 1999, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   We are the primary operating subsidiary of Holdings and own substantially all of the consolidated operating assets of Holdings and its consolidated subsidiaries. Holdings is a holding company whose only material asset is its investment in us. Holdings' only material liabilities are:

  . its obligation to repay its 13 1/2% Notes;

  . its obligations to redeem its outstanding preferred stock; and

  . various contingent obligations.

Other than the additional interest expense associated with Holdings' 13 1/2% Notes, Holdings' results of operations are essentially the same as ours.

   The primary markets in which we compete, especially styrene and acrylonitrile, are cyclical and are sensitive to factors such as:

  . changes in the balance between supply and demand;

  . the price of raw materials; and

  . the level of general worldwide economic activity.

Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in overcapacity and declining prices and profit margins. Large global capacity additions of styrene and acrylonitrile were completed during 1997 and 1998. In addition, events in the financial markets in certain Asian countries have impacted the demand growth for our products, particularly styrene and acrylonitrile, resulting in a negative impact on sales volumes, prices, and margins in fiscal 1998 and fiscal 1999.

   Styrene prices are cyclical and sensitive to overall supply relative to demand and the level of general business activity. During 1994 and the first half of 1995, the styrene industry ran at high utilization rates resulting from demand growth from worldwide economic expansion, which in turn resulted in high styrene prices and margins. During the second half of 1995, styrene prices decreased significantly as demand growth weakened. Increased capacity additions, particularly in Asia, resulted in lower styrene prices and margins beginning in 1996 and continuing to date. Economic events in various Asian countries in 1997 and 1998 reduced demand growth for styrene and contributed further to the declines. Global production capacity for styrene is estimated at approximately 42 billion pounds, including approximately five billion pounds of net capacity which was added by competitors in 1997 and 1998. The average sales prices we received for our styrene declined by approximately 41% from fiscal 1995 to fiscal 1996, approximately 2% from fiscal 1996 to fiscal 1997, and approximately 11% from fiscal 1997 to fiscal 1998.

   The acrylonitrile market exhibits characteristics in capacity utilization, selling prices, and profit margins similar to those of styrene. Moreover, as a result of our high percentage of export acrylonitrile sales, demand for our acrylonitrile is significantly influenced by export customers, particularly those that supply acrylic fibers to China. During 1995, strong demand for acrylic fibers and ABS resins, particularly in China, increased demand for acrylonitrile resulting in high prices and margins. Acrylonitrile demand began to weaken in late 1995 for the same reasons that caused the deterioration in the styrene market. Increased acrylonitrile capacity in the United States and Asia and weakened demand growth in Asian markets resulted in lower acrylonitrile prices and margins beginning in fiscal 1996 and continuing to date. Global production capacity for acrylonitrile is estimated at over 12 billion pounds, including approximately one billion pounds which was added by competitors in 1997 and 1998. Solutia is constructing a new acrylonitrile production facility in Chocolate

Bayou, Texas which is expected to have a rated annual production capacity of approximately 500 million pounds and is expected to begin production in the third calendar quarter of 2000. The average acrylonitrile sales prices we received declined by approximately 29% from fiscal 1995 to fiscal 1996, approximately 3% from fiscal 1996 to fiscal 1997, and approximately 25% from fiscal 1997 to fiscal 1998.

   The sodium chlorate market has historically experienced cycles in capacity utilization, selling prices, and profit margins. Since the mid-1980s, North American demand for sodium chlorate has grown at an average annual rate of approximately 9% as pulp mills have accelerated substitution of chlorine dioxide for elemental chlorine in bleaching applications. Our average sodium chlorate prices increased by approximately 8% from fiscal 1995 to 1996. During fiscal 1997 and 1998, demand for sodium chlorate did not increase at historical rates as a result of weak market conditions and lower operating rates in the pulp and paper industry. Our average sodium chlorate prices decreased by approximately 5% from fiscal 1996 to 1997 and approximately 7% from fiscal 1997 to 1998.

   We primarily sell our petrochemicals products pursuant to multi-year conversion agreements and other long-term contracts and high-volume spot transactions in both the domestic and export markets. Our multi-year conversion agreements and our other long-term contracts help us to maintain relatively low selling, general, and administrative expenses relating to product marketing. Prices for our commodity petrochemicals are determined by global market factors, including changes in the cost of raw materials, that are largely beyond our control and, except with respect to some of our multi-year contracts, we generally sell our products at prevailing market prices.

   We market substantial volumes of petrochemicals and generate substantial revenues under our conversion and long-term agreements. The approximate percentages of our total sales volumes and revenues from our conversion and long-term agreements in the last three fiscal years are shown in the following table:

                                                                  1996  1997  1998
                                                                  ----  ----  ----
      Percentage of total sales volumes..........................  50%   51%   52%
      Percentage of total revenues...............................  36%   33%   38%

   Under our conversion agreements, the customer furnishes some or all of the raw materials, which we process into other petrochemicals in exchange for a fee designed to cover our fixed and variable costs of production. These conversion agreements help us to maintain lower levels of working capital and, in some cases, to gain access to certain improvements in manufacturing process technology. We believe that our petrochemicals conversion agreements help us to:

  . optimize capacity utilization rates;

  . lower our selling, general, and administrative expenses; and

  . insulate us to some extent from the effects of declining markets and increases in raw materials prices.

   Since September 30, 1996, we have undertaken initiatives to reduce our costs and increase our efficiency. We have reduced our annual fixed operating costs and selling, general, and administrative expenses by approximately $50 million, or approximately 19%, consisting of approximately $30 million in annual savings achieved at our Texas City facility in fiscal 1997 and 1998 and annual savings of approximately $20 million that we expect to result from measures that we implemented at our various facilities in the first nine months of fiscal 1999. A major portion of these savings resulted from initiatives related to our workforce, including the following:

  . We established a multiskilling program at our Texas City facility that has reduced our contract maintenance workforce by over 100 workers.

  . We established voluntary severance programs under which 111 Texas City facility employees took early retirement in fiscal 1998, which we expect to generate annual savings of approximately $6 million.

  . We reduced our pulp chemicals workforce by 25 employees in September of 1998, which we expect to generate annual savings of over $500,000.

  . We reduced our Texas City facility and corporate office workforce by approximately 60 employees and contractors in November of 1998, and our Saskatoon facility workforce by 24 employees in December of 1998, which we expect to generate combined annual savings of approximately $5 to $6 million.

  . We completed a new labor contract with our unionized employees at our Texas City facility in December of 1998, which allows reduced staffing levels and improved work practices that we expect to lead to annual savings of approximately $5 to $6 million.

  . We reduced our pulp chemicals workforce by 27 employees in May of 1999, which we expect to generate annual savings of approximately $1.5 million.

We have recorded pre-tax charges of approximately $6 million in fiscal 1998 and $11 million in fiscal 1999 for costs associated with these workforce reduction initiatives. We cannot be sure of the level of savings that will actually be achieved as a result of the foregoing initiatives.

Recent Developments

   In April of 1999, we restarted our methanol facility, which had been shut down since August 1998 for economic reasons. A significant disparity between prices for domestic and foreign natural gas, one of the primary raw materials for methanol, has put domestic methanol producers at a disadvantage when compared to foreign competitors. We continue to evaluate the best use for our methanol facility. One of the primary uses of methanol is in the production of MTBE used in reformulated gasolines. The State of California has recently announced that MTBE must be phased out of reformulated gasoline used in the state by December 31, 2002. In addition, in July of 1999, the Environmental Protection Agency announced that it would ask Congress to develop legislation aimed at phasing out MTBE from the existing reformulated-gas program, and to give states the authority to ban MTBE completely. These developments are likely to negatively impact the domestic methanol market.

   Our styrene monomer unit at our Texas City plant was shutdown for approximately one month during the second quarter of fiscal 1999 for scheduled maintenance. While the styrene unit was restarted on March 22, 1999, the restart of the ethylbenzene unit, an important component of the styrene unit, was delayed until April 30, 1999 so that unscheduled maintenance work could be performed on a process vessel. During this delay, we purchased most of our ethylbenzene requirements on the spot market. The unscheduled work on the process vessel and the resulting delay in restarting the ethylbenzene unit negatively impacted pretax earnings for the third quarter of fiscal 1999 by approximately $3 million.

   On July 23, 1999, we completed a private offering of $295,000,000 of the existing notes. In addition, on July 23, 1999, we established two new secured revolving credit facilities providing for up to $155,000,000 in revolving credit loans under a single revolving credit agreement. The proceeds from the sale of the existing notes and the initial borrowings under the revolving credit facilities were used to fully repay and terminate our three outstanding term loans and existing revolving credit facility.

Results of Operations

   The following table sets forth revenues, gross profit, and operating income for our primary segments for the fiscal years ended September 30, 1996, 1997, and 1998, and for the nine-month periods ended June 30, 1998 and 1999.

                                                                   Nine Months Ended June
                                 Year Ended September 30,                    30,
                          --------------------------------------- ---------------------------
                               Percent      Percent       Percent       Percent       Percent
                                 of           of            of            of            of
                          1996  Total  1997  Total  1998   Total  1998   Total  1999   Total
                          ---- ------- ---- ------- ----  ------- ----  ------- ----  -------
                                               (dollars in millions)
Revenues:
Petrochemicals and
 Acrylic Fibers.........  $633    80%  $728    80%  $622     76%  $486     76%  $366     72%
Pulp Chemicals..........   157    20    181    20    201     24    154     24    140     28
                          ----         ----         ----          ----          ----
                          $790         $909         $823          $640          $506
Gross Profit:
Petrochemicals and
 Acrylic Fibers.........  $ 53    49%  $ 33    38%  $ 31     40%  $ 17     32%  $  3      9%
Pulp Chemicals..........    55    51     53    62     46     60     36     68     30     91
                          ----         ----         ----          ----          ----
                          $108         $ 86         $ 77          $ 53          $ 33
Operating Income (Loss):
Petrochemicals and
 Acrylic Fibers.........  $ 28    44%  $ 12    21%  $ (2)    (6)% $ (9)   (45)% $(26)    NM
Pulp Chemicals..........    36    56     46    79     36    106     29    145     21     NM
                          ----         ----         ----          ----          ----
                          $ 64         $ 58         $ 34          $ 20          $ (5)

Comparison of Nine Months Ended June 30, 1999 to Nine Months Ended June 30,
1998

   Our revenues were approximately $506 million for the first nine months of fiscal 1999, a decrease of approximately 20% from our revenues of approximately $640 million for the first nine months of fiscal 1998. This decrease in revenues resulted primarily from lower styrene, acrylonitrile, methanol, and acrylic fibers sales volumes and prices and lower sodium chlorate sales prices. We recorded a net loss of approximately $44.0 million for the first nine months of fiscal 1999, an increase of approximately 49% from the net loss of approximately $29.5 million we recorded for the first nine months of fiscal 1998. This increase resulted primarily from:

  . scheduled shutdowns in styrene for routine maintenance and in acetic acid for expansion in the second quarter of fiscal 1999;

  . reduced acrylonitrile, sodium chlorate, and methanol margins;

  . decreased sales volumes for our styrene, acrylonitrile, methanol, and acrylic fibers; and

  . costs associated with a one-time non-cash charge related to our early retirement programs and benefit changes,

  . all of which were partially offset by a modest improvement in styrene margins.

 Revenues, Gross Profit, and Operating Income (Loss)

   Petrochemicals and Acrylic Fibers. Revenues from our petrochemicals and acrylic fibers operations were approximately $366 million for the first nine months of fiscal 1999, a decrease of approximately 25% from revenues from our petrochemicals and acrylic fibers operations of approximately $486 million for the first nine months of fiscal 1998. This decrease in revenues resulted primarily from reduced sales prices and volumes for our styrene, acrylonitrile, methanol, and acrylic fibers. The economic conditions in Asia continued to impact market conditions negatively in fiscal 1999, particularly for our styrene, acrylonitrile, and acrylic fibers products. Our petrochemicals and acrylic fibers operations recorded combined operating losses of approximately $26 million for the first nine months of fiscal 1999, an increase of approximately 189% from the combined operating losses recorded by our petrochemicals and acrylic fibers operations of approximately $9 million for the first nine months of fiscal 1998. This increase in combined operating losses recorded by our petrochemicals and acrylic fibers operations resulted primarily from weaker operational performance in our acrylonitrile, methanol, and acrylic fibers operations and the one-time non-cash charge related to our early retirement programs and benefit changes, partially offset by a modest improvement in styrene margins.

   Revenues from our styrene operations were approximately $163 million for the first nine months of fiscal 1999, a decrease of approximately 12% from revenues from our styrene operations of approximately $185 million for the first nine months of fiscal 1998. Sales prices for our styrene decreased approximately 5% for the first nine months of fiscal 1999 from sales prices for our styrene for the first nine months of fiscal 1998. This decrease in sales prices for our styrene resulted primarily from continued weak market conditions, particularly in Asia. Sales volume of our styrene decreased approximately 8% for the first nine months of fiscal 1999 from sales volumes for our styrene for the first nine months of fiscal 1998. This decrease in sales volume of our styrene resulted primarily from a month-long maintenance shutdown of our styrene operations during the second quarter of fiscal 1999 and the delayed restart of the ethylbenzene unit in the third quarter of fiscal 1999. During the first nine months of fiscal 1999, prices for benzene, one of the primary raw materials for styrene, were approximately 12% lower than the prices we paid for benzene in the first nine months of fiscal 1998 and prices for ethylene, the other primary raw material for styrene, were approximately 14% lower than the prices we paid for ethylene in the first nine months of fiscal 1998. Margins on our styrene sales during the first nine months of fiscal 1999 increased from the margins on our styrene sales during the first nine months of fiscal 1998 primarily as a result of our significantly lower raw materials costs and lower fixed manufacturing costs, which more than offset our lower styrene sales prices.

   Revenues from our acrylonitrile operations were approximately $53 million for the first nine months of fiscal 1999, a decrease of approximately 40% from revenues from our acrylonitrile operations of approximately $88 million for the first nine months of fiscal 1998. Sales prices for our acrylonitrile decreased approximately 29% for the first nine months of fiscal 1999 from sales prices for our acrylonitrile for the first nine months of fiscal 1998. In addition, sales volume of our acrylonitrile decreased approximately 14% for the first nine months of fiscal 1999 from sales volumes for our acrylonitrile for the first nine months of fiscal 1998. These decreases in sales prices and volumes of our acrylonitrile resulted primarily from weaker market conditions for acrylonitrile, particularly in Asia. During the first nine months of fiscal 1999, prices for propylene, one of the primary raw materials for acrylonitrile, were approximately 29% lower than the prices we paid for propylene in the first nine months of fiscal 1998 and prices for ammonia, the other primary raw material for acrylonitrile, were approximately 13% lower than the prices we paid for ammonia in the first nine months of fiscal 1998. Margins on our acrylonitrile sales during the first nine months of fiscal 1999 decreased from the margins on our acrylonitrile sales during the first nine months of fiscal 1998, primarily as a result of lower acrylonitrile sales prices, which more than offset our lower raw materials costs and lower manufacturing costs.

   Revenues from our acrylic fibers operations were approximately $48 million for the first nine months of fiscal 1999, a decrease of approximately 37% from revenues from our acrylic fibers operations of approximately $76 million for the first nine months of fiscal 1998. Sales volume of our acrylic fibers decreased approximately 31% for the first nine months of fiscal 1999 from sales volumes for our acrylic fibers for the first nine months of fiscal 1998. The performance of our acrylics fibers business in the first nine months of fiscal 1999 continued to be negatively impacted by weak market conditions and imports from foreign suppliers.

   Revenues from our other petrochemicals operations, including acetic acid, plasticizers, methanol, TBA, and sodium cyanide, were approximately $103 million for the first nine months of fiscal 1999, a decrease of approximately 25% from revenues from our other petrochemicals operations of approximately $137 million for the first nine months of fiscal 1998. This decrease in revenues from our other petrochemicals products resulted primarily from the approximately 44% decrease in our methanol sales prices and the approximately 19% decrease in our methanol sales volumes from our methanol sales prices and volumes during the first nine months of fiscal 1998, which resulted from continued overcapacity in the global methanol market. Operating earnings for our other petrochemicals during the first nine months of fiscal 1999 decreased from the operating earnings for our other petrochemicals during the first nine months of fiscal 1998, primarily as a result of the weak market conditions for methanol and the shut-down of our acetic acid unit for expansion in the second quarter of fiscal 1999.

   Pulp Chemicals. Revenues from our pulp chemicals operations were approximately $140 million for the first nine months of fiscal 1999, a decrease of approximately 9% from revenues from our pulp chemicals operations of approximately $154 million for the first nine months of fiscal 1998. This decrease in revenues resulted primarily from a decrease in our average sodium chlorate sales prices from those we received during the first nine months of fiscal 1998. The decline in sodium chlorate sales prices was primarily due to decreased demand as a result of lower pulp mill operating rates. Our pulp chemicals operations recorded operating earnings of approximately $21 million for the first nine months of fiscal 1999, a decrease of approximately 28% from the operating earnings recorded by our pulp chemicals operations of approximately $29 million for the first nine months of fiscal 1998. This decrease in operating earnings resulted primarily from lower sodium chlorate sales prices.

 Selling, General, and Administrative Expenses

   Our SG&A expenses were approximately $27 million during each of the first nine months of fiscal 1999 and the first nine months of fiscal 1998. The favorable impact of cost reduction programs in the first nine months of fiscal 1999 was mostly offset by an increase in SG&A expenses associated with upgrades of certain of our information technology systems, including Year 2000 compliance activities.

 Other Expense

   We had other expense of approximately $11 million in the first nine months of fiscal 1999 which was primarily related to the one-time non-cash charge related to our early retirement program and benefit changes and workforce reductions in our petrochemicals and pulp chemicals operations. We had other expense of approximately $6 million in the first nine months of fiscal 1998 which was primarily related to the voluntary severance programs in our petrochemicals operations.

 Interest and Debt Related Expenses

   Our interest and debt related expenses were approximately $60 million for the first nine months of fiscal 1999 and approximately $63 million for the first nine months of fiscal 1998.

 Benefit for Income Taxes

   Our benefit for income taxes for the first nine months of fiscal 1999 was approximately $21 million, with an effective tax rate of approximately 32%, whereas our benefit for income taxes was approximately $13 million, with an effective tax rate of approximately 31%, for the first nine months of fiscal 1998. This increase in our benefit for income taxes resulted primarily from the increase in our pre-tax losses in the first nine months of fiscal 1999.

Comparison of Fiscal 1998 to Fiscal 1997

   Our revenues were approximately $823 million in fiscal 1998, a decrease of approximately 9% from our revenues of approximately $909 million in fiscal 1997. This decrease in our revenues resulted primarily from lower styrene, acrylonitrile, and methanol sales prices and reduced styrene sales volumes, partially offset by a full year of operations from our acrylic fibers facility and our Saskatoon facility, each of which was acquired by us during fiscal 1997. Revenues excluding the impact of the acquisitions of our acrylic fibers facility and our Saskatoon facility would have been $676 million in fiscal 1998 and $807 million in 1997. We recorded a net loss of approximately $33.7 million for fiscal 1998, an increase of approximately 126% from the net loss of approximately $14.8 million that we recorded for fiscal 1997. This increase in net loss resulted primarily from:

  . reduced styrene, acrylonitrile, sodium chlorate, and methanol margins;

  . decreased styrene sales volumes;

  . weak markets in acrylic fibers;

  . increased interest expense resulting from financings related to the acquisitions of our acrylic fibers facility and our Saskatoon facility and the issuance of our 11 1/4% Senior Subordinated Notes, the proceeds of which were used to prepay outstanding indebtedness under our existing senior credit facility;

  . increased SG&A expense; and

  . costs associated with workforce reductions.

   The foregoing factors were partially offset by the results of our Saskatoon facility's operations.

 Revenues, Gross Profit, and Operating Income (Loss)

   Petrochemicals and Acrylic Fibers. Revenues from our petrochemicals and acrylic fibers operations were approximately $622 million in fiscal 1998, a decrease of approximately 15% from the revenues we received in fiscal 1997 from our petrochemicals and acrylic fibers operations of approximately $728 million. This decrease in revenues resulted primarily from reduced styrene, acrylonitrile, and methanol sales prices and decreased styrene sales volumes. The economic conditions in Asia negatively impacted market conditions in the fiscal 1998 period, particularly for our styrene, acrylonitrile, and acrylic fibers products. Our petrochemicals and acrylic fibers operations recorded operating losses of approximately $2 million for fiscal 1998, whereas our petrochemicals and acrylic fibers operations recorded operating income of approximately $12 million for fiscal 1997. This difference resulted primarily from weaker operational performance in styrene, acrylonitrile, and methanol, partially offset by stronger performance in acetic acid.

   Revenues from our styrene operations were approximately $237 million in fiscal 1998, a decrease of approximately 24% from the revenues we received in fiscal 1997 from our styrene operations of approximately $310 million. Sales prices for our styrene decreased approximately 11% in fiscal 1998 from sales prices for our styrene in fiscal 1997. In addition, sales volume of our styrene decreased approximately 16% for fiscal 1998 from sales volumes of our styrene for fiscal 1997. These decreases in sales prices and volumes of our styrene resulted primarily from weaker market conditions, particularly in Asia. During fiscal 1998, prices for benzene, one of the primary raw materials for styrene, were approximately 14% lower than the prices we paid for benzene in fiscal 1997 and prices for ethylene, the other primary raw material for styrene, were approximately 25% lower than the prices we paid for ethylene in fiscal 1997. Margins on our styrene sales during fiscal 1998 decreased from margins on our styrene sales during fiscal 1997, primarily as a result of lower sales prices, which more than offset our lower raw materials costs.

   Revenues from our acrylonitrile operations were approximately $112 million in fiscal 1998, a decrease of approximately 23% from the revenues we received in fiscal 1997 from our acrylonitrile operations of approximately $146 million. Sales prices for our acrylonitrile decreased approximately 25% in fiscal 1998 from sales prices for our acrylonitrile in fiscal 1997. This decrease in sales prices resulted primarily from weaker market conditions, particularly in Asia. Sales volume of our acrylonitrile increased approximately 2% in fiscal 1998 from sales volumes of our acrylonitrile in fiscal 1997. During fiscal 1998, prices for propylene, one of the primary raw materials for acrylonitrile, were approximately 28% lower than the prices we paid for propylene in fiscal 1997 and prices for ammonia, the other primary raw material for acrylonitrile, were approximately 25% lower than the prices we paid for ammonia in fiscal 1997. Margins on our acrylonitrile sales during fiscal 1998 decreased from the margins on our acrylonitrile sales during fiscal 1997, primarily as a result of lower acrylonitrile sales prices, which more than offset our lower raw materials costs.

   Revenues from our acrylic fibers business in fiscal 1998 were approximately $100 million. We acquired the business on January 31, 1997 and recorded revenues of approximately $92 million in fiscal 1997. Our acrylic fibers business' performance in fiscal 1998 was negatively impacted by weak market conditions, particularly in Asia, and imports from European suppliers.

   Revenues from our other petrochemicals operations, including acetic acid, plasticizers, methanol, TBA, and sodium cyanide, were approximately $173 million for fiscal 1998, a decrease of approximately 5% from the revenues we received in fiscal 1997 from our other petrochemical operations of approximately $181 million. This decrease in revenues resulted primarily from a 16% decrease in methanol sales prices which resulted from overcapacity in the global methanol market, which was partially offset by better operating performance of our acetic acid operations. Our other petrochemical products reported an increase in operating earnings in fiscal 1998 compared to fiscal 1997. This increase in operating earnings was primarily due to better operating performance in acetic acid, partially offset by weaker pricing in methanol.

   Pulp Chemicals. Revenues from our pulp chemicals operations were approximately $201 million for fiscal 1998, an increase of approximately 11% from the revenues we received in fiscal 1997 from our pulp chemicals operations of approximately $181 million. This increase in revenues resulted primarily from the approximately 12% increase in our sales volume of sodium chlorate in fiscal 1998 from our sales volume of sodium chlorate in fiscal 1997. Our increase in sales volume of sodium chlorate resulted primarily from the additional volumes we had available for sale after the acquisition of our Saskatoon facility in July of 1997 and the startup of our Valdosta facility in December of 1996. Average sales prices for our sodium chlorate declined approximately 7% in fiscal 1998 compared to the average sales prices for our sodium chlorate in fiscal 1997. This decline in our sodium chlorate sales prices was primarily due to decreased demand for sodium chlorate resulting from lower pulp mill operating rates, partially due to the economic environment in various countries in Asia. Our pulp chemicals operations recorded operating earnings of approximately $36 million in fiscal 1998, a decrease of approximately 22% from the operating earnings recorded by our pulp chemicals operations in fiscal 1997 of approximately $46 million. This decrease in operating earnings resulted primarily from reduced sodium chlorate sales prices and higher energy costs in fiscal 1998, which were partially offset by increased sodium chlorate sales volumes.

 Selling, General, and Administrative Expenses

   Our SG&A expenses in fiscal 1998 were approximately $37 million, whereas we had SG&A expenses of approximately $27 million in fiscal 1997. This increase in our SG&A expenses resulted primarily from the additional SG&A expenses associated with our new acrylic fibers business, our new Saskatoon facility, increased corporate development activities, and costs associated with upgrades of certain of our information technology systems, including Year 2000 compliance activities.

 Other Expense

   We had other expense of approximately $6 million in fiscal 1998 which was primarily related to the voluntary severance programs we offered in January and April of 1998 at our Texas City facility. We did not have any other expense during fiscal 1997.

 Interest and Debt Related Expenses

   Our interest and debt related expenses for fiscal 1998 were approximately $14 million higher than our interest and debt related expenses for fiscal 1997. This increase in our interest and debt related expenses was primarily due to the acquisitions of our acrylic fibers business and our Saskatoon facility and the issuance of our 11 1/4% Senior Subordinated Notes. The proceeds of the sale of our 11 1/4% Senior Subordinated Notes were used to prepay outstanding indebtedness under our existing senior credit facility.

 Benefit for Income Taxes

   Our benefit for income taxes in fiscal 1998 was approximately $19 million, with an effective tax rate of approximately 36%, whereas our benefit for income taxes and debt related expenses was approximately $2 million, with an effective tax rate of approximately 16%, in fiscal 1997. This increase in our benefit for income taxes resulted primarily from our pre-tax loss of approximately $53 million in fiscal 1998, compared to a pre-tax loss of approximately $13 million in fiscal 1997.

 Extraordinary Item

   We had a $4 million after-tax ($6 million pre-tax) extraordinary item in fiscal 1997 related to unamortized debt issue costs which were expensed in April of 1997 as a result of the partial prepayment of the indebtedness under our existing senior credit facility.

Comparison of Fiscal 1997 to Fiscal 1996

   The following information for fiscal 1996 is for Holdings and its subsidiaries as (1) we had no operating activities until August 21, 1996, (2) prior to that date our operations were conducted by Holdings, and (3) for the period from August 21 through September 30, 1996, Holdings' results of operations were substantially identical to ours, except for $1.7 million of interest expense from Holdings' 13 1/2% Notes that accreted from August 21 through September 30, 1996.

   Our revenues were approximately $909 million in fiscal 1997, an increase of approximately 15% from our revenues of approximately $790 million in fiscal 1996. This increase in our revenues resulted primarily from eight months of operations from our acrylic fibers facility and three months of operations from our Saskatoon facility, each of which was acquired in fiscal 1997, the startup of our Valdosta facility in December of 1996, and the startup of our methanol unit in August of 1996. We recorded a net loss of approximately $14.8 million for fiscal 1997, whereas we had net income of approximately $31.6 million for fiscal 1996. This difference resulted primarily from reduced styrene and acrylonitrile margins and volumes and increased interest expense resulting from the financings related to our recapitalization in August of 1996 and the acquisitions of our acrylic fibers facility and our Saskatoon facility, all partially offset by the results of our acrylic fibers facility and our Saskatoon facility.

 Revenues, Gross Profit, and Operating Income

   Petrochemicals and Acrylic Fibers. Revenues from our petrochemicals and acrylic fibers operations were approximately $728 million in fiscal 1997, an increase of approximately 15% from the revenues we received in fiscal 1996 from our petrochemicals and acrylic fibers operations of approximately $633 million. This increase in revenues resulted primarily from the acquisition of our acrylic fibers business and the construction of our new methanol unit, partially offset by reduced styrene and acrylonitrile average sales prices and sales volumes. Our petrochemicals and acrylic fibers operations recorded operating income of approximately $12 million for fiscal 1997, a decrease of approximately 57% from the approximately $28 million of operating income recorded by our petrochemicals and acrylic fibers operations for fiscal 1997. This decrease in operating income resulted primarily from weaker operational performance in styrene and acrylonitrile, mostly offset by the positive impact of the inclusion of our methanol unit and acrylic fibers facility.

   Our styrene revenues in fiscal 1997 decreased approximately 4% from our styrene revenues in fiscal 1996, primarily as a result of an approximately 2% decrease in average styrene sales prices which resulted primarily from weaker market conditions, particularly in the export market. In addition, sales volumes of our styrene during fiscal 1997 decreased by approximately 5% from sales volume of our styrene in fiscal 1996. During fiscal 1997, prices for benzene and ethylene, the primary raw materials for styrene, were substantially higher than the prices we paid for benzene and ethylene during fiscal 1996, with benzene prices being approximately 10% higher and ethylene prices being approximately 18% higher. These price escalations in benzene and ethylene contributed significantly to the decline in our styrene margins during fiscal 1997, as market conditions prevented us from increasing styrene sales prices by an amount sufficient to compensate for these rising costs.

   Our acrylonitrile revenues in fiscal 1997 decreased approximately 9% from our acrylonitrile revenues in fiscal 1996, primarily as a result of an approximately 6% decline in our acrylonitrile sales volumes and an approximately 3% decline in our average acrylonitrile sales prices. The reduction in our acrylonitrile sales volumes in fiscal 1997 was primarily due to a partial shutdown of our acrylonitrile operations during the third quarter of fiscal 1997 resulting from operating difficulties we experienced following the completion of a capital project. During fiscal 1997, prices for propylene, one of the primary raw materials for acrylonitrile, were approximately 14% higher than the prices we paid for propylene during fiscal 1996. Also during fiscal 1997, prices for ammonia, the other primary raw material for acrylonitrile, were approximately 13% higher than the prices we paid for ammonia during fiscal 1996. The combination of lower average sales prices and higher raw materials costs resulted in our acrylonitrile margins during fiscal 1997 being lower than our acrylonitrile margins during fiscal 1996.

   Our acrylic fibers facility recorded eight months of revenues of approximately $92 million beginning with our acquisition of this facility on January 31, 1997.

   Our revenues during fiscal 1997 from our other petrochemicals products, including methanol, acetic acid, plasticizers, TBA, and sodium cyanide, increased approximately 23% from our fiscal 1996 revenues from our other petrochemicals products, primarily as a result of the impact of the completion of our methanol unit in August of 1996, which was partially offset by a decline in our acetic acid revenues resulting from a procedural change in the billings under our production contract with BP Chemicals and the recording of related revenues. Prior to the startup of our methanol unit, we purchased the methanol used in the production of our acetic acid. Under our acetic acid contract with BP Chemicals, such purchases were ultimately re-billed to BP Chemicals and included in acetic acid revenues. During fiscal 1997, methanol for our acetic acid production was supplied by our methanol facility and was included in our methanol revenues. In addition, during fiscal 1997, our other petrochemicals products reported an increase in operating earnings from those realized in fiscal 1996, primarily as a result of the completion of our methanol unit and better performance in our acetic acid operations.

   Pulp Chemicals. Revenues from our pulp chemicals operations were approximately $181 million for fiscal 1997, an increase of approximately 15% from the revenues we received in fiscal 1996 from our pulp chemicals operations of approximately $157 million. This increase in revenues from our pulp chemicals operations resulted primarily from an approximately 17% increase in our sales revenues from sodium chlorate in fiscal 1997 compared to our sales revenue from sodium chlorate in fiscal 1996. Our increase in sales revenue from sodium chlorate resulted primarily from the additional volumes of sodium chlorate we had available for sale after the startup of our Valdosta facility in fiscal 1997 and the acquisition of our Saskatoon facility in July of 1997. During fiscal 1997, average sales prices for our sodium chlorate declined approximately 5% from average sales prices for our sodium chlorate during fiscal 1996. Our pulp chemicals operations recorded operating earnings of approximately $46 million in fiscal 1997, an increase of approximately 28% from the operating earnings recorded by our pulp chemicals operations in fiscal 1996 of approximately $36 million. This increase in operating earnings resulted primarily from our increased sales volume of sodium chlorate.

 Selling, General, and Administrative Expenses

   Our SG&A expenses in fiscal 1997 were approximately $27 million, whereas we had SG&A expenses of approximately $31 million in fiscal 1996. This decrease in our SG&A expenses resulted primarily because there was $9 million in expenses related to stock appreciation rights which were paid in connection with our recapitalization in August of 1996 and included in our SG&A expenses for fiscal 1996.

 Interest and Debt Related Expenses

   Our interest and debt related expenses for fiscal 1997 were approximately $60 million higher than our interest and debt related expenses for fiscal 1996. This increase in our interest and debt related expenses was primarily due to the additional debt incurred in connection with our recapitalization in August of 1996, the acquisitions of our acrylic fibers facility and our Saskatoon facility, and the issuance of $150 million of our 11 1/4% Senior Subordinated Notes in April of 1997.

 Provision (Benefit) for Income Taxes

   Our provision (benefit) for income taxes in fiscal 1997 was approximately $(2) million, with an effective tax rate of approximately 16%, whereas our provision (benefit) for income taxes was approximately $17 million, with an effective tax rate of approximately 34%, for fiscal 1996. This decrease in our provision (benefit) for income taxes resulted primarily because we had a pre-tax loss of approximately $13 million for fiscal 1997 and had pre-tax income of approximately $50 million in fiscal 1996.

 Extraordinary Item

   We had a $4 million after-tax, or $6 million pre-tax, extraordinary item in fiscal 1997 related to unamortized debt issue costs which were expensed in April of 1997 as a result of the partial prepayment of the indebtedness under our senior credit facility. We had a $2 million after-tax, or $3 million pre-tax, extraordinary item in fiscal 1996 related to the loss on early extinguishment of debt resulting from our recapitalization in August of 1996.

Liquidity and Capital Resources

 Existing Debt Structure

   On a pro forma basis as adjusted for the original issuance of the existing notes and the establishment of our two new secured revolving credit facilities, as of June 30, 1999, our long-term debt, including current maturities, would have totaled approximately $800 million and consisted of:

  . the existing notes;

  . two secured revolving credit facilities;

  . two term loans under a credit facility at our Saskatoon subsidiary;

  . our 11 1/4% Notes; and

  . our 11 3/4% Notes.

In addition, Holdings had approximately $142 million principal amount of its 13 1/2% Notes outstanding.

   Simultaneously with the sale of the existing notes, we established two new secured revolving credit facilities with aggregate borrowing capacity of $155 million, approximately $47 million of which was drawn under the fixed assets revolver at closing. Approximately $50 million was drawn under the fixed assets revolver as of August 31, 1999. Our old senior credit facility was terminated upon consummation of the refinancing. The refinancing increased our liquidity by eliminating near-term debt amortization and financial covenants associated with the old senior credit facility, as well as by increasing revolving credit availability. This refinancing was designed to give us the liquidity needed to get through the current extended petrochemical trough, although we can give you no assurances that it will do so.

   The existing notes are our senior secured obligations and rank equally in right of payment with all our other existing and future senior indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The existing notes are guaranteed by all of our existing direct and indirect U.S.

subsidiaries, other than Sterling Chemicals Acquisitions, Inc., on a joint and several basis. Each subsidiary's guarantee ranks equally in right of payment with all of that subsidiary's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of that subsidiary. However, the existing notes, and each subsidiary's guarantee, is subordinated to the extent of the collateral securing our secured revolving credit facilities. The existing notes and the subsidiary guarantees are secured by:

  . a second priority lien on all of our U.S. chemical production facilities and related assets;

  . a second priority pledge of all of the capital stock of each subsidiary guarantor; and

  . a first priority pledge of 65% of the stock of some of our subsidiaries incorporated outside of the United States.

You should read the discussion under the heading "Description of Notes" for further information about the terms of the existing notes.

   Our secured revolving credit facilities consist of:

  . a $70,000,000 revolving credit facility secured by a first priority lien on all of our U.S. chemical production facilities and related assets, all of our capital stock, and all of the capital stock of each subsidiary guarantor of the existing notes and a second priority lien on all accounts receivable, inventory, and other specified assets of us and each subsidiary guarantor of the existing notes; and

  . an $85,000,000 revolving credit facility secured by a first priority lien on all accounts receivable, inventory, and other specified assets of us and each subsidiary guarantor of the existing notes.

Under our secured revolving credit facilities, we and each of our direct and indirect U.S. subsidiaries, other than Sterling Chemicals Acquisitions, Inc., are co-borrowers and are jointly and severally liable for any indebtedness thereunder. You should read the discussion under the heading "Description of Other Indebtedness" for further information about the terms of our secured revolving credit facilities.

   The commitments for each of our secured revolving credit facilities will be permanently reduced to the extent required under the credit agreement upon prepayments made out of specific sources of funds, including assets sales and certain equity issuances by Holdings.

   The indenture governing the notes and our credit agreement contain numerous covenants, including, but not limited to, restrictions on the ability of us and some of our subsidiaries to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions, and refinance existing indebtedness. In addition, the indenture and our credit agreement specify various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder. However, neither the indenture nor our credit agreement require us to satisfy any financial ratios or maintenance tests.

   The indentures governing the notes, our 11 1/4% Notes, our 11 3/4% Notes and our credit agreement contain provisions which restrict the payment of advances, loans, and dividends from us to Holdings. The most restrictive of these covenants limits those payments during fiscal 1999 to approximately $2.0 million, plus any amounts due Holdings from us under the intercompany tax sharing agreement.

   Available credit under the current assets revolver is subject to a monthly borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of $42,500,000. In addition, the borrowing base for the current assets revolver must exceed outstanding borrowings thereunder by $12,000,000 at all times.

Standby Equity Commitments

   In December of 1998, Holdings entered into separate Standby Purchase Agreements with each of Gordon A. Cain, William A. McMinn, James Crane, Frank
P. Diassi, Frank J. Hevrdejs, and Koch Capital Services,

Inc. Pursuant to the terms of the Standby Purchase Agreements, the purchasers committed to purchase up to 2.5 million shares of Holdings common stock, at a price of $6.00 per share, if, as, and when requested by Holdings at any time or from time to time prior to December 15, 2001. Under each of the Standby Purchase Agreements, Holdings may only require the purchasers to purchase these shares if it believes that such capital is necessary to maintain, reestablish, or enhance our borrowing ability under our revolving credit facilities or to satisfy any requirement thereunder to raise additional equity. To induce the purchasers to enter into the Standby Purchase Agreements, Holdings issued warrants to purchase an aggregate of 300,000 shares of Holdings common stock to the purchasers at an exercise price of $6.00 per share. Under the Standby Purchase Agreements, Holdings is obligated to issue additional warrants to purchase up to 300,000 additional shares of Holdings common stock to the purchasers if, as, and when they purchase shares of Holdings common stock under the Standby Purchase Agreements.

Saskatoon Facility

   In July of 1997, Sterling Pulp Chemicals (Sask) Ltd., our Canadian subsidiary that operates our Saskatoon facility, entered into a credit agreement with The Chase Manhattan Bank of Canada, individually and as administrative agent, and certain other financial institutions. The indebtedness under the Saskatoon credit agreement is secured by substantially all of the assets of this subsidiary, including the Saskatoon facility. The Saskatoon credit agreement requires that certain amounts of "Excess Cash Flow," as defined therein, be used to prepay amounts outstanding under the term portion of the credit facility. A mandatory prepayment in the amount of approximately Cdn. $5 million was made in the first quarter of fiscal 1999 pursuant to this obligation.

   The Saskatoon credit agreement provides for a revolving credit facility of Cdn. $8 million to be used by the Saskatoon subsidiary solely for its general corporate purposes. No borrowings were outstanding under the Saskatoon revolving credit facility as of June 30, 1999. We believe the credit available under the Saskatoon revolving credit facility, when added to internally generated funds and other sources of capital, will be sufficient to meet the Saskatoon subsidiary's liquidity needs for the reasonably foreseeable future, although we can give no assurances to that effect.

   Because of restrictions in the Saskatoon credit agreement, we will generally not have access to the cash flows of our Saskatoon subsidiary. In addition, because of its designation as an "Unrestricted Subsidiary" under our new secured revolving credit facilities, the indenture for the Notes, and the indentures governing our 11 3/4% Senior Subordinated Notes, our 11 1/4% Senior Subordinated Notes and Holdings' 13 1/2% Notes, the Saskatoon subsidiary's results are not considered in determining compliance with the covenants contained therein.

   The Saskatoon credit agreement contains provisions which restrict the payment of advances, loans, and dividends from our Saskatoon subsidiary to us or Holdings. The most restrictive of these covenants limits such payments during fiscal 1999 to approximately $2 million, plus any amounts due from our Saskatoon subsidiary under the intercompany tax sharing agreement.

Working Capital

   Our working capital was $91 million at June 30, 1999, down from $92 million at September 30, 1998. This $1 million decrease in working capital was primarily due to a decrease in accounts receivable resulting from lower sales prices and volumes.

Cash Flow

   Net cash provided by our operations was $46 million in fiscal 1998, a decrease of $1 million from the net cash provided from our operations in fiscal 1997. This decrease in net cash resulted primarily from a decrease in earnings between the same periods, partially offset by lower working capital requirements resulting from lower raw materials prices, lower accounts receivable, and improved working capital management. Net cash flow used in our investing activities was $27 million in fiscal 1998 compared to $196 million in fiscal 1997. This decrease was primarily due to the absence of the consummation of any acquisitions in fiscal 1998, whereas the acquisitions of both our acrylic fibers facility and our Saskatoon facility were consummated in fiscal 1997. Net cash flow used in our financing activities was $15 million in fiscal 1998 compared to net cash flows provided by our financing activities of $152 million in fiscal 1997. This decrease in net cash flows from our financing activities in fiscal 1998 compared to fiscal 1997 was primarily due to the inclusion of the proceeds from long-term debt associated with the acquisitions of our acrylic fibers facility and our Saskatoon facility in fiscal 1997.

   Net cash used in operations was $12 million for the first nine months of fiscal 1999 compared to net cash provided by operations of $38 million for the first nine months of fiscal 1998. This $50 million decrease in net cash provided by operations was primarily due to the increase in net losses resulting from the factors discussed previously.

 Capital Expenditures

   Our capital expenditures were $27 million in fiscal 1998, $43 million in fiscal 1997, and $96 million in fiscal 1996. Our fiscal 1998 capital expenditures were primarily related to routine safety, environmental, and replacement capital. Our fiscal 1997 capital expenditures were primarily for construction costs related to our methanol unit and our Valdosta facility, along with the distributive control systems upgrades at our acrylonitrile unit. In addition, we incurred capital expenditures in fiscal 1997 for process modernization in styrene and acrylonitrile and for routine safety, environmental, and replacement capital in our petrochemicals, pulp chemicals, and acrylic fibers operations. Out of our fiscal 1996 capital expenditures, $66 million were for the expansion of our acetic acid unit, construction of our methanol unit, and construction of our Valdosta facility. The acetic acid expansion was completed in June of 1996, our methanol unit was completed in August of 1996, and our Valdosta facility came on stream in December of 1996. In addition, we incurred capital expenditures in fiscal 1996 for routine safety, environmental, and replacement capital.

   Our capital expenditures for the first nine months of fiscal 1999 were $18 million compared to $19 million in the same period in fiscal 1998. Our capital expenditures in the first nine months of fiscal 1999 were primarily related to the acetic acid expansion, our project to reduce the levels of phenylacetylene, or "PA," in the styrene produced at our Texas City facility, our and Monsanto Company's plan to construct a new disodium iminodiacetate, or "DSIDA," plant at our Texas City facility, and routine safety, environmental, and replacement capital. During the remainder of fiscal 1999, we expect to spend approximately $8 million to $10 million on the PA reduction project, the DSIDA project, and routine safety, environmental, and replacement capital. We expect to fund our remaining fiscal 1999 capital expenditures from operating cash flow, plus borrowings under our new secured revolving credit facilities, if needed.

Foreign Exchange

   We enter into forward foreign exchange contracts to reduce our exposure to risk due to Canadian dollar exchange rate movements. We do not engage in currency speculation. Our forward foreign exchange contracts have varying maturities with none exceeding 18 months. We make net settlements of United States dollars for Canadian dollars at rates agreed to at the inception of these contracts. We had a notional amount of approximately $20 million of forward foreign exchange contracts to buy Canadian dollars outstanding at September 30, 1997, $54 million at September 30, 1998, and $17 million at June 30, 1999. The deferred loss on these forward foreign exchange contracts at September 30, 1997 was less than $1 million, at September 30, 1998 was $5 million, and at June 30, 1999 was less than $1 million. The last of our existing forward exchange contracts expires in March of 2000, and we do not currently intend to enter into any additional forward exchange contracts.

Accounting Changes

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," established standards for reporting and displaying of comprehensive income and its components. We adopted this statement as of October 1, 1998.

   Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," establishes revisions to employers' disclosure about pension and other post retirement benefit plans. We adopted these statements as of October 1, 1998, and the disclosures required thereby will be included in our Annual Report on Form 10-K for the fiscal year ending September 30, 1999.

   Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. We are evaluating the disclosures that will be required when this statement is adopted in the first quarter of fiscal 2001.

Certain Known Events, Trends, and Uncertainties

Year 2000 Issue

   Some computer systems and other equipment with computer chips store dates as two digits rather than four to define the applicable year. For example, these computer systems would store the year "1999" as "99." Any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year may interpret the digits "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing serious disruption of operations. We are in the process, using both internal and external resources, of addressing the Year 2000 issue. We are currently engaged in a comprehensive project intended to upgrade our information technology systems, which include our computer systems and software, and our non-information technology systems, which include our process control systems and other equipment that utilize embedded chips to control various functions, to systems that will consistently and properly recognize the Year 2000 and subsequent years.

   We have conducted an inventory of our hardware and software and made a preliminary assessment of the Year 2000 compliance of our business and process control systems. This preliminary assessment determined which of our business and process control systems are critical to our business and those systems deemed to be critical were assigned a higher priority in our Year 2000 remediation effort. In this phase of the project, we discovered some Year 2000 deficiencies in our business systems and initiated plans to rectify these issues in the remediation and replacement phase of the project. The preliminary assessment of our process control systems did not detect any material Year 2000 difficulties. We then engaged a nationally recognized independent consultant to perform a more detailed survey of all of our business and process control systems, including critical and non-critical systems, to confirm the absence of any additional material Year 2000 deficiencies. This survey has been completed and did not reveal any additional material Year 2000 deficiencies.

   In the second phase of our Year 2000 project, we believe we are taking the necessary steps to rectify all material Year 2000 deficiencies. A major component of this effort involves the replacement of all critical business systems which may not be Year 2000 compliant with new business systems intended to be Year 2000 compliant. All of these projects are scheduled to be completed by October of 1999. If we determine that any additional systems under review have material Year 2000 deficiencies, we plan to take appropriate remedial action. At this time, the instrumentation in the laboratory at our Texas City facility requires significant remediation or replacement. However, this instrumentation can be successfully operated with minimal manual intervention. Even without remediation or replacement, this instrumentation would not jeopardize the successful operation of our Texas City facility.

   The final phase of our Year 2000 project involves testing all critical systems to confirm that these systems will react properly to the advent of the Year 2000. We are in the process of conducting tests on all of our current information technology and non-information technology systems that were not identified as having Year 2000 deficiencies and anticipate that all of this testing will be completed by September 30, 1999. Once the remediation and replacement phase is completed, we will conduct tests on all newly installed and updated systems to determine if they are Year 2000 compliant. This testing is scheduled to be completed by September 30, 1999.

   The total estimated expense for our Year 2000 compliance projects is approximately $13 to $15 million, of which we have incurred approximately $6 million through June 30, 1999. We have been funding and will continue to fund this expense out of our operating cash flow or borrowings under our credit facilities.

   Irrespective of our efforts, some Year 2000 problems, such as processing failures, error messages, or incorrect data may still occur in some of our computer systems if we receive programs or data from third parties who are not Year 2000 compliant. Moreover, our business may be disrupted in other ways by Year 2000 problems of third parties, which may affect, for example, our ability to obtain needed materials or deliver our products. We are in the process of determining whether our significant vendors, customers, and others with whom we deal are Year 2000 compliant and have requested that such persons complete and return surveys with respect to their Year 2000 issues. We have not received any survey response that indicates that any of these persons have any specific Year 2000 problems. However, we cannot be sure that a Year 2000 problem will not occur for us as a result of a Year 2000 problem of one of our vendors or customers or some other person with whom we deal.

   While our Year 2000 projects are scheduled to be completed by September 30, 1999, it is possible that one or more of these projects may not be completed or that compliance efforts may be ineffective. A failure to properly and timely correct any Year 2000 deficiencies would affect us on several levels. If our Year 2000 remediation efforts were to prove unsuccessful, we might be unable to operate one or more of our manufacturing facilities, take orders, sell products, or otherwise generally conduct our business. Since our business is characterized by large volume sales to a relatively limited number of customers, we believe that, with the engagement of additional personnel, orders could be processed and deliveries completed through manual means. In preparation for this type of scenario, we have outlined a contingency plan to guide the hiring and training of additional personnel and the processing of paperwork manually.

   Although we believe that we are taking the appropriate courses of action to ensure that we are Year 2000 compliant, we cannot be sure that the actions discussed above will have the anticipated results or that Year 2000 problems will not have a material adverse effect on our financial condition or results of operations. Specific factors that might affect the success of our Year 2000 efforts and the occurrence of Year 2000 disruption or expense include:

  . our failure or the failure of our consultant to properly identify deficient systems;

  . the failure of the selected remedial action to adequately address any deficiencies;

  . the failure of our consultant to complete the remediation in a timely manner, due to shortages of qualified labor or other factors;

  . unforeseen expenses related to the remediation of existing systems or the transition to replacement systems; and

  . the failure of third parties to become compliant or to adequately notify us of potential non-compliance.

Other Matters

   Our methanol facility, which we restarted in April of 1999, is at a disadvantage when compared to foreign competitors because of a significant disparity between domestic and foreign prices for natural gas, one of the primary raw materials for methanol. One of the primary uses of methanol is in the production of MTBE used in reformulated gasolines. Recent legislative developments in the State of California and by the Environmental Protection Agency are likely to negatively impact the domestic methanol market. For more information on issues facing our methanol facility, see "--Recent Developments."

   For a description of certain other known events, trends, and uncertainties, see "Risk Factors."

Qualitative and Quantitative Disclosures about Market Risk

   The table below provides information about our market sensitive financial instruments and constitutes a "forward-looking statement." We have market risk exposure to changing interest rates, primarily in the United States. We may use interest rate swaps to adjust interest rate exposure, when appropriate, based upon market conditions. A portion of our borrowings and transactions are denominated in foreign currencies which exposes us to market risk associated with exchange rate movements. We have historically entered into forward foreign exchange contracts to hedge our exposure, although we do not engage in currency speculation. While these hedges limit our exposure to relative increases in the value of the Canadian dollar, they also limit the benefits that we may realize from relative decreases in that value. The last of our existing forward exchange contracts expires in March of 2000, and we do not currently intend to enter into any additional forward exchange contracts.

   Our market risk exposure described below is as of September 30, 1998, the end of our last fiscal year, and had not changed significantly through June 30, 1999, the end of our most recently completed fiscal quarter. As discussed elsewhere in this prospectus, however, subsequent to that date we used the proceeds of the sale of the existing notes and our initial borrowings under our fixed assets revolver to fully repay and terminate our senior credit facility, refinancing the term loans and revolving credit loans outstanding thereunder. Our other debt instruments remained in place. Our issuance of the existing notes and our establishment of the new secured revolving credit facilities changed the nature and extent of our exposure to changing interest rates from that described below.

                                                                                             Fair Value
                                                                                            September 30,
 Expected maturity dates    1999     2000     2001     2002     2003    Thereafter  Total       1998
 -----------------------   -------  -------  -------  -------  -------  ---------- -------- -------------
                                                    (dollars in thousands)
 Debt:
 U.S. dollar
  denominated............  $ 5,941  $13,202  $24,662  $31,442  $84,607   $708,979  $868,833   $ 767,046
 Average interest rates-
  fixed..................       --       --       --       --       --       12.2%
 Average interest rates-
  variable                      (a)      (a)      (a)      (a)      (a)        (a)
 Interest rate swaps.....  $49,107  $31,250  $13,393       --       --         --             $ 2,251(b)
 Canadian dollar
  denominated............  $ 2,968  $ 1,938  $ 1,938  $ 3,035  $ 3,813   $     --  $ 13,692   $  13,692
 Average interest rates-
  variable                      (c)      (c)      (c)      (c)      (c)        --
 Firm Commitments,
  Forward Contracts:
 Contract notional
  amount-U.S. dollars
  sold...................  $48,000  $ 6,000       --       --       --         --  $ 54,000   $49,300(d)
 Average contractual
  exchange rate..........     1.40     1.40       --       --       --         --

--------
(a) Our term and revolving loans under our existing senior credit facility bear interest, at our option, at an annual rate of either the "Eurodollar Rate" or the "Base Rate" plus an "Applicable Margin" ranging from 0.5% to 3.5% depending upon our "Leverage Ratio," as those terms are defined in our existing senior credit facility. The "Base Rate" is equal to the greater of the prime rate as announced from time to time by the agent bank for the facility, the "Federal Funds Effective Rate" plus 1/2% or the "Base CD Rate" plus 1%, as those terms are defined in our existing senior credit facility. At September 30, 1998, the outstanding principal amounts and interest rates in effect for our term loans were as follows:

                                                             Principal  Interest
                             Loan                             Amount      Rate
                             ----                           ----------- --------
   "Tranche A" term loan due March 31, 2003................ $76 million   7.8%
   "Tranche B" term loan due September 30, 2004............ 198 million   8.3%
   "ESOP" term loan due September 30, 2000.................   3 million   7.8%

(b) Represents unrealized loss.
(c) The "Tranche A" term loan and the revolving loans to our Canadian subsidiary that operates our Saskatoon facility, Sterling Pulp Chemicals
    (Sask) Ltd., under its credit facility bear interest, at its option, at an annual rate of either the "Bankers Acceptance Rate" or the "Base Rate" plus an "Applicable Margin" ranging from 1% to 2.5% depending upon its "Leverage Ratio," as those terms are defined in the Saskatoon credit agreement. The "Tranche B" term loan to the Saskatoon subsidiary under this facility bears interest, at its option, at an annual rate of either the "Eurodollar Rate" or the "Base Rate" plus an "Application Margin" ranging from 0% to 2.5% depending upon its "Leverage Ratio," as those terms are defined in the Saskatoon credit agreement. The "Base Rate" for the Tranche A term loan and the Saskatoon revolving loans is equal to the greater of the prime rate for Canadian dollar commercial loans made in Canada, as announced from time to time by the agent bank, or the rate for "Canadian Dollar Bankers Acceptances" accepted by the agent with a term to maturity of 30 days plus 1%, as those terms are defined in the Saskatoon credit agreement. The "Base Rate" for the Tranche B term loan is equal to the greater of the Prime Rate as announced from time to time by the agent bank, the "Federal Funds Effective Rate" plus 1/2% or the "Base CD Rate" plus 1%, as those terms are defined in the Saskatoon credit agreement. At September 30, 1998, the outstanding principal amounts and interest rates in effect for the Saskatoon subsidiary's term loans were as follows:

                                                           Principal  Interest
                            Loan                            Amount      Rate
                            ----                          ----------- --------
   Saskatoon "Tranche A" term loan due June 30, 2003..... $21 million   8.2%
   Saskatoon "Tranche B" term loan due June 30, 2005.....  36 million   8.4%

(d) Represents notional amount less unrealized foreign exchange losses.

                                  THE COMPANY

   We are a leading North American producer of selected petrochemicals, acrylic fibers, and pulp chemicals. We manufacture petrochemicals at our Texas City facility, acrylic fibers at our facility near Pensacola, Florida, and pulp chemicals at our Valdosta, Georgia facility and our five facilities in Canada. Our petrochemicals products are generally sold to customers for use in the production of other chemicals and products, which in turn are used in the production of a wide array of consumer goods and industrial products. Our acrylic fibers are used primarily in the manufacture of textiles, carpets, outdoor furniture, and other products. Our pulp chemicals are generally used in the paper manufacturing process. We also license acrylic fibers manufacturing technology to other producers and license, engineer, and oversee construction of chlorine dioxide generators for the pulp and paper industry.

Industry Overview

   The primary markets in which we compete, especially styrene and acrylonitrile, are cyclical and are sensitive to several factors including:

  . changes in the balance between supply and demand;

  . the price of raw materials; and

  . the level of general worldwide economic activity.

Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in overcapacity and declining prices and profit margins. Large global capacity additions of styrene and acrylonitrile were completed during 1997 and 1998. In addition, events in the financial markets in certain Asian countries have impacted the demand growth for our products, particularly styrene and acrylonitrile, resulting in a negative impact on sales volumes, prices, and margins in fiscal 1998 and fiscal 1999. Many industry experts such as CMAI and Chem Systems believe that the markets for styrene and acrylonitrile are currently at a cyclical trough. These experts believe that this trough, like those experienced in the past, is temporary, and that increases in demand relative to existing and expected capacity will translate into higher capacity utilization rates and improved market conditions within the next 24 to 36 months.

Petrochemicals and Acrylic Fibers

   Styrene. Total North American styrene capacity is currently approximately 13 billion pounds per year. The industry is currently operating at an estimated utilization rate of approximately 89%, reflecting a number of factors influencing both supply and demand. Similar to other petrochemicals, styrene tends to experience periods of strong demand resulting in tight supply and high prices and margins. This tight balance in supply and demand often results in new capacity additions. In most cases, incremental capacity comes in the form of large new plants or major expansions of existing facilities. As this new capacity comes on line, it often exceeds current demand growth and results in softening of pricing and margins.

   The North American styrene industry ran at utilization rates of approximately 97% during 1994, resulting from strong demand growth from worldwide economic expansion. Strong demand growth and high utilization rates resulted in high styrene prices and margins. In response to favorable market conditions, several major producers announced new capacity increases in 1997 and 1998, particularly in the Far East. At the time of this announced new capacity, there was a general slowdown in the worldwide economic growth rate, prompting customers to begin utilizing their available inventories and decrease purchases of additional product. The weakening market conditions were accelerated in the fourth quarter of fiscal 1995 by significantly decreased purchases of styrene and styrene derivatives by customers in China. China accounts for a significant portion of global purchases of styrene and styrene derivatives. Average styrene prices declined by approximately 41% from 1995 to 1996. This softness in styrene pricing intensified in 1997 and 1998 as the previously announced new capacity came on line at the same time that economic events in various Asian countries significantly reduced demand growth for styrene, resulting in prices declining an additional 26%. Average market prices for styrene declined to their lowest levels in approximately 20 years in 1998.

   In light of current conditions, several planned capacity expansion programs, including announced plans by Dow Chemical Company, Chevron Chemical Company, and Huntsman Corporation, were either canceled or delayed in 1998. Except for 1998, when the Asian economic crisis impacted demand growth for all petrochemicals products, styrene demand growth has significantly exceeded growth in global GDP since 1985. Based on existing and expected industry capacity, industry experts believe that continued demand growth will ultimately result in higher capacity utilization rates and improved market conditions.

   Acrylonitrile. Global acrylonitrile capacity is currently approximately 12 billion pounds per year. The industry is currently operating at an estimated utilization rate of approximately 89%. The acrylonitrile market exhibits similar characteristics regarding capacity utilization, selling prices, and profit margins as those of styrene. Moreover, as a result of the high percentage of export acrylonitrile sales, demand for acrylonitrile is significantly influenced by export customers, particularly those that supply acrylic fibers to customers in China. During 1995, strong demand for acrylic fibers and ABS resins, particularly in China, increased demand for acrylonitrile resulting in high prices and margins. High utilization rates and prices resulted in approximately two billion pounds of capacity increases coming on line between 1996 and 1998. At the same time, acrylonitrile demand began to weaken in late 1995 for many of the same reasons that caused the deterioration in the styrene market. As new acrylonitrile capacity in the United States and Asia came on line and demand growth in Asian markets weakened, acrylonitrile prices and margins decreased significantly in 1996, 1997, and 1998. Average market prices for acrylonitrile declined approximately 46% from 1995 to 1998, to their lowest levels since the last trough in 1993.

   Solutia is constructing the only new acrylonitrile production facility in North America, which is expected to have a rated annual production capacity of approximately 500 million pounds and which is currently expected to begin production in the third calendar quarter of 2000. Based upon existing industry capacity, and taking into account the capacity to be added by Solutia, industry experts believe that continued demand growth will ultimately result in higher capacity utilization rates and improved market conditions.

   Acrylic Fibers. There are only two manufacturers of acrylic fibers in North America. In general, the two acrylic fibers producers sell to different customers and focus on different segments of the market. Acrylic fibers compete with other fibers, including polyester and wool. During 1998, the acrylic fibers industry experienced decreased sales prices and margins due to a significant drop in the demand for acrylic fibers products which resulted from the economic events in various countries in Asia and increased competition from European suppliers.

   Acetic Acid. United States acetic acid capacity is currently approximately
5.7 billion pounds per year. The industry is currently operating at an estimated utilization rate of approximately 91%. Demand for acetic acid is linked to demand for vinyl acetate monomer, a key intermediate in the production of a wide array of polymers.

Pulp Chemicals

   Sodium Chlorate. Historically, sodium chlorate has experienced cycles in capacity utilization, selling prices, and profit margins. Since the mid-1980s, North American demand for sodium chlorate has grown at an average annual rate of approximately 9% as pulp mills have accelerated substitution of chlorine dioxide for elemental chlorine in bleaching applications. Substitution of chlorine dioxide for elemental chlorine is driven primarily by environmental concerns. The EPA recently instituted new regulations known as "Cluster Rules," which mandate the elimination of elemental chlorine usage in bleaching applications, resulting in increased substitution of chlorine dioxide for elemental chlorine by the North American pulp and paper industry.

   In 1998, demand for sodium chlorate did not increase at historical rates as a result of weak market conditions and lower operating rates in the pulp and paper industry. U.S. operating rates remained flat from 1997 to 1998 at 87%, and average prices for our sodium chlorate decreased by approximately 7% from fiscal 1997 to fiscal 1998. There are three companies which collectively account for more than 70% of the North American sodium chlorate capacity.

Product Summary

   The following table summarizes our principal products, including our capacity, primary end uses, raw materials, and major competitors for each product. "Capacity" represents rated annual production capacity at April 1, 1999, which is calculated by estimating the number of days in a typical year a production facility is expected to operate after allowing for downtime for regular maintenance and multiplying that number by an amount equal to the facility's optimal daily output based on the design feedstock mix. As the capacity of a facility is an estimated amount, actual production values may be more or less than capacity.

  Sterling Product       Intermediate
     (Capacity)            Products          Primary End Products           Raw Materials            Major Competitors
  ----------------    ------------------ ----------------------------- ----------------------- -----------------------------
Petrochemicals and
 Acrylic Fibers
Styrene               Polystyrene,       Building products, boat and   Ethylene and benzene    Dow Chemical Company,
(1.7 billion          ABS/SAN resins,    automotive components,                                Lyondell Chemical
pounds per year)      styrene butadiene  disposable cups and trays,                            Company, Amoco
                      latex, and         packaging and containers,                             Chemical Company,
                      unsaturated and    housewares, tires, audio and                          Chevron Chemical
                      polyester resins   video cassettes, luggage,                             Company, Cos-Mar (a
                                         children's toys, paper                                joint venture of General
                                         coating, appliance parts, and                         Electric Company and
                                         carpet backing                                        FINA Inc.), and Nova
                                                                                               Corporation

Acrylonitrile         Acrylic fibers and Apparel, furnishings,         Ammonia, air, and       BP Chemicals Inc., Cytec
(740 million          ABS/SAN resins     upholstery, household         propylene               Industries Inc., E.I. du Pont
pounds per year)                         appliances, carpets, and                              de Nemours and Company,
                                         plastics for automotive parts                         and Solutia Inc.
                                         using ABS and SAN
                                         polymers

Acetic Acid           Vinyl acetate      Adhesives, cigarette filters, Methanol and carbon     Celanese Ltd., Eastman
(1 billion                               and surface coatings          monoxide                Chemical Company, and
pounds per year)                                                                               Millennium Chemicals Inc.

Methanol              Acetic acid,       Adhesives, cigarette filters, Natural gas, steam, and Methanex Methanol Co.,
(150 million          MTBE, and          and surface coatings,         carbon dioxide          Borden Chemicals,
gallons per year)     formaldehyde       gasoline oxygenate and                                Lyondell Methanol
                                         octane enhancer, and                                  Company, L.P., Celanese
                                         plywood adhesives                                     Ltd., and Beaumont
                                                                                               Methanol

Plasticizers          Polyvinyl chloride Flexible plastics, such as    Alpha-olefins, carbon   Exxon Corporation,
(280 million          (PVC)              shower curtains and liners    monoxide, hydrogen,     Aristech Chemicals, and
pounds per year)                         floor coverings, cable        orthoxylene, and air    Eastman Chemical
                                         insulation, upholstery, and                           Company
                                         plastic molding

TBA                   NA                 Pesticides, solvents,         Isobutylene, sulfuric   BASF Corporation and
(21 million                              pharmaceuticals, and          acid, caustic soda, and Nitto Chemical Industry
pounds per year)                         synthetic rubber              hydrogen cyanide        Co., Ltd.

Sodium Cyanide        NA                 Electroplating and            Caustic soda and
(100 million                             precious metals recovery      hydrogen cyanide
pounds per year)

Regular Textile       NA                 Apparel, fleece, hosiery,     Acrylonitrile, vinyl    Solutia Inc.
Fibers                                   industrial, and sweaters      acetate, sodium
                                                                       thiocyanate, sodium
                                                                       bisulfate, and finish
                                                                       oil

                                 Intermediate
 Sterling Product (Capacity)        Products         Primary End Products             Raw Materials            Major Competitors
---------------------------    ---------------- ---------------------------- ----------------------------- ------------------------
  Specialty Textile Fibers     NA               High-end hosiery, pile       Acrylonitrile, vinyl acetate, Solutia Inc.
                                                fabrics, and outdoor         sodium thiocyanate, sodium
                                                furniture                    bisulfate, and finish oil
  Technical Fibers             NA               Friction materials (brake    Acrylonitrile, vinyl acetate, Solutia Inc.
                                                linings), gaskets, specialty sodium thiocyanate, sodium
                                                papers, and non-wovens       bisulfate, and finish oil
  Pulp Chemicals
  Sodium Chlorate              Chlorine dioxide Bleaching agent for pulp     Electricity, salt, and water  Akzo Nobel N.V., CXY
  (498,000 tons                                 production; downstream                                     Chemicals Ltd., Kerr
  per year)                                     products include high                                      McGee Corporation, and
                                                quality office and coated                                  Huron Chemicals
                                                papers
  Chlorine Dioxide             NA               Chlorine dioxide for use     NA                            Akzo Nobel, N.V.
  Generators                                    in the bleaching of pulp
  Sodium Chlorite              Chlorine dioxide Antimicrobial agent for      Sodium chlorate and           Vulcan Chemicals
  (3,500 tons per                               municipal water treatment    hydrochloric acid
  year)                                         and disinfectant for fresh
                                                produce
  Caustic soda                 NA               Bleaching and digesting      Electricity, salt, and water  Occidental Chemical
                                                agent for pulp and paper                                   Company, Dow Chemical
                                                                                                           Company, and Pioneer
                                                                                                           Companies, Inc.
  Chlorine                     NA               Widely used in potable       Electricity, salt, and water  Occidental Chemical
                                                water and wastewater                                       Company, Dow Chemical
                                                treatment programs and                                     Company, and Pioneer
                                                in swimming pools                                          Companies, Inc.
  Muriatic acid                NA               Stimulation agent in oil     Chlorine, hydrogen, and water Occidental Chemical
                                                and gas extraction                                         Company, Dow Chemical
                                                operations                                                 Company, and Pioneer
                                                                                                           Companies, Inc.
  Calcium Hypochlorite         NA               Sanitizing agent to control  Lime, water, caustic soda,    Olin Corporation and PPG
  (8,500 metric                                 bacteria and algae in        and chlorine                  Industries
  tons per year)                                swimming pools

Products

 Petrochemicals and Acrylic Fibers

   Styrene. We are the fourth largest North American producer of styrene. Our styrene unit, located at our Texas City facility, is one of the largest in the world and has a rated annual production capacity of approximately 1.7 billion pounds, which represents approximately 12% of total North American capacity. We sold approximately 34% of our styrene sales volumes pursuant to conversion and other long-term agreements during fiscal 1998. Approximately 40% of our styrene sales volumes were exported in fiscal 1998, principally to Asia, either directly or pursuant to arrangements with large international trading companies.

   On March 3, 1999, we announced a capital project to upgrade our styrene plant at our Texas City facility. The project will reduce phenylacetylene, or "PA," in our styrene by employing Raytheon/Fina technology and a Criterion catalyst. PA is difficult to remove from styrene through conventional distillation, but the new technology has been demonstrated to selectively remove PA at a low processing cost and with reduced loss of styrene. We expect lower PA styrene to be a growing segment of the styrene market. We plan to invest approximately $7 to $8 million in the project. We began the process of upgrading our styrene production during the recent shutdown of our styrene unit, and we expect to be producing lower PA styrene product by December 31, 1999.

   Acrylonitrile. We are the second largest North American producer of acrylonitrile. Our acrylonitrile unit, located at our Texas City facility, has a rated annual production capacity of approximately 740 million pounds, which represents approximately 19% of total North American capacity. We sold approximately 45% of our acrylonitrile sales volumes pursuant to conversion and other long-term agreements during fiscal 1998. Approximately 50% of our acrylonitrile production in fiscal 1998 was exported. In April of 1998, ANEXCO, LLC, our joint venture with BP Chemicals, commenced operations to market both companies' acrylonitrile in Asia and South America. We currently use our hydrogen cyanide, a by-product of acrylonitrile manufacturing, as a raw material for the production of TBA and sodium cyanide and also burn it as fuel.

   In February of 1999, we and Monsanto Company announced plans to construct a new disodium iminodiacetate, or "DSIDA," plant at our Texas City facility. DSIDA is an essential intermediate in the production of Monsanto's Roundup, a glyphosate based herbicide. The DSIDA plant will use our previously under-utilized hydrogen cyanide as a primary feedstock. When the DSIDA plant begins production, we expect to use all of our hydrogen cyanide for chemical value. Our implementation of these plans remains subject to the execution of a mutually acceptable definitive agreement with Monsanto.

   Acetic Acid. We are the second largest North American producer of acetic acid. Our acetic acid unit, located at our Texas City facility, has a rated annual production capacity of approximately 1 billion pounds, which represents approximately 16% of total North American capacity. All of our acetic acid production is sold to BP Chemicals pursuant to a long-term contract that expires in 2016. In March of 1999, we completed an expansion of our acetic acid facilities in conjunction with BP Chemicals. BP Chemicals is providing its CativaTM technology and provided a portion of the capital for the $10 million expansion. The expansion increased our annual acetic acid production capacity by approximately 25%.

   Methanol. In August of 1996, we completed construction of a methanol unit with a rated annual production capacity of approximately 150 million gallons at our Texas City facility. We share capital investment in the unit and production capacity with BP Chemicals. Approximately 42% of our methanol production was used as a raw material in our acetic acid unit during fiscal 1998, replacing methanol that was previously purchased from third parties. The remaining methanol is available for sale in the merchant market and for BP Chemicals' worldwide acetic acid business.

   Plasticizers. We produce plasticizers at our Texas City facility under an agreement pursuant to which we sell all of our plasticizers production to BASF through 2007. Our rated annual production capacity of plasticizers is approximately 280 million pounds.

   TBA. We use a portion of our hydrogen cyanide by-product from our Texas City facility to produce TBA, which we sell to Flexsys America L.P. pursuant to a long-term conversion agreement. The agreement automatically renews for successive one-year periods unless terminated by either party on at least 24 months notice. Our rated annual production capacity for TBA is approximately 21 million pounds.

   Sodium Cyanide. We operate a sodium cyanide unit at our Texas City facility which is owned by DuPont pursuant to a long-term arrangement. The sodium cyanide unit uses our hydrogen cyanide by-product as a raw material. The rated annual production capacity of this unit is approximately 100 million pounds.

   Acrylic Fibers. Our acrylic fibers facility is one of two North American producers of acrylic fibers. This facility's rated annual production capacity is approximately 150 million pounds, which represents approximately 33% of total North American capacity. Approximately 15% of our acrylic fibers production was exported in fiscal 1998. We produce regular textile fibers, specialty textile fibers, and technical fibers. Regular textile fibers are commodity fibers whose sales are primarily driven by price and service rather than product characteristics. Specialty textile fibers are targeted for specific applications or end uses and typically have higher margins than regular textile fibers. Technical fibers are specially engineered for industrial, non-textile uses such as brake linings and typically have higher margins than textile fibers.

Pulp Chemicals

   Sodium Chlorate. We are the second largest producer of sodium chlorate in North America. Our six sodium chlorate facilities have an aggregate rated annual production capacity of approximately 500,000 tons, which represents approximately 23% of total North American capacity.

   Chlorine Dioxide Generators. Through our ERCO Systems Group, we are the largest worldwide supplier of patented technology for generators that certain pulp mills use to convert sodium chlorate into chlorine dioxide. Each mill that uses chlorine dioxide requires at least one generator. We receive revenue when a generator is sold to a mill and also receive royalties from the mill after start-up, generally over a ten-year period, based on the amount of chlorine dioxide produced by the generator. We have supplied approximately two-thirds of all existing modern pulp mill generators worldwide.

   The research and development group of ERCO works to develop new and more efficient generators. When pulp mills move to higher levels of substitution of chlorine dioxide for elemental chlorine, they are usually required to upgrade generator capacity or purchase new generator technology. Pulp mills may also convert to a newer generator to take advantage of efficiency advances and technological improvements. Each upgrade or conversion requires a licensing agreement, which generally provides for payment of an additional ten-year royalty.

   Sodium Chlorite. We have a rated annual production capacity of sodium chlorite of approximately 3,500 tons.

   For historical information presented on a segmented basis for our petrochemicals and acrylic fibers business and pulp chemicals business, see
Note 9 of the Notes to Consolidated Financial Statements included in this prospectus.

Sales and Marketing

   We sell our petrochemicals products pursuant to:

  . multi-year contracts;

  . conversion agreements; and

  . spot transactions in both the domestic and export markets.

We have certain long-term agreements that provide for the dedication of 100% of our production of acetic acid, plasticizers, TBA, and sodium cyanide, each to one customer. We also have various sales and conversion agreements that dedicate significant portions of our production of styrene, acrylonitrile, and methanol to certain customers. Some of these agreements provide for cost recovery plus an agreed profit margin based upon market prices. These agreements help us to:

  . optimize capacity utilization rates, which can lower our selling, general, and administrative expenses;

  . reduce our working capital requirements; and

  . insulate our operations to some extent from the effects of declining markets and changes in raw materials prices.

   We compete on the basis of:

  . product price;

  . quality; and

  . deliverability.

Prices for our petrochemicals products are determined by market factors that are largely beyond our control and, except with respect to a number of our multi-year contracts, we generally sell these products at prevailing market prices.

   Some of our multi-year contracts for our petrochemicals products are structured as conversion agreements, pursuant to which the customer furnishes raw materials that we process into finished products. In exchange, we receive a fee typically designed to cover our fixed and variable costs of production and to generally provide an element of profit dependent on the existing market conditions for the product. These conversion agreements help us to maintain lower levels of working capital and, in some cases, to gain access to certain improvements in manufacturing process technology. We believe our conversion agreements help insulate us to some extent from the effects of declining markets and changes in raw materials prices, while allowing us to share in the benefits of favorable market conditions for most of the products sold under these arrangements. The balance of our petrochemicals products are sold by our direct sales force.

   Our acrylic fibers facility currently markets products in North America through our internal sales staff and to international customers through non-affiliated agents. Acrylic fibers are priced based upon market conditions, which include, but are not limited to, raw materials costs, prices of competing and alternative products, and type of end use.

   We sell sodium chlorate primarily in Canada and the United States, generally under one to five-year supply contracts, most of which provide for minimum and maximum volumes or a percentage of requirements at market prices. In addition, most of our sodium chlorate sales contracts contain certain "meet or release" pricing clauses and some contain restrictions on the amount of future price increases.

   We market chlorine dioxide generators worldwide to the pulp and paper industry. We sell the technology and equipment, which we design and purchase from our strategic alliance partners. In addition to being paid for the technology and equipment, we receive royalties based on the amount of chlorine dioxide produced by the generator, generally over a ten-year period.

   For information regarding our export sales and domestic and foreign operations, see Note 9 of the Notes to Consolidated Financial Statements included in this prospectus.

Contracts and Customers

   Our key multi-year contracts, which collectively accounted for 24% of our fiscal 1998 revenues, are described below. BP Chemicals accounted for approximately 12% of our revenues in fiscal 1998. No other single customer accounted for more than 10% of our revenues in the last three fiscal years.

Styrene-Bayer

   We are currently operating under a conversion agreement effective through December 31, 2000, with Bayer Corporation, a subsidiary of Bayer AG. Under this agreement, we provide Bayer, subject to specified minimum and maximum quantities, with a major portion of Bayer's styrene requirements for its manufacture of styrene-containing polymers. The agreement permits Bayer to terminate its obligations upon twelve months' notice to us should Bayer sell its business that uses styrene or assign the agreement, subject to our consent, to any third-party purchaser of its business. During fiscal 1998, we delivered approximately 9% of our styrene production pursuant to this agreement.

Styrene-BP Chemicals

   Effective April 1, 1994, we entered into a styrene sales and purchase agreement with BP Chemicals. The initial term of the agreement expired in December of 1996, at which time the agreement was extended on substantially the same terms but at approximately half of the original volume through June 30, 1999. Since June 30, 1999, we have not made any styrene sales to BP Chemicals pursuant to this agreement. However, we are currently having discussions with BP Chemicals with respect to a possible new agreement, although no assurance can be given that this new agreement will be agreed upon or, if agreed upon, for what volume of styrene. During fiscal 1998, we delivered approximately 6% of our styrene production to BP Chemicals pursuant to this agreement.

Acrylonitrile-Solutia

   We have a multi-year conversion agreement with Solutia, formerly the chemical business of Monsanto Company, pursuant to which we delivered approximately 31% of our fiscal 1998 acrylonitrile production. Solutia is constructing a new acrylonitrile production facility in Chocolate Bayou, Texas, which is expected to have a rated annual production capacity of approximately 500 million pounds and which is currently expected to begin production in the third calendar quarter of 2000. In anticipation of the start-up of such facility, Solutia has elected to terminate our conversion agreement, effective September 1, 2000.

Acrylonitrile-Cytec

   In connection with the acquisition of our acrylic fibers business from Cytec Industries Inc. on January 31, 1997, we assumed an existing supply contract for acrylonitrile pursuant to which our acrylic fibers facility purchases its requirements for acrylonitrile from Cytec. Upon the expiration of this supply contract on February 28, 2002, we expect to supply all of the acrylonitrile requirements of our acrylic fibers facility from our Texas City facility.

Acrylonitrile-BP Chemicals

   In 1988, we entered into a long-term production agreement with BP Chemicals, under which BP Chemicals contributed the majority of the capital expenditures required for starting the third acrylonitrile reactor train at our Texas City facility. BP Chemicals also has the option under this agreement to take up to approximately one-sixth of our total acrylonitrile capacity. This agreement was amended and restated during April of 1998 to, among other things, encourage increased manufacturing and technical cooperation. Under the agreement, BP Chemicals furnishes the necessary raw materials and pays us a conversion fee for the amount of acrylonitrile it takes and reimburses us for a portion of the fixed costs related to acrylonitrile production at our Texas City facility. During fiscal 1998, we delivered approximately 17% of our acrylonitrile production to BP Chemicals pursuant to this agreement. The acrylonitrile reactor in which BP Chemicals invested capital incorporates certain BP Chemicals technological improvements under a separate license agreement. We have the right to incorporate these and any future improvements into our other two acrylonitrile reactors. To protect BP Chemicals in the event we default under the production agreement, BP Chemicals has a first priority security interest in the third reactor and related equipment and in the first acrylonitrile produced in the three reactor units to the extent BP Chemicals is entitled to purchase the same under the production agreement.

   In order to enhance the marketing of our acrylonitrile, we and BP Chemicals commenced an exclusive 50/50 joint venture to market acrylonitrile in Asia and South America. In the first 12 months of its operation, we sold approximately 32% of our acrylonitrile production through this joint venture.

Acetic Acid-BP Chemicals

   BP Chemicals has the exclusive right to purchase all of our acetic acid production until August of 2016. Under our agreement with BP Chemicals, which has been in effect since August of 1986, BP Chemicals is obligated to make certain unconditional monthly payments to us until August 2006 and to reimburse us for operating costs. In addition, we are entitled to receive a portion of the profits earned by BP Chemicals from the sale of the acetic acid we produce.

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Methanol-BP Chemicals

   In August of 1996, we entered into a long-term production and sales agreement with BP Chemicals, under which BP Chemicals contributed a significant portion of the capital expenditures required for the construction of our methanol production facility at our Texas City facility and obtained the right to receive a substantial portion of our methanol production. The initial term of this agreement expires July 31, 2016. A portion of the output of the methanol facility is used in our acetic acid unit and the remainder is marketed by BP Chemicals to the merchant market and in BP Chemicals' worldwide acetic acid business.

   In April of 1999, we restarted our methanol facility, which we had shut down in August of 1998 for economic reasons. A significant disparity between domestic and foreign prices for natural gas, one of the primary raw materials for methanol, has put us and other domestic methanol producers at a disadvantage when compared to foreign competitors. We continue to evaluate the best use for our methanol facility. One of the primary uses of methanol is in the production of MTBE used in reformulated gasolines. The State of California has recently announced that MTBE must be phased out of reformulated gasoline used in California by December 31, 2002. In addition, in July of 1999, the Environmental Protection Agency announced that it would ask Congress to develop legislation aimed at phasing out MTBE from the existing reformulated-gas program, and to give states the authority to ban MTBE completely. These developments are likely to negatively impact the domestic methanol market.

Plasticizers-BASF

   We sell all of our plasticizers production to BASF pursuant to a product sales agreement that has been in effect since August 1, 1986. In November of 1997, we signed a new agreement with BASF that expires at the end of 2007. BASF provides certain raw materials to us and markets the plasticizers we produce. BASF is obligated to make certain quarterly payments to us and reimburses us monthly for actual production costs. In addition, we are entitled to a share of the profit earned by BASF attributable to the plasticizers we supply.

Raw Materials and Energy Resources

   For most of our products, the cost of raw materials, including utilities in the case of pulp chemicals, is far greater than all other production costs combined. Thus, an adequate supply of raw materials and utilities at reasonable prices is critical to the success of our business. Most of the raw materials we use are global commodities which are made by a large number of producers. Prices for many of these raw materials are subject to wide fluctuations for a variety of reasons beyond our control. Although we believe that we will continue to be able to secure adequate supplies of our raw materials and energy at acceptable prices to meet our requirements, there can be no assurance that we will be able to do so.

Petrochemicals and Acrylic Fibers

   Styrene. We manufacture styrene by converting ethylene and benzene into ethylbenzene, which we then process into styrene. Ethylene and benzene are both commodity petrochemicals. Prices for each can fluctuate widely due to significant changes in the availability of these products. We have had multi-year arrangements with three ethylene suppliers that provide our estimated requirements for purchased ethylene at generally prevailing and competitive market prices. Each of these arrangements expires between December 1999 and February 2000; however, we are currently negotiating to renew or replace these arrangements and expect to do so on terms that are at least as favorable as the current arrangements, although we can give no assurances to that effect. Our conversion agreements require that the other parties to these agreements furnish us with the ethylene and benzene necessary to fulfill our conversion obligations. Approximately 16% of our fiscal 1998 benzene requirements and approximately 23% of our fiscal 1998 ethylene requirements were furnished by customers pursuant to conversion arrangements.

   Acrylonitrile. We produce acrylonitrile by reacting propylene and ammonia. Propylene and ammonia are both commodity chemicals and the price for each can fluctuate widely due to significant changes in the availability of these products. The requisite propylene and ammonia for the acrylonitrile we produce under conversion agreements is furnished to us by the customers. We purchase the rest of the propylene and ammonia we need for acrylonitrile production. Approximately 44% of our fiscal 1998 propylene requirements and approximately 40% of our fiscal 1998 ammonia requirements were furnished by customers pursuant to conversion agreements. If various customers for whom we now manufacture acrylonitrile under conversion agreements were to cease furnishing their own raw materials and seek only to purchase acrylonitrile from us without supplying their own raw materials, our requirements for purchased propylene and ammonia could significantly increase.

   Acetic Acid. Acetic acid is manufactured primarily from carbon monoxide and methanol. We normally produce all of the methanol required by our acetic acid unit. In 1996, Praxair Hydrogen Supply, Inc. constructed a partial oxidation unit at our Texas City facility that supplies us with all of the carbon monoxide we require for the production of acetic acid. This unit was recently expanded in conjunction with the expansion of our acetic acid unit.

   Methanol. We produce methanol primarily from natural gas and steam. We obtain our natural gas under supply contracts and on the spot market, typically at prevailing market prices, and we produce our own steam.

   Plasticizers. The primary raw materials for plasticizers are alpha-olefins and orthoxylene, which are supplied by BASF under our long-term conversion agreement.

   TBA. We produce TBA from hydrogen cyanide, isobutylene, sulfuric acid, and caustic soda. We use hydrogen cyanide produced as a by-product of our acrylonitrile manufacturing process. We sell all of our TBA to Flexsys pursuant to a long-term conversion agreement. Flexsys supplies the isobutylene, sulfuric acid, and caustic soda needed in our TBA operations.

   Sodium Cyanide. Sodium cyanide is manufactured from hydrogen cyanide and caustic soda. We use hydrogen cyanide produced as a by-product of our acrylonitrile manufacturing process in the production of sodium cyanide and DuPont supplies the caustic soda under a long-term conversion agreement with us.

   Acrylic Fibers. Acrylonitrile is the most significant raw material used in the production of acrylic fibers, representing approximately 50% of the total cash cost of production. Pursuant to our supply agreement with Cytec, which we assumed in connection with our purchase of the acrylic fibers facility from Cytec, our acrylic fibers facility is required to purchase all of its acrylonitrile requirements from Cytec until February 28, 2002. After this agreement expires, we expect to supply our acrylonitrile requirements from our Texas City acrylonitrile facility.

Pulp Chemicals

   Sodium Chlorate. Sodium chlorate is manufactured by passing an electric current through an undivided cell containing a solution of sodium chloride. The primary raw materials for the production of sodium chlorate are electricity, salt, and water. Of these, electric power typically represents approximately 65% of the variable cost of production of sodium chlorate. Consequently, the rates charged by local electric utilities are an important competitive factor among sodium chlorate producers. Electric power is purchased by each of our pulp chemicals facilities pursuant to contracts with local electric utilities. On average, we believe that our electrical power costs at our pulp chemical facilities are competitive with other producers in the areas in which we operate. We purchase most of the sodium chloride that we use in the manufacture of sodium chlorate under requirements contracts with major suppliers.

Technology and Licensing

Petrochemicals and Acrylic Fibers

   In 1986, Monsanto granted us a nonexclusive, irrevocable, and perpetual right and license to use Monsanto's technology and other technology Monsanto acquired through third-party licenses in effect at the time of the acquisition of our Texas City facility from Monsanto. We use these licenses in the production of styrene, acrylonitrile, methanol, TBA, acetic acid, and plasticizers. During fiscal 1991, BP Chemicals Ltd. ("BPCL") purchased the acetic acid technology from Monsanto, subject to existing licenses.

   On December 30, 1997, we entered into an Acetic Acid Technology Agreement with BP Chemicals and BPCL, pursuant to which BPCL granted us a non-exclusive, irrevocable, and perpetual right and license to use BPCL's acetic acid technology at our Texas City facility, including any new acetic technology developed by BPCL at its acetic acid facilities in England during the term of such agreement or pursuant to the research and development program provided by BPCL under the terms of such agreement. This agreement was recently amended to encompass the acetic acid technology of some of BPCL's affiliates.

   BPCL has also granted us a nonexclusive, perpetual, royalty-free license to use its acrylonitrile technology at our Texas City facility as part of the 1988 acrylonitrile expansion project. This license automatically terminates upon the termination of our acrylonitrile production agreement with BP Chemicals. We have agreed with BPCL to cross-license any technology or improvements relating to the manufacture of acrylonitrile at our Texas City facility.

   We believe that the manufacturing processes we utilize at our Texas City facility are cost effective and competitive. Although we do not engage in alternative process research with respect to our Texas City facility, we do monitor new technology developments and, when we believe it is necessary, we typically seek to obtain licenses for process improvements.

   We own substantially all of the technology used in our acrylic fibers operations. We license certain of our acrylic fibers manufacturing technology to producers worldwide. We hope to capitalize on increasing demand for this technology as developing countries seek to increase acrylic fibers production capacity. Approximately 15% of the world's total acrylic fibers capacity is based on our technology. The competitiveness of our acrylic fibers business with respect to our specialty textiles and technical fibers products, which are our higher margin products, is maintained, to a significant extent, through the exclusive ownership or use of our product and manufacturing technology. If our competitors gain access to the use of similar technology, or render our technology obsolete through the introduction of superior technology, our ability to compete would be materially affected in an adverse manner.

Pulp Chemicals

   We produce sodium chlorate using state-of-the-art metal cell technology. Our principal technology business is the design, sale, and technical service of custom-built patented chlorine dioxide generators. Our ERCO engineering group is involved in the technical support of our sales and marketing group through joint calling efforts which define the scope of a project, as well as producing technical schedules and cost estimates.

   We perform detailed design of chlorine dioxide generators, which are then fabricated by contractors. Plant installation, instrumentation testing, and generator start-up are supervised by our joint engineering/technical service team. Prior to 1996, we were involved in a number of patent disputes with Akzo Nobel, N.V. regarding chlorine dioxide technology. In 1996, we reached a settlement of these disputes that allows licensees of both companies to operate their respective chlorine dioxide generators within the broadest range of operating conditions.

   Our pulp chemicals research and development activities are carried out at our Toronto, Ontario laboratories. Activities include the development of new or improved chlorine dioxide generation processes and research into new technologies focusing on electrochemical and membrane technology related to chlorine dioxide, including improvement of quality and reduction of quantity of pulp mill effluents and treatment of municipal water supplies.

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

Competition

   The industries in which we operate are highly competitive. Many of our competitors, particularly in the petrochemicals industry, are larger and have substantially greater financial resources than we have. Among our competitors are some of the world's largest chemical companies that, in contrast to us, have their own raw materials resources. In addition, a significant portion of our business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity could have a negative impact on our ability to maintain existing market share or maintain or increase profit margins, even during periods of increased demand for our products. You can find a list of our principal competitors in the "Product Summary" table.

   Historically, profitability of the petrochemicals industry has been affected by vigorous price competition, which may intensify due to, among other things, new domestic and foreign industry capacity. Our businesses are subject to changes in the world economy, including changes in currency exchange rates. In general, weak economic conditions either in the United States or in the world tend to reduce demand and put pressure on the margins for our products. Beginning in fiscal 1997, economic events in various Asian countries negatively impacted the demand growth for our products and, along with increases in supply, had a negative impact on sales volumes, prices, and margins. Operations outside the United States are subject to the economic and political risks inherent in the countries in which they operate. Additionally, the export and domestic markets can be affected significantly by import laws and regulations. During fiscal 1998, our export sales were approximately 28% of our total revenues. It is not possible to predict accurately how changes in raw materials costs, market conditions, or other factors will affect future sales volumes, prices, and margins for our products.

Environmental Matters

General

   Our operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations, and permit requirements. Environmental permits required for our operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacture, handling, processing, distribution, and use of our chemical products and, if so affected, our business and operations may be materially and adversely affected. In addition, changes in environmental requirements can cause us to incur substantial costs in upgrading or redesigning our facilities and processes, including our waste treatment, storage, disposal, and other waste handling practices and equipment.

   At all of our facilities, we conduct environmental management programs designed to maintain compliance with applicable environmental requirements. We routinely conduct inspection and surveillance programs designed to detect and respond to leaks or spills of regulated hazardous substances and to correct identified regulatory deficiencies. Likewise, we believe that our procedures for waste handling are consistent with industry standards and applicable requirements. In addition, we believe that our operations are consistent with good industry practice through participation in the Responsible Care initiatives as a part of membership in the Chemical Manufacturers Association in the United States and the Canadian Chemical Producers Association. However, a business risk frequently associated with chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees, and nearby landowners and occupants. While we believe our business operations and facilities generally are operated in compliance in all material respects with all applicable environmental and health and safety requirements, we cannot be sure that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees, contractors and their employees, and the public. Some risk of environmental costs and liabilities are inherent in our operations and products, as it is with other companies engaged in similar businesses.

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

   Our operating expenditures for environmental matters, mostly waste management and compliance, were approximately $52 million for fiscal 1998 and $50 million for fiscal 1997. We also spent approximately $2 million for environmentally related capital projects in fiscal 1998 and $3 million for these types of capital projects in fiscal 1997. In fiscal 1999, we anticipate spending approximately $2 million for capital projects related to waste management and environmental compliance. There are no capital expenditures related to remediation of environmental conditions projected for fiscal 1999. We do not expect expenditures for environmentally related capital projects in fiscal 2000 to differ materially from fiscal 1999 expenditures.

   In light of our historical expenditures and expected future results of operations, we believe we will have adequate resources to conduct our operations in compliance with applicable environmental and health and safety requirements. Nevertheless, we may be required to make significant site and operational modifications that are not currently contemplated in order to comply with changing facility permitting requirements and regulatory standards. Additionally, we have incurred and may continue to incur liability for investigation and cleanup of waste or contamination at our own facilities or at facilities operated by third parties where we have disposed of waste. We continually review all estimates of potential environmental liabilities but can give no assurances that all potential liabilities arising out of our past or present operations have been identified or fully assessed or that the amount necessary to investigate and remediate such conditions will not be significant to us.

   We believe that we would be able to recover certain losses that may arise out of claims related to environmental conditions at each of our facilities that existed prior to their acquisition by us through contractual indemnities and/or statutory law and common law principles, although there can be no assurance that we would prevail against any prior owner of any of our facilities with respect to any such claim.

Petrochemicals and Acrylic Fibers

   Air emissions from our Texas City facility and our acrylic fibers facility are subject to certain permit requirements and self-implementing emission limitations and standards under state and federal laws. Our Texas City facility is located in an area that the EPA has classified as not having attained the ambient air quality standards for ozone, which is controlled by direct regulation of volatile organic compounds and nitrogen oxide. The Texas Natural Resource Conservation Commission has imposed strict requirements on regulated facilities, including our Texas City facility, to ensure that the air quality control region will achieve the ambient air quality standards for ozone. Our acrylic fibers facility is located in an area currently designated as being in attainment for ozone under the Clean Air Act. Our Texas City facility and our acrylic fibers facility are subject to the federal government's June 1997 National Ambient Air Quality Standards which lower the ozone and particulate matter threshold for attainment. Local authorities also may impose new ozone and particulate matter standards. Compliance with these stricter standards may substantially increase our future nitrogen oxide and particulate matter control costs, the amount and full impact of which cannot be determined at this time.

   To reduce the risk of offsite consequences from unanticipated events, we acquired a greenbelt buffer zone adjacent to our Texas City facility in 1991 and, in connection with the acquisition of our acrylic fibers facility, acquired a greenbelt area for our acrylic fibers facility. We also participate in a regional air monitoring network to monitor ambient air quality in the Texas City community. These programs are part of our commitment to the Responsible Care initiatives of the CMA.

   A December 1994 Florida Department of Environmental Protection waiver for use of an onsite nonhazardous landfill applies to our acrylic fibers facility. This waiver was obtained in connection with the previous owner's July 1994 petition for a rulemaking to avoid a January 1995 rule prohibiting disposal of industrial waste in other than a Class I landfill. Upon consummation of the acquisition of the acrylic fibers business, we succeeded to the rights of the previous owner under that petition and waiver. Should the petition be denied or the waiver be revoked, there are administrative options available to us. However, we do not believe the additional cost of sending all of our waste to an offsite facility would have a material adverse impact on us if that were required.


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

   A settlement agreement entered into by the EPA, FDEP, and an environmental group may also potentially apply to our Santa Rosa facility. This settlement agreement imposes a no-migration standard for injection wells in underground drinking water zones without regard to actual risk considerations. We and several similarly situated companies have been contesting this settlement. An April 1999 ruling by the U.S. Court of Appeals for the 11th Circuit may reduce the likelihood that the no-migration rule becomes enforceable, although we can give you no assurance in that regard. In the event that the no-migration rule becomes enforceable, we may incur material costs in redesigning our waste water handling systems.

   One of the primary uses of methanol is in the production of MTBE used in reformulated gasolines. The State of California has recently announced that MTBE must be phased out of reformulated gasoline used in California by December 31, 2002. In addition, in July of 1999, the Environmental Protection Agency announced that it would ask Congress to develop legislation aimed at phasing out MTBE from the existing reformulated-gas program, and to give states the authority to ban MTBE completely. These developments are likely to negatively impact the domestic methanol market.

Pulp Chemicals

   Our pulp chemicals business is sensitive to potential environmental regulations. On November 14, 1997, the EPA enacted regulations that support substitution of chlorine dioxide for elemental chlorine in paper pulp bleaching processes to reduce the amount of absorbable organic halides and other chlorine derivatives in bleach plant effluent. Chlorine dioxide is produced from sodium chlorate, which is one of our pulp chemicals products. Therefore, regulations restricting, but not altogether banning, absorbable organic halides and other chlorine derivatives in bleach plant effluent have a favorable effect on our business.

   Conversely, a significant ban on all chlorine containing compounds could have a materially adverse effect on us. British Columbia has a regulation in place requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by the year 2002. The pulp and paper industry believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit and is working to change this regulation, but there can be no assurance that this regulation will be changed. In the event such a regulation is implemented, we would seek to sell the products we manufacture at our British Columbia facility to customers in other markets. We are not aware of any other laws or regulations in place in North America that would restrict the use of such products for other purposes.

   Four of our Canadian pulp chemicals facilities were acquired from Tenneco Canada, Inc. in 1992. Groundwater data obtained during the acquisition of the Tenneco facilities indicated elevated concentrations of certain chemicals in the soil and groundwater. Prior to completion of the acquisition, we conducted a focused baseline sampling of groundwater conditions beneath the facilities and confirmed the previous data. We have addressed or are addressing elevated soil or groundwater concentrations of chemicals that we have encountered from time to time at the Tenneco facilities. We also reviewed air emissions sources during the acquisition of the Tenneco facilities and considered all available dustfall and vegetation stress studies. This review indicated emission excursion episodes at specific locations in the scrubber systems at the Thunder Bay, Buckingham, and Vancouver facilities. The conditions at the three sites have been addressed and satisfactorily resolved. We believe that the Tenneco facilities are otherwise in compliance in all material respects with all permit requirements under applicable provincial law.

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Legal Proceedings

Ammonia Release

   On May 8, 1994, an ammonia release occurred at our Texas City facility while a reactor in our acrylonitrile unit was being restarted after a shutdown for routine maintenance. Approximately 52 lawsuits and interventions involving approximately 6,000 plaintiffs were filed against us seeking an unspecified amount of money for alleged damages from the ammonia release. Many of these lawsuits were filed in April and early May of 1996.

   Approximately 2,600 of the plaintiffs agreed to submit their damage claims to binding arbitration. A two week evidentiary hearing was conducted in July of 1996 before an arbitration panel to determine the amount of damages. On May 1, 1997, the panel awarded the plaintiffs an amount of damages which was well within the limits of our insurance coverage.

   Thirty-nine of the plaintiffs tried their cases to a jury in Harris County District Court. After approximately five months of trial, the jury returned a verdict on September 2, 1997. The total amount awarded for all 39 plaintiffs was well within the limits of our insurance coverage.

   Approximately 5,800 of these claims have now been resolved or are pending final resolution, and we continue to vigorously defend against the claims of the approximately 100 remaining plaintiffs. We have settled the claims of a majority of the original plaintiffs and are engaged in ongoing settlement discussions with the remaining plaintiffs. We believe that all or substantially all of our future out-of-pocket costs and expenses, including settlement payments and judgments, relating to these lawsuits will be covered by our liability insurance policies.

   We do not believe the claims and litigation arising out of this incident will have a material adverse effect on us, although we cannot give any assurances to that effect.

Nickel Carbonyl Release

   On July 30, 1997, as our methanol unit at our Texas City facility was being shut down for repair, nickel carbonyl was formed when carbon monoxide reacted with nickel catalyst in the unit's reformer. After isolating the nickel carbonyl within the methanol unit, we worked with the permission and guidance of the Texas Natural Resources Conservation Commission to destroy the nickel carbonyl by incineration on-site.

   Prior to its incineration, several of our employees and contractor employees may have been exposed to nickel carbonyl in the methanol unit. Eighteen contractor employees allegedly exposed to nickel carbonyl are plaintiffs in a lawsuit against us seeking unspecified damages for personal injuries. A majority of these claims have been settled. Additional claims and litigation against us relating to this incident may ensue. We believe that all or substantially all of our future out-of-pocket costs and expenses, including settlement payments and judgments, relating to these lawsuits will be covered by our liability insurance policies and/or indemnification from third parties. We do not believe that the claims and litigation arising out of this incident will have a material adverse effect on us, although we cannot give any assurances to that effect.

Ethylbenzene Release

   On April 1, 1998, a chemical leak occurred when a line failed in the ethylbenzene unit at our Texas City facility. The released chemicals included ethylbenzene, benzene, polyethylbenzene, and hydrochloric acid. We do not believe any serious injuries were sustained, although a number of citizens sought medical examinations at local hospitals after a precautionary alert was given to neighboring communities. There are no lawsuits

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

pending against us based on this release, but we have received, and in some instances resolved, claims from individuals for alleged damage from this incident. We believe that our general liability insurance coverage is sufficient to cover all costs and expenses related to this incident in excess of the deductible.

Other Claims

   We are subject to various other claims and legal actions that arise in the ordinary course of our business.

Employees

   As of August 31, 1999, we had approximately 1,180 employees, including approximately 785 assigned to our petrochemicals/acrylic fibers operations and approximately 395 assigned to our pulp chemicals operations. Approximately 37% of our employees are covered by union agreements. The primary union agreement at our Texas City facility is with the Texas City, Texas Metal Trades Council, AFL-CIO, of Galveston County, Texas, which covers all hourly employees at our Texas City facility. This agreement was renegotiated as of December 28, 1998 and will expire on May 1, 2002. Employees at our Vancouver facility are represented by the Pulp, Paper, and Woodworkers Union. The Vancouver labor agreement was renegotiated in November of 1997 and is subject to further renegotiation in November of 2000. Employees at our Buckingham facility are represented by either the Communications, Energy, and Paperworkers Union or an office and professional workers union. Both Buckingham labor agreements were renegotiated in November of 1997 and are subject to renegotiation in November of 1999. Approximately 75% of the employees at our Saskatoon facility are represented by the Communications, Energy, and Paperworkers of Canada. Our collective agreement with this union expires September 30, 2001. In April of 1998, production and maintenance workers at our Valdosta facility voted to be represented by the United Paper Workers International Union. We are currently negotiating a labor agreement at this facility. We believe our relationship with our employees is generally good. However, a strike by one or more of the unions representing our employees could have a material adverse effect on us.

Insurance

   We maintain full replacement value insurance coverage for property damage to all of our facilities and business interruption insurance. Although we carry such insurance, a significant interruption in the operation of one or more of our facilities could have a material adverse effect on us. We also maintain other insurance coverages for various risks associated with our business. There can be no assurance that we will not incur losses beyond the limits of, or outside the coverage of, our insurance. From time to time various types of insurance for companies in the chemical industry have been very expensive or, in some cases, unavailable. There can be no assurance that in the future we will be able to maintain our existing coverage or that premiums will not increase substantially.

Properties

   Our Texas City facility is located approximately 45 miles south of Houston in Texas City, Texas, on a 290-acre site on Galveston Bay near many other chemical manufacturing complexes and refineries. We have facilities to load our products in trucks, railcars, barges, and ocean-going tankers for shipment to customers. The site offers room for future expansion and includes a greenbelt around the northern edge of the plant site. We own or lease all of the real property which comprises our Texas City facility and all of the equipment and facilities located there, other than the sodium cyanide unit which is owned by DuPont, a cogeneration facility owned by a joint venture between us and Praxair Energy Resources, Inc., and the partial oxidation unit constructed at the site by Praxair Hydrogen Supply, Inc. In addition, if definitive agreements are executed with Monsanto, Monsanto will own the DSIDA plant to be constructed at our Texas City facility. We also own storage facilities, approximately 200 rail cars, and an acetic acid barge in connection with our petrochemicals business.


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

   Our acrylic fibers facility is located on 1,100 acres near Pensacola in Santa Rosa County, Florida. We own all of the real property on which our acrylic fibers facility is situated and own or lease all of the facilities and equipment located there. We have recently entered into an agreement for the construction of a co-generation facility at our acrylic fibers facility that will be owned by Polsky Energy Corporation.

   Our pulp chemicals business includes five manufacturing facilities in Canada and our Valdosta facility. The Buckingham, Quebec and Vancouver, British Columbia manufacturing facilities we own are located on approximately 20 acres each. The Saskatoon facility is located on approximately 270 acres that we own. We lease the property that our Thunder Bay, Ontario, and Grande Prairie, Alberta manufacturing facilities are located on. Our Valdosta facility was constructed in conjunction with, and is leased from, the Valdosta-Lowndes County Industrial Authority. We also lease approximately 487 rail cars in connection with our pulp chemicals business. Headquarters for our pulp chemicals operations are located in Toronto, Ontario in an office building that we lease.

   We lease our principal executive offices, located in Houston, Texas.

   We believe our properties and equipment are sufficient to conduct our business.

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                                   MANAGEMENT

   The following is a list of the names, ages, and positions held by our executive officers and directors. Each of these individuals holds the same positions with Holdings. The periods during which these persons have served in these capacities are indicated in the description of business experience of each person below.

              Name and Age              Age       Position with Sterling
              ------------              ---       ----------------------
 Frank P. Diassi.......................  66 Chairman of the Board of Directors
 Peter W. De Leeuw.....................  58 President, Chief Executive Officer
                                             and Director
 Gary M. Spitz.........................  43 Vice President and Chief Financial
                                             Officer
 Richard K. Crump......................  53 Vice President--Strategic Planning
 David G. Elkins.......................  57 Vice President, General Counsel
                                             and Secretary
 Robert O. McAlister...................  60 Vice President--Human Resources
                                             and Administration
 Robert W. Roten(1)....................  65 Vice Chairman of the Board of
                                             Directors
 Allan R. Dragone(2)...................  73 Director
 John L. Garcia........................  43 Director
 Frank J. Hevrdejs(2)..................  54 Director
 Hunter Nelson(1)......................  46 Director
 George J. Damiris(1)..................  39 Director
 Rolf H. Towe(2).......................  60 Director
 William A. McMinn.....................  69 Director

--------
(1) Member of the Audit and Compliance Committee
(2) Member of Compensation Committee

   Frank P. Diassi. Mr. Diassi is currently Managing General Partner of The Unicorn Group LLC, a private financial organization. He organized Unicorn in 1981 and has originated investments in over 40 entrepreneurial companies. Prior to forming Unicorn, Mr. Diassi organized and operated several businesses ranging from chemical distribution to the manufacturing of organic chemicals and detergent products. In addition, he had a number of years of executive experience with the petrochemicals department of Continental Oil Company. He has been Chairman of the Board of Hawkeye Chemical Company and was a founding director of Arcadian Corporation, the largest nitrogen fertilizer company in the Western hemisphere. Mr. Diassi currently serves as Chairman of the Board of Software Plus, Inc. and Amerlux, Inc. In addition, he serves as a director of Mail-Well, Inc., an envelope manufacturer and commercial printer, and several private companies. Mr. Diassi became our Chairman of the Board of Directors in August of 1996.

   Peter W. De Leeuw. Mr. De Leeuw joined us as a member of our Board of Directors and our President and Chief Executive Officer in April of 1998. Prior to joining us, Mr. De Leeuw had been employed by Shell Chemical Company since 1965, most recently serving as Vice President--Growth. Shell Chemical Company, which is a subsidiary of Houston-based Shell Oil Company, is a $5 billion leading manufacturer and distributor of chemical products including PET, resins, solvents, elastomers, and basic chemicals.

   Gary M. Spitz. Mr. Spitz joined us as Vice President and Chief Financial Officer in January of 1998. Mr. Spitz previously held the position of Vice President and Chief Financial Officer of Grace Davison, a division of W.R. Grace and Company, a catalyst manufacturing and chemicals company. Mr. Spitz has held various financial positions with divisions of W. R. Grace and Company since 1979.

   Richard K. Crump. Mr. Crump was Vice President of Materials Management for El Paso Products Company from 1976 through 1983 and Vice President of Sales for Rammhorn Marketing from 1984 to August of 1986. He served as our Director-- Commercial from August of 1986 until October of 1991, when he became our Vice President--Commercial. Mr. Crump became our Vice President--Strategic Planning in December of 1996 and assumed responsibility for our strategic planning, which includes acquisition and merger activity.

   David G. Elkins. Mr. Elkins joined us as Vice President, General Counsel and Secretary in January of 1998. Mr. Elkins previously was a senior partner at Andrews & Kurth L.L.P., where he practiced law in the area of corporate and securities matters. Mr. Elkins also serves as a director of The Houston Exploration Company.

   Robert O. McAlister. Mr. McAlister was employed by Champlin Petroleum Company, a subsidiary of Union Pacific Corporation, from 1974 to 1987 where he held a variety of positions in Human Resources, Marketing and Strategic Planning. In 1987, he joined Champlin Refining and Chemicals, Inc., a joint venture between Champlin Petroleum and Petroleos de Venezuela, S.A., the national oil company of Venezuela, as Vice President of Human Resources. He joined us in 1991 as Director of Human Resources and was promoted to Vice President--Human Resources and Administration in July of 1995.

   Robert W. Roten. Mr. Roten spent the first 25 years of his career with Monsanto Company and served as Vice President for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a Houston-based petrochemical and plastics marketing firm, from 1983 until 1986. He served as our Vice President--Commercial from August of 1986 until September of 1991, when he became Vice President--Corporate Development. Mr. Roten served as our Executive Vice President and Chief Operating Officer from April of 1993 until August of 1996, and served as our President and Chief Executive Officer from August of 1996 until April of 1998. Mr. Roten has been a director since August of 1996 and has been Vice Chairman of our Board since April of 1998. Mr. Roten is currently President of Xnet, Inc., a Houston-based computer and systems consulting company, and has been a director of Xnet, Inc. since June of 1995.

   Allan R. Dragone. Mr. Dragone was a director of Arcadian Corporation from 1989 to 1997, and served as Chairman of the Board from 1989 to 1990. He was President and Chief Executive Officer of Azko America, Inc., a chemicals producer, from 1986 to 1989, and was Chairman of the Board of Fiber Industries, Inc., a polyester fibers producer, from 1987 to 1989. He also is a director of United Water Resources, Inc., a water services company, and of Wellman, Inc., a polyester fibers producer and plastic reclamation company. He was Chairman of the Board of the New York Racing Commission from 1990 to 1995, and currently serves as a trustee. Mr. Dragone has been a director since August of 1996.

   John L. Garcia. Mr. Garcia has been a Managing Director of AEA Investors Inc. since May of 1999. Mr. Garcia was a Managing Director and Head of the Global Chemical Investment Banking Group with Credit Suisse First Boston Corporation from 1994 to April of 1999 and prior thereto was a Managing Director with Wertheim Schroder & Co. Inc. Mr. Garcia also serves as a director of Acetex Corporation. Mr. Garcia has been a director since August of 1996.

   Frank J. Hevrdejs. Mr. Hevrdejs is a principal and President of The Sterling Group, Inc., which he co-founded in 1982. Mr. Hevrdejs has actively participated in acquisitions of over 40 businesses in the past 20 years. He is Chairman of First Sterling Ventures Corp., an investment company, Enduro Holdings, Inc., a structural and electrical manufacturing company, and Fibreglass Holdings, Inc., a truck accessory manufacturer. He is also a director of Mail-Well, Inc. and Eagle U.S.A., an air-freight company. Mr. Hevrdejs has been a director since August of 1996.

   Hunter Nelson. Mr. Nelson is currently a principal with and a director of The Sterling Group, Inc. Prior to joining The Sterling Group, Inc. in 1989, he served as vice president of administration and general counsel of Fiber Industries, Inc., a producer of polyester fibers. Mr. Nelson was previously a partner in the law firm of Andrews & Kurth L.L.P., specializing in general corporate and securities laws. Mr. Nelson served on the board of Sterling Diagnostic Imaging, Inc. until it was sold in May of 1999. Mr. Nelson has been a director since August of 1996.

   George J. Damiris. Mr. Damiris has been a director since December of 1997. Mr. Damiris has been with Koch Industries, Inc. and its affiliates since 1989, currently serving as Vice President of Koch Ventures, Inc.

He was Executive Vice President of Koch's refining group from 1996 to 1997, Vice President of Koch's chemical group from 1995 to 1996 and served as President of Koch's gas services group from 1994 to 1995. Mr. Damiris started Koch's international chemicals trading business in 1992 as Vice President of Koch Supply and Trading. From 1989 through 1992, Mr. Damiris was the Business Development Manager of Koch's petroleum group. Prior to joining Koch, he held various positions in British Petroleum's refining and chemicals divisions.

   Rolf H. Towe. Mr. Towe has served as Senior Managing Director of The Clipper Group, L.P., since its formation in 1991 and is Vice President of Clipper Asset Management, Inc. He was the Chairman of Executive Partner Limited, an executive consulting firm, from 1989 to 1995. Earlier in his career, he held various management positions over a period of nearly 20 years in Union Carbide Corporation, a multinational chemicals and plastics manufacturer. Mr. Towe has been a director since January of 1998. Mr. Towe also serves as a director of American Heritage Life Insurance Company, Travel Centers of America, Inc., a nationwide operator and franchisor of auto and truck travel centers, and several private companies.

   William A. McMinn. Mr. McMinn has been Chairman of the Board of Texas Petrochemicals Corporation since 1996. He served as Corporate Vice President and Manager of the Industrial Chemical Group of FMC Corporation, a manufacturer of machinery and chemical products, from 1973 through 1985. He became President and Chief Executive Officer of Cain Chemical Inc., a producer of petrochemicals, in 1987 and served in that capacity until its acquisition by Occidental Petroleum in May of 1988. He became Chairman of the Board of Directors of Arcadian Corporation in August of 1990 and served in that capacity until it was sold in March of 1997. Mr. McMinn has been a director since February of 1999.

Compensation of Directors

   Our non-employee directors are paid a fee of $2,500 per quarter and our Vice Chairman is paid a fee of $5,000 per quarter. Non-employee directors are also paid an attendance fee of $1,000 for each meeting of the Board of Directors that the director attends and $400 for telephonic meetings lasting 30 minutes or more. Members of committees of the Board of Directors are paid an attendance fee of $700 for each meeting of the committee which the director attends. Committee chairmen are paid $1,400 for these meetings. In addition, pursuant to the terms of the Sterling Chemicals Holdings, Inc. 1997 Nonqualified Stock Option Plan for Non-Employee Directors, each non-employee director receives annual automatic grants of options to purchase 1,000 shares of common stock on October 1 of each year, all of which fully vest upon the date of grant. The Vice Chairman receives these options on 2,000 shares of common stock. Members of the Board of Directors who are employees of the Company or its subsidiaries do not receive a fee for their services as directors. All directors are reimbursed for travel expenses for their services as directors.

   Two of our non-employee directors are employed by stockholders of us or our affiliates and, pursuant to established policies of these employers, all directors' compensation earned by those non-employee directors is paid to their respective employers.

   The Non-Employee Director Plan allows each non-employee director to elect not to participate in the Non-Employee Director Plan. Koch Capital Services, Inc. has agreed to deliver an executed election not to participate under the Non-Employee Director Plan from each director that it designates pursuant to the voting agreement described under the caption "Certain Transactions." In return, we have agreed to issue to Koch Capital a number of options equal to those which would have otherwise been granted to its designated director under the Non-Employee Director Plan. The terms and conditions of the options granted to Koch Capital are substantially similar those governing options granted to other non-employee directors, except that the options granted to Koch Capital do not expire upon the termination of service of its designated director.

Executive Compensation

   Set forth below is information regarding compensation arrangements and benefits paid or made available to our Chief Executive Officer and our four most highly compensated executive officers for the three fiscal years ended September 30, 1998. As Mr. Roten served as our Chief Executive Officer through March 31, 1998, Mr. Roten's compensation information is also included below. Compensation during these fiscal years included participation in certain stock option, stock appreciation rights, and other benefit plans sponsored by Holdings or its subsidiaries that were terminated in connection with our recapitalization in August of 1996.

                                                                           Long-Term
                                      Annual Compensation             Compensation Awards
                                 ---------------------------------   -----------------------
                                                                     Restricted   Securities
   Name and Principal     Fiscal                      Other Annual     Stock      Underlying  All Other
        Position           Year   Salary   Bonus      Compensation    Award(s)     Options   Compensation
   ------------------     ------   (1)    -------     ------------   ----------   ---------- ------------
Frank P. Diassi.........   1998  $300,000 $     0       $     0        $    0       95,238     $34,606(2)
 Chairman of the Board     1997   334,231       0             0             0       63,492       4,693(3)
 of Directors
Peter W. De Leeuw (4)...   1998   162,500       0             0        95,000(5)   125,000      18,349(6)
 President and Chief
 Executive Officer
Robert W. Roten (7).....   1998   120,000       0             0             0            0     118,466(8)
 President and Chief       1997   231,250       0             0             0       38,942       3,247(3)
 Executive Officer         1996   205,000 105,313(9)          0             0            0       9,403(10)
Richard K. Crump........   1998   194,167       0             0             0       30,159      10,139(11)
 Vice President --         1997   187,500       0             0             0       20,106       1,080(3)
 Strategic Planning        1996   180,000  92,469(9)          0             0            0       8,462(12)
Gary M. Spitz (13)......   1998   126,818  25,000(14)   166,364(15)    50,000(16)   45,000       3,309(17)
 Vice President and
 Chief Financial Officer
Robert O. McAlister.....   1998   155,167       0             0             0       17,460      24,749(18)
 Vice President--          1997   151,000       0             0             0       11,640       1,357(3)
 Human Resources and       1996   146,000  54,611(9)          0             0            0       7,112(19)
 Administration

--------
(1) Includes amounts deferred under our 401(k) Savings and Investment Plan.
(2) Consists of $15,526 in premiums for group term life insurance and $19,080 in premiums for executive life insurance paid by us.
(3) Consists of premiums for group term life insurance paid by us.
(4) Mr. De Leeuw joined us as President and Chief Executive Officer effective April 1, 1998, meaning that he was employed by us during fiscal 1998 for six months.
(5) Mr. De Leeuw was granted 10,000 shares of Holdings' restricted stock on March 16, 1998. Of these shares, 5,000 shares are subject to forfeiture if Mr. De Leeuw's employment is terminated under certain specified circumstances. These forfeiture provisions expire in two equal increments on March 16, 2000 and March 16, 2001 or, if earlier, upon the occurrence of certain specified events. As of the last day of fiscal 1998, these shares had a value of $70,000 based on the closing market price per share on September 30, 1998.
(6) Consists of $3,150 in premiums for group term life insurance and $15,199 in premiums for executive life insurance paid by us.
(7) Mr. Roten resigned from Sterling effective March 31, 1998, meaning that he was employed by us during fiscal 1998 for six months.
(8) Consists of $3,861 in premiums for group term life insurance paid by us, compensation for unused vacation time of $62,305 paid upon Mr. Roten's resignation from employment with us and $52,300 paid pursuant to a Consulting Agreement between Mr. Roten and Holdings. See "Relationships and Transactions with Related Parties."
(9)  Paid pursuant to our Profit Sharing Plan.
(10) Consists of $7,558 in matching contributions paid by us pursuant to our 401(k) Savings and Investment Plan and $1,845 in premiums for group term life insurance paid by us.
(11) Consists of $2,508 in premiums for group term life insurance and $7,631 in premiums for executive life insurance paid by us.
(12) Consists of $6,842 in matching contributions paid by us pursuant to our 401(k) Savings and Investment Plan and $1,620 in premiums for group term life insurance paid by us.
(13) Mr. Spitz joined us as Vice President and Chief Financial Officer on January 19, 1998, meaning that he was employed by us during fiscal 1998 for approximately eight and one-half months.
(14) Consists of a signing bonus paid pursuant to Mr. Spitz's employment agreement with us and Holdings.
(15) Consists of moving expenses paid by us.
(16) Mr. Spitz was granted 5,000 shares of Holdings' restricted stock on January 19, 1998. Of these shares, 2,500 shares are subject to forfeiture if Mr. Spitz's employment is terminated under certain specified circumstances. These forfeiture provisions expire in two equal increments on January 19, 2000 and January 19, 2001 or, if earlier, upon the occurrence of certain specified events. As of the last day of fiscal 1998, these shares had a value of $35,000 based on the closing market price per share on September 30, 1998.
(17) Consists of $578 in premiums for group term life insurance and $2,731 in premiums for executive life insurance paid by us.
(18) Consists of $3,041 in premiums for group term life insurance and $21,708 in premiums for executive life insurance paid by us.
(19) Consists of $5,798 in matching contributions paid by us pursuant to our 401(k) Savings and Investment Plan and $1,314 in premiums for group term life insurance paid by us.

Option Grants in Last Fiscal Year

   The following sets forth information relating to options to purchase shares of common stock granted to our Chief Executive Officer and our four most highly compensated executive officers in fiscal 1998. Except as otherwise noted, all of these options were granted under our Omnibus Stock Awards and Incentive Plan.

                                                                                       Potential Realizable
                                                                                      Value at Assumed Annual
                         Number of      Percent of                                     Rates of Stock Price
                         Securities   Total Options  Exercise                         Appreciation for Option
                         Underlying     Granted to    Price                                   Term(3)
                          Options       Employees      Per                            -----------------------
                         Granted(#)   in Fiscal Year Share(1)   Expiration Date(2)    0%     5%        10%
                         ----------   -------------- --------   ------------------    --- -------- ----------
Frank P. Diassi.........   95,238           13%       $6.00     April 22, 2008        $ 0 $253,338 $1,080,350
Peter W. De Leeuw.......  125,000           18%        6.00     March 16, 2008(4)       0  434,312  1,580,069
                          100,000(5)        14%        6.00(5)  September 12, 1998(5)  NA       NA         NA
Robert W. Roten.........        0            0%          NA     NA                     NA       NA         NA
Richard K. Crump........   30,159            4%        6.00     April 22, 2008          0   80,224    342,114
Gary M. Spitz...........   45,000            6%        6.00     January 19, 2008(6)     0  193,003    627,184
                           50,000(7)         7%        6.00     April 30, 1998(7)      NA       NA         NA
Robert O. McAlister.....   17,460            2%        6.00     April 22, 2008          0   46,445    198,061

--------
(1) The options granted in fiscal 1998 had an original exercise price of $12.00 per share. On December 14, 1998, these options were repriced to an exercise price of $6.00 per share.
(2) Except as otherwise noted, all options vest in increments of 25% on April 22, 1999, April 22, 2000, April 22, 2001 and August 21, 2001.
(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from the date of grant of the options awarded to the date of expiration of these options of 0%, 5% and 10%. Based on these assumed annual rates of stock price appreciation of 0%, 5% and 10%, our stock price (i) at January 19, 2008 is projected to be $10.00, $16.29 and $25.94, respectively, (ii) at March 16, 2008 is projected to be $9.50, $15.47 and $24.64, respectively, and (iii) at April 22, 2008 is projected to be $9.00, $14.66 and $23.34, respectively. These assumptions are not intended to forecast future appreciation of our stock price. Our stock price may increase or decrease in value over the time period set forth above. Optionees will not realize value under their option grants without stock price appreciation, which will benefit all stockholders. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
(4) Options vest in increments of 20% on March 16, 1999, March 16, 2000, March 16, 2001, March 16, 2002, and March 16, 2003.
(5) Pursuant to the terms of the De Leeuw Employment Agreement, Mr. De Leeuw was granted options with respect to 100,000 shares of common stock, each with an exercise price per share of the lesser of $12 and the most recent valuation per share under the ESOP. All of these options expired on September 12, 1998 without having been exercised.
(6) Options vest in increments of 20% on January 19, 1999, January 19, 2000, January 19, 2001, January 19, 2002, and January 19, 2003.
(7) Pursuant to the terms of the Spitz Employment Agreement, Mr. Spitz was granted options with respect to 50,000 shares of common stock, each with an exercise price per share of $12. All of these options expired on April 30, 1998 without having been exercised.

Aggregate Year-End Option Values

   The following table provides information on the value of the unexercised options held by our Chief Executive Officer and our four most highly compensated executive officers at September 30, 1998. There were no exercises of options or SARs during fiscal 1998 by any of these officers, and none of these officer held SARs at September 30, 1998.

                               Number of Securities
                              Underlying Unexercised   Value of Unexercised In-
                                    Options at         The-Money Options/SARS at
                                September 30, 1998        September 30, 1998
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
Frank P. Diassi.............   12,698       146,032        $--          $--
Peter W. De Leeuw...........       --       125,000         --           --
Robert W. Roten(1)..........   40,942            --         --           --
Richard K. Crump............    4,021        46,244         --           --
Gary M. Spitz...............       --        45,000         --           --
Robert O. McAlister.........    2,328        26,772         --           --

--------
(1) All options held by Mr. Roten vested upon his retirement, which was effective on March 31, 1998, and were exercisable at any time within one year after March 31, 1998. All of these options expired on March 30, 1999 without having been exercised.

Employment Agreements

   De Leeuw Employment Agreement. On March 16, 1998, Peter W. De Leeuw entered into an employment agreement with us and Holdings pursuant to which we and Holdings each engaged Mr. De Leeuw to serve as President and Chief Executive Officer until Mr. De Leeuw's employment is terminated in accordance with the terms of the employment agreement. Under the employment agreement, Mr. De Leeuw earns a base salary initially set at $300,000 per year, which may be increased at the discretion of the Board, and participates in Holdings' and our bonus/incentive compensation plans. In addition, upon execution of his employment agreement, Mr. De Leeuw was granted awards under Holdings' Omnibus Stock Awards and Incentive Plan of 10,000 shares of Holdings' common stock, 5,000 of which are subject to forfeiture if Mr. De Leeuw's employment is terminated at certain times under specified circumstances. Mr. De Leeuw was also granted options to purchase 125,000 shares of common stock at $12 per share, with 20% of these options vesting annually on each March 16, commencing in 1999. On December 14, 1998, these options were repriced to an exercise price of $6 per share. Mr. De Leeuw was additionally granted the right to purchase up to 100,000 shares of common stock at a price per share equal to the lesser of $12 or the most recent valuation under the Sterling Chemicals ESOP. This right was not exercised and expired on September 12, 1998.

   Under the terms of his employment agreement, we and Mr. De Leeuw may each terminate Mr. De Leeuw's employment at any time and for any reason by giving notice to the other. If, prior to March 16, 2000, Mr. De Leeuw terminates his employment for a "Good Reason," as it is defined in his employment agreement, or we terminate Mr. De Leeuw's employment for any reason other than "Misconduct" or "Disability," as they are defined in his employment agreement, we and Holdings are required to pay Mr. De Leeuw an amount equal to 200% of his base salary plus additional sums. In addition, for 24 months after termination, Mr. De Leeuw is entitled to continued coverage under all of Holdings' and our life, healthcare, medical, and dental insurance plans and programs, excluding disability, provided Mr. De Leeuw remains eligible to participate in these plans and programs according to their terms and that he pays all required regular employee premiums. Finally, upon termination, any vesting, lapse of time, or other similar requirement of any of our or Holdings' plans or programs is accelerated and all conditions to Mr. De Leeuw's entitlement to benefits under the plan or program are deemed satisfied. However, neither we nor Holdings is required to make any payment or provide any coverage if the termination of Mr. De Leeuw's employment takes effect after Mr. De Leeuw's "normal retirement date" under Holdings' Salaried Employees' Pension Plan. Holdings' and our obligations to continue to provide coverage under benefits plans cease if Mr. De Leeuw becomes employed elsewhere and is provided with substantially similar benefits.

   Spitz Employment Agreement. On January 19, 1998, Gary M. Spitz entered into an employment agreement with us and Holdings pursuant to which we and Holdings each engaged Mr. Spitz to serve as Vice President and Chief Financial Officer until Mr. Spitz's employment is terminated in accordance with the terms of his employment agreement. Under the employment agreement, Mr. Spitz earns a base salary initially set at $180,000 per year, which may be increased at the discretion of the Board, and participates in Holdings' and our bonus/incentive compensation plans. Under his employment agreement, Mr. Spitz was paid a signing bonus of $25,000 when he began work. In addition, upon execution of his employment agreement, Mr. Spitz was granted awards under Holdings' Omnibus Stock Awards and Incentive Plan of 5,000 shares of Holdings' common stock, 2,500 of which may be forfeited if Mr. Spitz's employment is terminated at certain times under specified circumstances. Mr. Spitz was also granted options to purchase 45,000 shares of common stock at $12 per share, with 20% of the options vesting annually on each January 19, commencing in 1999. On December 14, 1998, these options were repriced to an exercise price of $6 per share. Mr. Spitz was additionally granted the right to purchase up to 50,000 shares of common stock at $12 per share. This right was not exercised and expired on April 30, 1998.

   Under the terms of his employment agreement, we and Mr. Spitz may each terminate Mr. Spitz's employment at any time and for any reason by giving notice to the other. If, prior to January 19, 2000, Mr. Spitz terminates his employment for a "Good Reason," as it is defined in his employment agreement, after a specified change of control has occurred, or we or Holdings terminates Mr. Spitz's employment for any reason other than "Misconduct" or "Disability," as they are defined in his employment agreement, we and Holdings are jointly required to pay Mr. Spitz an amount equal to 200% of his base salary plus additional sums. In addition, for 24 months after the date of termination, Mr. Spitz is entitled to continued coverage under all of Holdings' and our life, healthcare, medical and dental insurance plans and programs, excluding disability, provided Mr. Spitz remains eligible to participate in these plans and programs according to their terms and that he pays the required regular employee premiums. However, neither we nor Holdings is required to make any payment or provide any coverage if the termination of Mr. Spitz's employment takes effect after Mr. Spitz's "normal retirement date" under the Holdings' Salaried Employees' Pension Plan. Holdings' and our obligations to continue to provide coverage under benefits plans cease if Mr. Spitz becomes employed elsewhere and is provided with substantially similar benefits.

Pension Plans

   Salaried Employees' Pension Plan. We maintain a defined benefit Salaried Employees' Pension Plan covering substantially all salaried employees, including our Chief Executive Officer and our four most highly compensated executive officers. Pension costs are borne solely by us and determined annually on an actuarial basis with contributions made accordingly. The pension benefits payable under the Pension Plan for our employees who had been hired by Monsanto, from which we acquired our Texas City, Texas petrochemicals plant, prior to April 1, 1986 are based on each of those individual's vested percentage times years of service multiplied by 1.4% of Average Earnings, as defined below. All of our other employees, including our employees who had been hired by Monsanto on or after April 1, 1986, receive a pension payable under the Pension Plan based on the individual's vested percentage times years of service multiplied by 1.2% of Average Earnings. Average Earnings excludes, among other things, amounts received under our Profit Sharing Plan and is generally defined as the greater of:

  . average compensation received during the highest three of the final five calendar years of employment and

  . average compensation received during the final 36 months of employment.

However, as a result of certain limitations imposed under the Internal Revenue Code, benefits payable under the Pension Plan are effectively limited in amount to those payable to a participant having Average Earnings of $160,000.

   For our employees who were employed by us prior to October 1, 1986 and accruing a Monsanto pension plan benefit, we recognize Monsanto pension plan years of service offset by any vested benefit under the Monsanto pension plan.

   For our employees as of August 21, 1992 who were previously employed by Albright & Wilson and based in the United States and were participants in the Tenneco, Inc. Retirement Plan, we recognize Tenneco, Inc. Retirement Plan years of service offset by any vested benefit under that plan.

   For our employees who were previously employed by Cytec Industries Inc. and joined us on January 31, 1997 and elect to retire on or before January 31, 1999, we supplement the standard pension payable so that the employee's total combined pension from us and from the Cytec Nonbargaining Employees' Retirement Plan equals the amount the employee would have received had he or she remained an employee of Cytec until retirement.

   The following table illustrates the aggregate of the annual normal retirement benefits payable under the Pension Plan and the Pension Benefit Equalization Plan and Supplemental Employee Retirement Plan, as those plans are defined below, based on 1.4% of Average Earnings, without reduction for any offset amounts. These benefit levels assume retirement at age 65, the years of service shown, continued existence of the pension plans without substantial change and payment in the form of a single life annuity.

                                                        Years of Service
                                                 -------------------------------
                   Average Earnings                10      20      30      40
                   ----------------              ------- ------- ------- -------
      $ 50,000.................................. $ 7,000 $14,000 $21,000 $28,000
       100,000..................................  14,000  28,000  42,000  56,000
       150,000..................................  21,000  42,000  63,000  84,000
       200,000..................................  22,400  44,800  67,200  89,600
       250,000..................................  22,400  44,800  67,200  89,600
       300,000..................................  22,400  44,800  67,200  89,600
       350,000..................................  22,400  44,800  67,200  89,600
       400,000..................................  22,400  44,800  67,200  89,600

   The following table illustrates the aggregate of the annual normal retirement benefits payable under the Pension Plan, the Pension Benefit Equalization Plan and the Supplemental Employee Retirement Plan based on 1.2% of Average Earnings, without reduction for any offset amounts. These benefit levels assume retirement at age 65, the years of service shown, continued existence of the pension plans without substantial change and payment in the form of a single life annuity.

                                                        Years of Service
                                                 -------------------------------
                   Average Earnings                10      20      30      40
                   ----------------              ------- ------- ------- -------
      $ 50,000.................................. $ 6,000 $12,000 $18,000 $24,000
       100,000..................................  12,000  24,000  36,000  48,000
       150,000..................................  18,000  36,000  54,000  72,000
       200,000..................................  19,200  38,400  57,600  76,800
       250,000..................................  19,200  38,400  57,600  76,800
       300,000..................................  19,200  38,400  57,600  76,800
       350,000..................................  19,200  38,400  57,600  76,800
       400,000..................................  19,200  38,400  57,600  76,800

   The benefits under the Salaried Employees' Pension Plan are computed by multiplying Average Earnings by credited years of service times the respective percentages referred to above. These benefits are not reduced by any benefits payable under Social Security or other offset amounts. The benefits payable to our employees who had been hired by Monsanto prior to April 1, 1986 are reduced by the amount of pension benefits to which those participants may be entitled under Monsanto's pension plan and the benefits payable to all of our other employees, including our employees who had been hired by Monsanto on or after April 1, 1986, are reduced by the amount of pension benefits to which those participants may be entitled under Monsanto's, Tenneco's or Cytec's pension plan. The number of credited years of service under the Pension Plan of each of the Named Executive Officers are as follows: Peter W. De Leeuw--one year; Robert W. Roten--37 years; Frank P. Diassi--two years; Richard K. Crump--12 years; Gary M. Spitz--one year; and Robert O. McAlister--eight years. Mr. Roten was originally hired by Monsanto prior to April 1, 1986 and retired as our employee on March 31, 1998. Accordingly, Mr. Roten's pension benefits commenced on April 1, 1998 and are based upon 37 years of service and 1.4% of his Average Earnings.

   Pension Benefit Equalization Plan. We maintain the Sterling Chemicals, Inc. Pension Benefit Equalization Plan. The Equalization Plan provides additional benefits to employees whose retirement benefits under the Pension Plan are reduced, curtailed, or otherwise limited as a result of certain limitations under the Internal Revenue Code. The additional benefits provided by the Equalization Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed, or limited by reason of the application of those limitations. All employees who participate in the Pension Plan are eligible to participate in the Equalization Plan. Benefits have been paid to participants under the Equalization Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

   Supplemental Employee Retirement Plan. We maintain the Sterling Chemicals, Inc. Supplemental Employee Retirement Plan. The Supplemental Plan provides additional benefits to certain employees whose retirement benefits under the Pension Plan are reduced, curtailed, or otherwise limited because the employee's annual compensation is in excess of $160,000 or because certain Social Security integration benefits were removed from the Pension Plan. The additional benefits provided by the Supplemental Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed, or limited by reason of the applications of those limitations. Only those employees who are a part of management or are "highly compensated" and are subject to limitations on Pension Plan benefits imposed by the Internal Revenue Code may participate in the Supplemental Plan. Benefits have been paid to participants under the Supplemental Plan and those benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

   Assuming retirement at age 65, or after five years of service, if later, and the continuation of their current levels of base salary until retirement, as of September 30, 1998, we will owe annual total retirement benefits under the Equalization Plan and/or the Supplemental Plan of $28,008 to Mr. De Leeuw, $18,000 to Mr. Diassi, $59,794 to Mr. Crump, $49,492 to Mr. Spitz and $26,714
to Mr. McAlister. These amounts will be reduced annually by the value of the benefits payable under the Pension Plan, which are $14,938 for Mr. De Leeuw, $9,600 for Mr. Diassi, $47,835 for Mr. Crump, $43,993 for Mr. Spitz and $26,548 for Mr. McAlister. Mr. Roten retired from employment with us on March 31, 1998. The total actual retirement benefits under the Equalization Plan and the Supplemental Plan payable to Mr. Roten are $81,223 per year, reduced by $53,282 of actual benefits payable under the Pension Plan.

                       PRINCIPAL STOCKHOLDERS OF HOLDINGS

   All of our issued and outstanding capital stock is owned by Holdings. The following table sets forth information regarding the beneficial ownership of Holdings' common stock as of August 31, 1999 by:

  . each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Holdings' common stock;

  . each of our directors;

  . our chief executive officer and our four other most highly compensated executive officers; and

  . all of these directors and executive officers as a group.

   In addition, an aggregate of 615,308 shares of Holdings' common stock are held by the Sterling Chemicals ESOP on behalf of our employees, including some of our executive officers, representing approximately 5% of Holdings' outstanding common stock, of which 341,608 shares have been allocated to employees' accounts to date. These shares are held of record by Merrill Lynch & Co. Incorporated, as trustee, which disclaims beneficial ownership of the shares. Merrill Lynch exercises sole power to vote the shares of common stock held by the Sterling Chemicals ESOP until such time as shares are allocated to the account of an employee, who then has the sole power to vote his or her respective shares. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The information is based upon information furnished to Holdings by each individual or entity named below.

                                                        Common Stock
                                                      ------------------------
                                                      Number of
       Name and Address of Beneficial Owner(1)         Shares          Percent
       ---------------------------------------        ---------        -------
Frank P. Diassi......................................   758,628(2)(3)    5.8%
Allan R. Dragone.....................................    59,385(4)         *
John L. Garcia.......................................    38,757(5)         *
George J. Damiris.................................... 1,181,254(6)       9.1
Frank J. Hevrdejs....................................   939,582(2)(7)    7.2
Hunter Nelson........................................    64,758(2)(8)      *
Rolf H. Towe......................................... 2,064,204(9)      15.9
Robert W. Roten......................................   165,297(10)      1.3
William A. McMinn....................................    40,000(2)(11)     *
Richard K. Crump.....................................    61,296(12)        *
Peter W. De Leeuw....................................    61,597(13)        *
Gary M. Spitz........................................    24,497(14)        *
Robert O. McAlister..................................    29,696(15)        *
Clipper Capital Associates, Inc...................... 2,063,204(2)(16)  15.9
Koch Industries, Inc................................. 1,181,254(2)(17)   9.1
Fayez Sarofim & Co...................................   687,548(2)(18)   5.3
Olympus Growth Fund II, L.P..........................   678,770(2)(19)   5.2
Olympus Executive Fund, L.P..........................     7,926(2)(19)     *
All executive officers and directors as a group (14
 persons)............................................ 5,524,448(20)     42.7

--------
* Less than 1%
(1) Unless otherwise noted, the mailing address of each beneficial owner is 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312.
(2) Each of these stockholders is a party to the voting agreement described under "Certain Relationships and Related Transactions." Other parties to the voting agreement include William C. Oehmig, who beneficially owns 361,772 shares of Holdings' common stock, the Rheney Living Trust (Susan O. Rheney and Clarke Rheney, Trustees), which beneficially owns 48,307 shares, CS First Boston Merchant

     Investments 1995/96, L.P., which beneficially owns 75,900 shares, Gordon A. Cain, who beneficially owns currently exercisable warrants to acquire 160,000 shares and James Crane, who beneficially owns currently exercisable warrants to acquire 30,000 shares. The parties to the voting agreement may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and accordingly may be deemed to have beneficial ownership of all of the shares of Holdings' common stock subject to the voting agreement. An aggregate of 6,518,967 shares of Holdings' common stock, representing approximately 50% of the outstanding shares, are subject to the voting agreement. However, each party to the voting agreement expressly disclaims membership in such group and beneficial ownership of such shares, other than shares identified herein as beneficially owned by such party.
(3)  Includes (A) 20,000 shares held as Trustee of the Gabrielle Diassi Trust,
     (B) 40,000 shares held as Trustee of the Diassi Children's Trust, (C) 10,000 shares held as Trustee of the Brianna Diassi Trust, (D) 10,000 shares held as Trustee of the Nicholas Diassi Trust, (E) 10,000 shares held by Mr. Diassi's wife, (F) 1,161 shares held by Merrill Lynch, as Trustee of the Employee Stock Ownership Plan, and allocated to Mr.
     Diassi's account, (G) 49,207 shares subject to options granted by Holdings that are currently exercisable, and (H) 20,000 shares subject to warrants that are currently exercisable.
(4) Includes 4,000 shares subject to options granted by Holdings that are currently exercisable.
(5) Of such shares, 4,000 represent shares subject to options granted by Holdings that are currently exercisable. The remainder are held by Clipper Capital Associates, L.P., under a nominee agreement by which it exercises sole voting and dispositive power with respect to these shares.
(6) Represents shares held by Koch Capital Services, Inc., including 49,031 shares subject to warrants and 4,000 shares subject to options that are currently exercisable and that are held by Koch Capital, a wholly owned subsidiary of Koch Industries, Inc. Mr. Damiris disclaims beneficial ownership of these shares, warrants and options, but as Vice President of Koch Ventures, Inc., Mr. Damiris may be deemed to beneficially own them.
(7) Includes 1,990 shares owned by Mr. Hevrdejs' wife, 4,000 shares subject to options granted by Holdings that are currently exercisable, and 20,000 shares subject to warrants that are currently exercisable.
(8) Includes 4,000 shares subject to options granted by Holdings that are currently exercisable.
(9) Includes 1,000 shares subject to options granted by Holdings that are currently exercisable. Also includes shares held by The Clipper Group; Mr. Towe disclaims beneficial ownership of these shares, but as Senior
     Managing Director of The Clipper Group, L.P. and Vice President of Clipper Asset Management, Inc., he may be deemed to beneficially own them.
(10) Includes 37,470 shares held by Merrill Lynch, as Trustee of the Sterling Chemicals ESOP, and allocated to Mr. Roten's account, and 2,000 shares subject to options granted by Holdings that are currently exercisable.
(11) Represents shares subject to warrants that are currently exercisable.
(12) Includes 8,639 shares held by Merrill Lynch, as Trustee of the Sterling Chemicals ESOP, and allocated to Mr. Crump's account, and 15,582 shares subject to options granted by Holdings that are currently exercisable.
(13) Includes 25,000 shares subject to options granted by Holdings that are currently exercisable and 497 shares that are held by Merrill Lynch, as Trustee of the Sterling Chemicals ESOP, and allocated to Mr. De Leeuw's account.
(14) Includes 9,000 shares subject to options granted by Holdings that are currently exercisable and 497 shares that are held by Merrill Lynch, as Trustee of the Sterling Chemicals ESOP, and allocated to Mr. Spitz's account.
(15) Includes 4,419 shares held by Merrill Lynch, as Trustee of the Sterling Chemicals ESOP, and allocated to Mr. McAlister's account, and 9,021 shares subject to options granted by Holdings that are currently exercisable.
(16) Clipper Capital Associates, Inc. ("Clipper") may be deemed to beneficially own these shares by virtue of its relationship with entities that have beneficial ownership of these shares as discussed herein.
     Clipper is
     the sole general partner of Clipper Capital Associates, L.P. "Clipper Associates," and is a Delaware corporation principally engaged in holding investments, formed for the purpose of serving as general partner of Clipper Associates. The mailing address of Clipper is 650 Madison Ave., 9th Floor, New York, New York 10022. Clipper Associates is a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities and is the sole general partner of Clipper Equity Partners I, L.P. ("Clipper I") and Clipper/Merchant Partners, L.P. ("Clipper II"), with sole voting and dispositive power with respect to the securities held by these partnerships. Each of Clipper I and Clipper II is a Delaware limited partnership, principally engaged in making investments. Clipper Associates may be deemed to directly beneficially own 11,831 shares of Holdings' common stock and indirectly beneficially own 201,776 shares by virtue of its status as nominee under several nominee agreements, under which it exercises sole voting and dispositive power with respect to these shares. Clipper I may be deemed to directly beneficially own 444,537 shares. Clipper II may be deemed to directly beneficially own 516,031 shares. Each of Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Associates is the sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to securities held by these partnerships. Clipper III may be deemed to directly beneficially own 592,701 shares. Clipper IV may be deemed to directly beneficially own 296,328 shares. Clipper Curacao, Inc., a corporation organized under the laws of the British Virgin Islands, is the sole administrative general partner of Clipper III and Clipper IV, responsible for the administrative functions of these partnerships. The share amounts include currently exercisable warrants to purchase Holdings' common stock in the following amounts: Clipper Associates--28 shares; Clipper I--13,605 shares; Clipper II--18,149 shares; Clipper III--18,149 shares; Clipper IV--9,089 shares.
(17) Koch Industries may be deemed to beneficially own these shares, which are directly beneficially owned by Koch Capital. Includes 49,031 shares subject to warrants and 4,000 shares subject to options that are currently exercisable. The mailing address of Koch Industries and Koch Capital is 4111 East 37th Street North, Wichita, KS 67220.
(18) Fayez Sarofim & Co. may be deemed to beneficially own these shares, which are directly beneficially owned by FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co. The majority owner of Fayez Sarofim &
     Co. is Fayez Sarofim. The mailing address of Fayez Sarofim, Fayez Sarofim
     & Co., and FSI No. 2 Corporation is Two Houston Center, Suite 2907, Houston, TX 77010.
(19) Olympus Growth Fund II, L.P. ("Olympus Growth") and Olympus Executive
     Fund, L.P. ("Olympus Executive") are Delaware limited partnerships principally engaged in making investments. The foregoing share amounts include shares subject to warrants in the amount of 58,387 shares with respect to Olympus Growth and 633 shares with respect to Olympus
     Executive. OGP II, L.P., a Delaware limited partnership ("OGP"), is the sole general partner of Olympus Growth, and OEF, L.P., a Delaware limited partnership ("OEF"), is the sole general partner of Olympus executive. The three general partners of both OGP and OEF are LJM, L.L.C. ("LJM"), RSM, L.L.C. ("RSM"), and Conroy, L.L.C. ("Conroy"). Each of LJM, RSM and Conroy is a Delaware limited liability company. The majority owner of LJM is Louis J. Mischianti. The majority owner of RSM is Robert S. Morris. The majority owner of Conroy is James A. Conroy. The mailing address of Olympus Growth, Olympus Executive, OGP, OEF, LJM, RSM, Conroy and Messrs. Mischianti, Morris and Conroy is Metro Center, One Station Place,
     Stamford, Connecticut 06902.
(20) Includes 58,133 shares held by Merrill Lynch, as Trustee of the Sterling Chemicals ESOP, and allocated to the accounts of various officers and directors.

              RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

   The holders of 6,518,967 shares of Holdings' outstanding common stock, representing approximately 50% of the total outstanding shares, have entered into an Amended and Restated Voting Agreement dated February 1, 1999. The parties to the voting agreement are Frank P. Diassi, Frank J. Hevrdejs and Hunter Nelson, each of whom are one of our directors; William C. Oehmig; Susan
O. Rheney as Trustee of the Rheney Living Trust; Koch Capital Services, Inc.; affiliates of Clipper Capital Partners, L.P. (collectively, "The Clipper Group"); FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co.; Olympus Growth Fund II, L.P.; Olympus Executive Fund, L.P.; Credit Suisse First Boston Corporation; Gordon A. Cain; William A. McMinn; and James Crane. The voting agreement requires each of these parties to vote all of the shares of Holdings' common stock owned or acquired by them in the future in favor of three nominees to the Holdings' Board of Directors, one to be selected by each of Koch Capital Services, Inc., The Clipper Group and Gordon A. Cain. George J. Damiris is the current designee of Koch Capital, Rolf H. Towe is the current designee of The Clipper Group and William A. McMinn is the current designee of Mr. Cain. The rights of Koch Capital and The Clipper Group to select their nominees under the voting agreement each terminates on August 21, 2006, or sooner in the event their beneficial ownership of Holdings' common stock represents less than 5% of the outstanding common stock. The right of Mr. Cain to select his nominee terminates upon the earlier of (1) December 15, 2008 or
(2) the later of the expiration of the purchase agreement to which he is a party and the time at which Mr. Cain has beneficial ownership of less than 5% of Holdings' outstanding common stock.

   The holders of 8,974,646 shares of Holdings' common stock, representing approximately 69% of the outstanding shares of Holdings' common stock, are parties to the Sterling Chemicals Holdings, Inc. Stockholders Agreement dated August 21, 1996 and the Tag-Along Agreement dated August 21, 1996. The stockholders agreement restricts the transfer of shares of Holdings' common stock held by these stockholders, with some exceptions, unless these shares are first offered to be sold to the Sterling Chemicals, Inc. Employee Stock Ownership Trust created by the Sterling Chemicals ESOP, then to Holdings and then to the other Holdings stockholders that are a party the stockholders agreement. The Tag-Along Agreement provides that if any of the parties to the agreement, alone or in concert, proposes to transfer, sell, or otherwise dispose of a combined total of 51% or more of the shares of Holdings' common stock issued and outstanding at the time of the transfer, that party must give notice of the proposed transfer to each person that retained shares of Holdings' common stock in the 1996 recapitalization and each of these persons will have the right to have those shares included in the transfer on a pro rata basis and on the same terms and conditions.

   In connection with our 1996 recapitalization, Holdings and The Sterling Group, Inc. entered into a consulting agreement, which provided that if Holdings or any of its subsidiaries determined prior to April 23, 1998 to dispose of or acquire any assets or businesses or to offer its securities for sale or to raise any debt or equity financing, Holdings or the subsidiary would retain The Sterling Group as a consultant with respect to the transaction, provided that The Sterling Group's fees were competitive and Holdings and The Sterling Group mutually agreed on the terms of the engagement. In addition, under the consulting agreement, Holdings is obligated to indemnify The Sterling Group against liabilities relating to their services. Holdings paid The Sterling Group approximately $20,732 in fiscal 1998, primarily as reimbursement for expenses incurred in connection with due diligence activities for various potential acquisitions and some remaining consulting and advisory fees related to Holdings' July 1997 acquisition of assets from Saskatoon Chemicals, Ltd. and Holdings' January 1997 acquisition of the acrylic fibers business from Cytec. The consulting agreement expired by its terms on April 23, 1998. Frank J. Hevrdejs and Hunter Nelson, each of whom is a member of our Board of Directors, are principals of The Sterling Group. Frank P. Diassi, Chairman of our Board of Directors, William A. McMinn, one of our directors, Peter W. De Leeuw, our President and Chief Executive Officer, J. Virgil Waggoner, who served as Vice Chairman of our Board of Directors until April 1, 1998, Robert W. Roten, the current Vice Chairman of our Board of Directors and our former President and Chief Executive Officer, Gary M. Spitz, our Chief Financial Officer, and Richard K. Crump, our Vice President--Strategic Planning, have previously co-invested with principals of The Sterling Group in several transactions.

   Since October 1, 1991, we have had ongoing commercial relationships in the ordinary course of business with affiliates of Koch Industries, including, from time to time, supply of raw materials or sales of petrochemicals and transportation of natural gas. For the fiscal year ended September 30, 1998, we made

  . product sales to Koch Chemical Company, an indirect wholly owned subsidiary of Koch Industries, Inc.;

  . payments to John Zink Company, an indirect wholly owned subsidiary of Koch Industries, in consideration for contracting and construction services performed at our Texas City facility; and

  . payments to Koch Gateway Pipeline Company for the transportation of natural gas to our acrylic fibers facility through a pipeline in which it is a partner.

each of which represented less than 1% of our revenues. Raw materials purchases from Koch Chemical were in an aggregate amount equal to approximately 3% of our revenues. In addition, we filed a lawsuit against John Zink Company in which we are seeking recovery for damages sustained in connection with the release of nickel carbonyl from our methanol unit on July 30, 1997. This lawsuit is currently the subject of a tolling agreement while the parties seek to negotiate a mutually acceptable resolution of our claims.

   We entered into an engagement letter dated April 27, 1998, under which we engaged Chem Systems to perform consulting services related to our styrene business. In addition, on August 10, 1998, we accepted a proposal from Chem Systems pursuant to which we engaged Chem Systems to conduct a site study of our Texas City facility and to benchmark our best practices and organizational structures against top quartile performers in the industry. During fiscal 1998, we paid Chem Systems approximately $30,977 under the engagement letters and approximately $70,000 under the benchmarking proposal. In addition, we paid Chem Systems approximately $76,319 for various other professional services during fiscal 1998. Peter Spitz, who is the father of Gary Spitz, our Chief Financial Officer and Vice President, is the Director of Chem Systems. Peter Spitz does not perform any direct services under either of these arrangements. In connection with the offering of the existing notes, the initial purchasers engaged Chem Systems to conduct an appraisal of our Texas City and Valdosta facilities, for which we reimbursed the initial purchasers for all amounts paid to Chem Systems.

   Gary M. Spitz was hired as our Chief Financial Officer effective January 19, 1998. On May 25, 1998, we loaned Mr. Spitz $228,000 to be used exclusively for the down payment of a new principal residence for Mr. Spitz and his family in the greater Houston metropolitan area. The loan, including accrued interest at the rate of 5.37% per annum, was fully repaid on July 1, 1998 out of the proceeds of the sale of Mr. Spitz's previous residence in Columbia, Maryland.

   On April 1, 1998, Holdings entered into a consulting agreement with Mr. Roten, the Vice Chairman of our Board of Directors and our former President and Chief Executive Officer. Under this agreement, Mr. Roten was paid $10,000 per month for consulting services, minus any fees or other compensation paid to Mr. Roten in that month for serving as a director of us, Holdings, or any of our subsidiaries. This consulting agreement expired by its terms in March of 1999. During fiscal 1998, Mr. Roten was paid $52,300 under this consulting agreement.

   As of December 15, 1998, Holdings entered into separate standby purchase agreements with each of Gordon A. Cain, William A. McMinn, James Crane, Mr. Diassi, Mr. Hevrdejs, and Koch Capital Services, Inc. Pursuant to the terms of these standby purchase agreements, the purchasers committed to purchase up to 2,500,000 shares of Holdings' common stock, at a price of $6.00 per share, if, as, and when requested by Holdings at any time prior to December 15, 2001. In order to induce the purchasers to enter into the purchase agreements, Holdings issued to them warrants to purchase an aggregate of 300,000 shares of Holdings' common stock at an exercise price of $6.00 per share. In addition, under the terms of the purchase agreements, Holdings agreed to issue to the purchasers additional warrants to purchase up to 300,000 additional shares of Holdings' common stock if, as, and when they purchase shares of Holdings' common stock under the standby purchase agreements. Any shares of Holdings' common stock purchased under the standby purchase agreements or the warrants issued to the purchasers as contemplated by the standby purchase agreements will be subject to the terms of the previously discussed voting agreement, stockholder agreement, and Tag-Along Agreement.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Existing Subordinated Notes

   As part of our 1996 recapitalization, we issued $275 million in aggregate principal amount of 11 3/4% Senior Subordinated Notes maturing on August 15, 2006. In April of 1997, we issued $150 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes maturing on April 1, 2007. The following description of the existing subordinated notes is qualified in its entirety by reference to the indentures for the existing subordinated notes, which we have filed with the Commission. See "Where You Can Find More Information."

   The 11 3/4% Senior Subordinated Notes bear interest at the annual rate of 11 3/4%, payable semi-annually on February 15 and August 15 of each year. We may not redeem the 11 3/4% Senior Subordinated Notes prior to August 15, 2001, and from thereon through August 15, 2004, we may redeem them at a premium to par varying between 105.875% to 101.958%. Subsequent to August 15, 2004, we may redeem the 11 3/4% Senior Subordinated Notes at their face value plus accrued interest. Prior to August 15, 1999, we may redeem in the aggregate up to 35% of the original principal amount of the 11 3/4% Senior Subordinated Notes with the proceeds of one or more public offerings of Holdings' equity following which there is a public market. We may make such redemptions at a redemption price of 111 3/4% of the face value of the 11 3/4% Senior Subordinated Notes, plus accrued interest to the redemption date. After any such redemption, at least $178.8 million aggregate principal amount of the 11 3/4% Senior Subordinated Notes must remain outstanding.

   The 11 1/4% Senior Subordinated Notes bear interest at the annual rate of 11 1/4%, payable semi-annually on April 1 and October 1 of each year. We may not redeem the 11 1/4% Senior Subordinated Notes prior to April 1, 2002, and from thereon through April 1, 2005, we may redeem them at a premium to par varying between 105.625% to 101.875%. Subsequent to April 1, 2005, we may redeem the 11 1/4% Senior Subordinated Notes at their face value plus accrued interest. Prior to April 1, 2000, we may redeem in the aggregate up to 35% of the original principal amount of the 11 1/4% Senior Subordinated Notes with the proceeds of one or more public offerings of Holdings' equity following which there is a public market. We may make these redemptions at a redemption price of 111 1/4% of the face value of the 11 1/4% Senior Subordinated Notes, plus accrued interest to the redemption date. After any such redemption, at least $97.5 million aggregate principal amount of the 11 1/4% Senior Subordinated Notes must remain outstanding.

   Our subordinated notes are unsecured senior subordinated obligations, are subordinated in right of payment to all our senior debt, and are senior in right of payment with, or pari passu with, all our existing and future subordinated indebtedness. These notes will rank senior to the existing subordinated notes.

   The indentures for our subordinated notes contain numerous financial and operating covenants, including restrictions on our ability to incur indebtedness, pay dividends, sell assets, engage in mergers and acquisitions, and refinance existing indebtedness, and include various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder.

Senior Secured Revolving Credit Facilities

   We established two new senior secured revolving credit facilities with DLJ Capital Funding, Inc. and Credit Suisse First Boston (New York Branch) with aggregate borrowing capacity of $155 million simultaneously with the closing of the sale of the existing notes. The following table summarizes the primary terms of the two facilities:

                                Fixed Assets Revolver        Working Capital Revolver
                                ---------------------        ------------------------
 Facility Size........... $70 million                        $85 million
 Term.................... 5 years, with quarterly            5 years
                          commitment reductions totalling
                          30% of the total commitment in
                          year four and 70% in year five
 Interest Rate........... LIBOR + 3.75% for LIBOR Loans      LIBOR + 3.00% for LIBOR
                                                             Loans
                          Alternate Base Rate + 2.25%        Alternate Base Rate +
                          for Alternate Base Rate Loans      1.50% for Alternate Base
                                                             Rate Loans
 Commitment Fee.......... Ranges from 0.75% to 1.25%         0.50%
                          depending on the amount drawn
 Borrowing Base                                              Lesser of $85 million
  Restrictions........... None                               and the sum of
                                                             . 85% of eligible U.S.
                                                               accounts receivable
                                                               and
                                                             . 65% of eligible U.S.
                                                               inventory
                                                             Inventory availability
                                                             cannot exceed
                                                             $42.5 million at any
                                                             time
 Security................ A first priority lien on our U.S.  A first priority lien on
                          chemical production facilities     our U.S.
                          and                                accounts receivable,
                          related assets, a second priority  inventory,
                          lien                               specified general
                          on our U.S. accounts receivable,   intangibles, and
                          inventory, related general         other specified assets
                          intangibles, and other related
                          assets,
                          and a first priority pledge of
                          our
                          stock and the stock of our U.S.
                          subsidiaries that guarantee our
                          obligations under the notes
 Co-Borrowers............ Us and all our U.S. subsidiaries,  Us and all our U.S.
                          excluding our U.S. subsidiary      subsidiaries, excluding
                          that indirectly owns our           our U.S. subsidiary that
                          Saskatoon facility                 indirectly owns our
                                                             Saskatoon facility
 Financial Covenants..... None                               Our borrowing base must
                                                             generally
                                                             exceed our outstanding
                                                             borrowings
                                                             by $12 million

   As of August 31, 1999 we had borrowed approximately $50 million under the fixed assets revolver. We used these funds, together with the net proceeds from the sale of the existing notes, to repay all previously existing indebtedness under our old senior credit facility, which we then terminated. We have used the remaining amounts available under our secured revolving credit facilities for working capital and general corporate purposes.

                              DESCRIPTION OF NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Sterling" refers only to Sterling Chemicals, Inc. and not to any of its subsidiaries. Unless stated otherwise, the word "notes" refers to both the existing notes and the exchange notes.

   Sterling will issue the exchange notes under the indenture among itself, the Subsidiary Guarantors and Harris Trust Company of New York, as trustee, that currently governs the existing notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The Security Agreements referred to under the caption "Security" define the terms of the mortgages, pledges, and other security interests that will secure the notes.

   The following description is a summary of the material provisions of the indenture and the Security Agreements. It does not restate those agreements in their entirety. We urge you to read the indenture and the Security Agreements because they, and not this description, define your rights as Holders of the notes. We have filed copies of the indenture and the Security Agreements as exhibits to the registration statement which includes this prospectus. Certain defined terms used in this description but not defined below under the subheading "Certain Definitions" have the meanings assigned to them in the indenture.

   The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

 The Notes

   The notes:

  . are general obligations of Sterling;

  . are secured by:

    . a second priority lien on the production facilities and related assets that are currently owned by Sterling; and

    . a second priority pledge of the Capital Stock of all of Sterling's
      U.S. Subsidiaries, other than Sterling Chemicals Acquisitions, Inc., an Unrestricted Subsidiary which directly or indirectly owns the Capital Stock of Sterling's other current Unrestricted Subsidiaries, all of which are Non-U.S. Subsidiaries;

  . are equal in right of payment with all existing and future Senior Debt of Sterling, including Sterling's obligations under the Credit Agreement, but are subordinated to borrowings under the Credit Agreement to the extent of the collateral securing the Credit Agreement, including all inventory, all accounts receivable, and certain other assets and the Shared Collateral;

  . are senior in right of payment to any Subordinated Obligations of Sterling; and

  . are unconditionally guaranteed by the Subsidiary Guarantors.

 The Subsidiary Guarantees

   The notes are guaranteed by all of the current U.S. Subsidiaries of Sterling, other than Sterling Chemicals Acquisitions, Inc.

   Each subsidiary guarantee of the notes:

  . is a general obligation of the Subsidiary Guarantor;

  . is secured by:

    . a second priority lien on the production facilities that are located in the United States and related assets that are currently owned by the Subsidiary Guarantor;

    . a second priority pledge of the Capital Stock of the Subsidiary
      Guarantor's U.S. Subsidiaries; and

    . a first priority pledge of 65% of the Capital Stock of the Subsidiary
      Guarantor's Non-U.S. Subsidiaries: Sterling Pulp Chemicals, Ltd. and Sterling NRO, Ltd. in Canada, and Sterling Chemicals Marketing, Inc. in Barbados;

  . is equal in right of payment with all existing and future Senior Debt of the Subsidiary Guarantor, including the Subsidiary Guarantor's joint and several liability for all obligations under the Credit Agreement, but are subordinated to such liability under the Credit Agreement to the extent of the collateral securing such liabilities, including all inventory, accounts receivable, and certain other assets of the Subsidiary Guarantor and any property of the Subsidiary Guarantor constituting part of the Shared Collateral; and

  . is senior in right of payment to any Subordinated Obligations of the Subsidiary Guarantor.

   Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation, or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. Our non-guarantor Subsidiaries generated approximately 20% of our consolidated revenues in fiscal 1998 and represented approximately 30% of our consolidated net fixed assets as of September 30, 1998.

Principal, Maturity and Interest

   We will issue exchange notes with a maximum aggregate principal amount of $295.0 million. We will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on July 15, 2006.

   Interest on the notes will accrue at the rate of 12 3/8% per annum and will be payable in cash semi-annually in arrears on January 15 and July 15, commencing on January 15, 2000. Sterling will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.

   Interest on the exchange notes will accrue from the date the existing notes were issued or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to Sterling, Sterling will pay all principal and interest, and premium, Liquidated Damages and Make Whole Amounts, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Sterling elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The trustee will initially act as paying agent and registrar. Sterling may change the paying agent or registrar without prior notice to the Holders, and Sterling or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Sterling is not required to transfer or exchange any note selected for redemption. Also, Sterling is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Security

   The notes and the Subsidiary Guarantees will be secured by:

     (1) a second priority lien on the real property, production facilities and certain related general intangibles, and other assets currently owned by Sterling and its Restricted Subsidiaries (collectively, the "PP&E") located in:

    . Texas City, Texas;

    . Valdosta, Georgia; and

    . Santa Rosa County, Florida;

     (2) a second priority pledge (the "Domestic Pledge") of the Capital Stock of all of Sterling's current U.S. Subsidiaries, other than Sterling Chemicals Acquisitions, Inc., which is an Unrestricted Subsidiary; and

     (3) a first priority pledge (the "Foreign Pledge") of 65% of the Capital Stock of three of Sterling's Non-U.S. Subsidiaries:

    . Sterling Pulp Chemicals, Ltd. and Sterling NRO, Ltd. in Canada; and

    . Sterling Chemicals Marketing, Inc. in Barbados.

   The PP&E, the Domestic Pledge, and the Foreign Pledge are referred to collectively as the "Collateral." The Collateral does not include the following assets (collectively, the "Excluded Assets"):

    . all of the accounts receivable, inventory, remaining general intangibles, and certain other assets of Sterling and the Subsidiary Guarantors, which will secure Sterling's and the Subsidiary
      Guarantors' obligations under the Credit Agreement, and

    . after-acquired assets other than replacements or improvements of existing assets.

In addition, the Collateral will not include assets owned now or in the future by third parties that are or will be located on the mortgaged properties. The liens granted pursuant to the mortgages are subject to the rights of third parties under leases of any portion of the mortgaged properties and the trustee is authorized and directed to expressly attorn to third party rights under those leases. The Domestic Pledge and the Foreign Pledge are collectively referred to as the "Pledge." The PP&E and the Domestic Pledge are collectively referred to as the "Shared Collateral."

   Sterling and its Restricted Subsidiaries that own the PP&E have entered into separate mortgage agreements providing for the grant by Sterling and such Restricted Subsidiaries to the collateral agent for the ratable benefit of the Holders of the notes of a second mortgage in the portion of the PP&E constituting real property and the improvements thereon.

   Sterling and its Restricted Subsidiaries that own any of the Collateral have entered into separate security and pledge agreements (together with the mortgage agreements and the intercreditor agreement described below, the "Security Agreements") providing for the Pledge and the grant by Sterling and such Restricted Subsidiaries to the collateral agent for the ratable benefit of the Holders of the notes of a second priority security interest in the portion of the PP&E constituting equipment, related general intangibles, and certain other assets of Sterling and such Restricted Subsidiaries, other than the Excluded Assets.

   The Security Agreements secure the payment and performance when due of all of the obligations of Sterling and the Subsidiary Guarantors under the indenture, the notes, and the Subsidiary Guarantees. The security interest with respect to the Shared Collateral is a second priority security interest subject to the prior claims of the lenders under the Fixed Assets Revolver. The security interest with respect to the Foreign Pledge is a first priority security interest. The security interests in the Collateral have been granted to the trustee, as collateral agent for and on behalf of the Holders of the notes.

   The collateral release provisions of the indenture and/or the Security Agreements permit the release of Liens and Subsidiary Guarantees in connection with certain direct or indirect sales of the PP&E and, in the case of the Santa Rosa acrylic fibers facility, a Joint Venture Contribution. See "--Repurchase at the Option of Holders--Asset Sales," "--Sales of Principal Properties," and "--Transfer of the Fibers Business."

   Sterling, representatives of the lenders under the Fixed Assets Revolver, and the trustee have entered into an intercreditor agreement defining the rights of the parties regarding the Shared Collateral and related matters. The security interest in the Shared Collateral created by the Security Agreements in favor of the trustee is junior to the security interest granted under the Credit Agreement to the extent of all of Sterling's and the Subsidiary Guarantors' obligations under the Fixed Assets Revolver.

   The intercreditor agreement provides that the lenders under the Fixed Assets Revolver will be entitled to control virtually all decisions relating to the exercise of remedies regarding the Shared Collateral under the Security Agreements. As a result, Holders of the notes will not be able to force a sale of Shared Collateral or otherwise exercise the remedies normally available to secured creditors without the concurrence of the lenders under the Fixed Assets Revolver.

   So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions, Sterling and the Subsidiary Guarantors will be entitled to exercise any voting and other consensual rights pertaining to the Collateral pledged by them and to receive all dividends, interest, and other payments with respect thereto.

   Upon the occurrence and during the continuance of a Default or an Event of Default, subject to the Security Agreements, the intercreditor agreement, and, with respect to the Shared Collateral, the prior rights of the lenders under the Fixed Assets Revolver:

     (1) all rights of Sterling to exercise such voting or other consensual rights will cease, and all such rights will become vested in the collateral agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights;

     (2) all rights of Sterling to receive dividends, interest, and other payments made upon or with respect to the Collateral will cease and such dividends, interest, and other payments will be paid to the collateral agent; and

     (3) the collateral agent may sell the Collateral or any part thereof in accordance with the terms of the Security Agreements.

   All funds distributed under the Security Agreements and received by the collateral agent for the benefit of the Holders of the notes will be distributed by the collateral agent in accordance with the provisions of the indenture.

   The collateral agent will determine, subject to the Security Agreements, the intercreditor agreement, and, with respect to the Shared Collateral, the prior rights of the lenders under the Fixed Assets Revolver, the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Security Agreements and whether to foreclose on any or all of the Collateral following an Event of Default.

   The security interests in the Collateral in favor of the notes will be released:

     (1) upon the full and final payment and performance of all obligations of Sterling under the indenture and the notes;

     (2) with respect to the Capital Stock of any Subsidiary (other than the Principal Property Subsidiaries and the Fibers Subsidiaries) pledged to secure the notes or its properties and assets, upon consummation of the applicable sale if the Net Cash Proceeds or Net Available Cash, as applicable, from that sale have been or will be applied in accordance with the applicable provisions of the indenture and the collateral agent receives from Sterling an Officer's Certificate certifying that those Net Cash Proceeds or Net Available Cash, as applicable, have been or will be so applied and an Opinion of Counsel with respect to compliance by Sterling with the provisions of the indenture relating to the sale;

     (3) with respect to the Capital Stock or the properties and assets of one or more of the Principal Property Subsidiaries, upon the consummation of an applicable Sale of a Principal Property; provided, that Sterling must apply the Net Available Cash or the Net Cash Proceeds, as applicable, from the sale of such Capital Stock, properties, or assets in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Sale of Principal Properties;" and

     (4) with respect to the Capital Stock of the Fibers Subsidiaries or the properties and assets of the Fibers Subsidiaries, upon the consummation of a Transfer of the Fibers Business.

Ranking

   The indebtedness evidenced by the notes will constitute senior secured obligations of Sterling. The payment of the principal and interest, and premium, Liquidated Damages, and Make Whole Amounts, if any, on the notes will be senior in right of payment to all existing and future Subordinated Obligations of Sterling, including the Existing Subordinated Notes, and will rank equal in right of payment with all existing and future Senior Debt of Sterling, including Sterling's obligations under the Credit Agreement. The notes will be subordinated, however, to the extent of the collateral securing Sterling's and the Subsidiary Guarantors' obligations under the Credit Agreement, including all inventory, accounts receivable, related general intangibles, and certain other assets and the Shared Collateral and, as a result, the notes will be subordinated to the claims of those lenders.

   A significant portion of Sterling's operations are conducted through its Subsidiaries, not all of which are Subsidiary Guarantors. Claims of creditors of the non-guarantor Subsidiaries, including trade creditors, secured creditors, and creditors holding debt and guarantees issued by the non-guarantor Subsidiaries, and claims of preferred stockholders (if any) of the non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of the non-guarantor Subsidiaries over the claims of creditors of Sterling, including Holders of the notes, even though such obligations will not constitute Senior Debt. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the non-guarantor Subsidiaries. Although the indenture limits the incurrence of Debt and the issuance of preferred stock of certain of Sterling's Subsidiaries, that limitation will be subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by these Subsidiaries of liabilities that are not considered Debt under the indenture or the incurrence of Debt by any Unrestricted Subsidiaries. See "--Certain Covenants--Limitation on Debt" and "Certain Definitions--Unrestricted Subsidiary."

Subsidiary Guarantees

   The Subsidiary Guarantors will jointly and severally guarantee Sterling's obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

   A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving Person), another Person, other than Sterling or another Subsidiary Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists and either:

     (1) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Subsidiary Guarantee, and the registration rights agreement pursuant to a supplemental indenture and appropriate collateral documents satisfactory to the trustee; or

     (2) if applicable, the Net Available Cash from such sale or other disposition is applied in accordance with the "Asset Sales" provisions of the indenture; or

     (3) if applicable, that transaction is made in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Sale of Principal Properties;" or

     (4) if applicable, that transaction is made in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Transfer of the Fibers Business."

   The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

     (1) with respect to any Subsidiary Guarantor other than a Principal Property Subsidiary or a Fibers Subsidiary, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) or any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary Guarantor or Sterling, provided, that Sterling must apply the Net Available Cash or the Net Cash Proceeds, as applicable, from such sale or other disposition in accordance with the "Asset Sales" provisions of the indenture. See "--Repurchase at the Option of Holders--Asset Sales;"

     (2) with respect to any Principal Property Subsidiary, in connection with the sale or other disposition of any Principal Property owned by such Principal Property Subsidiary, or a sale or other disposition of the Capital Stock of such Principal Property Subsidiary, provided, that Sterling must apply the Net Available Cash or the Net Cash Proceeds, as applicable, from such sale or other disposition in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Sale of Principal Properties;"

     (3) with respect to the Fibers Subsidiaries, upon the consummation of a Transfer of the Fibers Business made in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Transfer of the Fibers Business."

Optional Redemption

   At any time prior to July 15, 2002, Sterling may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112.375% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by Sterling and its Subsidiaries); and

     (2) the redemption occurs within 60 days of the date of the closing of the Public Equity Offering.

   Except pursuant to the preceding paragraph, the notes will not be redeemable at Sterling's option prior to July 15, 2003.

   After July 15, 2003, Sterling may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2003...........................................................  106.188%
      2004...........................................................  103.094%
      2005 and thereafter............................................  100.000%

Mandatory Redemption

   Sterling is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

   Change of Control. Upon the occurrence of a Change of Control, each Holder will have the right to require Sterling to repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount of notes repurchased plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date).

   The occurrence of any of the following events will constitute a "Change of Control" under the indenture:

     (1) Any "Person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Holdings; provided, however, that the Permitted Holders "beneficially own," as defined above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other Person and do not have the right or ability by voting power, contract, or otherwise to elect or designate for election a majority of the Board of Directors of Holdings. For the purposes of this clause (1):

       (a) such other Person will be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such other Person "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract, or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation; and

       (b) the Permitted Holders will be deemed to beneficially own any Voting Stock of a specified corporation held by any parent corporation so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation.

     (2) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or Sterling (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings or Sterling, as the case may be, was approved by a majority of the directors of Holdings or Sterling, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Holdings or Sterling, as the case may be, then in office.

     (3) The merger or consolidation of Holdings or Sterling with or into another Person or the merger of another Person (other than a Permitted Holder) with or into Holdings or Sterling, or the sale or transfer in one or a series of transactions of all or substantially all the assets of Holdings or Sterling to another Person (other than a Permitted Holder) and, in the case only of any such merger or consolidation, the securities of Holdings or Sterling that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings or Sterling are changed into or exchanged for cash, securities, or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     (4) For so long as a holding company ownership structure is maintained over Sterling, Holdings holds less than a majority of the Capital Stock of Sterling (other than Preferred Stock of Sterling issued in accordance with the terms of the indenture) or less than a majority of the Voting Stock of Sterling.

   Within 30 days following any Change of Control, Sterling will mail a notice to each Holder with a copy to the trustee stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require Sterling to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount of notes repurchased plus accrued and unpaid interest (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date);

     (2) the material circumstances and facts regarding such Change of Control (including, without limitation, information with respect to pro forma historical income, cash flow, and capitalization after giving effect to such Change of Control);

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions, determined by Sterling consistent with the indenture, that a Holder must follow in order to have its notes repurchased.

   Sterling will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Sterling will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such conflict and compliance. Neither the Board of Directors nor the trustee may waive compliance by Sterling with its obligation to repurchase notes upon a Change of Control. However, the provisions under the indenture relating to Sterling's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the prior written consent of the Holders of a majority in principal amount of the notes.

   The Change of Control purchase feature is a result of negotiations between Sterling and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Sterling or Holdings would decide to do so in the future. The provisions of the indenture relating to a Change of Control may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, or similar transaction (including, in certain circumstances, a transaction involving Sterling's management or its affiliates) that may adversely affect Holders, if such transaction does not constitute a Change of Control, as defined above. Any such transaction will result in a Change of Control only if it is the type of transaction specified by such definition. For example, a merger or

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consolidation with, or sale of assets to, a Permitted Holder would not meet the definition of Change of Control and, therefore, Holders of notes would not be entitled to require Sterling to purchase their notes.

   The Credit Agreement places restrictions on Sterling's ability to purchase notes, and also provides that the occurrence of certain change of control events with respect to Sterling would constitute a default under the Credit Agreement. In the event a Change of Control occurs at a time when Sterling is prohibited from purchasing any notes, Sterling could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Sterling does not obtain such a consent or repay such borrowings, Sterling will remain prohibited from purchasing any notes. In such case, Sterling's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement.

   The indentures relating to the Existing Subordinated Notes contain change of control provisions similar to those contained in the indenture for the notes. Future indebtedness of Sterling may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their rights to require Sterling to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Sterling. Finally, Sterling's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by Sterling's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

   The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of Sterling and, thus, removal of incumbent management.

   Asset Sales. Sterling will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition, which term does not include a Sale of a Principal Property or a Transfer of the Fibers Business, unless:

     (1) Sterling or the Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all noncash consideration), of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by Sterling or such Restricted Subsidiary is in the form of cash or cash equivalents; and

     (2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Sterling (or such Restricted Subsidiary, as the case may be):

       (A) first, to the extent Sterling elects (or is required by the terms of any Senior Debt), to prepay, repay, or purchase Senior Debt or Senior Debt (other than any Redeemable Stock) of a Wholly Owned Subsidiary (in each ease other than Debt owed to Sterling or an Affiliate of Sterling or Holdings) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at Sterling's election to the investment by Sterling, any Wholly Owned Subsidiary, or the Restricted Subsidiary making such Asset Disposition in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of Sterling, any Wholly Owned Subsidiary, or the Restricted Subsidiary making such Asset Disposition existing on the date of original issuance of the notes or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash;

       (C) third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B), to make an offer to purchase notes (and any other Senior Debt

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    of Sterling designated by Sterling) pursuant to and subject to the conditions contained in the indenture; and

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), and (C) to:

         (x) the acquisition by Sterling, any Wholly Owned Subsidiary, or the Restricted Subsidiary making such Asset Disposition of Tangible Property, or

         (y) the prepayment, repayment, or purchase of Debt (other than any Redeemable Stock) of Sterling or Debt of any Restricted Subsidiary (in either case other than Debt owed to Sterling or an Affiliate of Sterling), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (C) above is consummated;

    provided, however, that in connection with any prepayment, repayment, or purchase of Debt pursuant to clause (A), (C), or (D) above, Sterling shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, or purchased.

Notwithstanding the foregoing provisions of this paragraph, Sterling and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $20.0 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Temporary Cash Investments.

   For the purposes of this covenant, the following are deemed to be "cash equivalents":

     (1) the express assumption of Debt of Sterling or any Restricted Subsidiary and the release of Sterling or such Restricted Subsidiary from all liability on such Debt; and

     (2) securities received by Sterling or any Restricted Subsidiary that are converted by Sterling or such Restricted Subsidiary into cash within 90 days of the receipt of such securities.

The 85% limitation referred to in the previous paragraph shall not apply to any Asset Disposition in which the cash portion of the consideration received therefor, determined in accordance with the previous sentence, is equal to or greater than what the after tax proceeds would have been had such Asset Disposition complied with such 85% limitation.

   In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Debt) pursuant to clause (2)(C) above, Sterling will be required to purchase notes tendered pursuant to an offer by Sterling for the notes (and other Senior Debt) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest and Liquidated Damages, if any (or, in respect of such other Senior Debt, such lesser price, if any, as may be provided for by the terms of such Senior Debt), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and any other Senior Debt) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Sterling will be required to apply the remaining Net Available Cash in accordance with clause (2)(D) above. Sterling shall not be required to make such an offer to purchase notes (and other Senior
Debt) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

   To the extent that any or all of the Net Available Cash of any Foreign Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Restricted Subsidiary (and invested in accordance with the last sentence of the first paragraph of this covenant) so long, but only so long, as the applicable local law will not permit repatriation to the United States. Sterling

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

will agree to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation. Once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation shall be immediately effected and such repatriated Net Available Cash will be applied in the manner as described in this covenant.

   Sterling shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Sterling shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue of such conflict and compliance.

   Sale of Principal Properties. Sterling will not, and will not permit any Restricted Subsidiary (including each Principal Property Subsidiary) to, directly or indirectly, consummate a sale, lease, transfer, or other disposition (or series of related sales, leases, transfers, or other dispositions) of any Principal Property or the Capital Stock of any Principal Property Subsidiary or any material part thereof (each, a "Sale of a Principal Property"), except in compliance with the following provisions:

     (1) Upon the Sale of a Principal Property, Sterling must apply an amount equal to any Net Available Cash or Net Cash Proceeds, as applicable, from such transaction remaining after complying with its obligations under the Fixed Assets Revolver to offer to purchase outstanding notes at a repurchase price equal to the Make Whole Amount, according to the procedures set forth in "Repurchase at the Option of Holders--Change of Control." "Make Whole Amount" means an amount equal to, as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of the notes and the scheduled payment of interest thereon to originally scheduled maturity, discounted to the repurchase date (assuming a 360-day year consisting of twelve 30-day months) at the Special Adjusted Treasury Rate, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the repurchase date. If the aggregate principal amount of notes tendered into such offer to repurchase exceeds the amount of any Net Available Cash or Net Cash Proceeds, as applicable, from such transaction remaining after complying with applicable obligations under the Fixed Assets Revolver, the trustee shall select the notes to be repurchased on a pro rata basis based upon the principal amount of notes tendered.

     (2) With respect to the Texas City Facility, prior to consummating such transaction, Sterling must deliver to the trustee a certificate from a nationally recognized firm of independent accountants that expresses their opinion that the Net Available Cash or Net Cash Proceeds, as applicable, from such transaction will be sufficient at the proposed repurchase date
  (a) to pay all obligations, including principal, interest, premium, if any, and other charges, under the Fixed Assets Revolver and (b) to purchase all of the notes at the Make Whole Amount plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the repurchase date.

     (3) With respect to the Sale of a Principal Property other than the Texas City Facility, prior to consummating such transaction, Sterling must either (a) deliver to the trustee a certificate from a nationally recognized firm of independent accountants that expresses their opinion that the Net Available Cash or Net Cash Proceeds, as applicable, from such proposed transaction, will be sufficient at the proposed repurchase date
  (1) to pay all obligations, including principal, interest, premium, if any, and other charges under the Fixed Assets Revolver and (2) to purchase all of the outstanding notes at the Make Whole Amount plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the repurchase date; or
  (b) if such certificate is not delivered:

       (1) the consideration Sterling or its Restricted Subsidiary receives in such Sale of a Principal Property must consist solely of cash; and

       (2) Sterling must deliver an opinion to the trustee, in form and substance reasonably satisfactory to the trustee, as to the fairness of the transaction to Sterling from a financial point of view, issued by an Independent Financial Advisor.


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     (4) Sterling or its Restricted Subsidiaries may sell, transfer, or dispose of any part of a Principal Property which is worn out or obsolete or no longer used or useful in the business of Sterling and its subsidiaries, provided, such sale, transfer, or other disposition is consistent with past practice, and does not significantly reduce the value or usefulness of any Principal Property.

     (5) With respect to any Sale of a Principal Property, subject to the prior rights, if any, of the lenders under the Fixed Assets Revolver, an amount equal to any Net Available Cash or Net Cash Proceeds, as applicable, from such Sale of a Principal Property shall, concurrently with the closing of such sale, be deposited with the trustee, who will hold such amount pending its application to satisfy obligations and the purchase of the notes. To the extent that funds remain after repayment of all obligations in connection with the Fixed Assets Revolver and the purchase of the notes, such excess amounts and any interest thereon shall be returned to Sterling. Pending such application of such amounts or return of excess amounts to Sterling, the trustee shall invest such amounts at Sterling's direction in Temporary Cash Investments, provided that the maturity of those investments is prior to the repurchase date of the notes.

   Transfer of the Fibers Business. (a) Notwithstanding anything contained in the indenture to the contrary, Sterling and the Fibers Subsidiaries shall be entitled at any time, in a single transaction or series of related transactions, to make a Transfer of the Fibers Business if each of the following conditions is satisfied:

     (1) no Default or Event of Default shall have occurred and be continuing;

     (2) the Transfer of the Fibers Business shall be in the best interests of Sterling and the consideration received by Sterling and its Restricted Subsidiaries from such Transfer of the Fibers Business shall be at least equal to the fair market value of such transaction, in each case, as determined by a written resolution adopted in good faith by the Board of Directors;

     (3) if less than 85% of the consideration received in a Transfer of the Fibers Business is in the form of cash or cash equivalents, Sterling must deliver an opinion to the trustee, in form and substance reasonably satisfactory to the trustee, as to the fairness of the transaction to Sterling from a financial point of view, issued by an Independent Financial Advisor;

     (4) in the case of any Joint Venture Contribution, immediately after giving effect to such transaction, Sterling will be the beneficial owner of 60% or less of the Equity Interests of the entity to which such Joint Venture Contribution is made;

     (5) in the case of any Sale of the Fibers Business, the transferee in such Transfer of the Fibers Business shall be a Person other than an Affiliate of Sterling;

     (6) Sterling (or, if applicable, the Fibers Subsidiaries) shall legally and effectively grant the trustee a second priority security interest in any noncash proceeds received by Sterling (or the Fibers Subsidiaries) in such Transfer of the Fibers Business, including any Equity Interest, as additional security for the repayment of the notes and deliver an Opinion of Counsel as to the validity of the creation and the perfection of such security interest in form and substance satisfactory to the trustee; and

     (7) all Net Available Cash received in such Transfer of the Fibers Business shall be applied as provided in paragraph (b) below.

   For the purposes of this covenant, the following are deemed to be cash equivalents:

     (1) the express assumption of Debt of Sterling or any Restricted Subsidiary and the release of Sterling or such Restricted Subsidiary from all liability on such Debt in connection with such Transfer of the Fibers Business; and

     (2) securities received by Sterling or any Restricted Subsidiary that are converted by Sterling or such Restricted Subsidiary into cash within 90 days of the receipt of such securities.

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   (b) Upon the receipt by Sterling or any of its Subsidiaries of any Net
Available Cash or Net Cash Proceeds, as applicable, in connection with a Transfer of the Fibers Business, Sterling shall apply or cause to be applied 100% of such Net Available Cash or Net Cash Proceeds:

       (i) first, to the extent that Sterling elects, to prepay or repay Debt under the Fixed Assets Revolver within 180 days after the later of the consummation of the Transfer of the Fibers Business or the receipt of such Net Available Cash or Net Cash Proceeds; provided, however, that Sterling causes the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid or repaid;

       (ii) second, to the extent that Sterling elects, to the investment by Sterling or any Restricted Subsidiary in Tangible Property that (as determined by the Board of Directors of Sterling) will be used or useful in the business of Sterling or any of its Restricted Subsidiaries as conducted on the Issue Date or in a business reasonably related thereto, in each case, within one year from the later of the consummation of such Transfer of the Fibers Business or the receipt of such Net Available Cash or Net Cash Proceeds; provided, however, that Sterling or such Restricted Subsidiary legally and effectively grants the trustee a second priority security interest in such assets (or the trustee otherwise has a second priority security interest in such assets) as additional security for the repayment of the notes and delivers to the trustee an Opinion of Counsel as to the validity of the creation and perfection of such security interest in form and substance reasonably satisfactory to the trustee; and

       (iii) third, to the extent that at least $10,000,000 in Net Available Cash or Net Cash Proceeds remains after giving effect to clauses (i) and (ii) above, to offer to purchase the notes at a repurchase price equal to 100% of the principal amount thereof (without premium), plus accrued and unpaid interest, according to the procedures set forth in "Repurchase at the Option of Holders--Change of Control."

   To the extent that any Net Available Cash or Net Cash Proceeds remains after giving effect to clauses (i), (ii), and (iii) above, such Net Available Cash or Net Cash Proceeds shall cease to be subject to this covenant and Sterling shall be entitled to retain such Net Available Cash or Net Cash Proceeds and use it for general corporate purposes.

   (c) Upon any Transfer of the Fibers Business, (i) any security interest in the assets of the Fibers Subsidiaries securing the repayment of the notes or the performance of Sterling under the indenture shall automatically cease and terminate and (ii) if more than 50% of the Capital Stock of the Fibers Subsidiaries is transferred by Sterling in connection with such Transfer of the Fibers Business, any security interest in such Capital Stock and the Subsidiary Guarantees made by the Fibers Subsidiaries shall immediately cease and terminate. Upon the receipt of written notice from Sterling of a proposed Transfer of the Fibers Business, the trustee shall be authorized and directed to execute and deliver to Sterling, concurrently with the closing of such Transfer of the Fibers Business, at Sterling's expense, such documents as Sterling shall reasonably request to evidence such release of liens and, if applicable, the termination of the Subsidiary Guarantees made by the Fibers Subsidiaries.

   (d) Unless a Default or an Event of Default shall have occurred and be continuing, Sterling (or, if applicable, the Fibers Subsidiaries) shall be entitled to (i) receive cash interest payments on any deferred payment of principal under any promissory note, installment receivable, or other arrangement received in connection with any Transfer of the Fibers Business and use such payments for general corporate purposes, (ii) receive and use all distributions in respect of any Equity Interest for general corporate purposes,
(iii) vote any Equity Interest, and (iv) give consents, approvals, waivers, and ratifications in respect of any Equity Interest; provided, however, that (A) Sterling shall legally and effectively grant the trustee a second priority security interest in any distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable, or otherwise distributed in respect of, or in exchange for, any Equity Interest as additional security for the notes and deliver to the trustee an Opinion of Counsel as to the validity of the creation and perfection of such security interest in form and substance reasonably satisfactory to the trustee, (B) no vote

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shall be cast or consent, approval, waiver, or ratification given or action taken which would have a material adverse effect on the value of any Equity Interest or be inconsistent with or violate the provisions of the indenture and (C) Sterling shall apply the proceeds of any distribution received as a Return of Capital as provided in paragraph (b) above.

   (e) Sterling shall comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Act of 1934, as amended, and any other securities laws or regulations in connection with the repurchase of any notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this covenant, Sterling shall comply with all applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue of such conflict and compliance.

Certain Covenants

   The indenture contains certain covenants, including among others the ones summarized below:

   Limitation on Debt. (a) Sterling will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt unless the Consolidated EBITDA Coverage Ratio at the date of such Incurrence exceeds 2.0 to 1.0.

   (b) The preceding sentence will not prohibit the incurrence of any of the following Debt (collectively, "Permitted Debt"):

     (1) Debt Incurred by Sterling and any Restricted Subsidiary pursuant to the Credit Agreement or any other revolving credit facility which, when taken together with all letters of credit and the principal amount of all other outstanding Debt Incurred under this clause (1), does not exceed the greater of $100 million and the sum of:

       (a) 65% of the gross book value of the inventory of Sterling and its Restricted Subsidiaries; and

       (b) 85% of the gross book value of the accounts receivable of Sterling and its Restricted Subsidiaries;

     (2) Debt of Sterling owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the issuance of such Debt by Sterling;

     (3) Debt of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary:

       (A) became a Restricted Subsidiary; or

       (B) was acquired by Sterling (other than Debt issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Sterling);

     (4) the incurrence by Sterling and the Subsidiary Guarantors of Debt represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

     (5) Debt outstanding on the Issue Date (other than Debt described in clause (1), (2), (3), or (4);

     (6) Refinancing Debt in respect of Debt Incurred pursuant to paragraph
  (a), or pursuant to clause (4) or (5) or this clause (6);

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     (7) Hedging Obligations; provided, however, that with respect to
  Interest Rate Agreements and Currency Agreements (if such Currency Agreements relate to Debt), only to the extent directly related to Debt permitted to be incurred by Sterling pursuant to the indenture; and

     (8) Debt in an aggregate principal amount which, together with all other Debt of Sterling and the Restricted Subsidiaries then outstanding (other than Debt permitted by clauses (1) through (7) of this paragraph) does not exceed $5.0 million.

   For purposes of determining compliance with this "Limitation on Debt" covenant, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through
(8) above, or is entitled to be Incurred, in whole or in part, pursuant to the first paragraph of this covenant, Sterling will be permitted to classify such item of Debt on the date of its incurrence in any manner that complies with this covenant.

   (c) Notwithstanding paragraphs (a) and (b), Sterling and its Restricted Subsidiaries will not Incur any Debt if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund, or refinance any Subordinated Obligations unless such Debt will be subordinate to the notes.

   Limitation on Restricted Payments. Sterling will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

     (1) declare or pay any dividend or make any other payment or distribution on or in respect of its or any of its Restricted Subsidiaries' Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving Sterling or any Restricted Subsidiary) or similar payment to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants, or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to Sterling or a Restricted Subsidiary), other than pro rata dividends or other distributions made by a Restricted Subsidiary of Sterling that is not a Wholly Owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is an entity other than a corporation);

     (2) purchase, redeem, or otherwise acquire or retire for value any Capital Stock of Sterling, any direct or indirect parent of Sterling, or any Restricted Subsidiary (other than any such Capital Stock owned by Sterling or any Wholly Owned Subsidiary);

     (3) purchase, repurchase, redeem, defease, or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment, or scheduled sinking fund payment, any Subordinated Obligations (other than purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment, or final maturity, in each case due within one year of the date of acquisition); or

     (4) make any Investment in any Person (other than a Permitted
  Investment);

   unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default shall have occurred and be continuing (or would result therefrom); and

     (2) Sterling, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, would be permitted to Incur an additional $1.00 of Debt pursuant to clause (a) under "Limitation on Debt;" and

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date is less than the sum, without duplication, of:

       (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Sterling's most recent fiscal quarter for which financial statements are available at the time

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    such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); provided, however, that if the notes achieve an Investment Grade Rating during any fiscal quarter, the percentage for such fiscal quarter (and for any other fiscal quarter where, on the first day of such fiscal quarter, the notes shall have an Investment Grade Rating) will be 100% of Consolidated Net
    Income during such fiscal quarter; and provided, further, however, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the notes must have an Investment Grade Rating at the time such Restricted Payment is declared or, if not declared, made; plus

       (B) the aggregate Net Cash Proceeds received by Sterling from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust); plus

       (C) the aggregate Net Cash Proceeds received by Sterling from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan issues any Debt, such aggregate amount will be limited to an amount equal to any increase in the Consolidated Net Worth of Sterling resulting from principal repayments made by such employee stock ownership plan with respect to Debt issued by it to finance the purchase of such Capital Stock; plus

       (D) the amount by which Debt of Sterling is reduced on Sterling's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date, of any Debt of Sterling convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of Sterling (less the amount of any cash, or other property, distributed by Sterling upon such conversion or exchange); plus

       (E) an amount equal to the sum of:

         (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Sterling or any Restricted Subsidiary from Unrestricted Subsidiaries, and

         (ii) the portion (proportionate to Sterling's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Sterling or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

       (F) to the extent not covered in clauses (A) through (E) above, the aggregate net cash proceeds received after the Issue Date by Sterling as capital contributions (other than from any of its Restricted Subsidiaries); plus

       (G) $5.0 million; provided, however, that, to the extent used, such $5.0 million will reduce the amount available for Investments pursuant to clause (10) of the definition of "Permitted Investments" set forth under "--Certain Definitions;" and provided, further, however, that the amounts available under this clause (G) and under clause (10) of the definition of "Permitted Investments" shall in no event exceed $10.0 million in the aggregate.

   So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the provisions of the foregoing paragraph shall not prohibit:

     (1) any purchase or redemption of any Subordinated Obligations of Sterling or any Subsidiary Guarantor or any Capital Stock of Sterling made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Sterling (other than Redeemable Stock or Exchangeable

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  Stock of Sterling and other than Capital Stock of Sterling issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that:

       (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; and

       (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(B) and (3)(C) of the preceding paragraph;

     (2) any purchase, redemption, defeasance, or other acquisition or retirement for value of Subordinated Obligations of Sterling or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of Sterling or a Subsidiary Guarantor which is permitted to be incurred pursuant to the covenant described under "Limitation on Debt" above; provided, however, that such purchase, redemption, defeasance, or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

     (3) any purchase or redemption of Subordinated Obligations of Sterling or any Subsidiary Guarantor from Net Available Cash to the extent permitted under "Repurchase at the Option of Holders--Asset Sales" above; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

     (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of declaration of such dividend, no other Default will have occurred and be continuing (or would result therefrom); and provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (5) the declaration or payment of any dividend on shares of Sterling's Common Stock so long as:

       (A) Sterling would be permitted immediately after giving pro forma effect to such declaration or payment to Incur an additional $1.00 of Debt pursuant to clause (a) under "Limitation on Debt;"

       (B) such declaration or payment is made immediately prior to a date on which cash interest is required to be paid on the Discount Notes; and

       (C) the full amount of such payment is applied by Holdings on such date as payment of such cash interest on the Discount Notes; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (6) payments to the ESOP on behalf of the employees of Holdings or its Subsidiaries; provided, however, that all such payments by Sterling and its Subsidiaries may not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of Holdings and its Subsidiaries who are eligible to participate in the ESOP; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments;

     (7) a payment to Holdings to pay its operating and administrative expenses including, without limitation, directors fees, legal and audit expenses, Commission compliance expenses, and corporate franchise and other taxes, in an amount not to exceed the greater of $2.0 million per fiscal year and 0.2% of revenues of Sterling for the preceding fiscal year; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments;

     (8) a payment by Sterling to Holdings or to the ESOP, or directly by Sterling, to be used to repurchase Holdings Common Stock distributed to participants and beneficiaries of the ESOP as required by and in accordance with the ESOP as in effect on the Issue Date and Section 409(h)(l)(B) of the Code and the regulations thereunder; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments;

     (9) a payment by Sterling to Holdings or the ESOP, or directly by Sterling, to be used to repurchase, redeem, acquire, or retire for value any Capital Stock of Holdings pursuant to any stockholder's

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  agreement, management equity subscription plan or agreement, stock option plan or agreement, or employee benefit plan in effect as of the Issue Date or such employee plan or agreement or employee benefit plan as may be adopted by Sterling or Holdings from time to time; provided, however, that the aggregate price paid for all Capital Stock repurchased, redeemed, acquired, or retired by Sterling or on behalf of Holdings or Sterling shall not exceed $5.0 million in any fiscal year; and provided, further, however, that such amount, to the extent related to the ESOP, shall be excluded in the calculation of the amount of Restricted Payments;

     (10) a payment to Holdings pursuant to the tax sharing agreement as the same may be amended from time to time in a manner not materially adverse to Sterling; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments;

     (11) a payment to Holdings to permit Holdings to comply with the terms of the Discount Notes indenture relating to the application of proceeds from an Asset Disposition (relating to the sale or disposition of property by Sterling) as defined in the indenture relating to the Discount Notes; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments;

     (12) an investment made or received in connection with a Transfer of the Fibers Business; provided, however, that such amount shall be excluded from the calculation of the amount of Restricted Payments; and

     (13) a loan to the ESOP; provided, however, that:

       (A) the aggregate amount of any such loan does not exceed 5% of the cash received subsequent to the Issue Date by Sterling or any Restricted Subsidiary as capital contributions from the proceeds of a substantially contemporaneous issue or sale of any Capital Stock of Holdings made in connection with or to provide part of the consideration for a direct or indirect acquisition by Sterling or any Restricted Subsidiary of all or substantially all of the Capital Stock or assets of a Person that is not an Affiliate of Sterling or any business or division of a Person that is not an Affiliate of Sterling;

       (B) in the case of an acquisition of Capital Stock, immediately after giving effect to such acquisition, the Person whose Capital Stock is acquired is a Restricted Subsidiary and, in the case of an asset acquisition, such assets are acquired by Sterling or any Restricted Subsidiary; and

       (C) any individuals that become employees of Sterling or such Restricted Subsidiary in connection with such acquisition, to the extent eligible, are permitted to participate in the ESOP;

    provided, however, that the amount of any such loan shall be included in the calculation of the amount of Restricted Payments.

   Limitation on Restrictions on Distributions from Restricted Subsidiaries. Sterling will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to Sterling;

     (2) make any loans or advances to Sterling; or

     (3) transfer any of its property or assets to Sterling;

     except:

       (A) any encumbrance or restriction pursuant to the Credit Agreement or any other agreement in effect on the Issue Date or pursuant to the issuance of the notes;

       (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Sterling (other than Debt Incurred as consideration

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    in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Sterling) and outstanding on such date;

       (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (A) or (B) above or contained in any amendment to an agreement referred to in clause (A) or (B) above; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements,

       (D) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or other customary non-assignment provisions in contracts (other than contracts that constitute Debt) entered into the ordinary course of business to the extent such provisions restrict the transfer of the assets subject to such contracts;

       (E) in the case of clause (3) above, restrictions contained in security agreements or mortgages securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

       (F) encumbrances or restrictions imposed by operation of applicable law; and

       (G) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

   Limitation on Transactions with Affiliates. Sterling will not, and will not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any Affiliate of Holdings or Sterling (an "Affiliate Transaction") unless:

     (1) the terms of such Affiliate Transaction are:

       (A) set forth in writing; and

       (B) as favorable to Sterling or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of related transactions in arm's length dealings with an unrelated third Person;

     (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, the disinterested members of the Board of Directors have, by resolution, determined in good faith that such Affiliate Transaction meets the criteria set forth in (1)(B) above; and

     (3) if such Affiliate Transaction involves an amount in excess of $7.5 million, such Affiliate Transaction is determined by an Independent Financial Advisor to be fair from a financial standpoint to Sterling or its Restricted Subsidiary, as the case may be.

   The foregoing requirements shall not be applicable to:

     (1) contracts with Koch Capital Services, Inc. or its affiliates in the ordinary course of business on terms as favorable to Sterling or the relevant Restricted Subsidiary as would be obtainable at the time for a comparable transaction in arm's length dealings with an unrelated third Person;

     (2) any purchase or supply contracts in the ordinary course of business on terms as favorable to Sterling or the relevant Restricted Subsidiary as would be obtainable at the time for a comparable transaction in arm's length dealings with an unrelated third Person; provided, however, that the Board of Directors will, not later than the 60th day after the end of each six-month period following the Issue Date, have reviewed such contracts and determined that such contracts meet the criteria set forth in this clause
  (2);

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     (3) any Restricted Payment permitted to be paid and any Permitted
  Investment not prohibited pursuant to the covenant described under "-- Limitation on Restricted Payments;"

     (4) any issuance of securities, or other payments, awards, or grants in cash, securities, or otherwise pursuant to, or the funding of, employment arrangements, stock options, and stock ownership plans approved by the Board of Directors or the board of directors of the relevant Restricted Subsidiary;

     (5) loans or advances to employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

     (6) the payment of reasonable and customary fees to directors of Sterling and its Restricted Subsidiaries who are not employees of Sterling or its Restricted Subsidiaries;

     (7) any transaction between Sterling and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries; and

     (8) indemnification payments to directors and officers of Sterling in accordance with applicable state laws.

   Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Sterling will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

     (1) to Sterling or a Wholly Owned Subsidiary;

     (2) in connection with a Transfer of the Fibers Business;

     (3) if, immediately after giving effect to such issuance, sale, or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary; or

     (4) if all shares of Capital Stock of such Restricted Subsidiary are sold or otherwise disposed of; provided, however, that in connection with any sale pursuant to this clause (4), Sterling may retain no more than 10% of the outstanding Capital Stock of the Restricted Subsidiary being sold as a portion of the purchase price in connection with such sale. In connection with any such sale or disposition of Capital Stock, Sterling or any such Restricted Subsidiary shall comply with the covenant described under "Repurchase at the Option of Holders--Asset Sales" or the covenant described under "Repurchase at the Option of Holders--Sale of Principal Properties" above, as applicable.

   Commission Reports. Notwithstanding that Sterling may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Sterling will, as long as it is permitted to do so by the Commission, file with the Commission and provide the trustee and Holders with such annual reports and such information, documents, and other reports as are specified in Sections 13 and 15(d) of the Exchange Act, including, without limitation, Forms 8-K, 10-Q and 10-K, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

   Liens. Sterling will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume, or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their other property or assets, now owned or hereafter acquired other than Permitted Liens.

Merger and Consolidation

   Sterling will not consolidate with or merge with or into, or convey, transfer, or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person unless:

     (1) the resulting, surviving, or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia and the

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  Successor Company (if not Sterling) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Sterling under the indenture and the notes;

     (2) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default will have occurred and be continuing;

     (3) immediately after giving effect to such transaction the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to paragraph (a) under "--Certain Covenants--Limitation on Debt;"

     (4) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Sterling immediately prior to such transaction minus any costs incurred in connection with the transaction; and

     (5) Sterling delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, or transfer and such supplemental indenture (if any) comply with the indenture.

   The Successor Company will be the successor to Sterling and will succeed to, and be substituted for, and may exercise every right and power of, Sterling under the indenture, but the predecessor company in the case of a conveyance, transfer, or lease will not be released from the obligation to pay the principal of and interest on the notes.

No Personal Liability of Directors, Officers, Employees, and Stockholders

   No director, officer, employee, incorporator, or stockholder of Sterling or any Subsidiary Guarantor, as such, will have any liability for any obligation of Sterling or the Subsidiary Guarantors under the notes, the indenture, or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defaults

   An "Event of Default" is defined in the indenture as:

     (1) a default in any payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

     (2) a default in the payment of the principal of any note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase, or otherwise;

     (3) the failure by Sterling to comply with its obligations under "-- Merger and Consolidation;"

     (4) the failure by Sterling to comply for 30 days after the notice specified below with any of its obligations in the covenants described above under "Repurchase at the Option of Holders--Change of Control," "-- Asset Sales" or "--Sale of Principal Properties" (in each case, other than a failure to purchase notes), or under "--Certain Covenants" under "-- Limitation on Debt," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Transactions with Affiliates," or "--Commission Reports;"

     (5) the failure by Sterling to comply with any of its agreements in the notes or the indenture (other than those referred to in (1), (2), (3), or (4) above) and such failure continues for 60 days after the notice specified below;

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     (6) a default under any mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Sterling or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Sterling or any of its Restricted Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date of the indenture, which default:

       (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default"); or

       (b) results in the acceleration of such Debt prior to its express maturity;

    and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

     (7) certain events of bankruptcy or insolvency of Sterling or any Significant Subsidiary; or

     (8) any final non-appealable judgment or decree not covered by insurance or as to which the insurance carrier has denied responsibility for the payment of money in excess of $10 million is rendered against Sterling or any Significant Subsidiary and is not discharged and there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived, or the execution thereof stayed.

   A Default under clause (4) or (5) is not an Event of Default until the trustee or the Holders of at least 25% in principal amount of the notes notify Sterling of the Default and Sterling does not cure such Default within the time specified after receipt of such notice.

   If an Event of Default (other than certain events of bankruptcy, insolvency, or reorganization of Sterling) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency, or reorganization of Sterling or any Significant Subsidiary occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

   Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability, or expense. Except to enforce the right to receive payment of principal, premium (if any), or interest when due, no Holder of a note may pursue any remedy with respect to the indenture or the notes unless:

     (1) such Holder has previously given the trustee notice that an Event of Default is continuing;

     (2) Holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

     (3) such Holders have offered the trustee reasonable security or indemnity against any loss, liability, or expense;

     (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

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     (5) the Holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

   The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the Default within 90 days (or such shorter period as may be required by applicable law) after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the Holders of the notes. In addition, Sterling is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Sterling also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status, and what action Sterling is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the indenture and the Security Agreements may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note, no amendment may, among other things:

     (1) reduce the amount of notes whose Holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any note;

     (3) reduce the principal of or extend the Stated Maturity of any note;

     (4) reduce the premium payable upon the redemption of any note or change the time at which any note may or shall be redeemed;

     (5) make any note payable in money other than that stated in the note;

     (6) impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

     (7) make any change in the amendment provisions which requires each Holder's consent or in the waiver provisions;

     (8) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

     (9) deprive any of the Holders of the benefit of the Liens created by the Security Agreements except in accordance with the terms of the Security Agreements.

   Without the consent of any Holder of the notes, Sterling, the Subsidiary Guarantors, and the trustee may amend or supplement the indenture and the Security Agreements to cure any ambiguity, omission, defect, or inconsistency, to provide for the assumption by a successor corporation of the obligations of Sterling or the Subsidiary Guarantors, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to add to the covenants of Sterling and its Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon Sterling, to make any change that would provide additional rights or benefits to the Holders of the notes or that does not adversely affect the rights of any

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Holder or to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

   The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the indenture becomes effective, Sterling is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

   The notes will be issued in registered form and will be transferred only upon the surrender of the notes being transferred for registration of transfer. Sterling may require payment of a sum sufficient to cover any tax, assessment, or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

   Sterling at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost, or stolen notes, and to maintain a registrar and paying agent in respect of the notes. Sterling at any time may terminate its obligations under the covenants described under "--Certain Covenants" and "--Change of Control" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (3) and (4) of the first paragraph under "--Merger and Consolidation" above ("covenant defeasance").

   Sterling may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Sterling exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Sterling exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (6), (7) (with respect only to Significant Subsidiaries), or (8) under "--Defaults" above or the failure of Sterling to comply with "--Change of Control," "--Asset Sales," "--Sale of Principal Properties," or "Transfer of the Fibers Business" above.

   In order to exercise either defeasance option, Sterling must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal of, and premium (if any) and interest on, the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the trustee an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain, or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law).

Concerning the Trustee

   Harris Trust Company of New York is the trustee under the indenture and has been appointed by Sterling as registrar and paying agent with regard to the notes.

   The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the

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trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability, or expense and then only to the extent required by the terms of the indenture.

Governing Law

   The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Book-Entry, Delivery, and Form

Description of DTC

   The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change from time to time. Sterling does not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

   DTC has advised Sterling that it is a:

  .  limited purpose trust organized under the laws of the State of New York;

  .  "banking organization" within the meaning of the New York Banking Law;

  .  member of the Federal Reserve System;

  .  "clearing corporation" within the meaning of the Uniform Commercial
     Code; and

  .  "clearing agency" registered under Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

   DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   The exchange notes will initially be represented by one or more permanent global notes (the "Global Notes") in definitive, fully registered book-entry form that will be registered in the name of Cede & Co., as nominee of DTC. The Global Notes will be deposited with a custodian for DTC for credit to the respective accounts of the acquirors of the exchange notes or to the other accounts as the acquirors may direct at DTC. See "The Exchange Offer--Book Entry Transfer."

The Global Notes

   Sterling expects that under procedures established by DTC:

  . upon deposit of the Global Notes with DTC or its custodian, DTC will credit on its internal system the portion of the Global Notes corresponding to the respective amounts of the Global Notes registered to the respective accounts of persons who have accounts with the depository;

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

  . ownership of the exchange notes will be shown on records maintained by DTC or its nominee; and

  . transfers of ownership of the new notes will be effected only through records maintained by DTC or its nominee.

   So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in Global Notes will not:

  . be entitled to have exchange notes represented by Global Notes registered in their names;

  . receive or be entitled to receive physical delivery of certificated exchange notes; or

  . be considered the owners or holders of the Global Notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the trustee.

   Payments on the exchange notes represented by Global Notes will be made to DTC, or its nominee, as the registered owner. None of Sterling, the trustee, or the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising, or reviewing any records relating to beneficial ownership interest under the indenture.

   Sterling expects that DTC or its nominees, upon receipt of any payment on the exchange notes represented by the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the Global Notes as shown in the records of DTC or its nominee. Sterling also expects that participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Payment will be the responsibility of the participants.

   Transfers between participants in DTC will be effected according to DTC's procedures and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell exchange notes to persons in states that require physical delivery of the security or to pledge the security, a holder must transfer its interest in the Global Notes according to the normal procedures of DTC and the procedures in the indenture.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform procedures, and procedures may be discontinued at any time. Neither Sterling nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

   A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1) DTC (a) notifies Sterling that it is unwilling or unable to continue as depositary for the Global Notes and Sterling fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2) Sterling, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

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

   In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See "Notice to Investors."

Same Day Settlement and Payment

   Sterling will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Make Whole Amounts, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Sterling will make all payments of principal, premium, if any, interest and Make Whole Amounts, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Sterling expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Transactions with Affiliates" and "--Repurchase at the Option of Holders--Asset Sales" only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Sterling or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer, or other disposition (or series of related sales, leases, transfers, or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Sterling or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation, or similar transaction, for gross proceeds in excess of $2.0 million, other than:

  (1) a disposition by a Restricted Subsidiary to Sterling or by Sterling or a Restricted Subsidiary to a Wholly Owned Subsidiary,

  (2) a disposition of property or assets (other than shares of Capital Stock of a Restricted Subsidiary and which do not constitute all or substantially all of the assets of any division or line of business of Sterling or any Restricted Subsidiary) at fair market value in the ordinary course of business,

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

  (3) for purposes of the covenant described under "--Repurchase at the Option of Holders--Asset Sales" only, a disposition that constitutes a Restricted Payment permitted or a Permitted Investment not prohibited by the covenant described under "--Certain Covenants--Limitation on Restricted Payments,"

  (4) the disposition of all or substantially all of the assets of Sterling permitted by the covenant described under "--Merger and Consolidation,"

  (5) the disposition of assets in exchange for other assets that satisfy the requirements set forth in clause (2)(B) of the covenant described under "--Repurchase at the Option of Holders--Asset Sales,"

  (6) a Transfer of the Fibers Business made in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Transfer of the Fibers Business;" and

  (7) a Sale of a Principal Property made in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Sale of Principal Properties."

   "Attributable Debt," in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

  (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  (2) the sum of all such payments.

   "Board of Directors" means the Board of Directors of Sterling or any committee thereof duly authorized to act on behalf of such Board.

   "Borrowers" means collectively, Sterling Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Fibers, Inc., Sterling Chemicals Energy, Inc. and Sterling Chemicals International, Inc.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, or participations (or other equivalents thereof) in such Person (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

   "Code" means the Internal Revenue Code of 1986.

   "Commission" means the Securities and Exchange Commission.

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

   "Commodity Agreement" means any commodity future contract, commodity option, or other similar agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) entered into by Sterling or any Restricted Subsidiary that is designed to protect Sterling or any Restricted Subsidiary against fluctuations in the price of commodities used by Sterling or a Restricted Subsidiary as raw materials in the ordinary course of business.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Reference Treasury Dealer as having a maturity comparable to July 15, 2006 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life of the notes.

   "Comparable Treasury Price" means, with respect to any date of redemption,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations.

   "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of

      (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to

      (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

        (a) if Sterling or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased, or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period,

        (b) if since the beginning of such period Sterling or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of Sterling or any Restricted Subsidiary repaid, repurchased, defeased, or otherwise discharged with respect to Sterling and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent Sterling and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale),

        (c) if since the beginning of such period Sterling or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, and

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

        (d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Sterling or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (b) or (c) above if made by Sterling or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Sterling. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

   "Consolidated Interest Expense" means, for any period, the total interest expense of Sterling and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense:

      (1) interest expense attributable to Capital Lease Obligations;

      (2) amortization of debt discount and debt issuance cost;

      (3) capitalized interest;

      (4) noncash interest payments;

      (5) commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

      (6) net costs under Interest Rate Agreements (including amortization of fees);

      (7) Preferred Stock dividends in respect of all Redeemable Stock of Sterling and all Preferred Stock of Restricted Subsidiaries held by Persons other than Sterling or a Wholly Owned Subsidiary;

      (8) interest incurred in connection with Investments in discontinued operations;

      (9) interest actually paid by Sterling or any of its Restricted Subsidiaries under any Guarantee of Debt or other obligation of any other Person; and

      (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Sterling or any Restricted Subsidiary) in connection with Debt Incurred by such plan or trust.

   "Consolidated Net Income" means, for any period, the net income of Sterling and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

      (1) any net income of any Person if such Person is not a Restricted Subsidiary, except that:

        (a) subject to the exclusion contained in clause (4) below, Sterling's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Sterling or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

        (b) Sterling's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by Sterling or a Restricted Subsidiary to such Person during such period;

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

      (2) any net income (or loss) of any Person acquired by Sterling or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

      (3) any net income of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Sterling, except that:

        (a) subject to the exclusion contained in clause (4) below, Sterling's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Sterling or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

        (b) Sterling's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

      (4) any gain or loss realized upon the sale or other disposition of any assets of Sterling or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

      (5) extraordinary gains or losses; and

      (6) the cumulative effect of a change in accounting principles.

   Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants --Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances, or other transfers of assets from Unrestricted Subsidiaries to Sterling or a Restricted Subsidiary to the extent such dividends, repayments, or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(E) thereof.

   "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

      (1) the par or stated value of all outstanding Capital Stock of such Person; plus

      (2) paid-in capital or capital surplus relating to such Capital Stock;
  plus

      (3) any retained earnings or earned surplus;

     less:

      (1) any accumulated deficit;

      (2) any amounts attributable to Redeemable Stock; and

      (3) any amounts attributable to Exchangeable Stock.

   "Credit Agreement" means that certain Credit Agreement dated as of the Issue Date (as amended, supplemented, and restated or otherwise modified from time to time) among the Borrowers, DLJ Capital Funding, Inc., as syndication agent, The CIT Group/Business Credit, Inc., as administrative agent, Credit Suisse First Boston, as documentation agent, and the other lenders party thereto providing for the Fixed Assets Revolver and the Working Capital Revolver.

   "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement, or other similar agreement (limited in amount to underlying exposure, and not for speculative purposes) to which such Person is a party or a beneficiary.

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   "Debt" of any Person means, without duplication:

      (1) the principal of and premium (if any) in respect of:

        (a) indebtedness of such Person for money borrowed; and

        (b) indebtedness evidenced by notes, debentures, bonds, or other similar instruments the payment of which such Person is responsible or liable;

      (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

      (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

      (5) all Redeemable Stock of such Person and, with respect to any Subsidiary of such Person, all Preferred Stock other than pay-in-kind dividends in the form of Preferred Stock (the amount of Debt represented thereby shall equal the greater of its liquidation preference and the redemption, repayment or other repurchase obligations with respect thereto, not excluding any accrued dividends);

      (6) all Hedging Obligations of such Person;

      (7) all obligations of the type referred to in clauses (1) through (4) of other Persons and all dividends of other Persons the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor, or otherwise, including by means of any Guarantee; and

      (8) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

   The amount of Debt of any Person at any date shall be the outstanding balance on such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.

   "Default" means any event which is, or after notice or the passage of time or both would be, an Event of Default.

   "Discount Notes" means the 13 1/2% Senior Secured Discount Notes due 2008 of Holdings.

   "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income:

      (1) all income tax expense of Sterling;

      (2) depreciation expense;

      (3) amortization expense;

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      (4) an amount equal to any extraordinary loss realized in connection with an Asset Disposition, any Transfer of the Fibers Business, or the sale or other disposition of any Sale of a Principal Property; and

      (5) all other noncash items reducing such Consolidated Net Income (excluding any noncash item to the extent it represents an accrual of, or reserve for, cash disbursements for any subsequent period) less all noncash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (5) not to be less than zero), in each case for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Sterling shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or otherwise paid to Sterling by such Subsidiary without further approval, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules, and governmental regulations applicable to such Subsidiary or its stockholders.

   "Equity Interests" means:

      (1) in the case of a corporation, corporate stock;

      (2) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock;

      (3) in the case of a partnership or limited liability company, partnership, or membership interests (whether general or limited);

      (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

      (5) any options, warrants, and other rights to acquire or purchase any of the foregoing.

   "Equity Private Placement" means the private placement of shares of common stock of STX Acquisition Corp. consummated immediately prior to the merger of STX Acquisition Corp. into Sterling Chemicals, Inc. on August 21, 1996, which shares were converted into shares of common stock of Holdings upon consummation of such transaction.

   "ESOP" means the Sterling Chemicals ESOP as in existence on the Issue Date and as may be modified or amended from time to time in accordance with its terms, provided that any such modifications or amendments are not adverse to the Holders of the notes, or as otherwise required by applicable law.

   "Exchange Act" means the Securities Exchange Act of 1934.

   "Exchange Notes" means the notes issued by Sterling in exchange for the notes upon consummation of the Exchange Offer pursuant to the registration rights agreement.

   "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of Sterling or any Wholly Owned Subsidiary which is neither Exchangeable Stock nor Redeemable Stock).

   "Existing Subordinated Notes" means $275,000,000 in original principal amount of Sterling's 11 3/4% Senior Subordinated Notes Due 2006 and $150,000,000 in original principal amount of Sterling's 11 1/4% Senior Subordinated Notes Due 2007.

   "Fibers Subsidiaries" means Sterling Chemicals International, Inc. and Sterling Fibers, Inc. which collectively own the assets which constitute the Santa Rosa County acrylic fibers facility.


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   "Fixed Assets Revolver" means the five year senior secured revolving credit facility under the Credit Agreement pursuant to which the Borrowers may borrow, repay, and reborrow up to $70 million secured by first priority liens on the Shared Collateral and a second priority lien on the accounts receivable, inventory, related general intangibles, and certain other assets of Sterling and the other Borrowers and any Refinancing Debt with respect thereto provided that the Stated Maturity of such Refinancing Debt does not extend beyond the Stated Maturity of the Fixed Assets Revolver.

   "Foreign Asset Sale" means an Asset Disposition in respect of Capital Stock or assets of a Non-U.S. Subsidiary or a Restricted Subsidiary of the type described in Section 936 of the Code to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth:

      (1) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

      (2) in statements and pronouncements of the Financial Accounting Standards Board;

      (3) in such other statements by such other entity as have been approved by a significant segment of the accounting profession; and

      (4) in the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

   "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities, or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

      (2) entered into for purposes of assuring in any other manner the obligee of any Debt or other obligation of any other Person of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business or guarantees of obligations of a Subsidiary in the ordinary course of business if such obligations do not constitute Debt of such Subsidiary. The term "Guarantee" used as a verb has a corresponding meaning.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, or Commodity Agreement (limited in amount to underlying exposure, and not for speculative purposes).

   "Holder" means the Person in whose name a note is registered on the registrar's books.

   "Incur" means issue, assume, Guarantee, incur, or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition, or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The

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accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

   "Independent Financial Advisor" means a reputable accounting, appraisal, or investment banking firm that, in the reasonable good faith judgment of the Board of Directors of Sterling, is qualified to perform the task for which such firm has been engaged and is independent with respect to Sterling and its Affiliates.

   "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with Sterling.

   "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, or other financial agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) designed to protect Sterling or any Restricted Subsidiary against fluctuations in interest rates.

   "Investment" means, with respect to any Person, any loan or advance to, any acquisition of Capital Stock, equity interest, obligation, or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of), any other Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants-- Limitation on Restricted Payments":

      (1) "Investment" shall include the portion (proportionate to Sterling's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Sterling at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; and provided, further, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Sterling shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

        (a) Sterling's "Investment" in such Subsidiary at the time of such redesignation; less

        (b) the portion (proportionate to Sterling's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

   "Investment Grade Rating" means a rating of BBB- or higher by S&P and Baa3 or higher by Moody's or the equivalent of such rating by S&P and Moody's or by any other Rating Agencies selected as provided in the definition of Rating Agency.

   "Issue Date" means the date on which the notes are originally issued.

   "Joint Venture Contribution" means any transfer, assignment, conveyance, or contribution of the Capital Stock of the Fibers Subsidiaries or all or substantially all of the assets of the Fibers Subsidiaries to a corporation, partnership, limited liability company, joint venture, or other entity in which Sterling and its Affiliates will, immediately after giving effect to such transaction, beneficially own or hold any Equity Interest in the Person to which such contribution is made, including any such contribution made through any merger, consolidation, or similar transaction or any agreement to operate all or substantially all of the assets of the Fibers Subsidiaries under any similar arrangement.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Moody's" means Moody's Investors Service, Inc.


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

   "Net Available Cash" from an Asset Disposition, a Transfer of the Fibers Business, or a Sale of a Principal Property means cash payments received therefrom (including, to the extent permitted, any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or any Return of Capital or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form), in each case net of:

      (1) all legal, title, and recording expenses, commissions, and other fees and expenses incurred, and all Federal, state, provincial, foreign, and local taxes required to be accrued as a liability under GAAP, as a consequence of such transaction;

      (2) all payments made on any Debt which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law be repaid out of the proceeds from such transaction;

      (3) all distributions and other payments required to be made to any minority interest holders in Subsidiaries or joint ventures as a result of such transaction; and

      (4) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such transaction and retained by Sterling or any Restricted Subsidiary after such transaction.

   "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions, and brokerage, consultants', and other fees, and other costs and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

   "Non-U.S. Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 66 2/3% of any of its sales, earnings, or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from, or derived from operations located in territories or jurisdictions outside the United States.

   "Permitted Holders" means:

      (1) each of Frank J. Hevrdejs, William C. Oehmig, J. Virgil Waggoner, Robert W. Roten, and Gordon Cain;

      (2) any Permitted Transferee with respect to any Person covered by the preceding clause (1);

      (3) any savings or investment plan sponsored by Sterling or Holdings, including the ESOP;

      (4) the purchasers in the Equity Private Placement; or

      (5) any Person who on August 21, 1996 was an officer, director, stockholder, employee, or consultant of The Sterling Group, Inc. or The Unicorn Group, L.L.C.

   "Permitted Investment" means an Investment by Sterling or any Restricted Subsidiary in:

      (1) a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary;


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

      (2) Temporary Cash Investments;

      (3) receivables owing to Sterling or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

      (4) stock, obligations, or securities received in settlement of debts created in the ordinary course of business and owing to Sterling or any Restricted Subsidiary or in satisfaction of judgments;

      (5) any Person to the extent such Investment represents the noncash portion of the consideration received for:

        (A) an Asset Disposition as permitted pursuant to the covenant described under "--Repurchase at the Option of Holders--Asset Sales";

        (B) a Sale of a Principal Property as permitted, and other sales, transfers, and dispositions as permitted, pursuant to the covenant described under "Repurchase at the Option of Holders--Sale of Principal Properties"; or

        (C) a Transfer of the Fibers Business as permitted pursuant to the covenant described under "--Repurchase at the Option of Holders-- Transfer of the Fibers Business";

      (6) Investments by Sterling or a Restricted Subsidiary in a Person to the extent the consideration for such Investment consists of shares of Capital Stock of Sterling or Holdings (other than Redeemable Stock of Sterling);

      (7) payroll, travel, and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (8) loans or advances to employees or to a trust for the benefit of such employees that are made in the ordinary course of business of Sterling or such Restricted Subsidiary;

      (9) another Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Sterling or a Restricted Subsidiary; provided, however, that such Person's primary business is reasonably related to the business of Sterling and its Restricted Subsidiaries; and

      (10) Investments in Unrestricted Subsidiaries or joint ventures (whether in corporate or partnership form or otherwise), in either case in entities engaged in businesses reasonably related to the business of Sterling and its Restricted Subsidiaries, in an aggregate amount not to exceed $10 million outstanding at any time; provided, however, that the amount available for Investments pursuant to this clause (10) shall be reduced in accordance with clause (3)(G) of the first paragraph under "-- Certain Covenants --Limitation on Restricted Payments."

   "Permitted Liens" means:

      (1) Liens existing on the Issue Date, including those that secure Debt and other obligations under the Credit Agreement that the indenture permitted to be Incurred;

      (2) Liens for taxes, assessments, or other governmental charges or levies not yet due or that are being contested in good faith by appropriate action or proceedings promptly instituted and diligently pursued to conclusion and with respect to which adequate reserves in conformity with GAAP are being maintained;

      (3) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, workmen, crews, maritime liens, and other Liens imposed by law created in the ordinary course of business for amounts that are not past due or that are being contested in good faith by appropriate action or proceedings and with respect to which adequate reserves in accordance with GAAP are being maintained;

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

      (4) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, old age, or other similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

      (5) minor irregularities in title, boundaries, or other survey defects, easements, rights-of-way, restrictions, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights, or reservations or oil, gas and mineral leases and rights of others in any property of Sterling or any Restricted Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas, or other minerals, or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights, and other similar charges or encumbrances existing as of the Issue Date (or granted by Sterling or any Restricted Subsidiary in the ordinary course of business) that do not, in the aggregate, materially impair the value of the property of Sterling or any Restricted Subsidiary and the occupation, use, and enjoyment by Sterling or any of its Restricted Subsidiaries of any of their respective properties in the normal course of business;

      (6) Liens securing Debt neither created, assumed, nor guaranteed by Sterling or any Restricted Subsidiary upon lands over which easements or similar rights are acquired by Sterling or any Restricted Subsidiary in the ordinary course of business of Sterling or any Restricted Subsidiary;

      (7) terminable or short term leases or permits for occupancy, which leases or permits expressly grant to Sterling or any Restricted Subsidiary the right to terminate them at any time on not more than six months' notice and which occupancy does not interfere with the operation of the business of Sterling or any Restricted Subsidiary;

      (8) any Lien or privilege arising solely by operation of law and vested in any lessor, licensor, or permittor on personal property located on premises leased by Sterling or any Restricted Subsidiary, for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses, or permits;

      (9) Liens or privileges of any employee of Sterling or any Restricted Subsidiary for salary or wages earned but not yet payable;

      (10) any obligations or duties affecting any of the property of Sterling or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;

      (11) Liens upon property or assets other than as described in clause
  (12) immediately below acquired by Sterling after the Issue Date; provided, however, that such Liens do not extend to any property or assets other than such property or assets;

      (12) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that such Liens are in existence prior to the contemplation of such Person becoming a Restricted Subsidiary and are not created, incurred, or assumed in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary;

      (13) Liens resulting from operation of law with respect to any judgments, awards, or orders to the extent that such judgments, awards, or orders do not cause or constitute an Event of Default;

      (14) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance, or other payments pursuant to any contract or statute, not yet due and payable;


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

       (15) Liens securing Debt incurred to finance the construction, purchase, or lease of, or repairs, improvements, or additions to, property of such Person used in the business of Sterling, to the extent such Debt is otherwise permitted by the indenture;

       (16) Liens with respect to the so-called "greenbelt" or "buffer zone" properties, for as long as those properties are used solely for "greenbelt" or "buffer zone" purposes;

       (17) leases and ground leases of underutilized or vacant properties of Sterling or any Restricted Subsidiary to third parties with which Sterling has a production, co-production, co-generation, operating, or other arrangement or to third party providers of energy or raw materials in the ordinary course of business of Sterling or a Restricted Subsidiary, provided such leases do not materially interfere with the operation of the business of Sterling or any Restricted Subsidiary or materially diminish the value of the PP&E;

       (18) easements, rights-of-way, restrictions, and other similar charges or encumbrances granted to others, in each case incidental to, and not interfering with, the ordinary conduct of the business of Sterling or any of its Subsidiaries, provided that such Liens are not violated by the existing PP&E and do not, in the aggregate, materially diminish the value of the PP&E;

       (19) the burdens of any law or governmental regulation or permit requiring Sterling to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

       (20) Liens on accounts receivable and inventory and other specified assets of the type securing the Working Capital Revolver, in each case other than assets constituting part of the Collateral, which Liens secure either (a) extensions, renewals, modifications, replacements, or increases of the Working Capital Revolver in whole or in part from time to time or
  (b) any revolving credit agreement of any Non-U.S. Subsidiary; provided, however, that in each case the Debt secured by such Liens is permitted by the terms of the indenture to be Incurred;

       (21) extensions, renewals, modifications, or replacements of any Lien referred to in clauses (1) through (21) of this definition, provided that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Debt, no extension or renewal Lien shall (A) secure more than the amount of the Debt or other obligations secured by the Lien being so extended or renewed, other than as permitted by clause (11) or (20) hereof, or (B) extend to any property or assets not subject to the Lien being so extended or renewed, other than as permitted by clause (11) or
  (20) hereof, or (C) with respect to the Shared Collateral, relate to any Debt that has a Stated Maturity that extends beyond the Stated Maturity of the Fixed Assets Revolver;

       (22) Liens incurred in the ordinary course of business of Sterling and its Restricted Subsidiaries that do not secure Debt and which have a value that in the aggregate does not exceed $5.0 million at any one time outstanding.

   "Permitted Transferee" means with respect to any Person:

      (1) in the case of an entity, any Affiliate of such Person; and

      (2) in the case of an individual, any person related by lineal or collateral consanguinity to such individual or to the spouse of such individual (adopted persons shall be considered the natural born child of their adoptive parents).

Lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather, and great-grandfather. Collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin), in each case to whom such Person has transferred Common Stock of Holdings.


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

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

   "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "Principal Properties" means each of the chemical facilities at the following locations:

      (1) Texas City, Texas;

      (2) Valdosta, Georgia;

      (3) Buckingham, Quebec;

      (4) Vancouver, British Columbia;

      (5) Thunder Bay, Ontario; and

      (6) Grande Prairie, Alberta

   "Principal Property Subsidiary" means each of Sterling Pulp Chemicals, Inc., Sterling Pulp Chemicals, Ltd., and Sterling NRO, Ltd. and any other Affiliate that may hereafter own any Principal Property.

   "Rating Agency" means S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Sterling (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody's or both, as the case may be.

   "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the Stated Maturity of the notes or is redeemable at the option of the Holder thereof without regard to the occurrence of any contingency at any time on or prior to the Stated Maturity of the notes.

   "Reference Treasury Dealer" means each of: (1) Donaldson, Lufkin & Jenrette Securities Corporation, or its successors, and Credit Suisse First Boston Corporation, or its successors; provided, however, that if the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Sterling shall substitute therefor another Primary Treasury Dealer; and (2) any Primary Treasury Dealer selected by Sterling.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer on any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such date of redemption.

   "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease, or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Debt" means Debt that Refinances any Debt of Sterling or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture including Debt that Refinances Refinancing Debt; provided, however that:

      (1) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced;


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

      (2) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced;

      (3) such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced; and

      (4) with respect to any Refinancing Debt of Debt other than Senior Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the notes as the Debt being so extended, renewed, refunded, or refinanced; and

   provided, further, however, that Refinancing Debt shall not include:

      (1) Debt of a Subsidiary (other than a Wholly Owned Subsidiary which is also a Subsidiary Guarantor) that Refinances Debt of Sterling; or

      (2) Debt of Sterling or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

   "Representative" means any trustee, agent, or representative (if any) for an issue of Senior Debt of Sterling.

   "Restricted Subsidiary" means any Subsidiary of Sterling that is not an Unrestricted Subsidiary.

   "Return of Capital" means, with respect to any Equity Interest, any sums paid on or in respect of such Equity Interest: (1) as a return, in whole or in part, of the capital of the issuer of such Equity Interest as constituted immediately following the consummation of the Transfer of the Fibers Business pursuant to which such Equity Interest was issued to Sterling or either of the Fibers Subsidiaries; (2) in redemption of, or in exchange for, such Equity Interest; or (3) in connection with a partial or total liquidation or dissolution of the issuer of such Equity Interest.

   "Sale of the Fibers Business" means any sale, transfer, assignment, conveyance, or other disposition of the Capital Stock of the Fibers Subsidiaries or all or substantially all of the assets of the Fibers Subsidiaries (other than pursuant to a Joint Venture Contribution), including, in either case, any such sale, transfer, assignment, conveyance, or disposition made through any merger, consolidation, or similar transaction.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Sterling or a Restricted Subsidiary transfers such property to a Person (other than Sterling or a Wholly Owned Subsidiary which is also a Subsidiary Guarantor) and Sterling or a Restricted Subsidiary leases it from such Person.

   "Secured Debt" means any Debt of Sterling secured by a Lien.

   "Senior Debt" means:

      (1) all Debt of Sterling or any Restricted Subsidiary outstanding under the Credit Agreement;

      (2) any other Debt of Sterling or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Debt is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

      (3) all obligations with respect to the items listed in the preceding clauses (1) and (2).

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

      (1) any liability for federal, state, local, or other taxes owed or owing by Sterling;

      (2) any Debt of Sterling to any of its Restricted Subsidiaries or other Affiliates;

      (3) any trade payables; or

      (4) the portion of any Debt that is incurred in violation of the indenture.

   "Senior Subordinated Debt" means the Existing Subordinated Notes and any other Debt of Sterling that specifically provides that such Debt is subordinate to the notes in right of payment and which is not subordinated by its terms in right of payment to any Debt or other obligation of Sterling which is not Senior Debt.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of Sterling as defined in Rule 1-02 of Regulation S-X, promulgated by the Commission.

   "S&P" means Standard & Poor's Ratings Group.

   "Special Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price equal to the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption, plus 0.50%.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

   "Subordinated Obligation" means any Debt of Sterling (whether outstanding on the Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the notes.

   "Subsidiary" means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by:

      (1) Sterling;

      (2) Sterling and one or more Subsidiaries; or

      (3) one or more Subsidiaries.

   "Subsidiary Guarantees" means the guarantees of the notes by the Subsidiary Guarantors.

   "Subsidiary Guarantors" means Sterling Canada, Inc., Sterling Chemicals Energy, Inc., Sterling Chemicals Fibers, Inc., Sterling Pulp Chemicals, Inc., and Sterling Pulp Chemicals US, Inc., and any other entities that at any time guarantees Sterling's obligations with respect to the notes.

   "Tangible Property" means all land, buildings, machinery, and equipment and leasehold interests and improvements which would be reflected on a balance sheet of Sterling prepared in accordance with GAAP, excluding:

      (1) all rights, contracts, and other intangible assets of any nature whatsoever; and

      (2) all inventories and other current assets.

   "Temporary Cash Investments" means any of the following:

      (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

      (2) investments in time deposit accounts, certificates of deposit, and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States, and which bank or trust company has capital, surplus, and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

      (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

      (4) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Sterling or Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-l" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

      (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's;

      (6) participations (for a tenor of not more than 90 days) in loans to Persons having short-term credit ratings of at least "A-1" and "P-1" by S&P and Moody's, respectively;

      (7) with respect to any Non-U.S. Subsidiary organized in Canada, commercial paper of Canadian companies rated R-l High or the equivalent thereof by Dominion Bond Rating Services with maturities of less than one year; and

      (8) with respect to Foreign Subsidiaries not organized in Canada, government obligations of another country whose debt securities are rated by S&P and/or Moody's "A-1" or "P-1", or the equivalent thereof (if a short-term debt rating is provided by either), or at least "AA" or "AA2", or the equivalent thereof (if a long-term unsecured debt rating is provided by either), in each case, with maturities of less than 12 months.

   "Texas City Facility" means the petrochemicals production facility that is located at Texas City, Texas and is a Principal Property.

   "Transfer of the Fibers Business" means any Joint Venture Contribution or any Sale of the Fibers Business or any combination thereof.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "Unrestricted Subsidiary" means:

      (1) any Subsidiary of Sterling that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

      (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary of Sterling (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any

Capital Stock or Debt of, or holds any Lien on any property of, Sterling or any other Subsidiary of Sterling that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

      (1) the Subsidiary to be so designated has total assets of $1,000 or less; or

      (2) if such Subsidiary has assets of greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants--Limitation on Restricted Payments;"

   and provided, further, however, that:

      (1) no Subsidiary of Sterling that is a Restricted Subsidiary on the Issue Date (other than a Restricted Subsidiary with total assets of $1,000 or less on the Issue Date) may be designated an Unrestricted Subsidiary; and

      (2) no Subsidiary holding, directly or indirectly, any assets (other than assets totaling $1,000 or less which constituted the only assets of a Restricted Subsidiary on the Issue Date) held by Sterling or a Restricted Subsidiary on the Issue Date may be designated an Unrestricted Subsidiary.

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

      (1) if such Unrestricted Subsidiary at such time has Debt, Sterling could Incur $1.00 of additional Debt under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Debt"; and

      (2) no Default shall have occurred and be continuing.

   Any such designation by the Board of Directors shall be communicated by Sterling to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   Notwithstanding the foregoing, any entity formed or in which an Equity Interest is acquired as a result of a Transfer of the Fibers Business, and if the Capital Stock of the Fibers Subsidiaries is transferred in connection with such Transfer of the Fibers Business, each of the Fibers Subsidiaries, shall automatically be an Unrestricted Subsidiary without complying with the foregoing requirements; provided, however, that such Transfer of the Fibers Business is made in accordance with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Transfer of the Fibers Business," unless the Board of Directors substantially contemporaneously with such Transfer of the Fibers Business designates any such entity as a Restricted Subsidiary.

   As of the Issue Date, each of Sterling Chemicals Acquisitions, Inc., Sterling (Sask) Holdings Ltd., Sterling Pulp Chemicals (Sask) Ltd., 619220 Saskatchewan Ltd., and Sterling Pulp Chemicals Fuzhou Ltd. is an Unrestricted Subsidiary.

   "U.S. Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction in the United States, or a state thereof or the District of Columbia.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Sterling and/or another Wholly Owned Subsidiary; provided, however, that a Foreign Subsidiary shall be a Wholly Owned Subsidiary if more than 90% of the Capital Stock and Voting Stock thereof is owned by Sterling and/or another Wholly Owned Subsidiary.

   "Working Capital Revolver" means the senior secured revolving credit facility under the Credit Agreement pursuant to which Sterling may borrow, repay, and reborrow up to $85 million, secured by a first priority lien on all of the property and assets of Sterling and the other Borrowers except for real property, fixtures, certain related general intangibles, and equipment and any Capital Stock owned by Sterling or any Subsidiary Guarantor.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities.

   Sterling will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by any person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be regarded as an admission that it is an "underwriter", within the meaning of the Securities Act.

   Sterling has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes against some liabilities, including liabilities under the Securities Act.

   There has been no public market for the existing notes or the exchange notes prior to the exchange offer. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq Stock Market. We cannot assure you that an active market for the exchange notes will develop. To the extent that a market for the exchange notes does develop, future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as our results of operations and financial condition.

                                 LEGAL MATTERS

   Certain legal matters with respect to the exchange notes will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

   The following financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing:

  (1) Sterling Chemicals Holdings, Inc.--consolidated balance sheets as of September 30, 1997 and 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficiency in assets), and cash flows for each of the three years in the period ended September 30, 1998;

  (2) Sterling Chemicals, Inc.--consolidated balance sheets as of September 30, 1997 and 1998, and the related consolidated statements of operations, changes in stockholder's equity (deficiency in assets), and cash flows for the period from May 14, 1996 (date of incorporation) to September 30, 1996 and for each of the two years in the period ended September 30, 1998;

  (3) Sterling Chemicals U.S. Subsidiaries--combined balance sheets as of September 30, 1997 and 1998 and the related combined statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended September 30, 1998;

   The following financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing:

  (1) Sterling Pulp Chemicals, Ltd.--balance sheets as of September 30, 1997 and 1998 and the related statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended September 30, 1998.

                         INDEX TO FINANCIAL STATEMENTS

                     Unaudited Interim Financial Statements

Sterling Chemicals Holdings, Inc. and Sterling Chemicals, Inc.

Sterling Chemicals Holdings, Inc. Consolidated Balance Sheets as of June
 30, 1999 and September 30, 1998 (Unaudited).............................  F-3

Sterling Chemicals Holdings, Inc. Consolidated Statements of Operations
 for the Nine Months Ended June 30, 1999 and 1998 (Unaudited)............  F-4

Sterling Chemicals Holdings, Inc. Consolidated Statements of Cash Flows
 for the Nine Months Ended June 30, 1999 and 1998 (Unaudited)............  F-5

Sterling Chemicals, Inc. Consolidated Balance Sheets as of June 30, 1999
 and September 30, 1998 (Unaudited)......................................  F-6

Sterling Chemicals, Inc. Consolidated Statements of Operations for the
 Nine Months Ended June 30, 1999 and 1998 (Unaudited)....................  F-7

Sterling Chemicals, Inc. Consolidated Statements of Cash Flows for the
 Nine Months Ended June 30, 1999 and 1998 (Unaudited)....................  F-8

Notes to Consolidated Financial Statements (Unaudited)...................  F-9

Sterling Chemicals U.S. Subsidiaries

Sterling Chemicals U.S. Subsidiaries Combined Balance Sheets as of June
 30, 1999 and September 30, 1998 (Unaudited)............................. F-15

Sterling Chemicals U.S. Subsidiaries Combined Statements of Operations
 for the Nine Months Ended June 30, 1999 and 1998 (Unaudited)............ F-16

Sterling Chemicals U.S. Subsidiaries Combined Statements of Cash Flows
 for the Nine Months Ended June 30, 1999 and 1998 (Unaudited)............ F-17

Notes to Combined Financial Statements (Unaudited)....................... F-18

Sterling Pulp Chemicals, Ltd.

Sterling Pulp Chemicals, Ltd. Balance Sheets as of June 30, 1999 and
 September 30, 1998 (Unaudited).......................................... F-21

Sterling Pulp Chemicals, Ltd. Statements of Operations for the Nine
 Months Ended June 30, 1999 and 1998 (Unaudited)......................... F-22

Sterling Pulp Chemicals, Ltd. Statements of Cash Flows for the Nine
 Months Ended June 30, 1999 and 1998 (Unaudited)......................... F-23

Notes to Financial Statements (Unaudited)................................ F-24

                         Audited Financial Statements

Sterling Chemicals Holdings, Inc. and Sterling Chemicals, Inc.

Reports of Independent Auditors.......................................... F-26

Sterling Chemicals Holdings, Inc. Consolidated Statements of Operations
 for the years ended September 30, 1998, 1997, and 1996.................. F-28

Sterling Chemicals Holdings, Inc. Consolidated Balance Sheets as of
 September 30, 1998 and 1997............................................. F-29


Sterling Chemicals Holdings, Inc. Consolidated Statements of Changes in
 Stockholders' Equity (Deficiency in Assets) for the years ended
 September 30, 1998, 1997, and 1996......................................  F-30

Sterling Chemicals Holdings, Inc. Consolidated Statements of Cash Flows
 for the years ended September 30, 1998, 1997, and 1996..................  F-31

Sterling Chemicals, Inc. Consolidated Statements of Operations for the
 years ended September 30, 1998 and 1997 and the period from May 14, 1996 to September 30, 1996...................................................  F-32

Sterling Chemicals, Inc. Consolidated Balance Sheets as of September 30,
 1998 and 1997...........................................................  F-33

Sterling Chemicals, Inc. Consolidated Statements of Changes in
 Stockholders's Equity (Deficiency in Assets) for the years ended
 September 30, 1998 and 1997 and the period from May 14, 1996 to
 September 30, 1996......................................................  F-34

Sterling Chemicals, Inc. Consolidated Statements of Cash Flows for the
 years ended September 30, 1998 and 1997 and the period from May 1, 1996 to September 30, 1996...................................................  F-35

Notes to Consolidated Financial Statements...............................  F-36

Sterling Chemicals U.S. Subsidiaries

Report of Independent Auditors...........................................  F-63

Sterling Chemicals U.S. Subsidiaries Combined Statements of Operations
 for the years ended September 30, 1998 , 1997, and 1996.................  F-64

Sterling Chemicals U.S. Subsidiaries Combined Balance Sheets as of
 September 30, 1998 and 1997.............................................  F-65

Sterling Chemicals U.S. Subsidiaries Combined Statements of Changes in
 Stockholder's Equity for the years ended September 30, 1998, 1997, and
 1996....................................................................  F-66

Sterling Chemicals U.S. Subsidiaries Combined Statements of Cash Flows
 for the years ended September 30, 1998, 1997, and 1996..................  F-67

Notes to Combined Financial Statements...................................  F-68

Sterling Pulp Chemicals, Ltd.

Report of Independent Auditors...........................................  F-80

Sterling Pulp Chemicals, Ltd. Statements of Operations for the years ended September 30, 1998, 1997, and 1996................................  F-81

Sterling Pulp Chemicals, Ltd. Balance Sheets as of September 30, 1998 and
 1997....................................................................  F-82

Sterling Pulp Chemicals, Ltd. Statements of Changes in Stockholder's
 Equity for the years ended September 30, 1998, 1997 and 1996............  F-83

Sterling Pulp Chemicals, Ltd. Statements of Cash Flows for the years ended September 30, 1998, 1997, and 1996................................  F-84

Notes to Financial Statements............................................  F-85

                       STERLING CHEMICALS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                    (Amounts In Thousands Except Share Data)

                                  (Unaudited)

                                                        June 30,   September 30,
                                                          1999         1998
                                                        ---------  -------------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $   6,327    $  11,168
  Accounts receivable..................................   117,678      114,571
  Inventories..........................................    78,915       73,225
  Prepaid expenses.....................................    11,202       15,571
  Deferred tax asset...................................     8,817        5,140
                                                        ---------    ---------
    Total current assets...............................   222,939      219,675
Property, plant and equipment, net.....................   432,827      450,315
Deferred tax asset.....................................     7,370           --
Other assets...........................................    94,597       95,966
                                                        ---------    ---------
    Total assets....................................... $ 757,733    $ 765,956
                                                        =========    =========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN
                        ASSETS)
Current liabilities:
  Accounts payable..................................... $  64,912    $  46,983
  Accrued liabilities..................................    64,297       71,873
  Current portion of long-term debt....................     2,633        8,909
                                                        ---------    ---------
    Total current liabilities..........................   131,842      127,765
Long-term debt.........................................   923,613      873,616
Deferred tax liability.................................        --       11,123
Deferred credits and other liabilities.................    78,095       80,289
Common stock held by ESOP..............................     2,946        5,938
Less: unearned compensation............................      (595)      (2,845)
Redeemable preferred stock.............................    20,225       18,249
Commitments and contingencies (Note 4).................        --           --
Stockholders' equity (deficiency in assets):
  Common stock, $.01 par value, 20,000,000 shares
   authorized, 12,305,000 shares issued and 12,098,000
   outstanding at June 30, 1999, and 12,273,000 shares
   issued and 12,073,000 outstanding at September 30,
   1998................................................       123          123
  Additional paid-in capital...........................  (542,712)    (542,701)
  Retained earnings....................................   174,892      229,590
  Pension adjustment...................................      (121)        (121)
  Accumulated translation adjustment...................   (28,052)     (32,559)
  Deferred compensation................................       (70)        (111)
                                                        ---------    ---------
                                                         (395,940)    (345,779)
  Treasury stock, at cost, 207,000 and 200,000 shares
   at June 30, 1999 and September 30, 1998,
   respectively........................................    (2,453)      (2,400)
                                                        ---------    ---------
    Total stockholders' equity (deficiency in assets)..  (398,393)    (348,179)
                                                        ---------    ---------
      Total liabilities and stockholders' equity
       (deficiency in assets).......................... $ 757,733    $ 765,956
                                                        =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (Amounts In Thousands Except Per Share Data)

                                  (Unaudited)

                                                           Nine Months Ended
                                                               June 30,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
Revenues.................................................. $506,190  $640,154
Cost of goods sold........................................  472,963   586,968
                                                           --------  --------
Gross profit..............................................   33,227    53,186
Selling, general and administrative expenses..............   27,594    28,094
Other expense.............................................   10,809     5,962
Interest and debt related expenses, net of interest
 income...................................................   74,711    76,021
                                                           --------  --------
Loss before income taxes .................................  (79,887)  (56,891)
Benefit for income taxes..................................  (25,552)  (17,340)
                                                           --------  --------
Net loss..................................................  (54,335)  (39,551)
Preferred stock dividends.................................    1,975     1,826
                                                           --------  --------
Net loss attributable to common stockholders.............. $(56,310) $(41,377)
                                                           ========  ========
Net loss per common share (Note 5)........................ $  (4.43) $  (3.40)
                                                           ========  ========
Weighted average shares outstanding.......................   12,469    12,007
                                                           ========  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Amounts In Thousands)

                                  (Unaudited)

                                                           Nine Months Ended
                                                                June 30,
                                                           -------------------
                                                             1999       1998
                                                           ---------  --------
Cash flows from operating activities:
  Net loss................................................ $ (54,335) $(39,551)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Depreciation and amortization.........................    42,375    42,205
    Interest amortization.................................     1,781     2,830
    Deferred tax benefit..................................   (19,198)  (14,557)
    Discount notes amortization...........................    13,738    12,898
    Early retirement programs and benefit changes.........     6,782        --
    Other.................................................     1,089     1,890
  Change in assets/liabilities:
    Accounts receivable...................................    (2,604)   36,246
    Inventories...........................................    (5,195)    9,810
    Prepaid expenses......................................    (4,896)   (1,672)
    Other assets..........................................   (12,553)    1,055
    Accounts payable......................................    31,747   (19,247)
    Accrued liabilities...................................   (16,616)   (2,221)
    Other liabilities.....................................     6,366     7,836
                                                           ---------  --------
Net cash provided (used in) by operating activities.......   (11,519)   37,522
                                                           ---------  --------
Cash flows from investing activities:
  Capital expenditures....................................   (17,836)  (18,861)
                                                           ---------  --------
Cash flows from financing activities:
  Proceeds from long-term debt............................   220,769    48,562
  Repayment of long-term debt.............................  (196,412)  (62,448)
  Other...................................................       (58)      104
                                                           ---------  --------
Net cash provided (used in) by financing activities.......    24,299   (13,782)
                                                           ---------  --------
Effect of United States /Canadian exchange rate on cash...       215      (390)
                                                           ---------  --------
Net increase (decrease) in cash and cash equivalents......    (4,841)    4,489
Cash and cash equivalents--beginning of year..............    11,168     7,958
                                                           ---------  --------
Cash and cash equivalents--end of period.................. $   6,327  $ 12,447
                                                           =========  ========
Supplement disclosures of cash flow information:
  Interest paid, net of interest income received.......... $ (56,534) $(58,534)
  Income tax refunds received.............................     5,042     6,833

   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                          CONSOLIDATED BALANCE SHEETS

                    (Amounts In Thousands Except Share Data)

                                  (Unaudited)

                                                       June 30,   September 30,
                                                         1999         1998
                                                       ---------  -------------
                        ASSETS
Current assets:
  Cash and cash equivalents........................... $   6,307    $  11,159
  Accounts receivable.................................   117,701      116,398
  Inventories.........................................    78,915       73,225
  Prepaid expenses....................................     9,031       13,632
  Deferred tax asset..................................     8,817        5,140
                                                       ---------    ---------
    Total current assets..............................   220,771      219,554
Property, plant and equipment, net....................   432,827      450,315
Other assets..........................................    91,635       92,634
                                                       ---------    ---------
    Total assets...................................... $ 745,233    $ 762,503
                                                       =========    =========
 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY IN
                        ASSETS)
Current liabilities:
  Accounts payable.................................... $  63,008    $  46,764
  Accrued liabilities.................................    64,051       71,884
  Current portion of long-term debt...................     2,633        8,909
                                                       ---------    ---------
  Total current liabilities...........................   129,692      127,557
Long-term debt........................................   781,180      745,709
Deferred tax liability................................     9,431       23,301
Deferred credits and other liabilities................    81,095       83,288
Common stock held by ESOP.............................     2,946        5,938
Less: unearned compensation...........................      (595)      (2,845)
Commitments and contingencies (Note 4)................        --           --
Stockholder's equity (deficiency in assets):
  Common stock, $.01 par value........................        --           --
  Additional paid-in capital..........................  (140,013)    (139,786)
  Accumulated deficit.................................   (90,260)     (47,868)
  Pension adjustment..................................      (121)        (121)
  Accumulated translation adjustment..................   (28,052)     (32,559)
  Deferred compensation...............................       (70)        (111)
                                                       ---------    ---------
  Total stockholder's equity (deficiency in assets)...  (258,516)    (220,445)
                                                       ---------    ---------
  Total liabilities and stockholder's equity
   (deficiency in assets)............................. $ 745,233    $ 762,503
                                                       =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (Amounts In Thousands)

                                  (Unaudited)

                                                           Nine Months Ended
                                                               June 30,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
Revenues.................................................. $506,190  $640,154
Cost of goods sold........................................  472,963   586,968
                                                           --------  --------
Gross profit..............................................   33,227    53,186
Selling, general and administrative expenses..............   27,235    27,066
Other expense.............................................   10,809     5,962
Interest and debt related expenses, net of interest
 income...................................................   59,881    62,867
                                                           --------  --------
Loss before income taxes..................................  (64,698)  (42,709)
Benefit for income taxes..................................  (20,694)  (13,219)
                                                           --------  --------
Net loss.................................................. $(44,004) $(29,490)
                                                           ========  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Amounts In Thousands)

                                  (Unaudited)

                                                           Nine Months Ended
                                                                June 30,
                                                           -------------------
                                                             1999       1998
                                                           ---------  --------
Cash flows from operating activities:
  Net loss................................................ $ (44,004) $(29,490)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Depreciation and amortization.........................    42,375    42,205
    Debt fee amortization.................................     1,461     2,362
    Deferred tax benefit..................................   (19,198)  (10,451)
    Early retirement programs and benefit changes.........     6,782        --
    Other.................................................       307     1,890
  Change in assets/liabilities:
    Accounts receivable...................................       188    36,208
    Inventories...........................................    (5,195)    9,810
    Prepaid expenses......................................    (4,662)   (1,658)
    Other assets..........................................    (7,928)    1,017
    Accounts payable......................................    28,612   (20,182)
    Accrued liabilities...................................   (16,616)   (2,221)
    Other liabilities.....................................     6,348     8,030
                                                           ---------  --------
Net cash provided by (used in) operating activities.......   (11,530)   37,520
                                                           ---------  --------
Cash flows from investing activities:
  Capital expenditures....................................   (17,836)  (18,861)
                                                           ---------  --------
Cash flows from financing activities:
  Proceeds from long-term debt............................   220,769    48,562
  Repayment of long-term debt.............................  (196,412)  (62,448)
  Other...................................................       (58)      104
                                                           ---------  --------
Net cash provided by (used in) financing activities.......    24,299   (13,782)
                                                           ---------  --------
Effect of United States /Canadian exchange rate on cash...       215      (390)
                                                           ---------  --------
Net increase (decrease) in cash and cash equivalents......    (4,852)    4,487
Cash and cash equivalents--beginning of year..............    11,159     7,958
                                                           ---------  --------
Cash and cash equivalents--end of period.................. $   6,307  $ 12,445
                                                           =========  ========
Supplement disclosures of cash flow information:
  Interest paid, net of interest income received.......... $ (56,545) $(58,534)
  Income tax refunds received.............................     5,042     6,833

   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                            STERLING CHEMICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

1. Basis of Presentation

   In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments necessary to present fairly the consolidated financial position of Sterling Chemicals Holdings, Inc. ("Holdings") and its subsidiaries (Holdings and its subsidiaries collectively, the "Company") and Sterling Chemicals, Inc. and its subsidiaries (Sterling Chemicals, Inc. and its subsidiaries collectively, "Chemicals") as of June 30, 1999, and their consolidated results of operations and cash flows for the applicable three month and nine month periods ended June 30, 1999 and 1998. All such adjustments are of a normal and recurring nature. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited consolidated financial statements should be, and are assumed to have been, read in conjunction with the consolidated financial statements and notes included in Holdings' and Chemicals' combined Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "Annual Report"). The accompanying consolidated balance sheets as of September 30, 1998, have been derived from the audited consolidated balance sheets as of September 30, 1998, included in the Annual Report.

   Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net loss or stockholders' equity (deficiency in assets).

2. Inventories

                                                           June
                                                            30,   September 30,
                                                           1999       1998
                                                          ------- -------------
Inventories consisted of the following (in thousands):
Finished products........................................ $46,641    $42,436
Raw materials............................................  14,753      8,089
Inventories under exchange agreements....................   1,830      3,031
Stores and supplies......................................  15,691     19,669
                                                          -------    -------
                                                          $78,915    $73,225
                                                          =======    =======

3. Long-Term Debt

                                                       June 30,  September 30,
                                                         1999        1998
                                                       --------  -------------
Long-term debt consisted of the following (in
 thousands):
Revolving credit facility............................. $ 36,450    $     --
Term loans............................................  273,000     274,000
Saskatoon term loans..................................   44,764      49,552
ESOP term loan........................................    2,031       3,250
11 1/4% Notes.........................................  152,568     152,816
11 3/4% Notes.........................................  275,000     275,000
                                                       --------    --------
  Total Chemicals' debt outstanding...................  783,813     754,618
  13 1/2% Notes.......................................  142,433     127,907
                                                       --------    --------
  Total Holdings' debt outstanding....................  926,246     882,525
Less:
  Current maturities..................................   (2,633)     (8,909)
                                                       --------    --------
Total long-term debt.................................. $923,613    $873,616
                                                       ========    ========

                       STERLING CHEMICALS HOLDINGS, INC.

                            STERLING CHEMICALS, INC.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Unaudited)--(Continued)


   On July 23, 1999, Chemicals completed a private offering (the "12 3/8% Notes Offering") of $295,000,000 of its 12 3/8% Senior Secured Notes due 2006 (the "12 3/8% Notes"). The 12 3/8% Notes are senior secured obligations of Chemicals and rank equally in right of payment with all other existing and future senior indebtedness of Chemicals and senior in right of payment to all existing and future subordinated indebtedness of Chemicals. The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect U.S. subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis. Each subsidiary's guarantee ranks equally in right of payment with all of such subsidiary's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of such subsidiary. However, the 12 3/8% Notes, and each subsidiary's guarantee, is subordinated to the extent of the collateral securing Chemicals' new secured revolving credit facilities described below. The 12 3/8% Notes and the subsidiary guarantees are secured by (i) a second priority lien on all of Chemicals' U.S. chemical production facilities and related assets, (ii) a second priority pledge of all of the capital stock of each subsidiary guarantor, and (iii) a first priority pledge of 65% of the stock of certain of the Company's subsidiaries incorporated outside of the United States.

   In addition, on July 23, 1999, Chemicals established two new secured revolving credit facilities providing for up to $155,000,000 in revolving credit loans (the "New Revolvers") under a single Revolving Credit Agreement (the "New Credit Agreement"). Under the New Credit Agreement, Chemicals and each of its direct and indirect U.S. subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) are co-borrowers and are jointly and severally liable for any indebtedness thereunder. The New Revolvers consist of (i) a $70,000,000 revolving credit facility (the "Fixed Assets Revolver") secured by a first priority lien on all of Chemicals' U.S. chemical production facilities and related assets, all of the capital stock of Chemicals and all of the capital stock of each co-borrower and a second priority lien on all accounts receivable, inventory and other specified assets of Chemicals and each co-borrower, and (ii) an $85,000,000 revolving credit facility (the "Current Assets Revolver") secured by a first priority lien on all accounts receivable, inventory and other specified assets of Chemicals and each co-borrower.

   Funding under the 12 3/8% Notes Offering and the New Revolvers occurred on July 23, 1999. The proceeds of the 12 3/8% Notes Offering and the initial borrowings under the New Revolvers were used to completely repay all outstanding indebtedness under Chemicals existing senior credit facility. Accordingly, amounts classified as current under the terms of the existing senior credit facility have been reclassified as long-term under the terms of the 12 3/8% Notes and the New Revolvers.

   Borrowings under the Fixed Assets Revolver bear interest, at Chemicals' option, at an annual rate of either the "LIBOR Rate" (as defined in the New Credit Agreement) plus 3.75% or the Alternate Base Rate plus 2.25%. Borrowings under the Current Assets Revolver bear interest, at Chemicals' option, at an annual rate of either the LIBOR Rate plus 3.00% or the Alternate Base Rate plus 1.50%. The "Alternate Base Rate" is equal to the greater of the Base Rate as announced from time to time by The Chase Manhattan Bank in New York, New York or the "Federal Funds Effective Rate" plus 1/2% (as such terms are defined in the New Credit Agreement.). The New Credit Agreement also requires Chemicals and the co-borrowers to pay an aggregate commitment fee ranging from 0.75% to 1.25% on the unused portion of the commitment for the Fixed Assets Revolver, depending on the amount drawn, and an aggregate commitment fee of 0.5% on the unused portion of the commitment for the Current Assets Revolver. Available credit under the Current Assets Revolver is subject to a monthly borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of $42,500,000. In addition, the borrowing base for the Current Assets Revolver must exceed outstanding borrowings thereunder by $12,000,000 at all times.

                       STERLING CHEMICALS HOLDINGS, INC.

                            STERLING CHEMICALS, INC.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Unaudited)--(Continued)


   The Fixed Assets Revolver matures in five years, with quarterly commitment reductions totalling 30% of the total commitment in year four and 70% in year five. The Current Assets Revolver matures in five years, with no scheduled commitment reductions prior to that time. However, the commitments for each of the Fixed Assets Revolver and the Current Assets Revolvers will be permanently reduced to the extent required under the New Credit Agreement upon prepayments made out of specific sources of funds, including asset sales and certain equity issuances by Holdings.

   The indenture governing the 12 3/8% Notes (the "Indenture") and the New Credit Agreement contain numerous covenants, including, but not limited to, restrictions on the ability of Chemicals and certain of its subsidiaries to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions and refinance existing indebtedness. In addition, the Indenture and the New Credit Agreement specify various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder. However, neither the Indenture nor the New Credit Agreement requires the Company to satisfy any financial ratios or maintenance tests.

   The Indenture, the indenture governing the 11 1/4% Notes, the indenture governing the 11 3/4% Notes, and the New Credit Agreement contain provisions which restrict the payment of advances, loans and dividends from Chemicals to Holdings. The most restrictive of the covenants limits such payments during fiscal 1999 to approximately $2.0 million, plus any amounts due Holdings from Chemicals under the intercompany tax sharing agreement.

4. Commitments and Contingencies

 Product Contracts

   The Company has certain long-term agreements that provide for the dedication of 100% of the Company's production of acetic acid, plasticizers, tertiary butylamine, and sodium cyanide, each to one customer. The Company also dedicates a significant portion of its acrylonitrile, methanol, and styrene production under long-term arrangements. Some of these agreements provide for cost recovery plus an agreed profit margin based upon market prices.

 Environmental Regulations

   The Company's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations, and permit requirements. Environmental permits required for the Company's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacturing, handling, processing, distribution, and use of the Company's chemical products and the raw materials used to produce such products and, if so, the Company's business and operations may be materially and adversely affected. In addition, changes in environmental requirements can cause the Company to incur substantial costs in upgrading or redesigning its facilities and processes, including waste treatment, storage, disposal, and other waste handling practices and equipment.

   While the Company believes that its business operations and facilities generally are operated in compliance in all material respects with all applicable environmental and health and safety requirements, there can be no assurance that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees,

                       STERLING CHEMICALS HOLDINGS, INC.

                            STERLING CHEMICALS, INC.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Unaudited)--(Continued)

contractors and their employees or the public. Some risk of environmental costs and liabilities is inherent in the operations and products of the Company, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages.

 Legal Proceedings

   Ammonia Release. A description of the ammonia release lawsuits is found under "Legal Proceedings" in Note 7 of the "Notes to Consolidated Financial Statements" of the Annual Report and is incorporated herein by reference. As discussed therein, the Company continues to vigorously defend against the claims of the approximately 100 remaining plaintiffs. The Company has settled the claims of a majority of the original plaintiffs and is engaged in ongoing settlement discussions with the remaining plaintiffs. The Company believes that all or substantially all of its future out-of-pocket costs and expenses (including settlement payments and judgements) relating to these lawsuits will be covered by the Company's liability insurance policies.

   Nickel Carbonyl Release. A description of the nickel carbonyl lawsuit is found under "Legal Proceedings" in Note 7 of the "Notes to Consolidated Financial Statements" of the Annual Report and is incorporated herein by reference. As discussed therein, a total of eighteen contractor employees allegedly exposed to nickel carbonyl have filed a lawsuit against Chemicals seeking unspecified damages for personal injuries. A majority of these claims have been settled. Additional claims and litigation against Chemicals relating to this incident may ensue. The Company believes that all or substantially all of its future out-of-pocket costs and expenses (including settlement payments and judgements) relating to these lawsuits will be covered by the Company's liability insurance policies and/or indemnification from third parties.

   Ethylbenzene Release. A description of this release is found under "Legal Proceedings" in Note 7 of the "Notes to Consolidated Financial Statements" of the Annual Report and is incorporated herein by reference. There is no lawsuit pending against the Company based on this release, but the Company has received, and in some instances resolved, claims from individuals for alleged damage from this incident. The Company believes that its liability insurance coverage is sufficient to cover all out-of-pocket costs and expenses stemming from this incident in excess of its $1 million deductible.

   Other Lawsuits. The Company is subject to various other claims and legal actions that arise in the ordinary course of its business.

 Litigation Contingency

   The Company has made estimates of the reasonably possible range of liability with regard to its outstanding litigation for which it may incur any liability. These estimates are based on the Company's judgments using currently available information as well as consultation with the Company's insurance carriers and outside legal counsel. A number of the claims in these litigation matters are covered by the Company's insurance policies or by contractual indemnification obligations of third parties to the benefit of the Company. The Company, therefore, has also made estimates of its probable recoveries under insurance policies or from third-party indemnitors based on its understanding of its insurance policies and indemnification arrangements, discussions with its insurers and indemnitors, and consultation with outside legal counsel, in addition to the Company's judgments. Based on the foregoing, as of June 30, 1999, the Company has accrued approximately $9.9 million as its estimate of its aggregate contingent liability for these matters and has also recorded aggregate receivables from its insurers and third-party indemnitors of approximately $8.8 million. At June 30, 1999, management estimates that the aggregate reasonably possible range of loss for all litigation combined, in addition to the amount accrued, is between zero and $12 million. The Company believes that this additional reasonably possible loss would be substantially covered by insurance or indemnification.

                       STERLING CHEMICALS HOLDINGS, INC.

                            STERLING CHEMICALS, INC.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Unaudited)--(Continued)


   While the Company has based its estimates on its evaluation of available information and the other matters described above, much of the litigation remains in the discovery stage and it is impossible to predict with certainty the ultimate outcome of such litigation. The Company will adjust its estimates as necessary as additional information is developed and evaluated. However, the Company believes that the final resolution of these contingencies will not have a material adverse impact on the financial position, results of operations, or cash flows of the Company.

   The timing of probable insurance and indemnity recoveries and payment of liabilities, if any, are not expected to have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

5. Loss Per Share Calculation

   For purposes of computing net loss per common share, net loss has been reduced by an amount equal to the fair market value of Released Shares (as hereinafter defined) at the end of the period minus the sum of the amount previously recognized as compensation expense with respect to Released Shares and the amount of depreciation/appreciation in value of Released Shares in prior periods. This reduction results from the Company being required, under certain circumstances, to purchase for cash common stock distributed to participants by Chemicals' employee stock ownership plan (the "ESOP"). "Released Shares" are shares held by the ESOP but allocated to employees. The weighted average number of outstanding shares and computation of the net loss per common share is as follows (in thousands, except net loss per common share):

                                                            Nine Months Ended
                                                                June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Net loss attributable to common stockholders............... $(56,310) $(41,377)
Plus depreciation in value of Released Shares..............    1,048       505
                                                            --------  --------
Net loss for purpose of computing loss per share........... $(55,262) $(40,872)
                                                            ========  ========
Net loss per common share.................................. $  (4.43) $  (3.40)
                                                            ========  ========
Weighted average shares outstanding........................   12,469    12,007
                                                            ========  ========

6. Capital Stock

   In December 1998, the Company entered into separate Standby Purchase Agreements (collectively, the "Standby Purchase Agreements") with each of Gordon A. Cain, William A. McMinn, James Crane, Frank P. Diassi, Frank J. Hevrdejs and Koch Capital Services, Inc. (collectively, the "Standby Purchasers"). Pursuant to the terms of the Standby Purchase Agreements, the Standby Purchasers committed to purchase up to 2.5 million shares of the common stock, par value $0.01 per share, of Holdings ("Common Stock"), at a price of $6.00 per share, if, as, and when requested by Holdings at any time or from time to time prior to December 15, 2001. Under each of the Standby Purchase Agreements, Holdings may only require the Standby Purchasers to purchase such shares if it believes that the purchase price paid by the Standby Purchasers for such shares is necessary to maintain, reestablish, or enhance the Company's borrowing ability under its revolving credit facilities or to satisfy any requirement thereunder to raise additional equity. In order to induce the Standby Purchasers to enter into the Standby Purchase Agreements, Holdings issued to them warrants to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $6.00 per share. In addition, under the terms of the Standby Purchase Agreements, Holdings agreed to issue to the Standby Purchasers additional

                       STERLING CHEMICALS HOLDINGS, INC.

                            STERLING CHEMICALS, INC.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Unaudited)--(Continued)

warrants to purchase up to 300,000 additional shares of Common Stock if, as, and when they purchase shares of Common Stock under the Standby Purchase Agreements. Any shares of Common Stock purchased under the Standby Purchase Agreements, any warrants issued to the Standy Purchasers pursuant to the Standby Purchase Agreements and any shares of Common Stock purchased pursuant to such warrants will be subject to the terms of the Third Amended and Restated Voting Agreement dated as of February 1, 1999, the Sterling Chemicals Holdings, Inc. Stockholders Agreement dated effective as of August 21, 1996, as amended, the Tag-Along Agreement dated as of August 21, 1996, and the Registration Rights Agreement dated as of August 21, 1996.

7. Pension Plans and Other Post-retirement Benefits

   The Company recorded a net $6.8 million charge, included in Other Expense, increasing its pension liability and other post-retirement benefits liability in the second quarter of fiscal 1999, as a result of an early retirement program for employees at the Texas City, Texas plant and certain benefit changes for all U.S. employees. The early retirement program resulted in curtailment expense for the pension plan and special termination benefits expenses for both the pension and the other post-retirement benefits plans, partially offset by the curtailment gain from the reduction of post-retirement life insurance benefits for currently active U.S. employees.

8. New Accounting Standards

   As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and displaying of comprehensive net income and its components. The components of comprehensive net loss, net of tax, are as follows:

                                                            Nine Months Ended
                                                                June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Net loss attributable to common stockholders............... $(56,310) $(41,377)
Depreciation in value of Released Shares...................    1,048       505
Change in accumulated translation adjustment...............    4,507    (9,371)
                                                            --------  --------
Comprehensive net loss..................................... $(50,755) $(50,243)
                                                            ========  ========

   SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information", establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", establishes revisions to employers' disclosures about pension and other post retirement benefit plans. The Company adopted these statements as of October 1, 1998, and the disclosures required thereby will be included in Holdings' and Chemicals' combined Annual Report on Form 10-K for the fiscal year ending September 30, 1999.

   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company is evaluating the disclosures that will be required when this statement is adopted in the first quarter of fiscal 2001.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                            COMBINED BALANCE SHEETS

                             (Amounts In Thousands)

                                  (Unaudited)

                                                         June 30,  September 30,
                                                           1999        1998
                                                         --------  -------------
                         ASSETS
Current assets:
 Cash and cash equivalents.............................. $  2,404    $  4,093
 Accounts receivable....................................   38,772      38,562
 Inventories............................................   31,532      32,532
 Prepaid expenses.......................................   10,011       6,090
                                                         --------    --------
  Total current assets..................................   82,719      81,277

Property, plant and equipment, net......................  202,530     207,177
Due from affiliates.....................................  125,941     131,771
Other assets............................................   41,554      51,635
                                                         --------    --------
  Total assets.......................................... $452,744    $471,860
                                                         ========    ========

          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable....................................... $ 17,918    $ 20,432
 Accrued liabilities....................................   12,780      16,277
                                                         --------    --------
  Total current liabilities.............................   30,698      36,709

Long-term debt due to Parent............................  316,755     323,303
Deferred income taxes...................................    6,829       6,509
Deferred credits and other liabilities..................   12,000      12,019
Commitments and contingencies (Note 4)..................       --          --
Stockholder's equity:
 Common stock...........................................       --          --
 Additional paid-in capital.............................   92,734      92,734
 Retained earnings......................................   20,729      31,399
 Accumulated translation adjustment.....................  (27,001)    (30,813)
                                                         --------    --------
  Total stockholder's equity............................   86,462      93,320
                                                         --------    --------
   Total liabilities and stockholder's equity........... $452,744    $471,860
                                                         ========    ========


     The accompanying notes are an integral part of the combined financial statements.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS

                             (Amounts In Thousands)

                                  (Unaudited)

                                                            Nine Months Ended
                                                                June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Revenues................................................... $152,414  $199,605
Cost of goods sold.........................................  127,010   161,946
                                                            --------  --------
Gross profit...............................................   25,404    37,659

Selling, general and administrative expenses...............   14,329    16,176
Other expense..............................................      682        --
Interest and debt related expenses.........................   25,978    27,650
                                                            --------  --------
Net loss before income taxes...............................  (15,585)   (6,167)
Benefit for income taxes...................................   (4,915)   (1,670)
                                                            --------  --------
Net loss................................................... $(10,670) $ (4,497)
                                                            ========  ========



     The accompanying notes are an integral part of the combined financial statements.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                             (Amounts In Thousands)

                                  (Unaudited)

                                                               Nine Months
                                                              Ended June 30,
                                                             -----------------
                                                               1999     1998
                                                             --------  -------
Cash flows from operating activities:
 Net loss................................................... $(10,670) $(4,497)
 Adjustments to reconcile net loss to net cash provided by
  Operating activities:
  Depreciation and amortization.............................   18,003   17,628
  Deferred tax benefit......................................      206   (3,496)
  Other.....................................................     (151)     377
 Change in assets/liabilities:
  Accounts receivable.......................................     (210)  10,693
  Inventories...............................................    1,000   (3,234)
  Prepaid expenses..........................................   (3,921)  (3,653)
  Due from affiliates.......................................    9,756    3,776
  Other assets..............................................    1,836       62
  Accounts payable..........................................   (2,515)   1,556
  Accrued liabilities.......................................   (3,497)   3,214
  Other liabilities.........................................      (19)  (2,869)
                                                             --------  -------

Net cash flows from operating activities....................    9,818   19,557
                                                             --------  -------

Cash flows from investing activities:
 Capital expenditures.......................................   (5,111)  (8,063)
                                                             --------  -------

Cash flows from financing activities:
 Net change in long-term debt due to Parent.................   (6,548) (13,233)
                                                             --------  -------

Effect of United States/Canadian exchange rate on cash......      152     (237)
                                                             --------  -------

Net decrease in cash and cash equivalents...................   (1,689)  (1,976)
Cash and cash equivalents--beginning of year................    4,093    6,215
                                                             --------  -------
Cash and cash equivalents--end of period.................... $  2,404  $ 4,239
                                                             ========  =======

Supplement disclosures of cash flow information:
 Income tax refunds received................................ $    --   $(3,290)

     The accompanying notes are an integral part of the combined financial statements.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Unaudited)

1. Basis of Presentation

   On July 23, 1999, Sterling Chemicals, Inc. ("Chemicals") completed a private offering of $295,000,000 of its 12 3/8% Senior Secured Notes due 2006 (the "12 3/8% Notes"). The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect United States ("U.S.") subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis and are secured by, among other things, a second priority pledge of 100% of the stock of these same U.S. subsidiaries. These U.S. subsidiary companies consist of Sterling Canada, Inc. and its U.S. subsidiaries, Sterling Chemicals Energy, Inc., Sterling Chemicals International, Inc., and Sterling Fibers, Inc. The consolidated financial statements of these companies (except for Sterling Chemicals Energy, Inc., whose securities do not constitute a substantial portion of the collateral) have been combined to present the accompanying financial statements of the Company. Sterling Canada, Inc. (including its U.S. and Canadian subsidiaries), Sterling Chemicals International, Inc., and Sterling Fibers, Inc. are hereinafter collectively referred to as the "Company".

   The Company manufactures chemicals for use primarily in the pulp and paper industry at four plants in Canada and one plant in Valdosta, Georgia (the "Valdosta Plant"), and manufactures acrylic fibers in a plant near Pensacola, Florida (the "Santa Rosa Plant"). Sodium chlorate is produced at the four plants in Canada and the Valdosta Plant. Sodium chlorite is produced at one of the Canadian locations. The Company licenses, engineers, and overseas construction of large-scale chlorine dioxide generators for the pulp and paper industry as part of the pulp chemical business. These generators convert sodium chlorate into chlorine dioxide at pulp mills. The Company produces regular textiles, specialty textiles, and technical fibers at the Santa Rosa Plant, as well as licensing the acrylic fibers manufacturing technology to producers worldwide, collectively the acrylic fibers business or "AFB".

   In the opinion of management, the accompanying unaudited combined financial statements reflect all adjustments necessary to present fairly the combined financial position of the Company as of June 30, 1999, and its combined results of operations and cash flows for the nine-month periods ended June 30, 1999 and 1998. All such adjustments are of a normal and recurring nature. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited combined financial statements should be, and are assumed to have been, read in conjunction with the audited combined financial statements of the Company included in this registration statement. The accompanying combined balance sheet as of September 30, 1998 has been derived from the Company's audited combined balance sheet as of September 30, 1998, included in this registration statement.

2. Inventories

                                                           June
                                                            30,   September 30,
                                                           1999       1998
                                                          ------- -------------
Inventories consisted of the following (in thousands):
Finished products........................................ $19,445    $20,198
Raw materials............................................   6,908      2,784
Inventories under exchange agreements....................     117         34
Stores and supplies......................................   5,062      9,516
                                                          -------    -------
                                                          $31,532    $32,532
                                                          =======    =======

3. Long-Term Debt

   As of June 30, 1999 and September 30, 1998, debt allocated to the Company by Chemicals amounted to $316.8 million and $323.3 million respectively. At June 30, 1999, interest rates ranged from 8.3% to 11.25%.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

   On July 23, 1999, Chemicals completed a private offering of its 12 3/8% Senior Secured Notes due 2006 (the "12 3/8% Notes"). The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect U.S. subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis. Each subsidiary's guarantee ranks equally in right of payment with all of such subsidiary's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of such subsidiary. However, the 12 3/8% Notes and each subsidiary's guarantee, is subordinated to the extent of the collateral securing Chemicals' new secured revolving credit facilities. The 12 3/8% Notes and the subsidiary guarantees are secured by (i) a second priority lien on all of Chemicals' U.S. chemical production facilities and related assets, (ii) a second priority pledge of all of the capital stock of each subsidiary guarantor, and (iii) a first priority pledge of 65% of the stock of certain of the Chemicals' subsidiaries incorporated outside of the United States. The proceeds of the offering of the 12 3/8% Notes were used to fully repay and terminate Chemicals' three outstanding term loans. Upon consummation of the offering of the 12 3/8% Notes, the debt allocated to the Company by Chemicals increased to $325.4 million.

4. Commitments and Contingencies

 Environmental Regulations

   The Company's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws, regulations, and permit requirements. Environmental permits required for the Company's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacturing, handling, processing, distribution, and use of the Company's products and the raw materials used to produce such products and, if so, the Company's business and operations may be materially and adversely affected. In addition, changes in environmental requirements can cause the Company to incur substantial costs in upgrading or redesigning its facilities and processes, including waste treatment, storage, disposal, and other waste handling practices and equipment.

   While the Company believes that its business operations and facilities generally are operated in compliance in all material respects with all applicable environmental and health and safety requirements, there can be no assurance that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees, contractors and their employees or the public. Some risk of environmental costs and liabilities is inherent in the operations and products of the Company, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages.

   Any significant ban on all chlorine containing compounds could have a materially adverse effect on the Company's financial condition and results of operations. British Columbia has a regulation in place requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by the year 2002. Chlorine dioxide is produced from sodium chlorate, which is one of the Company's pulp chemical products. The pulp and paper industry believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit and is working to change this regulation but there can be no assurance that the regulation will be changed. In the event such a regulation is implemented, the Company would seek to sell the products it manufactures at its British Columbia facility to customers in other markets. The Company is not aware of any other laws or regulations in place in North America which would restrict the use of such products for other purposes.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

 Legal Proceedings

   The Company is subject to various claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

5. New Accounting Standards

   As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and displaying of comprehensive net income and its components. The components of comprehensive net loss, net of tax, are as follows:

                                                            Nine Months Ended
                                                                June 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
Net loss................................................... $(10,670) $ (4,497)
Change in accumulated translation adjustment...............    3,812   (13,140)
                                                            --------  --------
Comprehensive net loss..................................... $ (6,858) $(17,637)
                                                            ========  ========

   SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", establishes revisions to employers' disclosures about pension and other post retirement benefit plans. The Company adopted these statements as of October 1, 1998, and the disclosures required thereby will be included in the Company's combined annual financial statements for the fiscal year ending September 30, 1999. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company is currently evaluating the accounting impact and disclosures that will be required when this statement is adopted in the first quarter of fiscal 2001.

                         STERLING PULP CHEMICALS, LTD.

                                 BALANCE SHEETS
                          (U.S. dollars in thousands)
                                  (unaudited)

                                                         June 30,  September 30,
                                                           1999        1998
                                                         --------  -------------
ASSETS
Current
  Cash and cash equivalents............................. $  1,779    $  3,426
  Accounts receivable...................................   15,078      14,015
  Due from related parties..............................    3,128         954
  Other receivables.....................................    2,195       1,744
  Inventories (Note 2)..................................    7,430       6,660
  Prepaid expenses......................................    1,139         592
                                                         --------    --------
                                                           30,749      27,391
Property, plant and equipment, net......................   80,189      80,038
Other assets............................................      944       4,878
                                                         --------    --------
                                                         $111,882    $112,307
                                                         ========    ========
LIABILITIES
Current
  Accounts payable...................................... $ 10,816    $ 13,400
  Accrued generator construction costs..................    1,010       1,175
  Accrued liabilities...................................    5,919       5,213
  Due to related parties................................   13,357       7,400
  Current portion of long-term debt.....................    5,500       5,500
                                                         --------    --------
                                                           36,602      32,688
Note Payable (Note 3)...................................   55,879      53,122
Deferred income taxes...................................    6,829       6,509
Deferred credits and other liabilities..................    4,197       3,681
                                                         --------    --------
                                                          103,507      96,000
                                                         --------    --------
Stockholder's equity
  Common stock..........................................        1           1
  Retained earnings.....................................   16,808      25,296
  Accumulated other comprehensive loss..................   (8,434)     (8,990)
                                                         --------    --------
                                                            8,375      16,307
                                                         --------    --------
                                                         $111,882    $112,307
                                                         ========    ========

   The accompanying notes are an integral part of these financial statements.

                         STERLING PULP CHEMICALS, LTD.

                            STATEMENTS OF OPERATIONS
                          (U.S. dollars in thousands)
                                  (unaudited)

                                                                 Nine Months
                                                                    Ended
                                                                  June 30,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
Revenue....................................................... $69,584  $85,807
Cost of goods sold............................................  53,589   66,670
                                                               -------  -------
Gross profit..................................................  15,995   19,137
Selling, general and administrative expenses..................  11,864   11,010
Interest and debt related expenses............................   4,157    3,502
                                                               -------  -------
                                                                   (26)   4,625
Provision for income taxes....................................      84    1,740
                                                               -------  -------
Net (loss) income............................................. $  (110) $ 2,885
                                                               =======  =======



   The accompanying notes are an integral part of these financial statements.

                         STERLING PULP CHEMICALS, LTD.

                            STATEMENTS OF CASH FLOWS
                          (U.S. dollars in thousands)
                                  (unaudited)

                                                               Nine Months
                                                                  Ended
                                                                 June 30,
                                                             -----------------
                                                              1999      1998
                                                             -------  --------
Cash flows from operating activities:
  Net (loss) income......................................... $  (110) $  2,885
  Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
    Depreciation and amortization...........................   5,768     5,737
    Loss on disposal/write off of assets....................      40        63
    Deferred tax expense/(benefit)..........................     206    (3,496)
    Accrued compensation and other..........................     936       103
  Changes in assets/liabilities:
    Accounts receivable.....................................  (1,063)    3,633
    Due from related parties................................  (2,174)    2,580
    Other receivables.......................................    (451)    6,249
    Inventories.............................................    (770)      (17)
    Prepaid expenses........................................    (547)     (435)
    Other assets--net.......................................     324     1,263
    Accounts payables.......................................  (2,585)    1,407
    Accrued generator construction costs....................    (165)   (3,500)
    Other accrued liabilities...............................     706    (3,595)
    Due to related parties..................................   5,957     2,895
    Other liabilities.......................................   3,952    (1,085)
                                                             -------  --------
                                                              10,024    14,687
                                                             -------  --------
Cash flows from investing activities:
  Capital expenditures......................................  (2,317)   (3,522)
                                                             -------  --------
Cash flows from financing activities:
  Distribution to parent....................................     --     (2,062)
  Dividends.................................................  (8,384)  (10,872)
                                                             -------  --------
                                                              (8,384)  (12,934)
                                                             -------  --------
Effect of exchange rate on cash.............................    (970)      210
                                                             -------  --------
Net (decrease) increase in cash and cash equivalents........  (1,647)   (1,559)
Cash and cash equivalents, beginning of period..............   3,426     5,180
                                                             -------  --------
Cash and cash equivalents, end of period.................... $ 1,779  $  3,621
                                                             =======  ========
Supplement disclosures of cash flow information:
  Interest paid, net of interest income received............ $   901  $    214
  Income taxes received..................................... $   --   $ (3,290)

   The accompanying notes are an integral part of these financial statements.

                         STERLING PULP CHEMICALS, LTD.

                 NOTES TO THE FINANCIAL STATEMENTS--(unaudited)

                          (U.S. dollars in thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Sterling Pulp Chemicals, Ltd. (the "Company") is a Canadian company which operates four pulp chemical facilities in Canada. These plants primarily produce sodium chlorate, a chemical used primarily to make chlorine dioxide, which in turn is used by pulp mills in the pulp bleaching process. The Company also oversees construction of large scale chlorine dioxide generators for the pulp and paper industry. The Company is a wholly-owned subsidiary of Sterling Canada, Inc. ("Parent"), which is a wholly-owned subsidiary of Sterling Chemicals, Inc. ("Chemicals").

   In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of June 30, 1999 and its results of operations and cash flows for the nine-month periods ended June 30, 1999 and 1998. All such adjustments are of a normal and recurring nature. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited financial statements should be, and are assumed to have been, read in conjunction with the Company's annual financial statements included in this registration statement. The accompanying balance sheet as of September 30, 1998, has been derived from the Company's audited balance sheet as of September 30, 1998 included in this registration statement.

2. INVENTORIES

                                                          June 30, September 30,
                                                            1999       1998
                                                          -------- -------------
   Inventories
     Finished products...................................  $3,840     $3,455
     Raw materials.......................................     214        253
                                                           ------     ------
   Inventories at FIFO cost..............................   4,054      3,708
   Inventories under exchange agreements.................      21         78
   Stores and supplies...................................   3,355      2,874
                                                           ------     ------
                                                           $7,430     $6,660
                                                           ======     ======

3. NOTES PAYABLE

   On August 20, 1992, the Company entered into an agreement for a $109,087 demand note facility with Sterling NRO, Ltd (Sterling NRO). Sterling NRO is also owned by the Parent and is therefore related by virtue of common control. The note has no scheduled terms of repayment and interest is calculated and payable monthly in arrears at 1 and 1/2% above the Bank of Nova Scotia prime rate. All but $5,500 of the note is classified as long-term because Chemicals has represented that no other repayments will be made before July 1, 2000. Interest expensed for the nine-month period ended June 30, 1999 and 1998 were $4,317 and $3,677 respectively.

4. COMMITMENTS AND CONTINGENCIES

 Environmental and safety matters

   The Company's operations are subject to extensive federal, provincial and local environmental regulations. The Company may incur significant expenditures in order to comply with environmental regulations.

                         STERLING PULP CHEMICALS, LTD.

   While the Company believes that its business operations and facilities generally are operated in compliance with all material aspects of applicable environmental and health and safety laws, regulations, and disclosure requirements, there can be no assurance that past practices and future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees and the public. Some risk of environmental costs and liabilities is inherent in the operations and products of the Company, as it is with other companies engaged in similar business. In addition, a catastrophic event at any of the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages.

 Legal proceedings

   The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

5. NEW ACCOUNTING STANDARDS

   As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and displaying of comprehensive net income and its components. The components of comprehensive net (loss) income, net of tax, are as follows:

                                                             Nine Months Ended
                                                                 June 30,
                                                             ------------------
                                                              1999      1998
                                                             -------- ---------
Net (loss) income........................................... $  (110) $   2,885
Change in accumulated translation adjustment................     556     (2,065)
                                                             -------  ---------
Comprehensive net income.................................... $   446  $     820
                                                             =======  =========

   SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," establishes revisions to employers' disclosure about pension and other post retirement benefit plans. The Company adopted this statement as of October 1, 1998, and the disclosures required thereby will be included in their annual financial statements for the fiscal year ending September 30, 1999.

   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Management is currently evaluating the accounting impact and disclosures required when this statement is adopted in the first quarter of fiscal 2001.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Sterling Chemicals Holdings, Inc.

We have audited the consolidated balance sheets of Sterling Chemicals Holdings, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficiency in assets) and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Chemicals Holdings, Inc. and subsidiaries as of September 30, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

December 4, 1998 (December 17, 1998 as to Notes 4, 11, and 12)
Houston, Texas

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of Sterling Chemicals, Inc.

We have audited the consolidated balance sheets of Sterling Chemicals, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholder's equity (deficiency in assets) and cash flows for the years ended September 30, 1998 and 1997 and for the period from May 14, 1996 (date of incorporation) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Chemicals, Inc. and subsidiaries as of September 30, 1998 and 1997 and the consolidated results of their operations and their cash flows for the years ended September 30, 1998 and 1997 and for the period from May 14, 1996 (date of incorporation) to September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

December 4, 1998 (December 17, 1998 as to Notes 4, 11, and 12)
Houston, Texas

                       STERLING CHEMICALS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars In Thousands Except Per Share Data)

                                                   Year Ended September 30,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
Revenues........................................  $822,590  $908,787  $790,465
Cost of goods sold..............................   732,411   813,148   679,039
                                                  --------  --------  --------
Gross profit....................................    90,179    95,639   111,426
Selling, general and administrative expenses....    51,427    38,170    40,305
Other expense...................................     5,962       --        --
Merger related expenses.........................       --        --      3,633
Write-off of assets.............................       --        --      3,706
Interest and debt related expenses, net of
 interest income................................   104,455    88,901    13,380
                                                  --------  --------  --------
Income (loss) before taxes and extraordinary
 item...........................................   (71,665)  (31,432)   50,402
Provision (benefit) for income taxes............   (25,546)   (7,296)   16,898
                                                  --------  --------  --------
Income (loss) before extraordinary item.........   (46,119)  (24,136)   33,504
Extraordinary item, loss on early extinguishment
 of debt, net of tax (Note 4)...................       --      3,924     1,900
                                                  --------  --------  --------
Net income (loss)...............................   (46,119)  (28,060)   31,604
Preferred stock dividends.......................     2,460       905       --
                                                  --------  --------  --------
Net income (loss) attributable to common
 stockholders...................................  $(48,579) $(28,965) $ 31,604
                                                  ========  ========  ========
Per share data:
  Income (loss) before extraordinary item.......  $  (3.99) $  (2.23) $   0.66
  Extraordinary item............................       --      (0.35)    (0.04)
                                                  --------  --------  --------
Net income (loss) per common share..............  $  (3.99) $  (2.58) $   0.62
                                                  ========  ========  ========



   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (Amounts In Thousands Except Share Data)

                                                             September 30,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents.............................. $  11,168  $   7,958
  Accounts receivable....................................   114,571    167,248
  Inventories............................................    73,225     87,870
  Prepaid expenses.......................................    15,571     10,956
  Deferred income tax benefit............................     5,140     10,005
                                                          ---------  ---------
    Total current assets.................................   219,675    284,037
Property, plant and equipment, net.......................   450,315    492,036
Other assets.............................................    95,966    102,898
                                                          ---------  ---------
    Total assets......................................... $ 765,956  $ 878,971
                                                          =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN
 ASSETS)
Current liabilities:
  Accounts payable....................................... $  46,983  $  80,658
  Accrued liabilities....................................    71,873     77,565
  Current portion of long-term debt......................     8,909      5,710
                                                          ---------  ---------
    Total current liabilities............................   127,765    163,933
Long-term debt...........................................   873,616    876,281
Deferred income tax liability............................    11,123     36,038
Deferred credits and other liabilities...................    80,289     73,336
Common stock held by ESOP................................     5,938      7,688
Less: unearned compensation..............................    (2,845)    (5,570)
Redeemable preferred stock...............................    18,249     15,793
Commitments and contingencies (Note 7)...................       --         --
Stockholders' equity (deficiency in assets):
  Common stock, $.01 par value, 20,000,000 shares
   authorized, 12,273,000 shares issued and 12,073,000
   outstanding at September 30, 1998; and 11,942,000
   shares issued and 11,714,000 outstanding at September
   30, 1997..............................................       123        120
  Additional paid-in capital.............................  (542,701)  (542,485)
  Retained earnings......................................   229,590    277,691
  Pension adjustment.....................................      (121)       (31)
  Accumulated translation adjustment.....................   (32,559)   (21,093)
  Deferred compensation..................................      (111)       --
                                                          ---------  ---------
                                                           (345,779)  (285,798)
  Treasury stock, at cost, 200,000 and 228,000 shares at
   September 30, 1998 and 1997, respectively.............    (2,400)    (2,730)
                                                          ---------  ---------
    Total stockholders' equity (deficiency in assets)....  (348,179)  (288,528)
                                                          ---------  ---------
    Total liabilities and stockholders' equity
     (deficiency in assets).............................. $ 765,956  $ 878,971
                                                          =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                           CONSOLIDATED STATEMENTS OF
             CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
                             (Amounts In Thousands)

                                           Additional                       Accumulated
                           Common Stock     Paid-In    Retained   Pension   Translation   Deferred   Treasury
                          Shares   Amount   Capital    Earnings  Adjustment Adjustment  Compensation  Stock
                          -------  ------  ----------  --------  ---------- ----------- ------------ --------
Balance, September 30,
 1995...................   60,327  $ 603   $  33,269   $275,052   $(1,556)   $(17,307)     $(129)    $(50,614)
Net income..............      --     --          --      31,604       --          --         --           --
Redemption of common
 stock..................  (50,690)  (507)   (616,892)       --        --          --         --           --
Common stock issued in
 the 1996
 Recapitalization.......    5,349     54      64,084        --        --          --         --           --
Employee stock
 purchase...............      250      2       3,000        --        --          --         --           --
Stock warrants..........      --     --        6,900        --        --          --         --           --
Translation adjustment..      --     --          --         --        --       (1,817)       --           --
Treasury stock
 transactions...........   (4,637)   (46)    (50,438)       --        --          --         --        50,614
Amortization of deferred
 compensation...........      --     --          --         --        --          --         129          --
Pension adjustment......      --     --          --         --      1,556         --         --           --
                          -------  -----   ---------   --------   -------    --------      -----     --------
Balance, September 30,
 1996...................   10,599    106    (560,077)   306,656       --      (19,124)       --           --
Net loss................      --     --          --     (28,060)      --          --         --           --
Common stock issued in
 connection with AFB
 Acquisition, net.......      778      8       9,331        --        --          --         --           --
Preferred stock
 dividends..............      --     --          --        (905)      --          --         --           --
Translation adjustment..      --     --          --         --        --       (1,969)       --           --
Employee stock
 purchase...............      (44)   --         (531)       --        --          --         --           --
Treasury stock
 purchases..............     (228)   --          --         --        --          --         --        (2,730)
Common stock issued in
 connection with the
 Saskatoon Acquisition,
 net....................      609      6       6,379        --        --          --         --           --
Stock warrants..........      --     --        2,413        --        --          --         --           --
Pension adjustment......      --     --          --         --        (31)        --         --           --
                          -------  -----   ---------   --------   -------    --------      -----     --------
Balance, September 30,
 1997...................   11,714    120    (542,485)   277,691       (31)    (21,093)       --        (2,730)
Net loss................      --     --          --     (46,119)      --          --         --           --
Common stock issued in
 connection with the
 exercise of warrants...      345      3         --         --        --          --         --           --
Preferred stock
 dividends..............      --     --          --      (2,460)      --          --         --           --
Treasury shares issued
 as restricted stock....       23    --          (48)       --        --          --        (222)         270
Treasury shares issued
 to ESOP................      --     --         (168)       --        --          --         --           168
Revaluation of ESOP
 shares to independently
 appraised market
 value..................      --     --          --         478       --          --         --           --
Amortization of deferred
 compensation...........      --     --          --         --        --          --         111          --
Translation adjustment..      --     --          --         --        --      (11,466)       --           --
Treasury stock
 purchases..............       (9)   --          --         --        --          --         --          (108)
Pension adjustment......      --     --          --         --        (90)        --         --           --
                          -------  -----   ---------   --------   -------    --------      -----     --------
Balance, September 30,
 1998...................   12,073  $ 123   $(542,701)  $229,590   $  (121)   $(32,559)     $(111)    $ (2,400)
                          =======  =====   =========   ========   =======    ========      =====     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars In Thousands)

                                                   Year Ended September 30,
                                                 ------------------------------
                                                   1998      1997       1996
                                                 --------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)............................  $(46,119) $ (28,060) $  31,604
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization..............    55,963     49,849     41,539
    Interest amortization......................     4,376      4,163      1,163
    Loss on disposal/write off of assets.......       353        241      3,706
    Extraordinary item.........................       --       3,924      1,900
    Deferred tax expense (benefit).............   (14,877)     2,866      4,172
    Accrued compensation including SARs........       --         --       8,984
    Merger related expenses....................       --         --       3,633
    Discount notes amortization................    16,878     15,499      1,656
    Other......................................     1,467      2,087     (3,766)
  Change in assets/liabilities:
    Accounts receivable........................    44,419     (8,985)   (18,297)
    Inventories................................    13,675     (6,674)    14,147
    Prepaid expenses...........................    (2,852)    (7,767)    (5,173)
    Other assets...............................       654     (1,754)    (8,900)
    Accounts payable...........................   (32,896)    (1,424)    (5,454)
    Accrued liabilities........................    (9,300)    27,305     (7,018)
    Other liabilities..........................    14,143     (3,956)      (295)
                                                 --------  ---------  ---------
Net cash provided by operating activities......    45,884     47,314     63,601
                                                 --------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures.........................   (26,622)   (43,428)   (95,957)
  Business acquisitions........................       --    (152,923)       --
                                                 --------  ---------  ---------
Net cash used in investing activities..........   (26,622)  (196,351)   (95,957)
                                                 --------  ---------  ---------
Cash flows from financing activities:
  Proceeds from long-term debt.................    59,862    375,260    800,350
  Repayment of long-term debt..................   (75,152)  (236,104)  (196,285)
  Redemption of common stock...................       --         --    (616,160)
  Purchase of other equity interests...........       --         --     (14,587)
  Issuance of common stock, net................         3     18,721     64,040
  Sale of warrants.............................       --       2,413      6,900
  Debt issuance costs..........................       --      (9,684)   (33,070)
  Other merger fees............................       --          --     (3,709)
  Issuance of preferred stock..................       --       4,887        --
  Purchase of treasury stock...................      (105)    (3,256)       --
  Other........................................       154       (627)      (289)
                                                 --------  ---------  ---------
Net cash provided by (used in) financing
 activities....................................   (15,238)   151,610      7,190
Effect of United States /Canadian exchange rate
 on cash.......................................      (814)      (224)      (107)
                                                 --------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents...................................     3,210      2,349    (25,273)
Cash and cash equivalents--beginning of year...     7,958      5,609     30,882
                                                 --------  ---------  ---------
Cash and cash equivalents--end of year.........  $ 11,168  $   7,958  $   5,609
                                                 ========  =========  =========
Supplement disclosures of cash flow
 information:
  Interest paid, net of interest income
   received....................................  $(80,223) $ (60,387) $  (8,378)
  Income taxes received (paid).................     6,653      3,116    (15,618)

   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars In Thousands)

                                      Year Ended
                                     September 30,           May 14, 1996
                                   ------------------     (Date of Inception)
                                     1998      1997    to September 30, 1996 (1)
                                   --------  --------  -------------------------
Revenues.........................  $822,590  $908,787           $83,410
Cost of goods sold...............   732,411   813,148            83,047
                                   --------  --------           -------
Gross profit.....................    90,179    95,639               363
Selling, general and
 administrative expenses.........    50,231    37,475             3,426
Other expense....................     5,962       --                --
Interest and debt related
 expenses........................    86,618    72,931             1,615
Interest income from parent......        --    (1,692)           (5,236)
                                   --------  --------           -------
Income (loss) before taxes and
 extraordinary item..............   (52,632)  (13,075)              558
Provision (benefit) for income
 taxes...........................   (18,963)   (2,148)              384
                                   --------  --------           -------
Income (loss) before
 extraordinary item..............   (33,669)  (10,927)              174
Extraordinary item, loss on early
 extinguishment of debt, net of
 tax (Note 4)....................       --      3,924               --
                                   --------  --------           -------
Net income (loss)................  $(33,669) $(14,851)          $   174
                                   ========  ========           =======

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for a discussion of merger activities and related financing. Prior to August 21, 1996, Chemicals had no operating activities, other than those related to merger activities.



   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (Dollars In Thousands Except Share Data)

                                                             September 30,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents.............................. $  11,159  $   7,958
  Accounts receivable....................................   116,398    167,898
  Inventories............................................    73,225     87,870
  Prepaid expenses.......................................    13,632     10,031
  Deferred income tax benefit............................     5,140     10,005
                                                          ---------  ---------
    Total current assets.................................   219,554    283,762
  Property, plant and equipment, net.....................   450,315    492,036
  Other assets...........................................    92,634     99,519
                                                          ---------  ---------
    Total assets......................................... $ 762,503  $ 875,317
                                                          =========  =========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY IN
 ASSETS)
Current liabilities:
  Accounts payable....................................... $  46,764  $  80,658
  Accrued liabilities....................................    71,873     77,565
  Current portion of long-term debt......................     8,909      5,710
                                                          ---------  ---------
    Total current liabilities............................   127,546    163,933
Long-term debt...........................................   745,720    768,870
Deferred income tax liability............................    23,301     42,646
Deferred credits and other liabilities...................    83,288     73,337
Common stock held by ESOP................................     5,938      7,688
Less: unearned compensation..............................    (2,845)    (5,570)
Commitments and contingencies............................       --
Stockholder's equity (deficiency in assets):
  Common stock, $.01 par value...........................       --         --
  Additional paid-in capital.............................  (139,786)  (139,786)
  Accumulated deficit....................................   (47,868)   (14,677)
  Pension adjustment.....................................      (121)       (31)
  Accumulated translation adjustment.....................   (32,559)   (21,093)
  Deferred Compensation..................................      (111)       --
                                                          ---------  ---------
    Total stockholder's equity (deficiency in assets)....  (220,445)  (175,587)
                                                          ---------  ---------
    Total liabilities and stockholder's equity
     (deficiency in assets).............................. $ 762,503  $ 875,317
                                                          =========  =========


   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                           CONSOLIDATED STATEMENTS OF
             CHANGES IN STOCKHOLDER'S EQUITY (DEFICIENCY IN ASSETS)
                             (Dollars In Thousands)

                          Common Stock  Additional                                      Accumulated
                          -------------  Paid-In    Accumulated  Pension     Deferred   Translation
                          Shares Amount  Capital      Deficit   Adjustment Compensation Adjustment
                          ------ ------ ----------  ----------- ---------- ------------ -----------
Balance, May 14,1996....   $--    $--   $     --     $    --     $   --       $ --       $    --
Common stock issued.....      1    --           1         --         --         --            --
Capital transfer, net...    --     --    (165,353)        --      (1,556)       --        (20,194)
Net income..............    --     --         --          174        --         --            --
Pension adjustment......    --     --         --          --       1,556        --            --
Translation adjustment..    --     --         --          --         --         --          1,070
                           ----   ----  ---------    --------    -------      -----      --------
Balance, September 30,
 1996...................      1    --    (165,352)        174        --         --        (19,124)
Contribution from
 parent.................    --     --      27,684         --         --         --            --
Net loss................    --     --         --      (14,851)       --         --            --
Pension adjustment......    --     --         --          --         (31)       --            --
Earned ESOP shares......    --     --      (2,118)        --         --         --            --
Translation adjustment..    --     --         --          --         --         --         (1,969)
                           ----   ----  ---------    --------    -------      -----      --------
Balance, September 30,
 1997...................      1    --    (139,786)    (14,677)       (31)       --        (21,093)
Net loss................    --     --                 (33,669)       --         --            --
Pension adjustment......    --     --                     --         (90)       --            --
Establishment of
 restricted stock.......    --     --         --          --         --        (222)          --
Revaluation of ESOP
 shares to independently
 appraised market
 value..................    --     --         --          478        --         --            --
Amortization of deferred
 compensation...........    --     --         --          --         --         111           --
Translation adjustment..    --     --         --          --                    --        (11,466)
                           ----   ----  ---------    --------    -------      -----      --------
Balance, September 30,
 1998...................      1   $--   $(139,786)   $(47,868)   $  (121)     $(111)     $(32,559)
                           ====   ====  =========    ========    =======      =====      ========



   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars In Thousands)

                                           Year Ended          May 14, 1996
                                         September 30,      (Date of Inception)
                                       -------------------   to September 30,
                                         1998      1997          1996 (1)
                                       --------  ---------  -------------------
Cash flows from operating activities:
  Net income (loss)................... $(33,669) $ (14,851)      $     174
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
    Depreciation and amortization.....   59,151     53,680           4,801
    Deferred tax expense (benefit)....  (10,771)     7,847           1,457
    Extraordinary item................      --       3,924             --
    Other.............................    2,020      2,173            (511)
  Change in assets/liabilities:
    Accounts receivable...............   45,484    (13,510)            164
    Inventories.......................   13,675     (6,674)           (468)
    Prepaid expenses..................   (1,838)    (5,733)         (2,428)
    Other assets......................    2,078     (2,271)            784
    Accounts payable..................  (35,102)    (1,288)          7,025
    Accrued liabilities...............   (3,441)    27,218          (4,460)
    Other liabilities.................    8,288     (3,941)         (2,294)
                                       --------  ---------       ---------
Net cash provided by operating
 activities...........................   45,875     46,574           4,244
                                       --------  ---------       ---------
Cash flows from investing activities:
  Capital expenditures................  (26,623)   (43,428)         (6,398)
  Business acquisitions...............      --    (152,923)            --
                                       --------  ---------       ---------
Net cash used in investing
 activities...........................  (26,623)  (196,351)         (6,398)
                                       --------  ---------       ---------
Cash flows from financing activities:
  Proceeds from long-term debt........   59,862    375,260         637,900
  Repayment of long-term debt.........  (75,153)  (236,104)         (6,400)
  Debt issuance costs.................      --      (9,684)        (27,939)
  Intercompany financing..............        1      3,000             --
  Distribution to parent..............      --         --         (609,961)
  Contribution from parent............      --      22,286          14,165
  Other...............................       54     (2,380)            --
                                       --------  ---------       ---------
Net cash provided by (used in)
 financing activities.................  (15,236)   152,378           7,765
Effect of United States /Canadian
 exchange rate on cash................     (815)      (224)            (30)
                                       --------  ---------       ---------
Net increase in cash and cash
 equivalents..........................    3,201      2,377           5,581
Cash and cash equivalents--beginning
 of period............................    7,958      5,581             --
                                       --------  ---------       ---------
Cash and cash equivalents--end of
 year................................. $ 11,159  $   7,958       $   5,581
                                       ========  =========       =========
Supplement disclosures of cash flow
 information:
  Interest paid, net of interest
   income received.................... $(80,251) $ (60,402)      $  (2,655)
  Income taxes received (paid)........    6,653      3,116          (4,950)

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for a discussion of merger activities and related financing. Prior to August 21, 1996, Chemicals had no operating activities, other than those related to merger activities.

   The accompanying notes are an integral part of the consolidated financial statements.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. MERGER ACTIVITIES

   Sterling Chemicals, Inc. (prior to the Merger, "Sterling") and STX Acquisition Corp. ("STX Acquisition"), a Delaware corporation formed in April 1996 by an investor group led by The Sterling Group, Inc. ("TSG") and The Unicorn Group L.L.C. ("Unicorn"), entered into an Amended and Restated Agreement and Plan of Merger dated April 24, 1996 (the "Merger Agreement"). On August 20, 1996, the Merger Agreement was approved by a majority of the shares outstanding, and on August 21, 1996, STX Acquisition merged with and into Sterling, changing its name to Sterling Chemicals Holdings, Inc. ("Holdings"), and continuing as the surviving corporation (the "Merger"). In connection with the Merger, Holdings transferred all of its operating assets and liabilities, excluding its 13 1/2% Senior Discount Notes due 2008 (the "13 1/2% Notes"), to a wholly owned subsidiary, STX Chemicals Corp., which at the time of the Merger changed its name to Sterling Chemicals, Inc. (after the Merger, "Chemicals"). Holdings has no direct subsidiaries other than Chemicals. As used in these notes, the term "Company" refers to Sterling and its subsidiaries prior to the consummation of the Merger and, following the Merger, to Holdings and its subsidiaries, including Chemicals.

   Each share of the Company's common stock outstanding immediately prior to the Merger was converted (at the election of the holder thereof) into either $12.00 cash or the right to retain such shares ("Rollover Shares"), with the aggregate number of Rollover Shares limited to 5.0 million. As a result of the Merger, on August 21, 1996, the former STX Acquisition stockholders held approximately 5.3 million shares (49%), stockholders with Rollover Shares held approximately 5.0 million shares (46%), and the Company's newly formed Employee Stock Ownership Plan (the "ESOP") held approximately 542,000 shares (5%) of the outstanding common shares of Holdings' common stock, par value $0.01 per share ("Holdings Common Stock").

   The Merger was financed by the proceeds of (i) bank term loans of $356.5 million, including an ESOP term loan of $6.5 million, amounts drawn against a revolving credit facility of $6.4 million, each pursuant to a new credit agreement (the "Original Credit Agreement"), (ii) an offering by Chemicals of $275.0 million of Chemicals' 11 3/4% Senior Subordinated Notes Due 2006 (the "11 3/4% Notes"), (iii) an offering of $191.8 million (initial proceeds of $100 million) representing 191,751 Units, with each unit consisting of one 13 1/2% Note and one warrant to purchase three shares of Holdings Common Stock for $0.01 per share beginning in August 1997, (iv) equity raised by STX Acquisition of approximately $70.7 million, and (v) cash on hand of $10.3 million. These proceeds were used to redeem Sterling's common stock other than Rollover Shares ($608.3 million), purchase other equity interests (primarily stock appreciation rights ("SARs")) ($14.6 million), repay debt outstanding prior to the Merger ($142.7 million), loan monies to the new ESOP ($6.5 million), and pay fees and expenses ($46.8 million).

   The Company has accounted for the Merger and related financing (collectively the "1996 Recapitalization") as a series of debt and equity transactions representing a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities have not been impacted by the 1996 Recapitalization.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The Company manufactures seven commodity petrochemicals at its Texas City, Texas plant (the "Texas City Plant"). Additionally, the Company manufactures chemicals for use primarily in the pulp and paper industry at five plants in Canada and one plant in Valdosta, Georgia (the "Valdosta Plant"), and manufactures acrylic fibers in a plant near Pensacola, Florida (the "Santa Rosa Plant"). At its Texas City Plant, the Company produces styrene, acrylonitrile, acetic acid, plasticizers, methanol, tertiary butylamine ("TBA"), and sodium cyanide. The Company generally sells its petrochemical products to customers for use in the manufacture of other chemicals and products, which in turn are used in the production of a wide array of consumer goods and industrial products. The Company produces regular textiles, specialty textiles, and

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES technical fibers at the Santa Rosa Plant, as well as licensing the acrylic fibers manufacturing technology to producers worldwide. Sodium chlorate is produced at the five plants in Canada and the Valdosta Plant. Sodium chlorite is produced at one of the Canadian locations. In addition, chlor-alkali and calcium hypochlorite are produced at one of the Canadian locations. The Company licenses, engineers, and overseas construction of large-scale chlorine dioxide generators for the pulp and paper industry as part of the pulp chemical business. These generators convert sodium chlorate into chlorine dioxide at pulp mills.

   The significant accounting policies of the Company are described below.

Principles of Consolidation

   The consolidated financial statements include the accounts of all wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company's investment in a cogeneration joint venture of a 50% equity interest and a 50/50 acrylonitrile marketing joint venture are accounted for under the equity method with the Company's share of the operating results of the joint ventures recorded in its Statement of Operations.

Cash Equivalents

   The Company considers all investments purchased with a remaining maturity of three months or less to be cash equivalents.

Inventories

   Inventories are stated at the lower of cost or market; cost is determined on the first-in, first-out basis except for stores and supplies, which are valued at average cost.

   The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory.

Property, Plant, and Equipment

   Property, plant, and equipment are recorded at cost. Major renewals and improvements, which extend the useful lives of the equipment, are capitalized. Major planned maintenance expenses are accrued for during the periods prior to the maintenance, while routine repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 5 to 25 years with the predominant life of the plant and equipment being 15 years. The Company capitalizes interest costs, which are incurred as part of the cost of constructing major facilities and equipment. The amount of interest capitalized for the fiscal years 1998, 1997, and 1996 was $0.8 million, $3.8 million, and $4.1 million, respectively.

Impairment of Long-Lived Assets

   Impairment tests of long lived assets are made when conditions indicate their carrying cost may not be recoverable. Such impairment tests are based on a comparison of undiscounted future cash flows or the market value of similar assets to the carrying cost of the asset. If an impairment is indicated, the asset value is written down to its estimated fair value.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

Patents and Royalties

   The cost of patents is amortized on a straight-line basis over their estimated useful lives which approximates ten years. The Company capitalized the value of the chlorine dioxide generator technology acquired in fiscal 1992 based on the net present value of all estimated remaining royalty payments associated with the technology. The resulting intangible amount is included in other assets and is amortized over an average life for these royalty payments of ten years.

Debt Issue Costs

   Debt issue costs relating to long-term debt are amortized using the effective interest method and are included in other assets.

Income Taxes

   Deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted rates.

Revenue Recognition

   The Company generates revenues through sales in the open market, raw material conversion agreements, and long-term supply contracts. In addition, the Company has entered into shared profit arrangements with respect to certain petrochemical products. The Company recognizes revenue from sales in the open market, raw material conversion agreements, and long-term supply contracts as the products are shipped. Revenues from shared profit arrangements are estimated and accrued monthly. Deferred credits are amortized over the life of the contract which gave rise to them. The Company also generates revenues from the construction and sale of chlorine dioxide generators, which are recognized using the percentage of completion method. The Company also receives prepaid royalties, which are recognized over a period, which is typically ten years. In addition, the Company generates revenues from the sale of acrylic fibers manufacturing technology to producers worldwide, which are recognized as earned.

Foreign Exchange

   Assets and liabilities denominated in Canadian dollars are translated into United States dollars at year-end exchange rates and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are reported as a separate component of stockholders' equity, while transaction gains and losses are included in operations when incurred.

   The Company's Canadian subsidiaries enter into forward foreign exchange contracts to minimize the short-term impact of Canadian dollar fluctuations on certain of its Canadian dollar denominated commitments. Gains or losses on these contracts are deferred and are included in operations in the same period in which the related transactions are settled.

Hedging

   The Company periodically enters into contracts to hedge against the volatility in natural gas prices, which is used in the production of styrene and methanol. These transactions generally take the form of price collars, and are placed with major financial institutions and industrial companies. The results of the hedging transactions are included in Cost of Goods Sold as the related production of styrene and methanol occurs.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

Earnings Per Share

   Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", establishes standards for computing and presenting earnings per share ("EPS") and replaces the presentation of primary EPS previously prescribed with a presentation of basic EPS, which is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The statement also requires presentation of diluted EPS. Diluted EPS is computed similarly to fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15. The Company adopted SFAS No. 128 for fiscal 1998 and has restated prior year amounts to reflect adoption of the new standard. As losses were incurred in fiscal 1998 and 1997 and there were an insignificant number of options outstanding during fiscal 1996, basic and diluted EPS are the same amount for these periods.

   For purposes of computing net income (loss) per common share, net income
(loss) has been reduced by an amount equal to the fair market value of Released Shares (as hereinafter defined) at the end of the period, minus the sum of the amount previously recognized as compensation expense with respect to Released Shares and the amount of depreciation/appreciation in value of Released Shares in prior periods. This reduction results from the Company being required, under certain circumstances, to purchase for cash common stock distributed to participants by the ESOP. "Released Shares" are shares held by the ESOP but allocated to employees. The weighted average number of outstanding shares and computation of the net income (loss) per common share is as follows (in thousands, except per share data):

                                                   Year Ended September 30,
                                                   ---------------------------
                                                     1998      1997     1996
                                                   --------  --------  -------
      Net income (loss) attributable to common
       stockholders............................... $(48,579) $(28,965) $31,604
      Plus depreciation in value of Released
       Shares.....................................      298       --       --
                                                   --------  --------  -------
      Net income (loss) for purpose of computing
       net income (loss) per share................ $(48,281) $(28,965) $31,604
                                                   ========  ========  =======
      Net income (loss) per common share.......... $  (3.99) $  (2.58) $  0.62
                                                   ========  ========  =======
      Weighted average shares outstanding.........   12,104    11,237   50,700
                                                   ========  ========  =======

Cash Flow Statement

   During the fourth quarter of fiscal 1998, the Company elected to change from the direct method of reporting net cash flows from operating activities to the indirect method. Accordingly, the prior years statements of cash flows have been conformed to the current year presentation.

Environmental Costs

   Environmental costs are expensed unless the expenditures extend the economic useful life of the assets. Costs that extend the economic life of the assets are capitalized and depreciated over the remaining life of such assets. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.

Disclosures About Fair Value of Financial Instruments

   In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings, accounts payable and certain accrued expenses because of the short maturities of those instruments. The fair

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES values of long-term debt instruments are estimated based upon quoted market values (if applicable) or on the current interest rates available to the Company for debt with similar terms and remaining maturities. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates include environmental reserves, litigation contingencies, maintenance costs related to shut downs, taxes, and revenues. Actual results could differ from these estimates.

Reclassification

   Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net income (loss) or stockholders' equity (deficiency in assets).

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

                                                              September 30,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
                                                               (Dollars in
                                                               Thousands)
Inventories:
  Finished products....................................... $  42,436  $  47,572
  Raw materials...........................................     8,089     17,800
                                                           ---------  ---------
Inventories at FIFO cost..................................    50,525     65,372
                                                           ---------  ---------
  Inventories under exchange agreements...................     3,031      2,179
  Stores and supplies.....................................    19,669     20,319
                                                           ---------  ---------
                                                           $  73,225  $  87,870
                                                           =========  =========
Property, plant and equipment:
  Land.................................................... $  12,897  $  12,766
  Buildings...............................................    51,362     51,032
  Plant and equipment.....................................   652,872    634,772
  Construction in progress................................    30,506     43,856
  Less: accumulated depreciation..........................  (297,322)  (250,390)
                                                           ---------  ---------
                                                           $ 450,315  $ 492,036
                                                           =========  =========
Other assets:
  Patents and technology, net............................. $  26,821  $  32,918
  Debt issue costs........................................    28,248     32,472
  Other...................................................    40,897     37,508
                                                           ---------  ---------
                                                           $  95,966  $ 102,898
                                                           =========  =========

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

                                                                 September 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                  (Dollars in
                                                                  Thousands)
Accrued liabilities:
  Repairs...................................................... $16,890 $19,205
  Interest.....................................................  14,433  14,661
  Property taxes...............................................   7,754   8,255
  Other........................................................  32,796  35,444
                                                                ------- -------
                                                                $71,873 $77,565
                                                                ======= =======
Deferred credits and other liabilities:
  Deferred revenue............................................. $15,168 $19,963
  Accrued postretirement benefits..............................  37,663  33,448
  Other........................................................  27,458  19,925
                                                                ------- -------
                                                                $80,289 $73,336
                                                                ======= =======

4. LONG-TERM DEBT:

   Long-term debt consisted of the following:

                                                               September 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                                (Dollars in
                                                                Thousands)
      Revolving credit facilities........................... $    --   $  9,400
      Term loans............................................  274,000   275,334
      Saskatoon term loans..................................   49,552    53,822
      ESOP term loan........................................    3,250     4,875
      11 1/4% notes.........................................  152,816   153,148
      11 3/4% notes.........................................  275,000   275,000
      13 1/2% notes.........................................  127,907   110,412
                                                             --------  --------
          Total debt outstanding............................  882,525   881,991
                                                             ========  ========
      Less:
        Current maturities..................................   (8,909)   (5,710)
                                                             --------  --------
          Total long-term debt.............................. $873,616  $876,281
                                                             ========  ========

Term Loans, Revolver and ESOP Loans

   As part of the 1996 Recapitalization, Chemicals entered into the Original Credit Agreement with Texas Commerce Bank National Association (now Chase Bank of Texas, N.A., "Chase"), as agent bank for a syndicate of lenders. Funding under the Original Credit Agreement occurred August 21, 1996, upon the consummation of the Merger. The Original Credit Agreement provided for facilities consisting of a six and one-half year revolving credit facility providing for up to $100 million (subject to a monthly borrowing base calculation) in revolving loans (the "Revolver"), a term loan facility consisting of a six and one-half year $200 million Tranche A term loan and an eight-year $150 million Tranche B term loan (the "Original Term Loans"), and a four-year $6.5 million ESOP Term Loan (the "ESOP Loan").

   On January 31, 1997, the Company acquired (the "AFB Acquisition") the acrylic fibers business (the "AFB") of Cytec Industries Inc. ("Cytec") (see
Note 8). In connection with the AFB Acquisition, Chemicals

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES entered into a credit agreement (the "Fibers Credit Agreement") with Chase, as agent bank for a syndicate of lenders. Funding under the Fibers Credit Agreement occurred January 31, 1997, upon consummation of the AFB Acquisition. The Fibers Credit Agreement provided for a term loan facility consisting of a $31 million Tranche A term loan due June 30, 2003 and a $50 million Tranche B term loan due September 30, 2004 (the "Fibers Term Loans").

   On April 7, 1997, Chemicals completed a private offering (the "11 1/4% Notes Offering") of $150,000,000 of 11 1/4% Senior Subordinated Notes Due 2007 (the "11 1/4% Notes"). The 11 1/4% Notes are unsecured senior subordinated obligations of Chemicals, ranking subordinate in right of payment to all existing and future senior debt of Chemicals, but pari passu with the 11 3/4% Notes and all future senior subordinated indebtedness. On July 7, 1997, Chemicals completed a registered exchange offer, pursuant to which all of the 11 1/4% Notes were exchanged for publicly registered 11 1/4% Notes with substantially similar terms.

   The proceeds of the 11 1/4% Notes Offering were used to prepay outstanding indebtedness under the Original Term Loans. In connection with such prepayments, Chemicals and the requisite lenders under the Original Credit Agreement and the Fibers Credit Agreement effected amendments to such agreements (the "Amendments"). Among other things, the Amendments: (i) permitted and provided for the issuance of the 11 1/4% Notes, (ii) adjusted the method of the application of voluntary prepayments to allow the proceeds of the 11 1/4% Notes Offering to be applied in a manner that significantly reduced required principal payments, particularly over the next three years, (iii) amended certain financial covenants to make them somewhat less restrictive,
(iv) increased the commitment under the Revolver by $25 million to $125 million, and (v) included a new financial covenant with respect to the maintenance of a specified Senior Debt Leverage Ratio (as defined in the Amendments). Unamortized debt issue costs related to the Original Term Loans of approximately $6.0 million pre-tax, $3.9 million after-tax, were expensed in April 1997, and recorded as an extraordinary loss from early extinguishment of debt.

   In connection with the acquisition of substantially all of the assets of Saskatoon Chemicals Ltd., a subsidiary of Weyerhauser Canada Ltd., the Company consolidated and combined the Original Credit Agreement and the Fibers Credit Agreement (as consolidated, the "Credit Agreement"), as well as the Original Term Loans and the Fibers Term Loans (as consolidated, the "Term Loans").

   The Term Loans, the ESOP Loan, and the Revolver borrowings bear interest, at Chemicals' option, at an annual rate of either the Eurodollar Rate or the Base Rate plus an Applicable Margin ranging from 0.5% to 3.5% depending upon the Company's Leverage Ratio (as defined in the Credit Agreement). The "Base Rate" is equal to the greater of the Prime Rate as announced from time to time by the agent bank, the "Federal Funds Effective Rate" plus 1/2% or the "Base CD Rate" plus 1% (as such terms are defined in the Credit Agreement). At September 30, 1998, the interest rates in effect for the Tranche A term loan, the Tranche B term loan, and the ESOP Loan were 7.8%, 8.3%, and 7.8%, respectively. The Credit Agreement also requires Chemicals to pay a commitment fee in the amounts of 3/8% or 1/2% of the unused commitment under the Revolver depending on the Company's Leverage Ratio.

   The Credit Agreement requires the principal amount of the Term Loans to be amortized in quarterly installments of $333,333 beginning with the fiscal quarter ending September 30, 1997, increasing in March 2000. The ESOP Loan will be amortized in 12 equal quarterly installments of $406,250, with the last payment in September 2000.

   Chemicals' obligations under the Credit Agreement are secured by a first priority lien on the capital stock of Chemicals' domestic subsidiaries, 65% of the capital stock of its foreign subsidiaries and substantially all of the domestic assets of Chemicals and its subsidiaries, including without limitation, accounts receivable,

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES inventory, intangibles and fixed assets, and assignments of certain material leases, licenses, and contracts. In addition, the Credit Agreement is secured by a pledge by Holdings of all of the capital stock of Chemicals.

   The Credit Agreement contains numerous financial and operating covenants, including, but not limited to, restrictions on Chemicals' ability to incur indebtedness (including future borrowings under the Revolver), pay dividends, create liens, sell assets, engage in mergers and acquisitions, and refinance existing indebtedness. The Credit Agreement also requires Chemicals to satisfy certain financial covenants and tests. In addition, the Credit Agreement includes various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder.

   During April and December 1998, the Company obtained certain amendments to the financial covenants in the Credit Agreement. At no time was the Company not in compliance with the covenants. The Company requested the amendments based on its revised financial projections, and the amendments made the financial covenants less restrictive through December 31, 1999. Under certain circumstances, the amendments require the Company to raise up to $15 million in additional stockholders' equity. As discussed in Note 12, the Company has made provisions for such equity.

   On July 10, 1997, Sterling Pulp Chemicals (Sask) Ltd. ("Sterling Sask"), an indirect wholly owned subsidiary of Holdings and Chemicals, acquired substantially all of the assets of Saskatoon Chemicals Ltd. ("Saskatoon Chemicals"), a subsidiary of Weyerhauser Canada Ltd. (the "Saskatoon Acquisition"). In connection with the Saskatoon Acquisition, Sterling Sask entered into a credit agreement (the "Saskatoon Credit Agreement") with The Chase Manhattan Bank of Canada, individually and as administrative agent. Funding under the Saskatoon Credit Agreement occurred July 10, 1997, upon consummation of the Saskatoon Acquisition. The Saskatoon Credit Agreement provides for a revolving credit facility of Cdn. $8.0 million (the "Saskatoon Revolver"), and a term loan facility consisting of Cdn. $21.2 million Tranche A term loan due June 30, 2003, and $36.4 million Tranche B term loan due June 30, 2005 (the "Saskatoon Term Loans"). Advances under the Saskatoon Revolver are subject to a borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of 50% of the borrowing base. At September 30, 1998, the borrowing base did not limit such available credit and there were no borrowings outstanding under the Saskatoon Revolver. Sterling Sasks' obligations under the Saskatoon Credit Agreement are secured by substantially all of the assets of Sterling Sask. The Saskatoon Credit Agreement requires Sterling Sask to satisfy certain financial covenants and tests. In addition, the Saskatoon Credit Agreement requires that certain amounts of Excess Cash Flow (as defined therein) be used to prepay amounts outstanding under the Saskatoon Term Loans. A mandatory prepayment of Cdn. $5.3 million will be required in fiscal 1999.

   The Sterling Sask Tranche A term loan and the Saskatoon Revolver borrowings bear interest, at the Company's option, at an annual rate of either the Bankers Acceptance Rate or the Base Rate plus an Applicable Margin ranging from 1% to 2.5% depending upon the Company's Leverage Ratio (as defined in the Saskatoon Credit Agreement). The Tranche B term loan bears interest, at the Company's option, at an annual rate of either the Eurodollar Rate or the Base Rate plus an Applicable Margin ranging from 0% to 2.5% depending upon the Company's Leverage Ratio (as defined in the Saskatoon Credit Agreement). The "Base Rate" for the Tranche A term loan and the Saskatoon Revolver is equal to the greater of the Prime Rate for Canadian Dollar commercial loans made in Canada, as announced from time to time by the agent bank, or the rate for Canadian Dollar Bankers Acceptances accepted by the agent with a term to maturity of 30 days plus 1% (as such terms are defined in the Saskatoon Credit Agreement). The "Base Rate" for the Tranche B term loan is equal to the greater of the Prime Rate as announced from time to time by the agent bank, the "Federal Funds Effective Rate" plus 1/2% or the "Base CD Rate" plus 1% (as such terms are defined in the Saskatoon Credit Agreement). At September 30, 1998, the interest rates in effect for the Tranche A and Tranche B term loans were 8.12% and 8.4%, respectively. The Saskatoon Credit Agreement also requires Sterling Sask to pay a commitment fee in the amount of 1/2% of the unused commitment under the Saskatoon Revolver.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

   At September 30, 1998, Chemicals had indebtedness of $274.0 million under the Term Loans, $49.6 million under the Saskatoon Term Loans, and $3.3 million under the ESOP Loan. The Revolver has a total commitment of $125 million. The Revolver matures at March 31, 2003. As of September 30, 1998, the Company had no amounts drawn and approximately $2.7 million in letters of credit outstanding under the Revolver. Available credit under the Revolver for loans and letters of credit is subject to a monthly borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of 50% of the borrowing base. At September 30, 1998, the borrowing base limited the total credit available under the Revolver to a maximum of $120.9 million. Accordingly and after giving effect to the $2.7 million of outstanding letters of credit, as of September 30, 1998, the unused credit available under the Revolver was $118.2 million, up from $113 million at September 30, 1997. Availability of credit under the Revolver is subject to Chemicals being in compliance with numerous financial and operational covenants contained in the Credit Agreement. At September 30, 1998, Chemicals was in compliance with such covenants. The failure of Chemicals to comply with these covenants would permit the lenders to accelerate the maturity of the indebtedness under the Credit Agreement and exercise other remedies, in each case without the approval of Chemicals. In addition, based on the Company's results of operations for the four quarters ended September 30, 1998, these covenants operate to limit the amount of additional debt (including amounts available under the Revolver) that may be incurred by the Company.

Discount Notes and Subordinated Notes

   As part of the 1996 Recapitalization, Chemicals also issued the 11 3/4% Notes and Holdings issued $191.8 million ($100 million initial proceeds) representing 191,751 Units, with each Unit consisting of one 13 1/2% Note and one warrant to purchase three shares of Holdings Common Stock for $.01 per share.

   The 11 3/4% Notes bear interest at the annual rate of 11 3/4%, payable semi-annually on February 15 and August 15 of each year commencing February 15, 1997. The 13 1/2% Notes will accrete interest until August 15, 2001, with no interest payable in cash until February 15, 2002, at an annual rate of 13 1/2%, compounded semi-annually. Commencing in 2002, interest will be payable semi-annually on February 15 and August 15 of each year until maturity.

   Except as otherwise provided below, the 11 3/4% Notes may not be redeemed by Chemicals prior to August 15, 2001. From that date through August 15, 2004, the 11 3/4% Notes may be redeemed at a premium of the principal amount thereof at maturity varying between 105.875% and 101.958%. Subsequent to August 15, 2004, Chemicals may redeem the 11 3/4% Notes at their face value plus accrued and unpaid interest. Prior to August 15, 1999, Chemicals may redeem in the aggregate up to 35% of the original principal amount of the 11 3/4% Notes with the proceeds of one or more public equity offerings, as defined. Such redemptions may be made at a redemption price of 111.75% of the face value plus accrued and unpaid interest to the redemption date. After such redemption, at least $178.8 million aggregate principal amount of the 11 3/4% Notes must remain outstanding.

   Except as otherwise provided below, the 13 1/2% Notes may not be redeemed by Holdings prior to August 15, 2001. From that date through August 15, 2006, the 13 1/2% Notes may be redeemed at a premium of the principal amount thereof at maturity varying between 106.75% and 101.35%. Subsequent to August 15, 2006, the Company may redeem the 13 1/2% Notes at their principal amount plus accrued interest. Prior to August 15, 1999, Holdings may redeem in the aggregate up to 35% of the Accreted Value (as defined in the Indenture) of the 13 1/2% Notes with the proceeds of one or more public equity offerings, as defined. Such redemptions may be made at a redemption price of 113.5% of the Accreted Value plus accrued and unpaid interest to the redemption date. After such redemption, at least $124.6 million aggregate principal amount of the 13 1/2% Notes must remain outstanding.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

   The 11 1/4% Notes bear interest at the annual rate of 11 1/4%, payable semi-annually on April 1 and October 1 of each year commencing October 1, 1997. Except as otherwise provided below, the 11 1/4% Notes may not be redeemed by Chemicals prior to April 1, 2002. From that date through April 1, 2005, the 11 1/4% Notes may be redeemed at a premium of the principal amount thereof at maturity varying between 105.625% and 101.875%. Subsequent to April 1, 2005, Chemicals may redeem the 11 1/4% Notes at their face value plus accrued and unpaid interest. Prior to April 1, 2000, Chemicals may redeem in the aggregate up to 35% of the original principal amount of the 11 1/4% Notes with the proceeds of one or more public equity offerings, as defined. Such redemptions may be made at a redemption price of 111.25% of the face value plus accrued and unpaid interest to the redemption date. After such redemption, at least $97.5 million aggregate principal amount of the 11 1/4% Notes must remain outstanding.

   The indentures governing the 11 1/4% Notes, 11 3/4% Notes, and 13 1/2% Notes (the "Indentures") contain numerous financial and operating covenants, including, but not limited to, restrictions on Chemicals' or Holdings' ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions, and refinance existing indebtedness. In addition, the Indentures include various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder.

   The Saskatoon Credit Agreement contains provisions, which restrict the payment of advances, loans and dividends from Sterling Sask to Chemicals. The most restrictive of the covenants limits such payments during fiscal 1999 to approximately $0.5 million, plus any amounts due to Chemicals or Holdings from Sterling Sask under the intercompany tax sharing agreement.

   The Credit Agreement and the indenture for the 11 1/4% Notes and the 11 3/4% Notes contain provisions which restrict the payment of advances, loans, and dividends from Chemicals to Holdings. The most restrictive of the covenants limits such payments during fiscal 1999 to approximately $2.0 million, plus any amounts due to Holdings from Chemicals under the intercompany tax sharing agreement.

Debt Maturities

   The estimated remaining principal payments on the outstanding Term Loans, Saskatoon Term Loans, Revolver, and ESOP Loan are as follows:

              Year ending                   Principal
             September 30,                   Payments
             -------------                  ----------
                                             (Dollars
                                                in
                                            Thousands)
             1999..........................  $  8,909
             2000..........................    15,140
             2001..........................    26,600
             2002..........................    34,477
             2003..........................    88,420
             Thereafter....................   153,256
                                             --------
                 Total Term Loans,
                  Saskatoon Term Loans,
                  Revolver and ESOP Loan...  $326,802
                                             ========

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

5. INCOME TAXES

   A reconciliation of federal statutory income taxes to the Company's effective tax provision (benefit) before extraordinary item follows:

                                                  Year Ended September 30,
                                                  ---------------------------
                                                    1998      1997     1996
                                                  --------  --------  -------
                                                   (Dollars in Thousands)
      Provision (benefit) for federal income tax
       at the statutory rate....................  $(26,968) $(11,001) $17,641
      Foreign sales corporation.................       --        --      (700)
      State and foreign income taxes............     1,422     3,782    1,529
      Other.....................................       --        (77)  (1,572)
                                                  --------  --------  -------
      Effective tax provision (benefit).........  $(25,546) $ (7,296) $16,898
                                                  ========  ========  =======

   The provision (benefit) for income taxes is composed of the following:

                                                     Year Ended September 30,
                                                     --------------------------
                                                       1998     1997     1996
                                                     --------  -------  -------
                                                      (Dollars in Thousands)
      From operations:
        Current federal............................. $ (5,900) $(6,131) $12,084
        Deferred federal............................  (21,854)  (9,211)  (3,249)
        Deferred foreign............................    2,132    6,104    7,421
        Current state...............................       76    1,942      642
        Deferred state..............................      --       --       --
                                                     --------  -------  -------
        Total tax provision (benefit)............... $(25,546) $(7,296) $16,898
                                                     ========  =======  =======

   The components of the Company's deferred income tax assets and liabilities are summarized below:

                                                                  Year Ended
                                                                 September 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                  (Dollars in
                                                                  Thousands)
      Deferred tax assets:
        Accrued liabilities.................................... $23,177 $ 6,461
        Accrued postretirement cost............................  10,010  12,350
        Tax loss and credit carryforward.......................  24,783  12,723
        Foreign dividends......................................  15,490  11,764
        Other..................................................   2,490   1,166
                                                                ------- -------
          Total deferred tax assets............................  75,950  44,464
                                                                ------- -------
      Less: current deferred income tax assets.................   5,140  10,005
                                                                ------- -------
          Noncurrent deferred tax assets....................... $70,810 $34,459
                                                                ======= =======
      Deferred tax liabilities:
        Property, plant and equipment.......................... $78,113 $67,996
        Accrued pension cost...................................   2,211   1,665
        Other..................................................   1,609     836
                                                                ------- -------
          Total deferred tax liabilities.......................  81,933  70,497
                                                                ------- -------
          Net deferred tax liability........................... $11,123 $36,038
                                                                ======= =======

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

   In fiscal 1998, the Company generated approximately $65 million in United States net operating losses, of which $18 million will be carried back and utilized in a prior fiscal year and $47 million will be carried forward and if not utilized in future years, will expire in fiscal 2013. The Company also has approximately Cdn. $12.9 million in Canadian tax credit carryforwards which will expire from 1999 through 2004.

6. EMPLOYEE BENEFITS

   The Company has established the following benefit plans:

Retirement Benefit Plans

   The Company has non-contributory pension plans in the United States and employer and employee contributory plans in Canada which cover all salaried and wage employees. The benefits under these plans are based primarily on years of service and employees' pay near retirement. For those Company employees who were employed by the Company as of September 30, 1986, and were previously employed by Monsanto, the Company recognizes their Monsanto pension years of service for purposes of determining benefits under the Company's plans. For those Company employees who were employed by the Company on August 21, 1992, and were previously employed by Tenneco Inc., the Company recognizes their Tenneco Inc. pension years of service for purposes of determining benefits under the Company's plans. The Company's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of common stocks and government and corporate securities.

   For those Company employees as of January 31, 1997, who: (i) were previously employed by Cytec and (ii) elect to retire from the Company on or before January 31, 1999, the Company supplements the standard pension payable such that the employee's total combined pension from the Company and from the Cytec Nonbargaining Employees' Retirement Plan equals the amount the employee would have received had he or she remained an employee of Cytec until retirement. The estimated liability for such supplements as of September 30, 1998 and 1997 is immaterial.

   In accordance with generally accepted accounting principles, the Company has recorded its additional minimum liability. In recognizing the additional pension liability at September 30, 1998 and 1997, the Company recorded a net reduction to stockholders' equity of $121,000 and $31,000, respectively.

   The components of pension expense for the years ended September 30, 1998, 1997, and 1996 were as follows:

                                                   1998      1997     1996
                                                  -------  --------  -------
                                                   (Dollars in Thousands)
      Service cost (for benefits earned during
       the period)............................... $ 5,093  $  4,857  $ 3,664
      Interest cost on projected benefit
       obligation................................   6,153     5,941    5,044
      Actual return on plan assets and
       contributions.............................     (75)  (16,116)  (6,001)
      Deferral of asset gain (loss)..............  (7,336)   10,107    1,050
      Net amortization of unrecognized amounts...     906       831      926
                                                  -------  --------  -------
      Pension expense............................ $ 4,741  $  5,620  $ 4,683
                                                  =======  ========  =======

   Assumptions used in determining the projected benefit obligation and pension cost for the periods were as follows:

                                                                  Fiscal Year
                                                               -----------------
                                                               1998  1997  1996
                                                               ----- ----- -----
      Discount rates..........................................  7.0% 7.75% 7.75%
      Rates of increase in salary compensation level.......... 4.75% 5.25%  5.5%
      Expected long-term rate of return on assets.............  8.0%  8.5%  9.0%

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

   The funded status of the Company's pension plans as of the actuarial valuation dates of August 31, 1998 and 1997 were as follows:

                                        1998                    1997
                               ----------------------- -----------------------
                                 Assets    Accumulated   Assets    Accumulated
                                 Exceed     Benefits     Exceed     Benefits
                               Accumulated   Exceed    Accumulated   Exceed
                                Benefits     Assets     Benefits     Assets
                               ----------- ----------- ----------- -----------
                                           (Dollars in Thousands)
   Actuarial present value of
    benefits based on service
    to date and present pay
    levels:
     Vested benefit
      obligation.............    $70,634     $ 2,258     $62,396      $ 771
     Non-vested benefit
      obligation.............      3,750          95       1,685          5
       Accumulated benefit
        obligation...........     74,384       2,353      64,081        776
   Plan assets at fair
    value....................     85,073       1,115      84,598        --
   Plan assets in excess of
    (less than) accumulated
    benefit obligation.......     10,689      (1,238)     20,517       (776)
   Additional amounts related
    to projected salary
    increases................     19,419         172      18,017         98
   Plan assets more (less)
    than total projected
    benefit obligation.......     (8,730)     (1,410)      2,500       (874)
   Unrecognized net (gain)
    loss resulting from plan
    experience and changes in
    actuarial assumptions....      7,880         266      (6,913)        40
   Unrecognized prior service
    cost.....................      5,689         177       6,370          3
   Unrecognized transition
    obligation...............      1,734           4       2,110          5
                                 -------     -------     -------      -----
       Total prepaid
        (accrued) pension
        obligation...........    $ 6,573     $  (963)    $ 4,067      $(826)
                                 =======     =======     =======      =====

Postretirement Benefits Other Than Pensions

   The Company provides certain health care benefits and life insurance benefits for retired employees. Substantially all of the Company's employees become eligible for these benefits at normal retirement age. The Company accrues the cost of these benefits during the period in which the employee renders the necessary service.

   Health care benefits are provided to employees who retire from the Company with ten or more years of service except for Canadian employees covered by collective bargaining agreements. All of the Company's employees are eligible for postretirement life insurance. Postretirement health care benefits for United States plans are non-contributory. Benefit provisions for most hourly and some salaried employees are subject to collective bargaining. In general, the plans stipulate that retiree health care benefits are paid as covered expenses are incurred. For United States employees, postretirement medical plan deductibles are assumed to increase at the rate of the long-term consumer price index. The components of postretirement benefits cost other than pensions for the years ended September 30, 1998, 1997, and 1996 were as follows:

                                                          1998   1997   1996
                                                         ------ ------ ------
                                                             (Dollars in
                                                              Thousands)
      Service cost (for benefits earned during the
       period).......................................... $1,466 $1,343 $1,155
      Interest cost on projected benefit obligation.....  2,818  2,494  1,985
      Amortization of plan amendments...................     26     29    243
                                                         ------ ------ ------
                                                         $4,310 $3,866 $3,383
                                                         ====== ====== ======

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

   Actuarial assumptions used to determine costs and benefit obligations for postretirement benefit plans other than pensions include an average discount rate of 7.5% and an average rate of future increases in benefit compensation of 5.5%. The average assumed composite rate of future increases in per capita cost of health care benefits (health care cost trend rate) was 8.8% for fiscal 1998, exclusive of demographic changes, decreasing gradually to 5.5% by the year 2027. These trend rates reflect current cost performance and the Company's expectation that future rates will decline. Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation by $1.7 million and would increase annual aggregate service and interest costs by $226,000.

   The following sets forth the plans funded status reconciled with amounts reported in the Company's consolidated balance sheet at September 30, 1998 and 1997.

   Accumulated postretirement benefit obligation (APBO):

                                                          1998         1997
                                                       -----------  -----------
                                                       (Dollars in Thousands)
      Retirees........................................ $    13,530  $    10,723
      Fully eligible active plan participants.........      11,865       11,421
      Other active plan participants..................      17,736       16,473
                                                       -----------  -----------
          Total APBO..................................      43,131       38,617
      Plan assets at fair value.......................         --           --
      Unrecognized loss...............................      (5,303)      (4,975)
      Unrecognized prior service cost.................        (165)        (194)
                                                       -----------  -----------
      Accrued postretirement benefit liability........ $    37,663  $    33,448
                                                       ===========  ===========

Employee Stock Purchase Plan

   In fiscal 1996, the Company established the 1996 Employee Stock Purchase Plan. This plan authorized up to 250,000 shares of common stock to be issued to key employees and management at an issue price of $12 per share. This plan became effective as of September 19, 1996, and terminated on September 30, 1996. All authorized shares were issued by the end of fiscal 1996.

Employee Stock Ownership Trust

   The original Employee Stock Ownership Trust (the "old ESOT") was formed to invest primarily in the Company's common stock and included only participants contributing to the Company's Savings and Investment Plan (the "Savings Plan"). The Company's contribution to the old ESOT was 60% of the participant's Savings Plan contributions to the extent that such participant's contributions did not exceed 7.5% of the employee's eligible earnings. The Company's contributions were subject to a 20% per year vesting schedule commencing after one year of service. The Company's contributions to the old ESOT for the year ended September 30, 1996 was $1.7 million.

   An application for determination was filed with the Internal Revenue Service terminating the old ESOT and assets were distributed to participants during fiscal 1997.

   In connection with the Merger, a new Employee Stock Ownership Trust (the "new ESOT") was established which covers substantially all United States employees. Allocations of shares of common stock will be made annually to participants. The new ESOT primarily invests in shares of Holdings Common Stock and borrowed $6.5 million from Chemicals pursuant to the ESOP Loan to purchase approximately 542,000 shares

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES of Holdings Common Stock. As more fully described in Note 4, the ESOP Loan is payable in 16 quarterly installments during the period beginning December 31, 1996, and ending September 30, 2000. The shares of Holdings Common Stock purchased by the new ESOT have been pledged as security for the ESOP Loan and such shares will be released and allocated to the new ESOT participants' account as the ESOP Loan is discharged. Until the ESOP Loan is paid in full, contributions to the new ESOT will be used to pay the outstanding principal and interest on the ESOP Loan. In addition, during fiscal 1998 and 1997, the new ESOT purchased 14,000 and 99,000, respectively, shares of Holdings Common Stock. In fiscal 1998 and 1997, 172,000 and 49,000, respectively, new ESOT shares had been allocated to employees. The Company recorded $1.4 million and $1.6 million of expense related to the new ESOT in fiscal 1998 and 1997, respectively.

Savings and Investment Plan

   The Savings Plan covers substantially all United States employees, including executive officers. The Savings Plan is qualified under Section 401(k) of the Internal Revenue Code (the "Code"). Each participant has the option to defer taxation of a portion of his or her earnings by directing the Company to contribute a percentage of such earnings to the Savings Plan. A participant may direct up to a maximum of 15% of eligible earnings to the Savings Plan, subject to certain limitations set forth in the Code for "highly compensated" participants, as defined in Section 414(q) of the Code. A participant's contributions become distributable upon the termination of his or her employment. The Company does not make any contribution to the Savings Plan.

Profit Sharing and Bonus Plans

   In January 1997, the Board of Directors, upon recommendation of the Compensation Committee, approved the establishment of a Profit Sharing Plan that is designed to benefit all qualified employees, and a Bonus Plan that will provide for bonuses to exempt salaried employees based on the Company's annual financial performance.

   Under the Company's previous profit sharing plans, expense for the year ended September 30, 1996, was $2.8 million. No expenses for profit sharing or bonuses were incurred in fiscal 1998 and 1997.

Omnibus Stock and Incentive Plan

   Prior to the Merger, the Company had an Omnibus Stock and Incentive Plan (the "Original Omnibus Plan"), under which the Company could grant to key employees incentive and nonincentive stock options, SARs, restricted stock, performance units, and performance shares. The terms and amounts of all awards were determined by the Compensation Committee of the Board of Directors. Upon a change of control of the Company, all awards granted under the plan were to become fully vested and all performance based awards were to be paid at the higher of performance goals or actual performance to date.

   In fiscal 1993, the Company granted SARs to certain key employees and directors. Total expense (benefit) was determined based on 3.6 million SARs granted, the vesting period (five years beginning September 1992) and the appreciation of the Company's stock price above the fair market value of the Company's common stock on the date of grant of the SARs. In October 1994, the Company amended the SAR program by modifying the vesting periods and limiting the amount of appreciation for each SAR during each vesting period, thereby limiting the Company's aggregate future expenses. The Company recorded expense for the year ended September 30, 1996 of $8.5 million and paid $13.8 million in August 1996, pursuant to the SARs, as amended. The expense for the SARs is included in selling, general, and administrative expenses in the Company's income statement.

   All existing stock options and the Original Omnibus Plan were terminated in connection with the Merger.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

Omnibus Stock Awards and Incentive Plan

   In April 1997, the Board of Directors approved the establishment of the Omnibus Stock Awards and Incentive Plan (as amended, the "Omnibus Plan"). Under the Omnibus Plan, the Company may grant to key employees incentive and nonqualified stock options, SARs, restricted stock awards, performance awards, and phantom stock awards. One million shares of the Company's stock are reserved for issuance under the Omnibus Plan. The terms and amounts of the awards (including vesting schedule) are determined by the Compensation Committee of the Board of Directors. Substantially all of the outstanding stock options become exercisable (vest) in equal annual installments beginning a year from date of grant and ending in fiscal 2002. In the event of a change of control of the Company or a qualified public offering of Holdings Common Stock, all awards will immediately vest and become exercisable.

   During fiscal 1998, the Company issued 23,000 restricted stock awards to certain employees. The restricted stock awards vest 25% immediately and 25% per year over the next three years.

Nonqualified Stock Option Plan for Non-Employee Directors

   Also in April 1997, the Board of Directors approved the establishment of the Nonqualified Stock Option Plan for Non-Employee Directors (the "Nonqualified Plan"). Each non-employee director of the Company is eligible to participate in the Nonqualified Plan. Each eligible director on the date of adoption of the Nonqualified Plan was granted an option to acquire 2,000 shares of Holdings Common Stock (4,000 shares for the Vice-Chairman), and each eligible director who is serving on the Board of Directors on each subsequent October 1st is automatically granted an option to acquire 1,000 shares of Holdings Common Stock (2,000 shares for the Vice-Chairman). All options expire ten years from date of grant. All options are granted at the fair market value on the date of grant (as determined by the Board of Directors) which vest and are exercisable immediately. A total of 160,000 shares of Holdings Common Stock are reserved for issuance under the Nonqualified Plan.

Outstanding Stock Options

   A summary of the status of the Company's outstanding stock options as of September 30, 1998 and 1997, and changes during the years then ended is presented below:

                                          1998                     1997
                                ------------------------ ------------------------
                                               Weighted-                Weighted-
                                                average                  average
                                               exercise                 exercise
                                    Shares       price       Shares       price
                                -------------- --------- -------------- ---------
                                (in thousands)           (in thousands)
      Outstanding at beginning
       of year................       241        $12.00        --            --
        Granted...............       489        $11.62        274        $12.00
        Exercised.............       --            --         --
        Forfeited.............       (38)       $11.94        (33)       $12.00
                                     ---        ------        ---        ------
      Outstanding at end of
       year...................       692        $11.74        241        $12.00
                                     ===        ======        ===        ======
      Options exercisable at
       end of year............        86                       14
                                     ===                      ===

   The range of exercise prices for options outstanding at September 30, 1998, was $9.50-$12.00, with all exercisable options having an exercise price of $12.00.

   In addition, during fiscal 1998, the Company granted certain employees rights to purchase an aggregate of 230,000 shares of Common Stock, at then current market prices. These rights expired without being exercised.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

   In the first quarter of fiscal 1998, the Company elected to continue to apply the intrinsic value method of accounting for stock-based compensation and increase its footnote disclosure, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation."

   All stock options are granted at or above fair market value of the Holdings Common Stock at the grant date. The weighted average fair value of the stock options granted during fiscal 1998 and 1997 was $1.9 million and $0.5 million, respectively. The fair value of each such stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants in fiscal 1998: risk free interest rate of 4.4%; expected dividend yield of 0.0%; expected life of ten years; and expected volatility of 29%. Stock options generally expire ten years from the date of grant and fully vest after five years. The outstanding stock options at September 30, 1998, have a weighted average contractual life of approximately 9 years.

   In accordance with the intrinsic value method of stock-based compensation, no compensation costs have been recognized for stock option awards described above. Had compensation cost for all option issuances been determined consistent with SFAS No. 123, it would not have had a material impact on the Company's pro forma net loss and loss per share for fiscal 1998.

   On December 14, 1998, the Company issued to all of its employees who held stock options on that date new options with an exercise price of $6.00 per share. The new options were issued in exchange for and cancellation of stock options previously issued to those employees for the same number of shares, and with the same vesting schedules, as the new stock options.

7. COMMITMENTS AND CONTINGENCIES

Product Contracts

   The Company has certain long-term agreements, which provide for the dedication of 100% of the Company's production of acetic acid, plasticizers, TBA, sodium cyanide, and calcium hypochlorite each to one customer. The Company also has various sales and conversion agreements, which dedicate significant portions of the Company's production of styrene, acrylonitrile, and methanol to various customers. Some of these agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price.

Lease Commitments

   The Company has entered into various long-term noncancellable operating leases. Future minimum lease commitments at September 30, 1998, are as follows: fiscal 1999--$4.9 million; fiscal 2000--$4.2 million; fiscal 2001--$4.0 million; fiscal 2002--$3.9 million; fiscal 2003--$3.3 million; and $8.1 million thereafter.

Environmental and Safety Matters

   The Company's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws and regulations. Environmental permits required for the Company's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental laws or permit requirements are implemented. Changing and increasingly strict environmental laws, regulations, and permit requirements can affect the manufacture, handling, processing, distribution, and use of the Company's chemical products and, if so, the Company's business and operations may be materially and adversely affected. In addition, changes in the law, regulations, and permit requirements can cause the Company to incur substantial costs in upgrading or redesigning its facilities and processes, including waste treatment, storage, disposal, and other waste handling practices and equipment.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

   While the Company believes that its business operations and facilities generally are operated in compliance with all material aspects of applicable environmental and health and safety laws, regulations, and disclosure requirements, there can be no assurance that past practices and future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees and the public. Some risk of environmental costs and liabilities is inherent in the operations and products of the Company, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages.

   The Company's operating expenditures for environmental matters, mostly waste management and compliance, were approximately $52 million, $50 million, and $47 million for fiscal 1998, 1997, and 1996, respectively. The Company also spent approximately $2 million and $3 million for environmentally related capital projects in fiscal 1998 and 1997 respectively.

   Any significant ban on all chlorine containing compounds could have a materially adverse effect on the Company's financial condition and results of operations. British Columbia has a regulation in place requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by the year 2002. Chlorine dioxide is produced from sodium chlorate, which is one of the Company's pulp chemical products. The pulp and paper industry believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit and is working to change this regulation but there can be no assurance that the regulation will be changed. In the event such a regulation is implemented, the Company would seek to sell the products it manufactures at its British Columbia facility to customers in other markets. The Company is not aware of any other laws or regulations in place in North America, which would restrict the use of such products for other purposes.

Legal Proceedings

 Ammonia Release

   On May 8, 1994, an ammonia release occurred at the Texas City Plant while a reactor in the acrylonitrile unit was being restarted after a shutdown for routine maintenance. Approximately 52 lawsuits and interventions involving approximately 6,000 plaintiffs were filed against the Company seeking an unspecified amount of money for alleged damages from the ammonia release.

   Approximately 2,600 of the plaintiffs agreed to submit their damage claims to binding arbitration. A two week evidentiary hearing was conducted in July 1996 before a three judge panel to determine the amount of damages. On May 1, 1997, the three judge panel awarded the plaintiffs an amount of damages which was well within the limits of the Company's insurance coverage.

   Thirty-nine of the plaintiffs tried their cases to a jury in Harris County District Court. After approximately five months of trial, the jury returned a verdict on September 2, 1997. The total amount awarded for all 39 plaintiffs was well within the limits of the Company's insurance coverage.

   Approximately 5,500 of the claims in litigation have now been resolved or are pending final resolution and the Company continues to vigorously defend against the claims of the approximately 500 remaining plaintiffs.

 Nickel Carbonyl Release

   On July 30, 1997, as the Company's methanol unit at the Texas City Plant was being shut down for repair, nickel carbonyl was formed when carbon monoxide reacted with nickel catalyst in the unit's reformer. After

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES isolating the nickel carbonyl within the methanol unit, the Company worked with the permission and guidance of the Texas Natural Resources Conservation Commission to destroy the nickel carbonyl by incineration on-site.

   Prior to its incineration, several Company employees and contractor employees may have been exposed to nickel carbonyl in the methanol unit. Sixteen contractor employees allegedly exposed to nickel carbonyl are plaintiffs in a lawsuit against the Company seeking unspecified damages for personal injuries. Additional claims and litigation against the Company relating to this incident may ensue.

 Ethylbenzene Release

   On April 1, 1998, a chemical leak occurred when a line failed in the ethylbenzene unit at the Texas City Plant. The released chemicals included ethylbenzene, benzene, polyethylbenzene, and hydrochloric acid. The Company does not believe any serious injuries were sustained, although a number of citizens sought medical examinations at local hospitals after a precautionary alert was given to neighboring communities. There is no lawsuit pending against the Company based on this release, but the Company has received, and in some instances resolved, claims from individuals for alleged damage from this incident.

 Other Claims

   The Company is subject to various other claims and legal actions that arise in the ordinary course of its business.

Litigation Contingency

   The Company has made estimates of the reasonably possible range of liability with regard to its outstanding litigation for which it may incur liability. These estimates are based on the Company's judgments using currently available information as well as consultation with the Company's insurance carriers and outside legal counsel. A number of the claims in these litigation matters are covered by the Company's insurance policies or by third-party indemnification of the Company. The Company, therefore, has also made estimates of its probable recoveries under insurance policies or from third-party indemnitors based on its understanding of its insurance policies and indemnifications, discussions with its insurers and indemnitors, and consultation with outside legal counsel, in addition to the Company's judgments. Based on the foregoing, as of September 30, 1998, the Company has accrued approximately $8.3 million as its estimate of aggregate contingent liability for these matters and has also recorded aggregate receivables from its insurers and third-party indemnitors of approximately $6.6 million. At September 30, 1998, management estimates that the aggregate reasonably possible range of loss for all litigation combined, in addition to the amount accrued, is from $0 to $9 million. The Company believes that this additional reasonably possible loss is substantially covered by insurance.

   While the Company has based its estimates on its evaluation of available information to date and the other matters described above, much of the litigation remains in the discovery stage and it is impossible to predict with certainty the ultimate outcome. The Company will adjust its estimates as necessary as additional information is developed and evaluated. However, the Company believes that the final resolution of these contingencies will not have a material adverse impact on the financial position, results of operations, or cash flows of the Company.

   The timing of probable insurance and indemnity recoveries, and payment of liabilities, if any, is not expected to have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

8. BUSINESS ACQUISITIONS

   On January 31, 1997, the Company acquired the AFB from Cytec. The AFB, now owned by two wholly owned subsidiaries of the Company (collectively "Sterling Fibers"), recorded sales of approximately $92 million during the eight months of operations in fiscal 1997 and consists of an acrylic fibers plant located near Pensacola, Florida, and several associated marketing and research offices. Sterling Fibers is one of two acrylic fibers manufacturers in the United States. Cytec supplies acrylonitrile to Sterling Fibers through a five-year supply agreement ending in 2002. The acquisition was financed through the incurrence of $81 million of term debt under the Fibers Credit Agreement with substantially the same lenders as those under the Original Credit Agreement, the issuance of $10 million (liquidation value) of Series A "pay in kind" mandatory redeemable preferred stock ("Series A Preferred") to Cytec, and the sale of $10 million of Holdings Common Stock in a private placement. The Company used the purchase method to account for the acquisition, and operating results of Sterling Fibers beginning February 1, 1997, are included with those of the Company.

   On July 10, 1997, Sterling Sask acquired substantially all of the assets of Saskatoon Chemicals. The acquired assets include a manufacturing plant near Saskatoon, Saskatchewan, which manufactures sodium chlorate, caustic soda, calcium hypochlorite, chlorine, and hydrochloric acid. Total consideration of $69.2 million was financed with: (i) approximately $54.6 million under a new credit facility established by Sterling Sask with a group of lenders, (ii) approximately $7.3 million pursuant to a private placement of Holdings Common Stock, and (iii) approximately $7.3 million pursuant to a private placement of Units, each Unit consisting of shares of Holdings' Series B "pay in kind" mandatory Cumulative Redeemable Preferred Stock ("Series B Preferred") and warrants to purchase shares of Holdings Common Stock. The Saskatoon Acquisition was accounted for under the purchase method and operating results of Sterling Sask beginning July 10, 1997, are included with those of the Company.

   The following table presents the unaudited pro forma results of operations of the Company as if the AFB Acquisition and the Saskatoon Acquisition had occurred on October 1, 1995. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the AFB Acquisition and the Saskatoon Acquisition been made at the beginning of the fiscal year 1996 or of results which may occur in the future (in thousands, except per share amounts).

                                                     Pro Forma     Pro Forma
                                                   Twelve Months Twelve Months
                                                       Ended         Ended
                                                   September 30, September 30,
                                                       1997          1996
                                                   ------------- -------------
      Revenues....................................   $988,000      $975,600
      Income (loss) before extraordinary items....   $(27,300)     $ 39,400
      Net income (loss) attributable to common
       stockholders...............................   $(34,200)     $ 34,400
      Net income (loss) per common share..........   $  (2.85)     $   0.66

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

9. SEGMENT AND GEOGRAPHIC INFORMATION:

   Sales to individual customers constituting 10% or more of total revenues and sales by segment were as follows (there were no sales to individual customers constituting 10% or more of total revenues in fiscal 1997 and 1996):

                                                   Year Ended September 30,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
                                                    (Dollars in Thousands)
      Major Customers:
        British Petroleum plc and subsidiaries..  $100,610         *         *
      Export Sales:
        Export revenues.........................  $233,165  $274,139  $267,153
        Percentage of total revenues............        28%       30%       34%
      Export revenues (as a percent of total
       exports) by geographical area:
        Asia....................................        65%       56%       66%
        Europe..................................        16%       41%       34%
        Other...................................        19%        3%      --

--------
* Does not comprise 10% of total revenue for 1997 and 1996, therefore not reported.

                                                     Year Ended September 30,
                                                    ---------------------------
                                                      1998      1997     1996
                                                    --------  -------- --------
                                                      (Dollars in Thousands)
      Segment Information (1)
      Revenues:
        Petrochemical and Fibers................... $621,605  $728,215 $633,754
        Pulp.......................................  200,985   180,572  156,711
                                                    --------  -------- --------
          Total.................................... $822,590  $908,787 $790,465
                                                    ========  ======== ========
      Operating income (loss):
        Petrochemical and Fibers................... $ (3,442) $ 11,524 $ 31,891
        Pulp.......................................   36,232    45,945   35,597
                                                    --------  -------- --------
          Total.................................... $ 32,790  $ 57,469 $ 67,488
                                                    ========  ======== ========
      Depreciation and amortization expenses:
        Petrochemical and Fibers................... $ 31,894  $ 32,762 $ 28,125
        Pulp.......................................   24,069    21,250   14,577
                                                    --------  -------- --------
          Total.................................... $ 55,963  $ 54,012 $ 42,702
                                                    ========  ======== ========
      Capital expenditures:
        Petrochemical and Fibers................... $ 16,768  $ 22,664 $ 50,033
        Pulp.......................................    9,854    20,764   45,924
                                                    --------  -------- --------
          Total.................................... $ 26,622  $ 43,428 $ 95,957
                                                    ========  ======== ========
      Identifiable assets:
        Petrochemical and Fibers................... $474,426  $554,474 $457,273
        Pulp.......................................  300,576   324,497  232,411
                                                    --------  -------- --------
          Total.................................... $775,002  $878,971 $689,684
                                                    ========  ======== ========

--------
(1) The petrochemical and fibers segment is based in the United States. The pulp segment is primarily based in Canada.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

10. FINANCIAL INSTRUMENTS

Foreign Exchange

   The Company enters into forward foreign exchange contracts to hedge Canadian dollar currency transactions on a continuing basis for periods consistent with its committed exposures. The forward foreign exchange contracts have varying maturities with none exceeding 18 months. The Company makes net settlements of United States dollars for Canadian dollars at rates agreed to at inception of the contracts.

   The Company enters into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The Company does not engage in currency speculation. The Company had a notional amount of approximately $54 million and $20 million of forward foreign exchange contracts outstanding to buy Canadian dollars at September 30, 1998 and 1997, respectively. The deferred loss on these forward foreign exchange contracts at September 30, 1998 and 1997 was $4.7 million and $0.3 million, respectively.

Gas Hedge

   The Company hedged a portion of its natural gas to be used in the production of styrene and methanol during fiscal 1998 and 1999. At September 30, 1998, the Company had primarily natural gas collar contracts on 900,000 MMbtu's of natural gas per month for October 1998 through March 1999 with an average "floor" price of $2.23 per MMbtu and an average "cap" price of $2.51 per MMbtu. The Company's hedging agreements are settled on a monthly basis. All of the Company's contracts specify the third-party index to be the inside FERC Houston Ship Channel First of the Month Index Price. The Company had a net loss of $1.0 million and $0.1 million due to natural gas hedging contracts in fiscal 1998 and 1997, respectively, and an unrealized gain of $0.2 million at September 30, 1998.

Interest Rate Swaps

   The Company has entered into a declining balance interest rate swap contract to hedge a portion of its interest rate risk that expires in January 2002. At September 30, 1998, the Company had a contractual notional amount of $62.5 million outstanding with a fixed rate of 6.66% and a floating rate based on LIBOR. The Company's interest rate swap is settled on a quarterly basis, with the interest rate differential received or paid by the Company recognized as adjustments to interest expense.

Concentration of Risk

   The Company sells its products primarily to companies involved in the petrochemical, fiber, and pulp and paper manufacturing industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. However, letters of credit are required by the Company on many of its export sales. The Company's credit losses have been minimal.

   The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that any possible loss is minimal.

   Approximately 40% of the Company's employees are covered by union agreements. Approximately 27% of the Company's employees are covered by union agreements, which could expire within one year.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

Investments

   It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations such as certificates of deposit, repurchase agreements, or Eurodollar deposits with domestic or foreign banks or other financial institutions. Other permitted investments include commercial paper of major United States corporations with ratings of A1 by Standard & Poor's Ratings Group or P1 by Moody's Investor Services, Inc., loan participations of major United States corporations with a short term credit rating of A1/P1 and direct obligations of the United States Government or its agencies. In addition, not more than $5 million will be invested by the Company with any single bank, financial institution, or United States corporation.

Fair Value of Financial Instruments

   The carrying amounts reflected in the consolidated balance sheet for cash, cash equivalents, and receivables approximate fair value as reported in the balance sheet due to the short maturities. The following table presents the carrying values and fair values of the Company's long-term debt at September 30, 1998.

                                                       Carrying Value Fair Value
                                                       -------------- ----------
                                                        (Dollars in Thousands)
      Revolving credit facilities.....................    $    --      $    --
      Term loans......................................     274,000      274,000
      Saskatoon term loans............................      49,552       49,552
      ESOP term loans.................................       3,250        3,250
      11 1/4% Notes...................................     152,816      126,645
      11 3/4% Notes...................................     275,000      238,453
      13 1/2% Notes...................................     127,907       88,838

   The fair values of the 13 1/2% Notes, 11 1/4% Notes, and 11 3/4% Notes are based on quoted market prices.

   At September 30, 1998, the outstanding natural gas hedging contracts had a fair value of approximately $0.2 million gain and the foreign exchange contracts had a fair value of $4.7 million loss. In addition, the interest rate swaps had a fair market value of $2.3 million loss, based on the Company's estimate of what it would have to pay to terminate the swap at September 30, 1998.

11. RELATED PARTY TRANSACTIONS

   In connection with the 1996 Recapitalization, the Company paid TSG and Unicorn one-time transaction fees of approximately $8.4 million and $4.4 million, respectively. T. Hunter Nelson and Frank J. Hevrdejs, members of the Board of Directors of the Company, are principals of TSG and Frank P. Diassi, Chairman of the Board of Directors of the Company, is a principal of Unicorn. In addition, the Company paid TSG a one-time transaction fee of approximately $1.1 million in connection with the AFB Acquisition, and a fee of approximately $0.7 million in connection with the Saskatoon Acquisition.

   Investment banking fees of approximately $3.3 million were paid as part of the 1996 Recapitalization to Lazard Freres & Company ("Lazard"). A member of the former Board of Directors is a Limited Managing Director of Lazard. However, the Board member agreed not to receive any compensation from Lazard related to the Merger.

   Also in connection with the 1996 Recapitalization, Credit Suisse First Boston Corporation ("CFSB") served as managing underwriter for the public offering of the 13 1/2% Notes and 11 3/4% Notes and provided certain financial advisory services to STX Acquisition and Chemicals, for which such firm received

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES underwriting discounts and commissions and financial advisory fees totaling approximately $17 million. In addition, CSFB received net compensation of approximately $1.0 million related to the 11 1/4% Notes Offering. John L. Garcia, a director and stockholder of the Company, is a Managing Director of CSFB.

   Since October 1, 1991, the Company and certain affiliates of Koch Industries have had ongoing commercial relationships in the ordinary course of business, including, from time to time, supply of raw materials or sales of petrochemicals and transportation of natural gas. For the fiscal year ended September 30, 1998, 1997, and 1996 (i) product sales to and raw material purchases from Koch Chemical, an indirect wholly-owned subsidiary of Koch Industries, (ii) payments to John Zink Company, an indirect wholly-owned subsidiary of Koch Industries, in consideration for certain contracting and construction services performed at the Texas City Plant, and (iii) services for the transportation of natural gas by Koch Gateway Pipeline Company to the Santa Rosa Plant, each represented less than 5% of the Company's revenues.

   In connection with the Saskatoon Acquisition, the Company paid a fee to Clipper Capital Associates, Inc. ("Clipper") and Olympus Partners ("Olympus") of $0.1 million to act as placement agents for the Series B Preferred Stock. Robert Calhoun, a former director of the Company, is President of Clipper. Affiliates of Clipper and Olympus are significant stockholders of the Company.

   As of December 15, 1998, the Company entered into the Standby Purchase Agreements with, and issued warrants to, Frank P. Diassi, Frank J. Hevrdejs, and Koch Capital Services, Inc. as describe below in Footnote 12.

12. CAPITAL STOCK

   The authorized shares of Holdings Common Stock at September 30, 1998 and 1997 was 20,000,000.

   On January 31, 1997, the Company issued 778,232 additional shares of Holdings Common Stock in connection with the AFB Acquisition. In addition, on July 10, 1997, the Company issued 608,334 shares of Holdings Common Stock in connection with the Saskatoon Acquisition.

   In connection with the issuance of the 13 1/2% Notes (see Note 4), Holdings issued 191,751 warrants to purchase three shares of Holdings Common Stock for $0.01, exercisable beginning in August 1998 until August 2008. During fiscal 1998, 345,123 shares of Common Stock were issued as a result of 115,041 of these warrants being exercised. In connection with the Saskatoon Acquisition, Holdings also issued to holders of the Series B Preferred Stock warrants to purchase 201,048 shares of Holdings Common Stock for $0.01, exercisable beginning in July 1997 until December 2007. At September 30, 1998, warrants to purchase an aggregate of 431,178 shares Holdings Common Stock were outstanding.

   In December 1998, the Company entered into separate Standby Purchase Agreements (collectively, the "Purchase Agreements") with each of Gordon A. Cain, William A. McMinn, James Crane, Mr. Diassi, Mr. Hevrdejs and Koch Capital (collectively, the "Purchasers"). Pursuant to the terms of the Purchase Agreements, the Purchasers committed to purchase up to 2.5 million shares of Common Stock, at a price of $6.00 per share, if, as and when requested by the Company at any time or from time to time prior to December 15, 2001. Under each of the Purchasers Agreements, the Company may only require the Purchasers to purchase such shares if it believes that such capital is necessary to maintain, reestablish, or enhance its borrowing ability under the Company's revolving credit facilities or to satisfy any requirement thereunder to raise additional equity. To induce the Purchasers to enter into the Purchase Agreements, the Company issued to them warrants to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $6.00 per share. Pursuant to the Purchase Agreements, the Company agreed to issue to the Purchasers additional warrants to purchase up to 300,000 additional shares of Common Stock if, as and when they purchase shares of Common Stock under the

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

Purchase Agreements. Any shares of Common Stock purchased under the Purchase Agreement and the warrants issued to the Purchasers as contemplated by the Purchase Agreements will be subject to the terms of the Amended and Restated Voting Agreement dated as of December 15, 1998, the Sterling Chemicals Holdings, Inc. Stockholders Agreement dated effective as of August 21, 1996, as amended, and the Tag-Along Agreement dated as of August 21, 1996, each of which is filed as an Exhibit to this Form 10-K.

13. MANDATORY REDEEMABLE PREFERRED STOCK

   In connection with the AFB Acquisition, the Company authorized 350,000 shares and issued 104,110 shares of non-voting Series A Preferred Stock with a fair value and carrying value of $10.0 million. The Series A Preferred Stock has a cumulative dividend rate of 10%, payable in kind semi-annually on January 1 and July 1 of each year commencing July 1, 1997. The Company may redeem all or any number of shares of Series A Preferred Stock at any time with proper written notice at a price of $100 per share plus accrued dividends. The holders of Series A Preferred Stock may elect to have the Company redeem shares on any dividend payment date after June 30, 2009 with proper written notice at a price of $100 per share plus accrued dividends. The carrying value of the Series A Preferred Stock at September 30, 1998 and 1997, was $11.8 million and $10.7 million, respectively (liquidation value of $100 per share).

   In connection with the Saskatoon Acquisition, the Company authorized 58,000 shares and issued approximately 7,532 shares of non-voting Series B Preferred Stock with a fair value of $4.9 million. The Series B Preferred Stock has a 14% dividend rate through July 10, 2002, and thereafter a variable rate between 14% and 18% depending on payment terms (as defined) until redeemed. The dividend is payable in kind on January 1, April 1, July 1, and October 1 of each year commencing October 1, 1997. The Company may redeem all or any number of shares of Series B Preferred Stock at any time with proper written notice at a price of $1,000 per share plus a premium ranging from 5% to 1% depending on the date of redemption plus accrued dividends. The holders of Series B Preferred Stock may elect to have the Company redeem shares on any dividend payment date after June 30, 2009, with proper written notice at a price of $1,000 per share plus accrued dividends. The carrying value of the Series B Preferred Stock at September 30, 1998 and 1997, was $6.5 million and $5.1 million, respectively (liquidation value of $1,000 per share). The difference in the carrying value and the redemption amount will be accreted as a charge to retained earnings over the holding period using the effective interest rate method.

14. NEW ACCOUNTING STANDARDS

   SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income and its components. SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," establishes revisions to employers' disclosure about pension and other post retirement benefit plans. Management is currently evaluating the disclosures required when these three statements are adopted in the first quarter of fiscal 1999. Adoption of these three statements will have no effect on net income (loss).

   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Management is currently evaluating the accounting impact and disclosures required when this statement is adopted in the first quarter of fiscal 2000.

                   STERLING CHEMICALS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Except as modified below, the Notes to the Company's Consolidated Financial Statements are incorporated herein by reference insofar as they relate to Chemicals.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Flows

   On August 21, 1996, Holdings transferred all of its operating assets and liabilities (net $422.8 million) to Chemicals. At the same time, Chemicals transferred $610 million in cash to Holdings.

Income Taxes

   Chemicals is included in the consolidated federal tax return filed by its parent, Holdings. A tax sharing agreement between Holdings and Chemicals defines the computation of Chemicals' obligations to Holdings. Chemicals' provision for income taxes is computed as if Chemicals and its subsidiaries file their annual tax return on a separate company basis. Deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of Chemicals' assets and liabilities at enacted rates.

Earnings per Share

   All issued and outstanding shares of Chemicals are held by Holdings, and accordingly, earnings per share are not presented.

2. INCOME TAXES

   A reconciliation of federal statutory income taxes to Chemicals' effective tax provision (benefit) before extraordinary item follows:

                                                 Year Ended      May 14, 1996
                                               September 30,          to
                                              -----------------  September 30,
                                                1998     1997        1996
                                              --------  -------  -------------
                                                  (Dollars in Thousands)
      Provision (benefit) for federal income
       tax at the statutory rate............  $(20,385) $(4,576)     $ 195
      Foreign sales corporation.............       --       --        (116)
      State and foreign income taxes........     1,422    3,782        115
      Tax settlements and other.............       --    (1,354)       190
                                              --------  -------      -----
      Effective tax provision (benefit).....  $(18,963) $(2,148)     $ 384
                                              ========  =======      =====

   The provision (benefit) for income taxes is composed of the following:

                                                   Year Ended      May 14, 1996
                                                 September 30,          to
                                                -----------------  September 30,
                                                  1998     1997        1996
                                                --------  -------  -------------
                                                    (Dollars in Thousands)
      From operations:
        Current federal........................ $ (5,900) $(5,959)    $(1,001)
        Deferred federal.......................  (15,271)  (4,235)      1,457
        Deferred foreign.......................    2,132    6,104          90
        Current state..........................       76    1,942        (162)
                                                --------  -------     -------
          Total tax provision (benefit)........ $(18,963) $(2,148)    $   384
                                                ========  =======     =======

                   STERLING CHEMICALS, INC. AND SUBSIDIARIES

   The components of Chemicals' deferred income tax assets and liabilities are summarized below:

                                                             September 30,
                                                        -----------------------
                                                           1998        1997
                                                        ----------- -----------
                                                        (Dollars in Thousands)
      Deferred tax assets:
        Accrued liabilities............................ $    12,074 $     5,367
        Accrued postretirement cost....................      10,010      12,350
        Tax loss and credit carryforward and other.....      24,783       7,209
        Foreign dividends..............................      15,490      11,764
        Other..........................................       2,490       1,166
                                                        ----------- -----------
          Total deferred tax assets....................      64,847      37,856
                                                        ----------- -----------
      Less: current deferred income tax asset..........       5,140      10,005
                                                        ----------- -----------
          Noncurrent deferred tax assets............... $    59,707 $    27,851
                                                        =========== ===========
      Deferred tax liabilities:
        Property, plant and equipment.................. $    78,113 $    67,996
        Accrued pension cost...........................       2,211       1,665
        Other..........................................       2,684         836
                                                        ----------- -----------
          Total deferred tax liabilities...............      83,008      70,497
                                                        ----------- -----------
          Net deferred tax liability................... $    23,301 $    42,646
                                                        =========== ===========

   In fiscal 1998, Chemicals generated approximately $48 million in United States net operating losses, of which $18 million will be carried back and utilized in a prior fiscal year and $30 million will be carried forward and if not utilized in future years, will expire in fiscal 2013. Chemicals also has approximately Cdn. $12.9 million in Canadian tax credit carry forwards which will expire from 1999 through 2004.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
Sterling Canada, Inc.
Sterling Fibers, Inc.
Sterling Chemicals International, Inc.

We have audited the accompanying combined balance sheets of Sterling Chemicals U.S. Subsidiaries (as defined in Note 1--the "Company") as of September 30, 1998 and 1997, and the related combined statements of operations and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Company as of September 30, 1998 and 1997, and the combined results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

September 17, 1999
Houston, Texas

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS

                             (Dollars In Thousands)

                                                     Year Ended September 30,
                                                    ---------------------------
                                                      1998      1997     1996
                                                    --------  -------- --------
Revenues........................................... $261,990  $262,256 $156,711
Cost of goods sold.................................  209,883   197,555  108,218
                                                    --------  -------- --------
Gross profit.......................................   52,107    64,701   48,493
Selling, general and administrative expenses.......   22,098    15,637   13,896
Interest and debt related expenses.................   36,366    35,165   14,437
                                                    --------  -------- --------
Net income (loss) before income taxes..............   (6,357)   13,899   20,160
Provision (benefit) for income taxes...............   (2,217)    6,290    7,012
                                                    --------  -------- --------
Net income (loss).................................. $ (4,140) $  7,609 $ 13,148
                                                    ========  ======== ========




     The accompanying notes are an integral part of the combined financial statements.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                            COMBINED BALANCE SHEETS

                             (Amounts In Thousands)

                                                               September 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                           ASSETS
Current assets:
 Cash and cash equivalents.................................. $  4,093  $  6,215
 Accounts receivable........................................   38,562    52,893
 Inventories................................................   32,532    32,455
 Prepaid expenses...........................................    6,090     2,799
                                                             --------  --------
  Total current assets......................................   81,277    94,362

Property, plant and equipment, net..........................  207,177   222,997
Due from affiliates.........................................  131,771   140,869
Other assets................................................   51,635    48,154
                                                             --------  --------
  Total assets.............................................. $471,860  $506,382
                                                             ========  ========
            LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable........................................... $ 20,432  $ 19,768
 Accrued liabilities........................................   16,277    16,808
                                                             --------  --------
  Total current liabilities.................................   36,709    36,576

Long-term debt due to parent................................  323,303   343,714
Deferred income taxes.......................................    6,509     6,870
Deferred credits and other liabilities......................   12,019    11,721
Commitments and contingencies (Note 7)                             --        --
Stockholder's equity:
 Common stock...............................................       --        --
 Additional paid-in capital.................................   92,734    92,734
 Retained earnings..........................................   31,399    35,539
 Accumulated translation adjustment.........................  (30,813)  (20,772)
                                                             --------  --------
  Total stockholder's equity................................   93,320   107,501
                                                             --------  --------
   Total liabilities and stockholder's equity............... $471,860  $506,382
                                                             ========  ========

     The accompanying notes are an integral part of the combined financial statements.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                             COMBINED STATEMENTS OF

                        CHANGES IN STOCKHOLDER'S EQUITY

                             (Amounts In Thousands)

                                              Additional           Accumulated
                                       Common  Paid-In   Retained  Translation
                                       Stock   Capital   Earnings  Adjustment
                                       ------ ---------- --------  -----------
Balance, September 30, 1995...........  $--    $83,395   $14,782    $(17,307)

Net income............................   --         --    13,148          --
Translation adjustment................   --         --        --      (1,817)
                                        ---    -------   -------    --------
Balance, September 30, 1996...........   --     83,395    27,930     (19,124)

Net income............................   --         --     7,609          --
Acquisition of acrylic fibers
 business.............................   --      9,339        --          --
Translation adjustment................   --         --        --      (1,648)
                                        ---    -------   -------    --------
Balance, September 30, 1997...........   --     92,734    35,539     (20,772)

Net loss..............................   --         --    (4,140)         --
Translation adjustment................   --         --        --     (10,041)
                                        ---    -------   -------    --------
Balance, September 30, 1998...........  $--    $92,734   $31,399    $(30,813)
                                        ===    =======   =======    ========


     The accompanying notes are an integral part of the combined financial statements.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS

                             (Dollars In Thousands)

                                                    Year Ended September 30,
                                                    --------------------------
                                                     1998     1997      1996
                                                    -------  -------  --------
Cash flows from operating activities:
Net income (loss).................................  $(4,140) $ 7,609  $ 13,148
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
 Depreciation and amortization....................   23,502   20,537    14,627
 Deferred tax expense (benefit)...................   (2,479)   5,894     7,421
 Other............................................      447       74      (992)
Change in assets/liabilities:
 Accounts receivable..............................   14,331   10,824    (1,717)
 Inventories......................................      (77) (24,897)       63
 Prepaid expenses.................................   (3,291)     570    (2,694)
 Due from affiliates..............................    1,174   66,042  (169,944)
 Other assets.....................................     (613) (11,909)   11,671
 Accounts payable.................................      665    6,509     4,800
 Accrued liabilities..............................     (531)   4,266    (4,421)
 Other liabilities................................      298   (2,221)   (1,611)
                                                    -------  -------  --------

Net cash flows from operating activities..........   29,286   83,298  (129,649)
                                                    -------  -------  --------
Cash flows from investing activities:
 Capital expenditures.............................  (10,550) (24,065)  (45,924)
                                                    -------  -------  --------
Net cash used in investing activities.............  (10,550) (24,065)  (45,924)
                                                    -------  -------  --------
Cash flows from financing activities:
 Net change in long-term debt due to Parent.......  (20,411) (57,156)  179,868
                                                    -------  -------  --------
Net change in financing activities................  (20,411) (57,156)  179,868

Effect of United States/Canadian exchange rate on
 cash.............................................     (447)    (205)     (107)
                                                    -------  -------  --------
Net increase (decrease) in cash and cash
 equivalents......................................   (2,122)   1,872     4,188
Cash and cash equivalents--beginning of year......    6,215    4,343       155
                                                    -------  -------  --------
Cash and cash equivalents--end of year............  $ 4,093  $ 6,215  $  4,343
                                                    =======  =======  ========
Supplemental disclosures of cash flow information:
 Income taxes paid................................  $(3,290) $(1,983) $   (407)

     The accompanying notes are an integral part of the combined financial statements.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

   On July 23, 1999, Sterling Chemicals, Inc. ("Chemicals") completed a private offering of $295,000,000 of its 12 3/8% Senior Secured Notes due 2006 (the "12 3/8% Notes"). The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect United States ("U.S.") subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis and are secured by, among other things, a second priority pledge of 100% of the stock of these same U.S. subsidiaries. These U.S. subsidiary companies consist of Sterling Canada, Inc. and its U.S. subsidiaries, Sterling Chemicals Energy, Inc., Sterling Chemicals International, Inc., and Sterling Fibers, Inc. The financial statements of these companies (except for Sterling Chemicals Energy, Inc., whose securities do not constitute a substantial portion of the collateral) have been combined to present the accompanying financial statements of the Company. Sterling Canada, Inc. (including its U.S. and Canadian subsidiaries), Sterling Chemicals International, Inc., and Sterling Fibers, Inc. are hereinafter collectively referred to as "Sterling Chemicals U.S. Subsidiaries" or the "Company".

   The Company manufactures chemicals for use primarily in the pulp and paper industry at four plants in Canada and one plant in Valdosta, Georgia (the "Valdosta Plant"), and manufactures acrylic fibers in a plant near Pensacola, Florida (the "Santa Rosa Plant"). Sodium chlorate is produced at the four plants in Canada and the Valdosta Plant. Sodium chlorite is produced at one of the Canadian locations. The Company licenses, engineers, and overseas construction of large-scale chlorine dioxide generators for the pulp and paper industry as part of the pulp chemical business. These generators convert sodium chlorate into chlorine dioxide at pulp mills. The Company produces regular textiles, specialty textiles, and technical fibers at the Santa Rosa Plant, as well as licensing the acrylic fibers manufacturing technology to producers worldwide (collectively the acrylic fibers business or "AFB").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The significant accounting policies of the Company are described below.

Principles of Combination

   The combined financial statements include the accounts of all wholly owned and majority-owned subsidiaries of the combined entities. All significant intercompany accounts and transactions among entities included in the combined financial statements have been eliminated.

Cash Equivalents

   The Company considers all investments purchased with a remaining maturity of three months or less to be cash equivalents.

Inventories

   Inventories are stated at the lower of cost or market; cost is determined on the first-in, first-out basis except for stores and supplies, which are valued at average cost.

Property, Plant, and Equipment

   Property, plant, and equipment are recorded at cost. Major renewals and improvements, which extend the useful lives of the equipment, are capitalized. Major planned maintenance expenses are accrued for during the periods prior to the maintenance, while routine repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 5 to 25 years with the predominant life of the plant and equipment being 15 years. The Company capitalizes interest costs, which are incurred as part of the cost of constructing major facilities and equipment. The amount of interest capitalized for the fiscal years 1998, 1997, and 1996 was $0, $2.7 million, and $1.3 million, respectively.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

Impairment of Long-Lived Assets

   Impairment tests of long lived assets are made when conditions indicate their carrying cost may not be recoverable. Such impairment tests are based on a comparison of undiscounted future cash flows or the market value of similar assets to the carrying cost of the asset. If an impairment is indicated, the asset value is written down to its estimated fair value.

Patents and Royalties

   The cost of patents is amortized on a straight-line basis over their estimated useful lives which approximates ten years. The Company capitalized the value of the chlorine dioxide generator technology acquired in fiscal 1992 based on the net present value of all estimated remaining royalty payments associated with the technology. The resulting intangible amount is included in other assets and is amortized over an average life for these royalty payments of ten years.

Income Taxes

   The Company is included in the consolidated U.S. federal income tax return filed by Chemicals' parent. The Company's provision (benefit) for U.S. income taxes has been allocated by Chemicals as if the Company filed their annual tax returns on a separate return basis. The Company's Canadian subsidiaries file separate federal Canadian tax returns as well as returns in the provinces in which they operate. For these Canadian subsidiaries, deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

Revenue Recognition

   The Company generates revenues through sales in the open market and long-term supply contracts and recognizes these revenues as the products are shipped. Deferred credits are amortized over the life of the contract which gave rise to them. The Company also generates revenues from the construction and sale of chlorine dioxide generators, which are recognized using the percentage of completion method. The Company also receives prepaid royalties, which are typically recognized over a period of ten years. In addition, the Company generates revenues from the sale of acrylic fibers manufacturing technology to producers worldwide, which are recognized as earned.

Foreign Exchange

   Assets and liabilities denominated in Canadian dollars are translated into United States dollars at year-end exchange rates and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are reported as a separate component of stockholders' equity, while transaction gains and losses are included in operations when incurred.

   The Company's Canadian subsidiaries enter into forward foreign exchange contracts to minimize the short-term impact of Canadian dollar fluctuations on certain of its Canadian dollar denominated commitments. Gains or losses on these contracts are deferred and are included in operations in the same period in which the related transactions are settled.

Earnings Per Share

   All issued and outstanding shares of the entities included in the Company's financial statements are held directly or indirectly by Chemicals, and accordingly, earnings per share information is not presented.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

Environmental Costs

   Environmental costs are expensed unless the expenditures extend the economic useful life of the assets. Costs that extend the economic life of the assets are capitalized and depreciated over the remaining life of such assets. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.

Disclosures About Fair Value of Financial Instruments

   In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings, accounts payable and certain accrued expenses because of the short maturities of those instruments. The fair values of long-term debt instruments are estimated based upon quoted market values (if applicable) or on the current interest rates available for debt with similar terms and remaining maturities. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates include environmental reserves, litigation contingencies, maintenance costs related to shut downs, and taxes. Actual results could differ from these estimates.

Allocations

   The Company is wholly owned by Chemicals, which incurs certain direct and indirect expenses for the benefit and support of the Company. These services include, among others, tax planning, treasury, legal, risk management and the maintenance of insurance coverage for the Company. Chemicals allocated $4.1 million, $2.7 million, $1.9 million of such expenses to the Company in fiscal years 1998, 1997, and 1996, respectively, which are included in selling, general, and administrative expenses. Allocations are based on the Company's proportionate share of the respective amount and are determined using various criteria including headcount, payroll, number of vehicles and revenue. In addition, the Company is dependent on Chemicals for financing.

New Accounting Standards

   SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income and its components. SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," establishes revisions to employers' disclosure about pension and other post retirement benefit plans. Management is currently evaluating the disclosures required when these statements are adopted in the first quarter of fiscal 1999. Adoption of these statements will have no effect on net income (loss).

   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Management is currently evaluating the accounting impact and disclosures required when this statement is adopted in the first quarter of fiscal 2001.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

                                                               September 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
                                                                (Dollars in
                                                                Thousands)
Inventories:
  Finished products......................................... $ 20,198  $ 19,179
  Raw materials.............................................    2,784     4,440
                                                             --------  --------
Inventories at FIFO cost....................................   22,982    23,619
                                                             --------  --------
  Inventories under exchange agreements.....................       34      (184)
  Stores and supplies.......................................    9,516     9,020
                                                             --------  --------
                                                             $ 32,532  $ 32,455
                                                             ========  ========
Property, plant and equipment:
  Land...................................................... $  5,440  $  5,267
  Buildings.................................................   30,822    30,553
  Plant and equipment.......................................  215,739   218,159
  Construction in progress..................................   13,342    14,046
                                                             --------  --------
  Property, plant and equipment at cost.....................  265,343   268,025
  Less: accumulated depreciation............................  (58,166)  (45,028)
                                                             --------  --------
                                                             $207,177  $222,997
                                                             ========  ========
Other assets:
  Patents and technology, net............................... $ 27,017  $ 32,918
  Other.....................................................   24,618    15,236
                                                             --------  --------
                                                             $ 51,635  $ 48,154
                                                             ========  ========
Accrued liabilities:
  Accrued compensation...................................... $    927  $  1,956
  Billings in excess of costs incurred......................    2,593       472
  Other.....................................................   12,757    14,380
                                                             --------  --------
                                                             $ 16,277  $ 16,808
                                                             ========  ========

4. LONG-TERM DEBT

   In August 1996 in connection with a recapitalization transaction, Chemicals allocated $276.8 million of debt to the Company. In addition, debt of $81 million incurred at the time Chemicals acquired the acrylic fibers business (see Note 8) was allocated to the Company. Principal payments are allocated to the Company by Chemicals as scheduled principal payments are made on a basis consistent with the original allocation. In addition, the Company makes principal payments, from time to time, out of available cash. Interest expense is allocated based on the terms of Chemicals' debt agreements. At September 30, 1998, interest rates ranged from 7.8% to 11.75%.

   Debt issue costs relating to long-term debt have been allocated to the Company by Chemicals on a basis consistent with long-term debt and are included in other assets.

   On July 23, 1999, Chemicals completed a private offering of the 12 3/8% Notes. The 12 3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect U.S. subsidiaries (other than Sterling Chemicals Acquisitions, Inc.) on a joint and several basis. Each subsidiary's guarantee ranks equally in right of payment

                      STERLING CHEMICALS U.S. SUBSIDIARIES
with all of such subsidiary's existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness of such subsidiary. However, the 12 3/8% Notes and each subsidiary's guarantee, is subordinated to the extent of the collateral securing Chemicals' new secured revolving credit facilities. The 12 3/8% Notes and the subsidiary guarantees are secured by (i) a second priority lien on all of Chemicals' U.S. chemical production facilities and related assets, (ii) a second priority pledge of all of the capital stock of each subsidiary guarantor, and (iii) a first priority pledge of 65% of the stock of certain of the Chemicals' subsidiaries incorporated outside of the United States. The proceeds of the offering of the 12 3/8% Notes were used to fully repay and terminate Chemicals' three outstanding term loans. Upon consummation of the offering of the 12-3/8% Notes, the debt allocated to the Company by Chemicals increased to $325.4 million.

5. INCOME TAXES

   The Company and its U.S. subsidiaries are included in the consolidated federal U.S. tax return filed by Chemicals' parent. The Company's provision (benefit) for U.S. income taxes has been allocated as if the Company filed their annual federal U.S. tax returns on a separate return basis. As of September 30, 1998 and 1997, $10.5 million and $6.5 million, respectively, of income tax assets were included in Due from Affiliates. For the years ended September 30, 1998, 1997, and 1996 the Company recorded $4.0 million, $1.8 million, and $0.4 million, respectively, of U.S. income tax benefit in the provision (benefit) for income taxes.

   Canadian deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year-end (the liability method).

   A reconciliation of the Canadian income taxes to the Canadian effective tax provision follows:

                                                       Year Ended September
                                                               30,
                                                       ----------------------
                                                        1998    1997    1996
                                                       ------  ------  ------
                                                           (Dollars in
                                                            Thousands)
Provision for federal income tax at the statutory
 rate................................................. $1,367  $5,798  $6,241
Provincial income taxes at the statutory rate.........    563   2,672   2,786
Federal and provincial manufacturing and processing
 tax credits..........................................   (286)   (889) (1,061)
Other:
 Non-taxable intercorporate dividends.................     --      --    (449)
 Other non-deductible (non-taxable) items.............    156     600     (96)
                                                       ------  ------  ------
Total Canadian tax provision.......................... $1,800  $8,181  $7,421
                                                       ======  ======  ======

The provision for Canadian income taxes is composed of the following:

                                                          Year Ended September
                                                                  30,
                                                          ---------------------
                                                           1998    1997   1996
                                                          ------  ------ ------
                                                              (Dollars in
                                                               Thousands)
 Current federal......................................... $2,852  $1,489 $   --
 Deferred federal........................................ (1,611)  3,717  4,788
 Current provincial......................................  1,427     798     --
 Deferred provincial.....................................   (868)  2,177  2,633
                                                          ------  ------ ------
Total Canadian tax provision............................. $1,800  $8,181 $7,421
                                                          ======  ====== ======

                      STERLING CHEMICALS U.S. SUBSIDIARIES

The components of the Company's deferred income tax assets and liabilities are summarized below:

                                                                 September 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
                                                                  (Dollars in
                                                                  Thousands)
Deferred tax assets:
 Accrued liabilities........................................... $   299 $   337
 Accrued postretirement cost...................................     966     980
 Investment tax credits........................................   6,806  10,457
                                                                ------- -------
                                                                  8,071  11,774
                                                                ------- -------
Deferred tax liabilities:
 Property, plant, and equipment................................  14,459  18,436
 Other.........................................................     121     208
                                                                ------- -------
                                                                 14,580  18,644
                                                                ------- -------
Net deferred tax liabilities................................... $ 6,509 $ 6,870
                                                                ======= =======

6. EMPLOYEE BENEFITS

   The Company's U.S. employees participate in various employee benefit plans of Chemicals. Costs, assets, and liabilities associated with U.S. employees participating in these various plans are allocated to the Company by Chemicals based on the number of employees. In addition, the Company sponsors various employee benefit plans in Canada.

Retirement Benefit Plans

   Chemicals has non-contributory pension plans in the U.S. which cover all salaried and wage employees. The benefits under these plans are based primarily on years of service and employees' pay near retirement. Chemicals' funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of common stocks and government and corporate securities. The liability relating to U.S. employees allocated to the Company by Chemicals for the retirement benefit plans and included in Due from Affiliates was $2.5 million and $1.4 million at September 30, 1998 and 1997, respectively. The total pension expense relating to U.S. employees allocated to the Company was $1.1 million, $0.9 million, and $0 for the years ended September 30, 1998, 1997, and 1996, respectively.

   The Company has employer and employee contributor plans in Canada which cover all salaried and wage employees. The components of pension expense for Canadian employees for the years ended September 30, 1998, 1997, and 1996 were as follows:

                                                             Fiscal Year
                                                        -----------------------
                                                         1998     1997    1996
                                                        -------  -------  -----
                                                             (Dollars in
                                                             Thousands)
Service cost........................................... $   790  $   435  $ 367
Interest cost on projected benefit obligation..........   1,074    1,012    878
Actual return on plan assets and contributions.........  (1,154)  (1,010)  (855)
Net amortization of unrecognized amounts...............    (122)     (57)    26
                                                        -------  -------  -----
                                                        $   588  $   380  $ 416
                                                        =======  =======  =====

                      STERLING CHEMICALS U.S. SUBSIDIARIES

   Assumptions used in determining the projected benefit obligation and pension cost for Canadian employees for the periods were as follows:

                                                                   Fiscal Year
                                                                  ----------------
                                                                  1998  1997  1996
                                                                  ----  ----  ----
Discount rates...................................................   8%    8%    8%
Rates of increase in salary compensation level...................   5%    5%    5%
Expected long-term rate of return on assets......................   8%    8%    8%

   The funded status of the Canadian pension plans as of the actuarial valuation dates of August 31, 1998 and 1997 were as follows:

                                          1998                    1997
                                 ----------------------- -----------------------
                                   Assets    Accumulated   Assets    Accumulated
                                   Exceed     Benefits     Exceed     Benefits
                                 Accumulated   Exceed    Accumulated   Exceed
                                  Benefits     Assets     Benefits     Assets
                                 ----------- ----------- ----------- -----------
                                                         (Dollars in Thousands)
Actuarial present value of
 benefits based on service
 to date and present pay
 levels:
Vested benefit obligation......    $(7,062)    $(1,355)    $(8,225)      $--
Accumulated benefit
 obligation....................     (7,434)     (1,426)     (8,225)       --
Plan assets at fair value......     11,947       1,115      14,978        --
                                   -------     -------     -------       ---
Plan assets in excess of (less
 than) accumulated benefit
 obligation....................      4,513        (311)      6,753        --
Additional amounts related to
 projected salary increases....      5,626          91       5,231        --
                                   -------     -------     -------       ---
Plan assets more (less) than
 total projected benefit
 obligation....................     (1,113)       (402)      1,522        --
Unrecognized net (gain) loss
 resulting from plan experience
 and changes in actuarial
 assumptions...................        852         111      (2,121)       --
Unrecognized prior service
 cost..........................        173         174         212        --
                                   -------     -------     -------       ---
Total accrued pension
 obligation....................    $   (88)    $  (117)    $  (387)      $--
                                   =======     =======     =======       ===

Postretirement Benefits Other Than Pensions

   Chemicals and the Company provide certain health care benefits and life insurance benefits for retired employees. Substantially all employees become eligible for these benefits at normal retirement age. The cost of these benefits are accrued during the period in which the employee renders the necessary service.

   Health care benefits are provided to employees who retire with ten or more years of service except for Canadian employees covered by collective bargaining agreements. All employees are eligible for postretirement life insurance. Postretirement health care benefits for U. S. plans are non-contributory. Benefit provisions for most hourly and some salaried employees are subject to collective bargaining. In general, the plans stipulate that retiree health care benefits are paid as covered expenses are incurred. The liability relating to U.S. employees allocated to the Company by Chemicals for the postretirement benefits other than pensions and included in Due from Affiliates was $7.2 million and $6.4 million at September 30, 1998 and 1997, respectively. The total postretirement benefits other than pensions expense for U.S. employees allocated to the Company was $0.8 million, $0.8 million, and $0 for the years ended September 30, 1998, 1997, and 1996, respectively.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

   The components of the Canadian postretirement benefits other than pension expense for the years ended September 30, 1998, 1997, and 1996 were as follows:

                                                                  Fiscal Year
                                                                 --------------
                                                                 1998 1997 1996
                                                                 ---- ---- ----
                                                                  (Dollars in
                                                                   Thousands)
Service cost.................................................... $264 $208 $209
Interest cost on projected benefit obligation...................  286  202  168
                                                                 ---- ---- ----
                                                                 $550 $410 $377
                                                                 ==== ==== ====

   Actuarial assumptions used to determine costs and benefit obligations for Canadian postretirement benefit plans other than pensions include an average discount rate of 7.5% and an average rate of future increases in benefit compensation of 5.5%. The assumed composite rate of future increases in per capita cost of health care benefits (health care cost trend rate) was 11% for fiscal 1998, exclusive of demographic changes, decreasing to 6% by the year 2003. These trend rates reflect current cost performance and the Company's expectation that future rates will decline. Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation by $231,000 and would increase annual aggregate service and interest costs by $34,000.

   The following sets forth the Canadian plans' funded status reconciled with amounts reported in the Company's consolidated balance sheet at September 30, 1998 and 1997.

Accumulated postretirement benefit obligation ("APBO"):

                                                          1998         1997
                                                       -----------  -----------
                                                       (Dollars in Thousands)
Retirees.............................................. $       504  $       176
Fully eligible active plan participants...............         885          725
Other active plan participants........................       2,969        2,094
                                                       -----------  -----------
 Total APBO...........................................       4,358        2,995
Unrecognized loss.....................................      (1,599)        (348)
                                                       -----------  -----------
Accrued postretirement benefit liability.............. $     2,759  $     2,647
                                                       ===========  ===========

Savings and Investment Plan

   The Savings Plan covers substantially all United States employees, including executive officers. The Savings Plan is qualified under Section 401(k) of the Internal Revenue Code (the "Code"). Each participant has the option to defer taxation of a portion of his or her earnings by directing the Company to contribute a percentage of such earnings to the Savings Plan. A participant may direct up to a maximum of 15% of eligible earnings to the Savings Plan, subject to certain limitations set forth in the Code for "highly compensated" participants, as defined in Section 414(q) of the Code. A participant's contributions become distributable upon the termination of his or her employment. The Company does not make any contributions to the Savings Plan.

Profit Sharing and Bonus Plans

   In January 1997, the Board of Directors of Chemicals' parent, upon recommendation of the Compensation Committee, approved the establishment of a Profit Sharing Plan that is designed to benefit all qualified employees, and a Bonus Plan that will provide for bonuses to exempt salaried employees based on the annual financial performance of Chemicals' parent.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

   Under previous profit sharing plans, expense allocated to the Company for the year ended September 30, 1996, was $0.5 million. No expenses for profit sharing or bonuses were incurred by Chemicals or allocated to the Company in fiscal 1998 and 1997.

Phantom Stock Plan

   The Company introduced a phantom stock option plan to all eligible full-time Canadian employees. The effective date of the plan was August 21, 1996. At the end of each plan year, the plan administrator establishes a "determined percentage" for the preceding plan year. This percentage is then multiplied be each participant's compensation for the plan year to determine the award amount. The award amount is then divided be the fair market value of one share of the common stock of Chemicals' parent, as of December 31 of that plan year, to determine the number of rights to be credited to participants. Upon termination of employment, the benefit amount becomes payable to the participant. The benefit amount will be the number of vested rights in the participant's account, multiplied by the fair market value of one share of common stock of Chemicals' parent as of the most recent valuation date.

   The Company has recorded an expense of $238,000, $346,000,and $0 related to the phantom stock plan for the years ended September 30, 1998, 1997,and 1996.

7. COMMITMENTS AND CONTINGENCIES

Lease Commitments

   The Company has entered into various long-term noncancellable operating leases. Future minimum lease commitments at September 30, 1998, are as follows: fiscal 1999 -- $3.8 million; fiscal 2000 -- $3.4 million; fiscal 2001 -- $3.2 million; fiscal 2002 -- $3.2 million; fiscal 2003 -- $3.0 million; and $7.8 million thereafter.

Environmental and Safety Matters

   The Company's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws and regulations. Environmental permits required for the Company's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental laws or permit requirements are implemented. Changing and increasingly strict environmental laws, regulations, and permit requirements can affect the manufacturing, handling, processing, distribution, and use of the Company's products and, if so, the Company's business and operations may be materially and adversely affected. In addition, changes in the law, regulations, and permit requirements can cause the Company to incur substantial costs in upgrading or redesigning its facilities and processes, including waste treatment, storage, disposal, and other waste handling practices and equipment.

   While the Company believes that its business operations and facilities generally are operated in compliance with all material aspects of applicable environmental and health and safety laws, regulations, and disclosure requirements, there can be no assurance that past practices and future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees and the public. Some risk of environmental costs and liabilities is inherent in the operations and products of the Company, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

   Any significant ban on all chlorine containing compounds could have a materially adverse effect on the Company's financial condition and results of operations. British Columbia has a regulation in place requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by the year 2002. Chlorine dioxide is produced from sodium chlorate, which is one of the Company's pulp chemical products. The pulp and paper industry believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit and is working to change this regulation but there can be no assurance that the regulation will be changed. In the event such a regulation is implemented, the Company would seek to sell the products it manufactures at its British Columbia facility to customers in other markets. The Company is not aware of any other laws or regulations in place in North America, which would restrict the use of such products for other purposes.

Legal Proceedings

   The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

Pledge of Common Stock

   In connection with the issuance of the 12 3/8% Notes, the U.S. entities included in these financial statements have given the noteholders a second priority pledge of 100% of their common stock. In addition, the Company's non-U.S. entities have given the noteholders a first priority pledge of 65% of their common stock.

8. BUSINESS ACQUISITIONS

   On January 31, 1997, the Company acquired the AFB from Cytec. The AFB, or Sterling Fibers, recorded sales of approximately $92 million during the eight months of operations in fiscal 1997 and consists of an acrylic fibers plant located near Pensacola, Florida, and several associated marketing and research offices. Sterling Fibers is one of two acrylic fibers manufacturers in the United States. Cytec supplies acrylonitrile to Sterling Fibers through a five-year supply agreement ending in 2002. The acquisition was financed through the issuance of $81 million of debt by Chemicals, the issuance of $10 million (liquidation value) of Series A "pay in kind" mandatory redeemable preferred stock of Chemicals' parent ("Series A Preferred") to Cytec, and the sale of $10 million of Chemicals' parent common stock in a private placement. At the acquisition date, the debt and amounts related to the Series A Preferred Stock were allocated to the Company as long-term debt due to Parent and amounts related to Chemicals' parent common stock were recorded as contributed capital. The Company used the purchase method to account for the acquisition, and operating results of Sterling Fibers beginning February 1, 1997, are included with those of the Company.

   The following table presents the unaudited pro forma results of operations of the Company as if the AFB acquisition had occurred on October 1, 1995. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the AFB Acquisition been made at the beginning of the fiscal year 1996 or of results which may occur in the future (in thousands).

                                                       Pro Forma     Pro Forma
                                                     Twelve Months Twelve Months
                                                         Ended         Ended
                                                     September 30, September 30,
                                                         1997          1996
                                                     ------------- -------------
Revenues............................................   $306,756      $293,611
Net income..........................................   $  5,408      $ 17,248

                      STERLING CHEMICALS U.S. SUBSIDIARIES

9. GEOGRAPHIC INFORMATION

                                                      Year Ended September
                                                              30,
                                                     ------------------------
                                                      1998     1997     1996
                                                     -------  -------  ------
                                                     (Dollars in Thousands)
Export Sales:
 Export revenues.................................... $26,426  $37,612  $6,924
 Percentage of total revenues.......................      10%      14%      4%
Export revenues (as a percent of total exports) by
 geographical area:
 Asia...............................................      34%      64%     70%
 Europe.............................................      22%      18%     30%
 Other..............................................      44%      18%     --

10. FINANCIAL INSTRUMENTS

Foreign Exchange

   The Company enters into forward foreign exchange contracts to hedge Canadian dollar currency transactions on a continuing basis for periods consistent with its committed exposures. The forward foreign exchange contracts have varying maturities with none exceeding 18 months. The Company makes net settlements of United States dollars for Canadian dollars at rates agreed to at inception of the contracts.

   The Company enters into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The Company does not engage in currency speculation. The Company had a notional amount of approximately $54 million and $20 million of forward foreign exchange contracts outstanding to buy Canadian dollars at September 30, 1998 and 1997, respectively. The deferred loss on these forward foreign exchange contracts at September 30, 1998 and 1997 was $4.7 million and $0.3 million, respectively.

Concentration of Risk

   The Company sells its products primarily to companies involved in the fiber and pulp and paper manufacturing industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. However, letters of credit are required by the Company on many of its export sales. Historically, the Company's credit losses have been minimal.

   The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that any possible loss is minimal.

   Approximately 16% of the Company's employees are covered by union agreements. None of the Company's employees are covered by union agreements, which could expire within one year.

                      STERLING CHEMICALS U.S. SUBSIDIARIES

Investments

   It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations such as certificates of deposit, repurchase agreements, or Eurodollar deposits with domestic or foreign banks or other financial institutions. Other permitted investments include commercial paper of major United States corporations with ratings of A1 by Standard & Poor's Ratings Group or P1 by Moody's Investor Services, Inc., loan participations of major United States corporations with a short term credit rating of A1/P1 and direct obligations of the United States Government or its agencies. In addition, not more than $5 million will be invested by the Company with any single bank, financial institution, or United States corporation.

Fair Value of Financial Instruments

   The carrying amounts reflected in the consolidated balance sheet for cash, cash equivalents, and receivables approximate fair value as reported in the balance sheet due to the short maturities. Based on the Company's allocation of Chemicals' debt at September 30, 1998, the carrying value is $323.3 million, and the fair value is $295.5 million.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Sterling Pulp Chemicals, Ltd.

We have audited the accompanying balance sheets of Sterling Pulp Chemicals, Ltd. (an indirect wholly-owned subsidiary of Sterling Chemicals, Inc.) as at September 30, 1998 and 1997 and the related statements of income, changes in stockholder's equity and cash flows for each of the years ended September 30, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial positions of Sterling Pulp Chemicals, Ltd. as at September 30, 1998, 1997 and 1996, the results of its operations and its cash flows for each of the three years ended September 30, 1998, 1997 and 1996, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Chartered Accountants

Mississauga, Canada
September 17, 1999

                         STERLING PULP CHEMICALS, LTD.

                            STATEMENTS OF OPERATIONS
                          (U.S. dollars in thousands)

                                                      Year ended September 30,
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
Revenue............................................. $112,750 $130,114 $137,398
Cost of goods sold..................................   86,403   91,752   95,379
                                                     -------- -------- --------
Gross profit........................................   26,347   38,362   42,019
Selling, general and administrative expenses........   16,650   14,468   14,882
Interest and debt related expenses..................    4,997    4,122    5,716
                                                     -------- -------- --------
                                                        4,700   19,772   21,421
Provision for income taxes (Note 5).................    1,800    8,181    7,421
                                                     -------- -------- --------
Net income.......................................... $  2,900 $ 11,591 $ 14,000
                                                     ======== ======== ========



   The accompanying notes are an integral part of these financial statements.

                         STERLING PULP CHEMICALS, LTD.

                                 BALANCE SHEETS
                          (U.S. dollars in thousands)

                                                    September 30, September 30,
                                                        1998          1997
                                                    ------------- -------------
ASSETS
Current
  Cash and cash equivalents........................   $  3,426      $  5,180
  Accounts receivable (net of allowance for
   doubtful accounts of $153; 1997--$594)..........     14,015        20,051
  Due from related parties (Note 8)................        954         3,170
  Other receivables................................      1,744         5,880
  Inventories (Note 2).............................      6,660         5,547
  Prepaid expenses.................................        592           710
                                                      --------      --------
                                                        27,391        40,538
Property, plant and equipment, net (Note 3)........     80,038        92,287
Other assets.......................................      4,878           123
                                                      --------      --------
                                                      $112,307      $132,948
                                                      ========      ========
LIABILITIES
Current
  Accounts payable.................................   $ 13,400      $  7,904
  Accrued generator construction costs.............      1,175         5,590
  Other accrued liabilities........................      5,213         6,465
  Due to related parties (Note 8)..................      7,400         3,698
  Current portion of long-term debt................      5,500           --
                                                      --------      --------
                                                        32,688        23,657
Note payable (Note 4)..............................     53,122        65,043
Deferred income taxes..............................      6,509         6,870
Deferred credits and other liabilities.............      3,681         2,969
                                                      --------      --------
                                                        96,000        98,539
                                                      --------      --------
Commitments and contingencies (Note 7)
Stockholder's equity
  Common stock.....................................          1             1
  Additional paid-in capital.......................        --          7,338
  Retained earnings................................     25,296        33,062
  Accumulated currency translation adjustment......     (8,990)       (5,992)
                                                      --------      --------
                                                        16,307        34,409
                                                      --------      --------
                                                      $112,307      $132,948
                                                      ========      ========

   The accompanying notes are an integral part of these financial statements.

                         STERLING PULP CHEMICALS, LTD.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                          (U.S. dollars in thousands)

                                 Common Stock  Additional           Accumulated
                                 -------------  Paid-In   Retained  Translation
                                 Shares Amount  Capital   Earnings  Adjustment
                                 ------ ------ ---------- --------  -----------
Balance, September 30, 1995.....  --     $--    $ 36,170  $  7,471    $(4,726)
Common stock issued.............    1       1        --        --         --
Net capital contributions.......  --      --         798       --         --
Net income......................  --      --         --     14,000        --
Translation adjustment..........  --      --         --        --        (551)
                                  ---    ----   --------  --------    -------
Balance, September 30, 1996.....    1       1     36,968    21,471     (5,277)
Net capital distributions.......  --      --     (29,630)      --         --
Net income......................  --      --         --     11,591        --
Translation adjustment..........  --      --         --        --        (715)
                                  ---    ----   --------  --------    -------
Balance, September 30, 1997.....    1       1      7,338    33,062     (5,992)
Net capital distributions.......  --      --      (7,338)      --         --
Dividends.......................  --      --         --    (10,666)       --
Net income......................  --      --         --      2,900        --
Translation adjustment..........  --      --         --        --      (2,998)
                                  ---    ----   --------  --------    -------
Balance, September 30, 1998.....    1    $  1   $    --   $ 25,296    $(8,990)
                                  ===    ====   ========  ========    =======


   The accompanying notes are an integral part of these financial statements.

                         STERLING PULP CHEMICALS, LTD.

                            STATEMENTS OF CASH FLOWS
                          (U.S. dollars in thousands)

                                                   Year ended September 30,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income..................................... $  2,900  $ 11,591  $ 14,000
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization................    7,700     8,359     8,052
    Loss on disposal/write off of assets.........       70       --        236
    Write-off of debt fees.......................      --        --      1,043
    Deferred tax expense/(benefit)...............   (2,479)    5,894     7,421
    Accrued compensation and other...............      505      (170)      562
  Changes in assets/liabilities:
    Accounts receivable..........................    6,036     3,803    (4,447)
    Due from related parties.....................    2,216     1,482    (4,652)
    Other receivables............................    4,136     1,504        55
    Inventories..................................   (1,113)      434        63
    Prepaid expenses.............................      117        (1)      (34)
    Other assets--net............................      846     1,339      (410)
    Accounts payables............................    5,496    (1,336)    1,479
    Accrued generator construction costs.........   (4,414)    1,298       --
    Other accrued liabilities....................   (1,252)      869       557
    Due to related parties.......................    3,702     2,133     1,565
    Other liabilities............................   (4,240)     (814)   (1,991)
                                                  --------  --------  --------
Net cash provided by operating activities........   20,226    36,385    23,499
                                                  --------  --------  --------
Cash flows from investing activities:
  Capital expenditures...........................   (4,381)   (3,336)   (4,397)
                                                  --------  --------  --------
Cash flows from financing activities:
  Repayment of long term debt....................      --        --    (16,119)
  Contribution from parent.......................      --        --        798
  Distribution to parent.........................   (7,338)  (29,630)      --
  Dividends......................................  (10,666)      --        --
                                                  --------  --------  --------
                                                   (18,004)  (29,630)  (15,321)
                                                  --------  --------  --------
Effect of exchange rate on cash..................      405    (1,469)     (551)
                                                  --------  --------  --------
Net (Decrease) increase in cash and cash
 equivalents.....................................   (1,754)    1,950     3,230
Cash and cash equivalents, beginning of year.....    5,180     3,230       --
                                                  --------  --------  --------
Cash and cash equivalents, end of year........... $  3,426  $  5,180  $  3,230
                                                  ========  ========  ========
Supplement disclosures of cash flow information:
  Interest paid, net of interest income
   received...................................... $    (92) $ (1,076) $   (663)
  Income taxes paid.............................. $ (3,290) $ (1,983) $   (407)

   The accompanying notes are an integral part of these financial statements.

                         STERLING PULP CHEMICALS, LTD.

                       NOTES TO THE FINANCIAL STATEMENTS

                          (U.S. dollars in thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and operations

   Sterling Pulp Chemicals, Ltd. (the "Company") is a Canadian company which operates four pulp chemical facilities in Canada. These plants primarily produce sodium chlorate, a chemical used primarily to make chlorine dioxide, which in turn is used by pulp mills in the pulp bleaching process. The Company sells sodium chlorate to customers in Canada and the United States. The Company also oversees construction of large scale chlorine dioxide generators for the pulp and paper industry. The Company is a wholly-owned subsidiary of Sterling Canada, Inc. ("Parent"), which is a wholly-owned subsidiary of Sterling Chemicals, Inc. ("Chemicals").

   The financial statements of the Company are presented in accordance with generally accepted accounting principles in the United States of America ("US") and have been translated from Canadian dollars, the Company's functional currency to U.S. dollars, the reporting currency of the Parent, following the guidelines established by SFAS No. 52 "Foreign Currency Translation".

 Cash equivalents

   The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

   Inventories are stated at the lower of cost and market; cost is determined on the first-in, first-out ("FIFO") basis except for raw materials and stores and supplies, which are valued at average cost.

   The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory.

 Impairment of long-lived assets

   Impairment tests of long-lived assets are made when conditions indicate their carrying costs may not be recoverable. Such impairment tests are based on a comparison of undiscounted future cash flows or the market value of similar assets to the carrying cost of the asset. If an impairment is indicated, the asset value is written down to its estimated fair value.

 Property, plant and equipment

   Property, plant and equipment are recorded at cost. Major renewals and improvements which extend the useful lives of the equipment are capitalized, while repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying costs less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 5 to 25 years with the predominant life of the plant and equipment being 15 years.

 Income taxes

   The Company files a federal Canadian tax return as well as returns in the provinces in which it operates.

                         STERLING PULP CHEMICALS, LTD.

   Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end (the liability method).

 Revenue recognition

   The Company generates revenues through sales in the open market pursuant to short-term and long-term contracts with its customers. The Company recognizes revenue from sales as the products are shipped. Revenues associated with the constructing of chlorine dioxide generators are recognized using the percentage of completion method based on cost incurred compared to total estimated cost.

 Foreign currency translation

   The Company's functional currency is the Canadian dollar; the Parent's reporting currency is the U.S. dollar. For financial reporting purposes, assets and liabilities denominated in Canadian dollars are translated into U.S. dollars at year-end rates of exchange and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are reported as a separate component of stockholder's equity while transaction gains and losses are included in operations.

 Environmental costs

   Environmental costs are expensed unless the expenditures extend the economic useful life of the assets. Costs that extend the economic life of the assets are capitalized and depreciated over the remaining life of such assets. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.

 Disclosures about fair value of financial instruments

   In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings, accounts payable and certain accrued expenses because of the short maturities of those instruments. The fair values of long-term debt instruments are estimated based upon quoted market values (if applicable) or on the current interest rates available to the Company for debt with similar terms and remaining maturities. Considerable judgement is required in developing these estimates and, accordingly, no assurances can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

 Accounting estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

 Earnings per share

   All issued and outstanding shares of the Company are held by the Parent. Accordingly, earnings per share information is not presented.

                         STERLING PULP CHEMICALS, LTD.

 New accounting standards

   SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income and its components. SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," establishes revisions to employers' disclosure about pension and other post retirement benefit plans. Adoption of these statements in fiscal 1999 will have no effect on net income (loss).

   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Management is currently evaluating the accounting impact and disclosures required when this statement is adopted in the first quarter of fiscal 2001.

2. INVENTORIES

                                                                  September 30,
                                                                  -------------
                                                                   1998   1997
                                                                  ------ ------
   Inventories
     Finished products........................................... $3,455 $2,253
     Raw materials...............................................    253    370
                                                                  ------ ------
   Inventories at FIFO cost......................................  3,708  2,623
   Inventories under exchange agreements.........................     78   (184)
   Stores and supplies...........................................  2,874  3,108
                                                                  ------ ------
                                                                  $6,660 $5,547
                                                                  ====== ======

3. PROPERTY, PLANT AND EQUIPMENT

                                                               September 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
   Property, plant and equipment
     Land................................................... $  4,079  $  4,526
     Buildings..............................................   11,864    13,053
     Plant and equipment....................................  106,408   113,652
                                                             --------  --------
                                                              122,351   131,231
   Less accumulated depreciation............................  (42,313)  (38,944)
                                                             --------  --------
                                                             $ 80,038  $ 92,287
                                                             ========  ========

4. NOTE PAYABLE

   On August 20, 1992, the Company entered into an agreement for a $109,087 demand note facility with Sterling NRO, Ltd (Sterling NRO). Sterling NRO is also owned by the Parent and is therefore related by virtue of common control. The note has no scheduled terms of repayment and interest is calculated and payable monthly in arrears at 1 and 1/2% above the Bank of Nova Scotia prime rate. All but $5,500 of the note is classified as long-term because Chemicals has represented that no other repayments will be made in fiscal 1999. Interest expensed for the year ended September 30, 1998, 1997 and 1996 were $4,860, $4,199 and $6,257 respectively. Principal repayments for the year ended September 30, 1998, 1997 and 1996 were nil, nil and $16,119 respectively.

                         STERLING PULP CHEMICALS, LTD.

5. INCOME TAXES

   A reconciliation of federal statutory income taxes to the Company's effective tax provision follows:

                                                      Year ended September
                                                               30,
                                                      -----------------------
                                                       1998    1997    1996
                                                      ------  ------  -------
   Provision for federal income tax at the statutory
    rate............................................. $1,367  $5,798  $ 6,241
   Provincial income taxes at the statutory rate.....    563   2,672    2,786
   Federal and provincial manufacturing and
    processing tax credits...........................   (286)   (889)  (1,061)
   Other:
     Non-taxable intercorporate dividends............    --      --      (449)
     Other non-deductible (non-taxable) items........    156     600      (96)
                                                      ------  ------  -------
                                                      $1,800  $8,181  $ 7,421
                                                      ======  ======  =======

   The provisions for income taxes is composed of the following:

                                                          Year ended September
                                                                   30,
                                                          ----------------------
                                                           1998     1997   1996
                                                          -------  ------ ------
   Current federal....................................... $ 2,852  $1,489 $  --
   Deferred federal......................................  (1,611)  3,717  4,788
   Current provincial....................................   1,427     798    --
   Deferred provincial...................................    (868)  2,177  2,633
                                                          -------  ------ ------
     Total tax provision................................. $ 1,800  $8,181 $7,421
                                                          =======  ====== ======

   The components of the Company's deferred income tax assets and liabilities are summarized below:

                                                                 September 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
   Deferred tax assets
     Accrued liabilities....................................... $   299 $   337
     Accrued postretirement cost...............................     966     980
     Investment tax credits....................................   6,806  10,457
                                                                ------- -------
                                                                  8,071  11,774
                                                                ------- -------
   Deferred tax liabilities
     Property, plant and equipment.............................  14,459  18,436
     Other.....................................................     121     208
                                                                ------- -------
                                                                 14,580  18,644
                                                                ------- -------
   Net deferred tax liabilities................................ $ 6,509 $ 6,870
                                                                ======= =======

6. EMPLOYEE BENEFITS

   The Company has established the following benefit plans:

 Retirement benefit plans

   The Company has employer and employee contributory plans which cover all salaried and wage employees. The benefits under these plans are based primarily on years of service and/or employee's pay near

                         STERLING PULP CHEMICALS, LTD.

retirement. The Company's funding policy is consistent with the funding requirements of Canadian federal and provincial laws and regulations. Plan assets consist principally of common stocks and government and corporate securities.

   The components of pension expense for the years ended September 30, 1998, 1997, and 1996 were as follows:

                            Year ended September 30,
                            ----------------------------
                              1998      1997     1996
                            --------  --------  --------
   Service cost............ $    790  $    435  $  367
   Interest cost on
    projected benefit
    obligation.............    1,074     1,012     878
   Actual return on plan
    assets and
    contributions..........   (1,154)   (1,010)   (855)
   Net amortization of
    unrecognized amounts...     (122)      (57)     26
                            --------  --------  ------
                            $    588  $    380  $  416
                            ========  ========  ======

   Assumptions used in determining the projected benefit obligation and pension cost for the years were as follows:

                                                                 Year ended
                                                               September 30,
                                                               ----------------
                                                               1998  1997  1996
                                                               ----  ----  ----
   Discount rates............................................. 8.00% 8.00% 8.00%
   Rates of increase in salary compensation level............. 5.00% 5.00% 5.00%
   Expected long-term rates of return on assets............... 8.00% 8.00% 8.00%

   The funded status of the Company's pension plan as of the actuarial valuation dates of August 31, 1998 and 1997 were as follows:

                                         1998                    1997
                                ----------------------- -----------------------
                                  Assets    Accumulated   Assets    Accumulated
                                  Exceed     Benefits     Exceed     Benefits
                                Accumulated   Exceed    Accumulated   Exceed
                                 Benefits     Assets     Benefits     Assets
                                ----------- ----------- ----------- -----------
Actuarial present value of
 benefits based on service to
 date and present pay level
  Vested benefit obligation....   $(7,062)    $(1,355)    $(8,225)     $--
  Accumulated benefit
   obligation..................    (7,434)     (1,426)     (8,225)      --
  Plan assets at fair value....    11,947       1,115      14,978       --
  Plan assets in excess of
   (less than) accumulated
   benefit obligation..........     4,513        (311)      6,753       --
  Additional amounts related to
   projected salary increases..     5,626          91       5,231       --
  Plan assets more (less) than
   total projected benefit
   obligation..................    (1,113)       (402)      1,522       --
  Unrecognized net (gain) loss
   resulting from plan
   experience and changes in
   actuarial assumptions.......       852         111      (2,121)      --
  Unrecognized prior service
   cost........................       173         174         212       --
                                  -------     -------     -------      ----
Total accrued pension
 obligation....................   $   (88)    $  (117)    $  (387)     $--
                                  =======     =======     =======      ====

                         STERLING PULP CHEMICALS, LTD.

 Postretirement Benefits Other than Pensions

   The Company provides certain health care and life insurance benefits for retired employees. Employees become eligible for these benefits at normal retirement age.

   Retiree insurance plans provide health and life insurance benefits to employees who retire from the Company with ten or more years of service. All of the Company's employees are eligible for postretirement life insurance and, except for collectively bargained employees, are eligible for postretirement medical insurance. Postretirement medical insurance is a non-contributory plan. Benefit provisions for most hourly and some salaried employees are subject to collective bargaining.

   The components of postretirements benefits cost other than pensions for the years ended September 30, 1998, 1997 and 1996 were as follows:

                                                                   Year ended
                                                                 September 30,
                                                                 --------------
                                                                 1998 1997 1996
                                                                 ---- ---- ----
   Service cost................................................. $264 $208 $209
   Interest cost on projected benefit obligation................  286  202  168
                                                                 ---- ---- ----
                                                                 $550 $410 $377
                                                                 ==== ==== ====

   Actuarial assumptions used to determine costs and benefit obligations for postretirement benefit plans other than pensions include an average discount rate of 7.5% and an average rate of future increases in benefit compensation of 5.5%. The assumed composite rate of future increases in per capita cost of health care benefits (health care cost trend rate) was 11% for fiscal 1998, exclusive of demographic changes, decreasing to 6% by the year 2003. These trend rates reflect current cost performance and the Company's expectation that future rates will decline. Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation by $231 and would increase annual aggregate service and interest cost by $34.

   The following sets forth the plans funded status reconciled with amounts reported in the Company's consolidated balance sheet at September 30, 1998 and 1997.

                                                                September 30,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
   Retirees................................................... $   504  $   176
   Fully eligible active plan participants....................     885      725
   Other active plan participants.............................   2,969    2,094
                                                               -------  -------
   Total accrued postretirement benefit liability.............   4,358    2,995
   Unrecognized loss..........................................  (2,759)  (2,647)
                                                               -------  -------
   Accrued postretirement benefit liability................... $ 1,599  $   348
                                                               =======  =======

 Profit Sharing Plans

   The Company established profit sharing plans for the benefit of salaried and hourly employees meeting certain eligibility requirements. The Company distributes a specified percentage of its earnings before interest, taxes, depreciation and amortization above a specified level to eligible employees on a quarterly basis. The amount of each eligible employee's quarterly distribution is related to a specified percentage of each such employee's base salary or wages, with the percentage determined by the employee's position in the Company. The profit sharing for each of the fiscal year ended September 30, 1998, 1997 and 1996 was nil.

                         STERLING PULP CHEMICALS, LTD.

 Phantom Stock Plan

   The Company introduced a phantom stock option plan to all eligible full-time Canadian employees. The effective date of the plan was August 21, 1996. At the end of each plan year, the plan administrator establishes a "determined percentage" for the preceding plan year. This percentage is then multiplied by each participant's compensation for the plan year to determine the award amount. The award amount is then divided by the fair market value of one share of the common stock of Sterling Chemicals Holdings, Inc. ("Holdings"), as of December 31 of that plan year, to determine the number of rights to be credited to participants. Upon termination of employment, the benefit amount becomes payable to the participant. The benefit amount will be the number of vested rights in the participant's account, multiplied by the fair market value of one share of common stock of Holdings as of the most recent valuation date.

   The Company has recorded an expense of $238, $346, and $nil related to the phantom stock plan for the years ended September 30, 1998, 1997 and 1996.

7. COMMITMENTS AND CONTINGENCIES

 Lease commitments

   The Company has entered into various long-term noncancellable rail car operating leases. Future minimum lease commitments are as follows: fiscal 1999--$3,777, fiscal 2000--$3,385, fiscal 2001--$3,211, fiscal 2002--$3,211, fiscal 2003--$3,175 and thereafter--$5,344.

 Environmental and safety matters

   The Company's operations are subject to extensive federal, provincial and local environmental regulations. The Company may incur significant expenditures in order to comply with environmental regulations.

   While the Company believes that its business operations and facilities generally are operated in compliance with all material aspects of applicable environmental and health and safety laws, regulations, and disclosure requirements, there can be no assurance that past practices and future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees and the public. Some risk of environmental costs and liabilities is inherent in the operations and products of the Company, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages.

   Any significant ban on all chlorine containing compounds could have a materially adverse effect on the Company's financial condition and results of operations. British Columbia has a regulation in place requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by the year 2002. Chlorine dioxide is produced from sodium chlorate, which is the Company's primary pulp chemical product. The pulp and paper industry believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit and is working to change this regulation but there can be no assurance that the regulation will be changed. In the event such a regulation is implemented, the Company would seek to sell the products it manufactures at its British Columbia facility to customers in other markets. The Company is not aware of any other laws or regulations in place in North America, which would restrict the use of such products for other purposes.

                         STERLING PULP CHEMICALS, LTD.

 Legal proceedings

   The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

 Pledge of common stock

   In connection with a 1999 issuance of senior secured notes by Chemicals, Chemicals has given the noteholders a first priority pledge of 65% of the Company's common stock.

8. RELATED PARTY TRANSACTIONS

   In the normal course of operations of the Company the following represents significant transactions with related parties for the years ended September 30, 1998, 1997 and 1996:

                                                           Year ended September
                                                                   30,
                                                           --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
   Chemicals
     Management fees...................................... $  795 $  848 $  795
   Parent
     Services, marketing and R&D revenue.................. $  833 $  617 $  414
   Commonly controlled companies
     Sale of goods........................................ $4,867 $  347 $  --
     Purchase of goods.................................... $4,580 $  --  $  --
     Supply agreement revenue............................. $  --  $  585 $1,402
     Administration fee revenue........................... $  323 $  361 $  --
     Interest expense..................................... $4,860 $4,199 $6,257

   The amounts due from and to related parties for the years ended September 30, 1998 and 1997 are as follows:

                                                                  September 30,
                                                                  -------------
                                                                   1998   1997
                                                                  ------ ------
   Due from related parties
     Parent......................................................    305    --
     Commonly controlled companies...............................    649  3,170
                                                                  ------ ------
                                                                  $  954 $3,170
                                                                  ------ ------
   Due to related parties
     Holdings.................................................... $  128 $  364
     Commonly controlled companies...............................  7,272  3,334
                                                                  ------ ------
                                                                  $7,400 $3,698
                                                                  ====== ======

9. EXPORT SALES

   The Company is engaged in the sale of products for export into the United States. These were primarily sodium chlorate sales and were 46%, 41% and 46% of revenues for 1998, 1997 and 1996, respectively.

                         STERLING PULP CHEMICALS, LTD.

10. FINANCIAL INSTRUMENTS

 Forward exchange contracts

   The Company enters into forward exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposures. The Company does not engage in currency speculation. The effect of this practice is to minimize on a rolling basis the impact of foreign exchange rate movements on the Company's operating results. As of September 30, 1998, 1997 and 1996, the Company had a notional amount of approximately $54,000, $20,200, and $21,800 respectively of forward foreign exchange contracts outstanding to buy Canadian dollars. The Company makes net settlements of Canadian dollars for U.S. dollars at maturity, at rates agreed to at inception of the contracts. The deferred gain (loss) on these forward foreign exchange contracts at September 30, 1998, 1997 and 1996 were ($4,671), ($285) and $310, respectively.

 Fair value of financial instruments

   The fair value approximated the carrying value of financial instruments included in current assets and current liabilities on the balance sheet at September 30, 1998 due to the short maturities. The fair value of the notes payable on the balance sheet at September 30, 1998 approximated their carrying value, as the interest rate fluctuates with changes in market rates.

 Concentrations of credit risk

   The Company sells its products primarily to companies involved in the pulp manufacturing industry. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable.

   The Company maintains cash deposits with major banks which from time to time may exceed federally insured limits. Management periodically assesses the financial condition of the institutions and believes that any possible credit loss is minimal.

   Approximately 50% of the Company's employees are covered by union agreements. None of the Company's employees are covered by union agreements which could expire within one year.

                            Sterling Chemicals, Inc.

                        Offer to Exchange 12 3/8% Senior
                        Secured Notes Due 2006, Series B
                        For All Existing 12 3/8% Senior
                        Secured Notes Due 2006, Series A

                               ----------------

                                   PROSPECTUS

                               ----------------

                                        , 1999

--------------------------------------------------------------------------------
   No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Sterling Chemicals, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Sterling Chemicals, Inc. since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

   Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145 further provides: (1) that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) of
Section 145 in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; (2) that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; (3) that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person's heirs, executors, and administrators; and (4) empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

   Article VII of Sterling's Certificate of Incorporation states that:

     "No director (including any advisory director) of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

   Article VIII of Sterling's Certificate of Incorporation and Article VI of Sterling's Bylaws further provide that Sterling shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to such provision, Sterling has entered into agreements with its officers and directors which provide for indemnification of such persons.

ITEM 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number                           Description of Exhibit
 -------                          ----------------------
    2.1    --Amended and Restated Agreement and Plan of Merger between STX
            Acquisition Corp. and Sterling Chemicals, Inc. dated as of April
            24, 1996, incorporated by reference from the Company's Current
            Report on Form 8-K dated April 24, 1996, as amended by Form 8-K/A.
    3.1    --Certificate of Incorporation of Sterling Chemicals, Inc., as
            amended, incorporated by reference from Exhibit 3.2 to the
            Company's Annual Report on Form 10-K for the fiscal year ended
            September 30, 1996.
 ** 3.2    --Restated Bylaws of Sterling Chemicals, Inc., as amended through, and effective on, September 18, 1996.
    4.1    --Indenture dated as of August 15, 1996 between Sterling Chemicals
            Holdings, Inc. and Fleet National Bank governing the 13 1/2% Senior
            Secured Discount Notes Due 2008 of Sterling Chemicals Holdings,
            Inc., incorporated by reference from Exhibit 4.5 to the
            Registration Statement on Form S-1 of STX Acquisition Corp. and STX
            Chemicals Corp. (Registration No. 333-04343).
    4.1(a) --First Supplemental Indenture dated October 1, 1997 governing the
            13 1/2% Senior Secured Discount Notes Due 2008 of the Company,
            incorporated by reference from Exhibit 4.2 to the Company's
            Quarterly Report on Form 10-Q for the quarterly period ended March
            31, 1998.
    4.1(b) --Second Supplemental Indenture dated March 16, 1998 governing the
            13 1/2% Senior Secured Discount Notes Due 2008 of Sterling
            Chemicals Holdings, Inc., incorporated by reference from Exhibit
            4.3 to the Company's Quarterly Report on Form 10-Q for the
            quarterly period ended March 31, 1998.
    4.2    --Indenture dated as of August 15, 1996 between Sterling Chemicals,
            Inc. and Fleet National Bank governing the 11 3/4% Senior
            Subordinated Notes Due 2006 of Sterling Chemicals, Inc.,
            incorporated by reference from Exhibit 4.7 to the Registration
            Statement on Form S-1 of STX Acquisition Corp. and STX Chemicals
            Corp. (Registration No. 333-04343).
    4.2(a) --First Supplemental Indenture dated October 1, 1997 governing the
            11 3/4% Senior Subordinated Notes Due 2006 of Sterling Chemicals,
            Inc., incorporated by reference from Exhibit 4.4 to the Company's
            Quarterly Report on Form 10-Q for the quarterly period ended March
            31, 1998.
    4.2(b) --Second Supplemental Indenture dated March 16, 1998 governing the
            11 3/4% Senior Subordinated Notes Due 2006 of Sterling Chemicals,
            Inc., incorporated by reference from Exhibit 4.5 to the Company's
            Quarterly Report on Form 10-Q for the quarterly period ended March
            31, 1998.
    4.3    --Indenture dated as of April 7, 1997 between Sterling Chemicals,
            Inc. and Fleet National Bank governing the 11 1/4% Senior
            Subordinated Notes due 2007 of Sterling Chemicals, Inc.,
            incorporated by reference from Exhibit 4.1 to the Company's
            Quarterly Report on Form 10-Q for the quarterly period ended March
            31, 1997.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  4.3(a) --First Supplemental Indenture dated March 16, 1998 governing the 11
          1/4% Senior Subordinated Notes due 2007 of Sterling Chemicals, Inc.,
          incorporated by reference from Exhibit 4.6 to the Company's Quarterly
          Report on Form 10-Q for the quarterly period ended March 31, 1998.
  4.4    --Indenture dated as of July 23, 1999 among Sterling Chemicals, Inc., as Issuer, Sterling Canada, Inc., Sterling Chemicals Energy, Inc.,
          Sterling Chemicals International, Inc., Sterling Fibers, Inc.,
          Sterling Pulp Chemicals US, Inc. and Sterling Pulp Chemicals, Inc.,
          as Guarantors, and Harris Trust Company of New York, as Trustee,
          incorporated by reference from Exhibit 4.9 to the Company's Quarterly
          Report on Form 10-Q for the quarterly period ended June 30, 1999.
  4.5    --Second Deed of Trust, Assignment of Leases and Rents, Security
          Agreement and Fixture Filing dated as of July 23, 1999 by Sterling
          Chemicals, Inc., Trustor, to John Dorris, Trustee for the benefit of
          Harris Trust Company of New York, Beneficiary, incorporated by reference from Exhibit 4.10 to the Company's Quarterly Report on Form
          10-Q for the quarterly period ended June 30, 1999.
  4.6    --Second Mortgage, Assignment of Leases and Rents, Security Agreement
          and Fixture Filing dated as of July 23, 1999 between Sterling Fibers,
          Inc., Mortgagor, and The CIT Group/Business Credit, Inc., Mortgagee,
          incorporated by reference from Exhibit 4.11 to the Company's
          Quarterly Report on Form 10-Q for the quarterly period ended June 30,
          1999.
  4.7    --Second Leasehold Deed to Secure Debt, Assignment and Security
          Agreement dated as of July 23, 1999 by Sterling Pulp Chemicals, Inc.,
          Grantor, to Harris Trust Company of New York, as Collateral Agent,
          and U.S. Bank Trust National Association, as Georgia co-agent, incorporated by reference from Exhibit 4.12 to the Company's
          Quarterly Report on Form 10-Q for the quarterly period ended June 30,
          1999.
  4.8    --Security Agreement dated as of July 23, 1999 among Sterling
          Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals,
          Inc., Sterling Pulp Chemicals US, Inc., Sterling Fibers, Inc.,
          Sterling Chemicals Energy, Inc. and Sterling Chemicals International,
          Inc., as Assignors, and Harris Trust Company of New York, as
          Collateral Agent, incorporated by reference from Exhibit 4.13 to the
          Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
  4.9    --Stock Pledge and Security Agreement dated as of July 23, 1999 among
          Sterling Chemicals, Inc., Sterling Canada, Inc. and Sterling Pulp
          Chemicals US, Inc., as Pledgors, and Harris Trust Company of New
          York, as Collateral Agent, incorporated by reference from Exhibit
          4.14 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
  4.10   --Stock Pledge and Security Agreement dated as of July 23, 1999 among
          Sterling Chemicals, Inc. and Sterling Canada, Inc., as Pledgors, and
          Harris Trust Company of New York, as Collateral Agent, incorporated by reference from Exhibit 4.15 to the Company's Quarterly Report on
          Form 10-Q for the quarterly period ended June 30, 1999.
  4.11   --A/B Exchange Registration Rights Agreement dated as of July 23, 1999 among Sterling Chemicals, Inc., as the Company, Sterling Canada,
          Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals,
          Inc., Sterling Fibers, Inc., Sterling Chemicals Energy, Inc. and
          Sterling Chemicals International, Inc., as Guarantors, and Donaldson,
          Lufkin & Jenrette Securities Corporation and Credit Suisse First
          Boston Corporation, as Initial Purchasers, incorporated by reference from Exhibit 4.16 to the Company's Quarterly Report on Form 10-Q for
          the quarterly period ended
          June 30, 1999.
  4.12   --Senior Debt Intercreditor Agreement dated as of July 23, 199 among
          Harris Trust Company of New York, as Trustee, The CIT Group/Business
          Credit, Inc., as Administrative Agent, and Sterling Chemicals, Inc.,
          incorporated by reference from Exhibit 4.17 to the Company's
          Quarterly Report on Form 10-Q for the quarterly period ended June 30,
          1999.

 Exhibit
 Number                           Description of Exhibit
 -------                          ----------------------
  4.13    --Sterling Chemicals Holdings, Inc. Stockholders Agreement dated effective as of August 21, 1996, incorporated by reference from
           Exhibit 4.10 to the Registration Statement on Form S-1 of STX
           Acquisition Corp. and STX Chemicals Corp. (Registration No. 333-
           04343).
  4.13(a) --First Amendment to Sterling Chemicals Holdings, Inc. Stockholders
           Agreement dated effective as of December 31, 1997, incorporated by reference from Exhibit 4.7 to the Company's Quarterly Report on Form
           10-Q for the quarterly period ended March 31, 1998.
  4.13(b) --Second Amendment to Sterling Chemicals Holdings, Inc. Stockholders
           Agreement dated effective as of May 1, 1998, incorporated by reference from Exhibit 4.9(b) to the Company's Annual Report on Form
           10-K for the fiscal year ended September 30, 1998.
  4.14    --Third Amended and Restated Voting Agreement dated as of February 1,
           1999, incorporated by reference from Exhibit 4.1 to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended March
           31, 1999.
  4.15    --Tag-Along Agreement dated as of August 21, 1996 incorporated by reference from Exhibit 4.13 to the Registration Statement on Form S-
           1 of STX Acquisition Corp. and STX Chemicals Corp. (Registration No.
           333-04343).
  4.16    --Intercreditor Agreement dated as of August 21, 1996 between Texas
           Commerce Bank National Association and Fleet National Bank,
           incorporated by reference from Exhibit 4.14 to the Registration
           Statement on Form S-1 of STX Acquisition Corp. and STX Chemicals
           Corp. (Registration No.333-04343).
  4.17    --Amendment of Intercreditor Agreement dated as of July 23, 1999, among Sterling Chemicals Holdings, Inc., Chase Bank of Texas, N.A.
           (formerly known as Texas Commerce Bank National Association), as
           Administrative Agent, and State Street Bank And Trust Company, as
           Trustee, incorporated by reference from Exhibit 4.18 to the
           Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
  4.18    --Revolving Credit Agreement dated as of July 23, 1999 among Sterling
           Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp Chemicals US,
           Inc., Sterling Pulp Chemicals, Inc., Sterling Fibers, Inc., Sterling
           Chemicals Energy, Inc. and Sterling Chemicals International, Inc.,
           as the Borrowers, The CIT Group/Business Credit, Inc., as the
           Administrative Agent, Credit Suisse First Boston, as the
           Documentation Agent, DLJ Capital Funding, Inc., as the Syndication
           Agent, and various financial institutions, as the Lenders, incorporated by reference from Exhibit 4.1 to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended June
           30, 1999.
  4.19    --Deed of Trust, Assignment of Leases and Rents, Security Agreement
           and Fixture Filing dated as of July 23, 1999 by Sterling Chemicals,
           Inc., Trustor, to Linda H. Earle, Trustee for the benefit of The CIT
           Group/Business Credit, Inc., as Administrative and Collateral Agent,
           Beneficiary, incorporated by reference from Exhibit 4.2 to the
           Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
  4.20    --Mortgage, Assignment of Leases and Rents, Security Agreement and
           Fixture Filing dated as of July 23, 1999 by Sterling Fibers, Inc.,
           Mortgagor, to The CIT Group/Business Credit, Inc., Mortgagee,
           incorporated by reference from Exhibit 4.3 to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended June
           30, 1999.
  4.21    --Leasehold Deed to Secure Debt, Assignment and Security Agreement
           dated as of July 23, 1999 by Sterling Pulp Chemicals, Inc. to The
           CIT Group/Business Credit, Inc., as Administrative Agent, and U.S.
           Bank Trust National Association, as Georgia co-agent, incorporated by reference from Exhibit 4.4 to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended June 30, 1999.

  Exhibit
  Number                          Description of Exhibit
  -------                         ----------------------
    4.22   --Fixed Assets Security Agreement dated as of July 23, 1999 among
            Sterling Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp
            Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Fibers,
            Inc., Sterling Chemicals Energy, Inc. and Sterling Chemicals
            International, Inc., as the Grantors, and The CIT Group/Business
            Credit, Inc., as Administrative Agent for each of the Fixed Assets
            Secured Parties, incorporated by reference from Exhibit 4.5 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
    4.23   --Current Assets Security Agreement dated as of July 23, 1999 among
            Sterling Chemicals, Inc., Sterling Canada, Inc., Sterling Pulp
            Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Fibers,
            Inc., Sterling Chemicals Energy, Inc. and Sterling Chemicals
            International, Inc., as the Grantors, and The CIT Group/Business
            Credit, Inc., as Administrative Agent for each of the Current
            Assets Secured Parties, incorporated by reference from Exhibit 4.6 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
    4.24   --Parent Pledge Agreement dated as of July 23, 1999 between Sterling
            Chemicals Holdings, Inc. and The CIT Group/Business Credit, Inc.,
            as Administrative Agent for each of the Fixed Assets Secured
            Parties, incorporated by reference from Exhibit 4.7 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
    4.25   --Obligor Pledge Agreement dated as of July 23, 1999 among Sterling
            Chemicals, Inc., Sterling Canada, Inc. and Sterling Pulp Chemicals
            US, Inc., as the Pledgors, and The CIT Group/Business Credit, Inc.,
            as Administrative Agent for each of the Fixed Assets Secured
            Parties, incorporated by reference from Exhibit 4.8 to the
            Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.
 ** 5.1    --Opinion of Andrews & Kurth L.L.P.
   10.1    --Asset Purchase Agreement, dated December 23, 1996, among Sterling
            Fibers, Inc., Sterling Chemicals, Inc., Sterling Chemicals
            Holdings, Inc., Cytec Acrylic Fibers Inc., Cytec Technology Corp.,
            and Cytec Industries Inc., incorporated by reference from Exhibit
            10.1 to the Company's Quarterly Report on Form 10-Q for the
            quarterly period ended December 31, 1996.
   10.2    --Conditional Performance Guaranty dated as of August 20, 1992, by
            Albright & Wilson, Ltd. in favor of Sterling Pulp Chemicals, Ltd.,
            Sterling Canada, Inc. and the Indemnities identified in Section
            10.2 of the Purchase Agreement, incorporated by reference from
            Exhibit 10.38 to the Company's Current Report on Form 8-K dated
            September 3, 1992.
   10.3    --Performance Guaranty dated as of August 20, 1992, by the Company in favor of Tenneco Canada Inc., Rio Linda Chemical Co., Albright &
            Wilson Americas, Inc. and the Indemnities identified in Section
            10.3 of the Purchase Agreement, incorporated by reference from
            Exhibit 10.39 to the Company's Current Report on Form 8-K dated
            September 3, 1992.
   10.4    --Sterling Chemicals, Inc. Salaried Employees' Pension Plan
            (Restated as of October 1, 1993), incorporated by reference from
            Exhibit 10.6 to the Company's Annual Report on Form 10-K for the
            fiscal year ended September 30, 1993.
   10.4(a) --Supplement to the Sterling Chemicals, Inc. Salaried Employee's
            Pension Plan (Restated as of January 1, 1994), incorporated by reference from Exhibit 10.6(a) to the Company's Annual Report on
            Form 10-K for the fiscal year ended September 30, 1994.
   10.4(b) --First and Second Amendments to the Sterling Chemicals, Inc.
            Salaried Employees' Pension Plan dated April 27, 1994 and September
            23, 1994, respectively, incorporated by reference from
            Exhibit 10.6(b) to the Company's Annual Report on Form 10-K for the
            fiscal year ended September 30, 1994.
   10.5    --Sterling Chemicals, Inc. Hourly Paid Employees' Pension Plan
            (Restated as of October 1, 1993), incorporated by reference from
            Exhibit 10.8 to the Company's Annual Report on Form 10-K for the
            fiscal year ended September 30, 1993.

 Exhibit
 Number                           Description of Exhibit
 -------                          ----------------------
  10.5(a) --Supplement to the Sterling Chemicals, Inc. Hourly Paid Employee's
           Pension Plan (Restated as of January 1, 1994), incorporated by reference from Exhibit 10.8(a) to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1994.
  10.5(b) --First Amendment to the Sterling Chemicals, Inc. Hourly Paid
           Employees' Pension Plan dated April 27, 1994, incorporated by reference from Exhibit 10.8(b) to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1994.
  10.5(c) --Sterling Chemicals, Inc. Amended and Restated Hourly Paid
           Employees' Pension Plan (Effective as of May 1, 1996), incorporated by reference from Exhibit 10.3(c) to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1996.
  10.6    --Sterling Chemicals, Inc. Amended and Restated Savings and
           Investment Plan, incorporated by reference from Exhibit 10.10 to the
           Company's Annual Report on Form 10-K for the fiscal year ended
           September 30, 1993.
  10.6(a) --Supplements to the Sterling Chemicals, Inc. Savings and Investment
           Plan for Hourly Paid Employees and Salaried Employees, incorporated by reference from Exhibit 10.10(a) to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1994.
  10.6(b) --First and Second Amendments to the Sterling Chemicals, Inc. Amended
           and Restated Savings and Investment Plan dated April 27, 1994 and
           October 26, 1994, respectively, incorporated by reference from
           Exhibit 10.10(b) to the Company's Annual Report on Form 10-K for the
           fiscal year ended September 30, 1994.
  10.7    --Sterling Chemicals, Inc. Pension Benefit Equalization Plan,
           incorporated by reference from
           Exhibit 10.10 to the Company's Registration Statement on Form S-1
           (Registration No. 33-24020).
  10.8    --Sterling Chemicals Employee Stock Ownership Plan (ESOP),
           incorporated by reference from Exhibit 10.6 to the Company's Annual
           Report on Form 10-K for the fiscal year ended
           September 30, 1996.
  10.9    --Sterling Chemicals, Inc. Amended and Restated Supplemental Employee
           Retirement Plan, incorporated by reference from Exhibit 10.34 to the
           Company's Annual Report on Form 10-K for the fiscal year ended
           September 30, 1989 (Commission File Number 1-10059).
  10.10   --Sterling Chemicals, Inc. Deferred Compensation Plan, incorporated by reference from Exhibit 10.35 to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1989 (Commission
           File Number 1-10059).
  10.11   --Sterling Chemicals Holdings, Inc. Omnibus Stock Awards and
           Incentive Plan effective April 23, 1997, as amended, incorporated by reference from Exhibit 10.1 to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended March 31, 1998.
  10.12   --Form of Indemnity Agreement executed between the Company and each of its officers and directors, incorporated by reference from
           Exhibit 10.17 to the Company's Annual Report on Form 10-K for the
           fiscal year ended September 30, 1996.
  10.13   --Form of Indemnity Agreement executed between the Company and each of its officers and directors prior to the Merger, incorporated by reference from Exhibit 10.30 to the Company's Annual Report on Form
           10-K for the fiscal year ended September 30, 1994.
 +10.14   --Styrene Monomer Conversion Contract dated November 3, 1995, between
           Monsanto Company (subsequently assigned to Bayer Corporation, a subsidiary of Bayer AG) and the Company, incorporated by reference from Exhibit 10.13 to the Company's Annual Report on Form 10-K for
           the fiscal year ended September 30, 1995.
 +10.15   --Amended and Restated Production Agreement dated March 31, 1998, between BP Chemicals, Inc. and Sterling Chemicals, Inc.,
           incorporated by reference from Exhibit 10.2 to the Company's
           Quarterly Report on Form 10-Q for the quarterly period ended March
           31, 1998.

  Exhibit
   Number                          Description of Exhibit
  -------                          ----------------------
  +10.16    --Second Amended and Restated Production Agreement dated effective as of August 1, 1996, between BP Chemicals Inc. and Sterling
             Chemicals, Inc., incorporated by reference from Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.
  +10.17    --Agreement dated May 2, 1988, between E.I. du Pont de Nemours and
             Company and the Company, incorporated by reference from Exhibit
             10.22 to the Company's Registration Statement on Form S-1
             (Registration No. 33-24020).
  +10.18    --Amended and Restated Product Sales Agreement dated January 1,
             1997, between BASF Corporation and the Company, incorporated by referenced from Exhibit 10.11 to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1997.
   10.19    --License Agreement dated August 1, 1986, between Monsanto Company and the Company, incorporated by reference from Exhibit 10.25 to the Company's Registration Statement on
             Form S-1 (Registration No. 33-24020).
  +10.20    --Methanol Production Agreement between BP Chemicals Inc. and
             Sterling Chemicals, Inc. dated September 26, 1996, incorporated by reference from Exhibit 10.33 to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30, 1996.
  +10.21    --Sales and Purchase Agreement dated April 1, 1994, between BP
             Chemicals Ltd. and the Company, incorporated by reference from
             Exhibit 10.48 to the Company's Annual Report on Form 10-K for the
             fiscal year ended September 30, 1994.
  +10.22    --Joint Venture Agreement dated March 31, 1998, between Sterling
             Chemicals, Inc. and BP Chemicals, Inc., incorporated by reference from Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q
             for the quarterly period ended March 31, 1998.
  +10.22(a) --First Amendment to Joint Venture Agreement dated effective as of
             March 31, 1998 between Sterling Chemicals, Inc. and BP Chemicals
             Inc., incorporated by reference from Exhibit 10.26(a) to the
             Company's Annual Report on Form 10-K for the fiscal year ended
             September 30, 1998.
 **10.23    --Articles of Agreement between Sterling Chemicals, Inc., its successors and assigns, and Texas City, Texas Metal Trades
             Council, AFL-CIO Texas City, Texas, December 18, 1998 to May 1,
             2002.
   10.24    --Agreement between Sterling Pulp Chemicals Ltd., North Vancouver,
             British Columbia, and Pulp, Paper and Woodworkers of Canada Local
             5 British Columbia effective December 1, 1994 to November 30,
             1998, incorporated by reference from Exhibit 10.50 to the
             Company's Annual Report on Form 10-K for the fiscal year ended
             September 30, 1994.
   10.25    --Employment Agreement dated as of March 16, 1998 between Peter W.
             De Leeuw and the Company , incorporated by reference from Exhibit
             10.27 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.
   10.26    --Employment Agreement dated as of January 19, 1998 between Gary M.
             Spitz and the Company, incorporated by reference from Exhibit
             10.28 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.
   10.27    --Standby Purchase Agreement dated as of December 15, 1998 between
             Sterling Chemicals Holdings, Inc. and Frank P. Diassi,
             incorporated by reference from Exhibit 10.29 to the Company's
             Annual Report on Form 10-K for the fiscal year ended September 30,
             1998.
   10.28    --Standby Purchase Agreement dated as of December 15, 1998 between
             Sterling Chemicals Holdings, Inc. and Frank J. Hevrdejs,
             incorporated by reference from Exhibit 10.30 to the Company's
             Annual Report on Form 10-K for the fiscal year ended September 30,
             1998.

 Exhibit
 Number                         Description of Exhibit
 -------                        ----------------------
   10.29 --Standby Purchase Agreement dated as of December 15, 1998 between
          Sterling Chemicals Holdings, Inc. and Koch Capital Services, Inc.,
          incorporated by reference from Exhibit 10.31 to the Company's
          Annual Report on Form 10-K for the fiscal year ended September 30,
          1998.
   11.1  --Earnings Per Share Calculation, incorporated by reference from
          Exhibit 11.1 to the Company's Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1999.
 **12.1  --Ratio of Earnings to Fixed Charges.
   21.1  --Subsidiaries of Sterling Chemicals Holdings, Inc., incorporated by reference from Exhibit 21.1 to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1998.
 **23.1  --Consent of Deloitte & Touche LLP.
 **23.2  --Consent of Deloitte & Touche LLP.
   23.3  --Consent of Andrews & Kurth LLP (included in Exhibit 5.1).
 **25.1  --Statement of Eligibility of Harris Trust Company of New York,
          Trustee on Form T-1.
 **99.1  --Form of Letter of Transmittal.
 **99.2  --Form of Notice of Guranteed Delivery.

--------
** Filed herewith.
+ Confidential treatment has been requested with respect to portions of this Exhibit, and such request has been granted.

(b) Reports on Form 8-K

   On July 15, 1999, the Company filed a Current Report on Form 8-K, reporting under Items 5 and 7.

ITEM 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 21, 1999.

                                          STERLING CHEMICALS, INC.

                                          By:     /s/ Peter W. De Leeuw
                                             ----------------------------------
                                                    Peter W. De Leeuw
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Sterling Chemicals, Inc., hereby constitutes and appoints Gary M. Spitz and David G. Elkins (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his or her behalf and in his name, place, and stead, in any and all capacities, to sign, execute, and file this Registration Statement under the Securities Act, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 21, 1999.

               Signature                           Title

          /s/ Frank P. Diassi             Chairman of the Board of Directors
----------------------------------------
            Frank P. Diassi

         /s/ Peter W. De Leeuw            President, Chief Executive Officer,
----------------------------------------   and Director (Principal Executive
           Peter W. De Leeuw               Officer)

           /s/ Gary M. Spitz              Vice President--Finance and Chief
----------------------------------------   Financial Officer (Principal
             Gary M. Spitz                 Financial Officer)

          /s/ Paul Vanderhoven            Controller (Principal Accounting
----------------------------------------   Officer)
            Paul Vanderhoven

               Signature                           Title

          /s/ Robert W. Roten             Vice Chairman of the Board of
----------------------------------------   Directors
            Robert W. Roten

         /s/ Frank J. Hevrdejs            Director
----------------------------------------
           Frank J. Hevrdejs

          /s/ T. Hunter Nelson            Director
----------------------------------------
            T. Hunter Nelson

           /s/ John L. Garcia             Director
----------------------------------------
             John L. Garcia

          /s/ Allen R. Dragone            Director
----------------------------------------
            Allen R. Dragone

         /s/ George J. Damiris            Director
----------------------------------------
           George J. Damiris

            /s/ Rolf H. Towe              Director
----------------------------------------
              Rolf H. Towe

         /s/ William A. McMinn            Director
----------------------------------------
           William A. McMinn

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrants set forth below have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on September 21, 1999.

                                          STERLING CANADA, INC.
                                          STERLING CHEMICALS ENERGY, INC.
                                          STERLING CHEMICALS INTERNATIONAL, INC.

                                          By:     /s/ Peter W. De Leeuw
                                             ----------------------------------
                                                    Peter W. De Leeuw
                                             President of each of the above
                                                     listed companies

                                          STERLING FIBERS, INC.

                                          By:     /s/ Paul K. Saunders
                                             ----------------------------------
                                                    Paul K. Saunders
                                              President of the above listed
                                                         company

                                          STERLING PULP CHEMICALS US, INC.
                                          STERLING PULP CHEMICALS, INC.

                                          By:     /s/ Richard K. Crump
                                             ----------------------------------
                                                    Richard K. Crump
                                             President of each of the above
                                                     listed companies

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary M. Spitz and David G. Elkins (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place, and stead, in any and all capacities, to sign, execute, and file this registration statement under the Securities Act, and any and all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 21, 1999.


               Signature                           Title

STERLING CANADA, INC.

          /s/ Frank P. Diassi             Chairman of the Board of Directors
----------------------------------------
            Frank P. Diassi

         /s/ Peter W. De Leeuw            President and Director (Principal
----------------------------------------   Executive Officer)
           Peter W. De Leeuw

           /s/ Gary M. Spitz              Vice-President--Finance and Director
----------------------------------------   (Principal Financial and Accounting
             Gary M. Spitz                 Officer)

          /s/ Richard K. Crump            Director
----------------------------------------
            Richard K. Crump

STERLING CHEMICALS ENERGY, INC.

          /s/ Richard K. Crump            Chairman of the Board of Directors
----------------------------------------   and Vice President
            Richard K. Crump

         /s/ Peter W. De Leeuw            President (Principal Executive
----------------------------------------   Officer)
           Peter W. De Leeuw

           /s/ Gary M. Spitz              Vice President and Director
----------------------------------------   (Principal Financial and Accounting
             Gary M. Spitz                 Officer)

          /s/ David G. Elkins             Secretary and Director
----------------------------------------
            David G. Elkins

STERLING CHEMICALS INTERNATIONAL, INC.

          /s/ Frank P. Diassi             Chairman of the Board of Directors
----------------------------------------
            Frank P. Diassi

         /s/ Peter W. De Leeuw            President and Director (Principal
----------------------------------------   Executive Director)
           Peter W. De Leeuw

           /s/ Gary M. Spitz              Vice President and Director
----------------------------------------   (Principal Financial and Accounting
             Gary M. Spitz                 Officer)

          /s/ Richard K. Crump            Vice President and Director
----------------------------------------
            Richard K. Crump

STERLING FIBERS, INC.

          /s/ Frank P. Diassi             Chairman of the Board of Directors
----------------------------------------
            Frank P. Diassi

          /s/ Paul K. Saunders            President (Principal Executive
----------------------------------------   Officer)
            Paul K. Saunders

           /s/ Gary M. Spitz              Vice President (Principal Financial
----------------------------------------   and Accounting Officer)
             Gary M. Spitz

         /s/ Peter W. De Leeuw             Director
----------------------------------------
           Peter W. De Leeuw

          /s/ Richard K. Crump            Vice President and Director
----------------------------------------
            Richard K. Crump

STERLING PULP CHEMICALS US, INC.


         /s/ Peter W. De Leeuw            Chairman of the Board of Directors
----------------------------------------
           Peter W. De Leeuw

          /s/ Richard K. Crump            President and Director (Principal
----------------------------------------   Executive Officer)
            Richard K. Crump

           /s/ Gary M. Spitz              Vice President--Finance (Principal
----------------------------------------   Financial and Accounting Officer)
             Gary M. Spitz

STERLING PULP CHEMICALS, INC.

         /s/ Peter W. De Leeuw             Chairman of the Board of Directors
----------------------------------------
           Peter W. De Leeuw

          /s/ Richard K. Crump            President and Director (Principal
----------------------------------------   Executive Officer)
            Richard K. Crump

           /s/ Gary M. Spitz              Vice President--Finance and Director
----------------------------------------   (Principal Financial and Accounting
             Gary M. Spitz                 Officer)

                                 EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                    Description of Exhibit                     Pages
 -------                   ----------------------                  ------------
    2.1    --Amended and Restated Agreement and Plan of Merger
            between STX Acquisition Corp. and Sterling
            Chemicals, Inc. dated as of April 24, 1996,
            incorporated by reference from the Company's Current
            Report on Form 8-K dated April 24, 1996, as amended
            by Form 8-K/A.
    3.1    --Certificate of Incorporation of Sterling Chemicals,
            Inc., as amended, incorporated by reference from
            Exhibit 3.2 to the Company's Annual Report on Form
            10-K for the fiscal year ended September 30, 1996.
 ** 3.2    --Restated Bylaws of Sterling Chemicals, Inc., as
            amended through and effective on September 18, 1996.
    4.1    --Indenture dated as of August 15, 1996 between
            Sterling Chemicals Holdings, Inc. and Fleet National
            Bank governing the 13 1/2% Senior Secured Discount
            Notes Due 2008 of Sterling Chemicals Holdings, Inc.,
            incorporated by reference from Exhibit 4.5 to the
            Registration Statement on Form S-1 of STX
            Acquisition Corp. and STX Chemicals Corp.
            (Registration No. 333-04343).
    4.1(a) --First Supplemental Indenture dated October 1, 1997 governing the 13 1/2% Senior Secured Discount Notes
            Due 2008 of the Company, incorporated by reference
            from Exhibit 4.2 to the Company's Quarterly Report
            on Form 10-Q for the quarterly period ended March
            31, 1998.
    4.1(b) --Second Supplemental Indenture dated March 16, 1998 governing the 13 1/2% Senior Secured Discount Notes
            Due 2008 of Sterling Chemicals Holdings, Inc.,
            incorporated by reference from Exhibit 4.3 to the
            Company's Quarterly Report on Form 10-Q for the
            quarterly period ended March 31, 1998.
    4.2    --Indenture dated as of August 15, 1996 between
            Sterling Chemicals, Inc. and Fleet National Bank
            governing the 11 3/4% Senior Subordinated Notes Due
            2006 of Sterling Chemicals, Inc., incorporated by
            reference from Exhibit 4.7 to the Registration
            Statement on Form S-1 of STX Acquisition Corp. and
            STX Chemicals Corp. (Registration No. 333-04343).
    4.2(a) --First Supplemental Indenture dated October 1, 1997 governing the 11 3/4% Senior Subordinated Notes Due
            2006 of Sterling Chemicals, Inc., incorporated by
            reference from Exhibit 4.4 to the Company's
            Quarterly Report on Form 10-Q for the quarterly
            period ended March 31, 1998.
    4.2(b) --Second Supplemental Indenture dated March 16, 1998 governing the 11 3/4% Senior Subordinated Notes Due
            2006 of Sterling Chemicals, Inc., incorporated by
            reference from Exhibit 4.5 to the Company's
            Quarterly Report on Form 10-Q for the quarterly
            period ended March 31, 1998.
    4.3    --Indenture dated as of April 7, 1997 between
            Sterling Chemicals, Inc. and Fleet National Bank
            governing the 11 1/4% Senior Subordinated Notes due
            2007 of Sterling Chemicals, Inc., incorporated by
            reference from Exhibit 4.1 to the Company's
            Quarterly Report on Form 10-Q for the quarterly
            period ended March 31, 1997.
    4.3(a) --First Supplemental Indenture dated March 16, 1998 governing the 11 1/4% Senior Subordinated Notes due
            2007 of Sterling Chemicals, Inc., incorporated by
            reference from Exhibit 4.6 to the Company's
            Quarterly Report on Form 10-Q for the quarterly
            period ended March 31, 1998.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
  4.4    --Indenture dated as of July 23, 1999 among Sterling
          Chemicals, Inc., as Issuer, Sterling Canada, Inc.,
          Sterling Chemicals Energy, Inc., Sterling Chemicals
          International, Inc., Sterling Fibers, Inc., Sterling
          Pulp Chemicals US, Inc. and Sterling Pulp Chemicals,
          Inc., as Guarantors, and Harris Trust Company of New
          York, as Trustee, incorporated by reference from
          Exhibit 4.9 to the Company's Quarterly Report on Form
          10-Q for the quarterly period ended June 30, 1999.
  4.5    --Second Deed of Trust, Assignment of Leases and Rents,
          Security Agreement and Fixture Filing dated as of July
          23, 1999 by Sterling Chemicals, Inc., Trustor, to John
          Dorris, Trustee for the benefit of Harris Trust
          Company of New York, Beneficiary, incorporated by
          reference from Exhibit 4.10 to the Company's Quarterly
          Report on Form 10-Q for the quarterly period ended
          June 30, 1999.
  4.6    --Second Mortgage, Assignment of Leases and Rents,
          Security Agreement and Fixture Filing dated as of July
          23, 1999 between Sterling Fibers, Inc., Mortgagor, and
          The CIT Group/Business Credit, Inc., Mortgagee,
          incorporated by reference from Exhibit 4.11 to the
          Company's Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1999.
  4.7    --Second Leasehold Deed to Secure Debt, Assignment and
          Security Agreement dated as of July 23, 1999 by
          Sterling Pulp Chemicals, Inc., Grantor, to Harris
          Trust Company of New York, as Collateral Agent, and
          U.S. Bank Trust National Association, as Georgia co-
          agent, incorporated by reference from Exhibit 4.12 to
          the Company's Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1999.
  4.8    --Security Agreement dated as of July 23, 1999 among
          Sterling Chemicals, Inc., Sterling Canada, Inc.,
          Sterling Pulp Chemicals, Inc., Sterling Pulp Chemicals
          US, Inc., Sterling Fibers, Inc., Sterling Chemicals
          Energy, Inc. and Sterling Chemicals International,
          Inc., as Assignors, and Harris Trust Company of New
          York, as Collateral Agent, incorporated by reference
          from Exhibit 4.13 to the Company's Quarterly Report on
          Form 10-Q for the quarterly period ended June 30,
          1999.
  4.9    --Stock Pledge and Security Agreement dated as of July
          23, 1999 among Sterling Chemicals, Inc., Sterling
          Canada, Inc. and Sterling Pulp Chemicals US, Inc., as
          Pledgors, and Harris Trust Company of New York, as
          Collateral Agent, incorporated by reference from
          Exhibit 4.14 to the Company's Quarterly Report on Form
          10-Q for the quarterly period ended June 30, 1999.
  4.10   --Stock Pledge and Security Agreement dated as of July
          23, 1999 among Sterling Chemicals, Inc. and Sterling
          Canada, Inc., as Pledgors, and Harris Trust Company of
          New York, as Collateral Agent, incorporated by
          reference from Exhibit 4.15 to the Company's Quarterly
          Report on Form 10-Q for the quarterly period ended
          June 30, 1999.
  4.11   --A/B Exchange Registration Rights Agreement dated as
          of July 23, 1999 among Sterling Chemicals, Inc., as
          the Company, Sterling Canada, Inc., Sterling Pulp
          Chemicals US, Inc., Sterling Pulp Chemicals, Inc.,
          Sterling Fibers, Inc., Sterling Chemicals Energy, Inc.
          and Sterling Chemicals International, Inc., as
          Guarantors, and Donaldson, Lufkin & Jenrette
          Securities Corporation and Credit Suisse First Boston
          Corporation, as Initial Purchasers, incorporated by
          reference from Exhibit 4.16 to the Company's Quarterly
          Report on Form 10-Q for the quarterly period ended
          June 30, 1999.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
  4.12    --Senior Debt Intercreditor Agreement dated as of July
           23, 199 among Harris Trust Company of New York, as
           Trustee, The CIT Group/Business Credit, Inc., as
           Administrative Agent, and Sterling Chemicals, Inc.,
           incorporated by reference from Exhibit 4.17 to the
           Company's Quarterly Report on Form 10-Q for the
           quarterly period ended June 30, 1999.
  4.13    --Sterling Chemicals Holdings, Inc. Stockholders
           Agreement dated effective as of August 21, 1996,
           incorporated by reference from Exhibit 4.10 to the
           Registration Statement on Form S-1 of STX Acquisition
           Corp. and STX Chemicals Corp. (Registration No. 333-
           04343).
  4.13(a) --First Amendment to Sterling Chemicals Holdings, Inc.
           Stockholders Agreement dated effective as of December
           31, 1997, incorporated by reference from Exhibit 4.7
           to the Company's Quarterly Report on Form 10-Q for
           the quarterly period ended March 31, 1998.
  4.13(b) --Second Amendment to Sterling Chemicals Holdings,
           Inc. Stockholders Agreement dated effective as of May
           1, 1998, incorporated by reference from Exhibit
           4.9(b) to the Company's Annual Report on Form 10-K
           for the fiscal year ended September 30, 1998.
  4.14    --Third Amended and Restated Voting Agreement dated as
           of February 1, 1999, incorporated by reference from
           Exhibit 4.1 to the Company's Quarterly Report on Form
           10-Q for the quarterly period ended March 31, 1999.
  4.15    --Tag-Along Agreement dated as of August 21, 1996
           incorporated by reference from Exhibit 4.13 to the
           Registration Statement on Form S-1 of STX Acquisition
           Corp. and STX Chemicals Corp. (Registration No. 333-
           04343).
  4.16    --Intercreditor Agreement dated as of August 21, 1996
           between Texas Commerce Bank National Association and
           Fleet National Bank, incorporated by reference from
           Exhibit 4.14 to the Registration Statement on Form S-
           1 of STX Acquisition Corp. and STX Chemicals Corp.
           (Registration No.333-04343).
  4.17    --Amendment of Intercreditor Agreement dated as of
           July 23, 1999, among Sterling Chemicals Holdings,
           Inc., Chase Bank of Texas, N.A. (formerly known as
           Texas Commerce Bank National Association), as
           Administrative Agent, and State Street Bank And Trust
           Company, as Trustee, incorporated by reference from
           Exhibit 4.18 to the Company's Quarterly Report on
           Form 10-Q for the quarterly period ended June 30,
           1999.
  4.18    --Revolving Credit Agreement dated as of July 23, 1999
           among Sterling Chemicals, Inc., Sterling Canada,
           Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp
           Chemicals, Inc., Sterling Fibers, Inc., Sterling
           Chemicals Energy, Inc. and Sterling Chemicals
           International, Inc., as the Borrowers, The CIT
           Group/Business Credit, Inc., as the Administrative
           Agent, Credit Suisse First Boston, as the
           Documentation Agent, DLJ Capital Funding, Inc., as
           the Syndication Agent, and various financial
           institutions, as the Lenders, incorporated by
           reference from Exhibit 4.1 to the Company's Quarterly
           Report on Form 10-Q for the quarterly period ended
           June 30, 1999.
  4.19    --Deed of Trust, Assignment of Leases and Rents,
           Security Agreement and Fixture Filing dated as of
           July 23, 1999 by Sterling Chemicals, Inc., Trustor,
           to Linda H. Earle, Trustee for the benefit of The CIT
           Group/Business Credit, Inc., as Administrative and
           Collateral Agent, Beneficiary, incorporated by
           reference from Exhibit 4.2 to the Company's Quarterly
           Report on Form 10-Q for the quarterly period ended
           June 30, 1999.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
    4.20 --Mortgage, Assignment of Leases and Rents, Security
          Agreement and Fixture Filing dated as of July 23, 1999
          by Sterling Fibers, Inc., Mortgagor, to The CIT
          Group/Business Credit, Inc., Mortgagee, incorporated
          by reference from Exhibit 4.3 to the Company's
          Quarterly Report on Form 10-Q for the quarterly period
          ended June 30, 1999.
    4.21 --Leasehold Deed to Secure Debt, Assignment and
          Security Agreement dated as of July 23, 1999 by
          Sterling Pulp Chemicals, Inc. to The CIT
          Group/Business Credit, Inc., as Administrative Agent,
          and U.S. Bank Trust National Association, as Georgia
          co-agent, incorporated by reference from Exhibit 4.4
          to the Company's Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1999.
    4.22 --Fixed Assets Security Agreement dated as of July 23,
          1999 among Sterling Chemicals, Inc., Sterling Canada,
          Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp
          Chemicals, Inc., Sterling Fibers, Inc., Sterling
          Chemicals Energy, Inc. and Sterling Chemicals
          International, Inc., as the Grantors, and The CIT
          Group/Business Credit, Inc., as Administrative Agent
          for each of the Fixed Assets Secured Parties,
          incorporated by reference from Exhibit 4.5 to the
          Company's Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1999.
    4.23 --Current Assets Security Agreement dated as of July
          23, 1999 among Sterling Chemicals, Inc., Sterling
          Canada, Inc., Sterling Pulp Chemicals US, Inc.,
          Sterling Pulp Chemicals, Inc., Sterling Fibers, Inc.,
          Sterling Chemicals Energy, Inc. and Sterling Chemicals
          International, Inc., as the Grantors, and The CIT
          Group/Business Credit, Inc., as Administrative Agent
          for each of the Current Assets Secured Parties,
          incorporated by reference from Exhibit 4.6 to the
          Company's Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1999.
    4.24 --Parent Pledge Agreement dated as of July 23, 1999
          between Sterling Chemicals Holdings, Inc. and The CIT
          Group/Business Credit, Inc., as Administrative Agent
          for each of the Fixed Assets Secured Parties,
          incorporated by reference from Exhibit 4.7 to the
          Company's Quarterly Report on Form 10-Q for the
          quarterly period ended June 30, 1999.
    4.25 --Obligor Pledge Agreement dated as of July 23, 1999
          among Sterling Chemicals, Inc., Sterling Canada, Inc.
          and Sterling Pulp Chemicals US, Inc., as the Pledgors,
          and The CIT Group/Business Credit, Inc., as
          Administrative Agent for each of the Fixed Assets
          Secured Parties, incorporated by reference from
          Exhibit 4.8 to the Company's Quarterly Report on Form
          10-Q for the quarterly period ended June 30, 1999.
 ** 5.1  --Opinion of Andrews & Kurth L.L.P.
   10.1  --Asset Purchase Agreement, dated December 23, 1996, among Sterling Fibers, Inc., Sterling Chemicals, Inc.,
          Sterling Chemicals Holdings, Inc., Cytec Acrylic
          Fibers Inc., Cytec Technology Corp., and Cytec
          Industries Inc., incorporated by reference from
          Exhibit 10.1 to the Company's Quarterly Report on Form
          10-Q for the quarterly period ended December 31, 1996.
   10.2  --Conditional Performance Guaranty dated as of August
          20, 1992, by Albright & Wilson, Ltd. in favor of
          Sterling Pulp Chemicals, Ltd., Sterling Canada, Inc.
          and the Indemnities identified in Section 10.2 of the
          Purchase Agreement, incorporated by reference from
          Exhibit 10.38 to the Company's Current Report on Form
          8-K dated September 3, 1992.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
 10.3    --Performance Guaranty dated as of August 20, 1992, by
          the Company in favor of Tenneco Canada Inc., Rio Linda
          Chemical Co., Albright & Wilson Americas, Inc. and the
          Indemnities identified in Section 10.3 of the Purchase
          Agreement, incorporated by reference from Exhibit
          10.39 to the Company's Current Report on Form 8-K
          dated September 3, 1992.
 10.4    --Sterling Chemicals, Inc. Salaried Employees' Pension
          Plan (Restated as of October 1, 1993), incorporated by
          reference from Exhibit 10.6 to the Company's Annual
          Report on Form 10-K for the fiscal year ended
          September 30, 1993.
 10.4(a) --Supplement to the Sterling Chemicals, Inc. Salaried
          Employee's Pension Plan (Restated as of January 1,
          1994), incorporated by reference from Exhibit 10.6(a)
          to the Company's Annual Report on Form 10-K for the
          fiscal year ended September 30, 1994.
 10.4(b) --First and Second Amendments to the Sterling
          Chemicals, Inc. Salaried Employees' Pension Plan dated
          April 27, 1994 and September 23, 1994, respectively,
          incorporated by reference from
          Exhibit 10.6(b) to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1994.
 10.5    --Sterling Chemicals, Inc. Hourly Paid Employees'
          Pension Plan (Restated as of October 1, 1993),
          incorporated by reference from Exhibit 10.8 to the
          Company's Annual Report on Form 10-K for the fiscal
          year ended September 30, 1993.
 10.5(a) --Supplement to the Sterling Chemicals, Inc. Hourly
          Paid Employee's Pension Plan (Restated as of January
          1, 1994), incorporated by reference from Exhibit
          10.8(a) to the Company's Annual Report on Form 10-K
          for the fiscal year ended September 30, 1994.
 10.5(b) --First Amendment to the Sterling Chemicals, Inc.
          Hourly Paid Employees' Pension Plan dated April 27,
          1994, incorporated by reference from Exhibit 10.8(b)
          to the Company's Annual Report on Form 10-K for the
          fiscal year ended September 30, 1994.
 10.5(c) --Sterling Chemicals, Inc. Amended and Restated Hourly
          Paid Employees' Pension Plan (Effective as of May 1,
          1996), incorporated by reference from Exhibit 10.3(c)
          to the Company's Annual Report on Form 10-K for the
          fiscal year ended September 30, 1996.
 10.6    --Sterling Chemicals, Inc. Amended and Restated Savings
          and Investment Plan, incorporated by reference from
          Exhibit 10.10 to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1993.
 10.6(a) --Supplements to the Sterling Chemicals, Inc. Savings
          and Investment Plan for Hourly Paid Employees and
          Salaried Employees, incorporated by reference from
          Exhibit 10.10(a) to the Company's Annual Report on
          Form 10-K for the fiscal year ended September 30,
          1994.
 10.6(b) --First and Second Amendments to the Sterling
          Chemicals, Inc. Amended and Restated Savings and
          Investment Plan dated April 27, 1994 and October 26,
          1994, respectively, incorporated by reference from
          Exhibit 10.10(b) to the Company's Annual Report on
          Form 10-K for the fiscal year ended September 30,
          1994.
 10.7    --Sterling Chemicals, Inc. Pension Benefit Equalization
          Plan, incorporated by reference from Exhibit 10.10 to
          the Company's Registration Statement on Form S-1
          (Registration No. 33-24020).

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
  10.8   --Sterling Chemicals Employee Stock Ownership Plan
          (ESOP), incorporated by reference from Exhibit 10.6 to
          the Company's Annual Report on Form 10-K for the
          fiscal year ended
          September 30, 1996.
  10.9   --Sterling Chemicals, Inc. Amended and Restated
          Supplemental Employee Retirement Plan, incorporated by
          reference from Exhibit 10.34 to the Company's Annual
          Report on Form 10-K for the fiscal year ended
          September 30, 1989 (Commission File Number 1-10059).
  10.10  --Sterling Chemicals, Inc. Deferred Compensation Plan,
          incorporated by reference from Exhibit 10.35 to the
          Company's Annual Report on Form 10-K for the fiscal
          year ended September 30, 1989 (Commission File Number
          1-10059).
  10.11  --Sterling Chemicals Holdings, Inc. Omnibus Stock
          Awards and Incentive Plan effective April 23, 1997, as
          amended, incorporated by reference from Exhibit 10.1
          to the Company's Quarterly Report on Form 10-Q for the
          quarterly period ended March 31, 1998.
  10.12  --Form of Indemnity Agreement executed between the
          Company and each of its officers and directors,
          incorporated by reference from Exhibit 10.17 to the
          Company's Annual Report on Form 10-K for the fiscal
          year ended September 30, 1996.
  10.13  --Form of Indemnity Agreement executed between the
          Company and each of its officers and directors prior
          to the Merger, incorporated by reference from Exhibit
          10.30 to the Company's Annual Report on Form 10-K for
          the fiscal year ended September 30, 1994.
 +10.14  --Styrene Monomer Conversion Contract dated November 3,
          1995, between Monsanto Company (subsequently assigned
          to Bayer Corporation, a subsidiary of Bayer AG) and
          the Company, incorporated by reference from Exhibit
          10.13 to the Company's Annual Report on Form 10-K for
          the fiscal year ended September 30, 1995.
 +10.15  --Amended and Restated Production Agreement dated March
          31, 1998, between BP Chemicals, Inc. and Sterling
          Chemicals, Inc., incorporated by reference from
          Exhibit 10.2 to the Company's Quarterly Report on Form
          10-Q for the quarterly period ended March 31, 1998.
 +10.16  --Second Amended and Restated Production Agreement
          dated effective as of August 1, 1996, between BP
          Chemicals Inc. and Sterling Chemicals, Inc.,
          incorporated by reference from Exhibit 10.3 to the
          Company's Quarterly Report on Form 10-Q for the
          quarterly period ended March 31, 1998.
 +10.17  --Agreement dated May 2, 1988, between E.I. du Pont de
          Nemours and Company and the Company, incorporated by
          reference from Exhibit 10.22 to the Company's
          Registration Statement on Form S-1 (Registration No.
          33-24020).
 +10.18  --Amended and Restated Product Sales Agreement dated
          January 1, 1997, between BASF Corporation and the
          Company, incorporated by referenced from Exhibit 10.11
          to the Company's Annual Report on Form 10-K for the
          fiscal year ended September 30, 1997.
  10.19  --License Agreement dated August 1, 1986, between
          Monsanto Company and the Company, incorporated by
          reference from Exhibit 10.25 to the Company's
          Registration Statement on
          Form S-1 (Registration No. 33-24020).

                                                                   Sequentially
  Exhibit                                                            Numbered
   Number                  Description of Exhibit                     Pages
  -------                  ----------------------                  ------------
  +10.20    --Methanol Production Agreement between BP Chemicals
             Inc. and Sterling Chemicals, Inc. dated September
             26, 1996, incorporated by reference from Exhibit
             10.33 to the Company's Annual Report on Form 10-K
             for the fiscal year ended September 30, 1996.
  +10.21    --Sales and Purchase Agreement dated April 1, 1994,
             between BP Chemicals Ltd. and the Company,
             incorporated by reference from Exhibit 10.48 to the
             Company's Annual Report on Form 10-K for the fiscal
             year ended September 30, 1994.
  +10.22    --Joint Venture Agreement dated March 31, 1998,
             between Sterling Chemicals, Inc. and BP Chemicals,
             Inc., incorporated by reference from Exhibit 10.4
             to the Company's Quarterly Report on Form 10-Q for
             the quarterly period ended March 31, 1998.
  +10.22(a) --First Amendment to Joint Venture Agreement dated effective as of March 31, 1998 between Sterling
             Chemicals, Inc. and BP Chemicals Inc., incorporated
             by reference from Exhibit 10.26(a) to the Company's
             Annual Report on Form 10-K for the fiscal year
             ended September 30, 1998.
 **10.23    --Articles of Agreement between Sterling Chemicals,
             Inc., its successors and assigns, and Texas City,
             Texas Metal Trades Council, AFL-CIO Texas City,
             Texas, December 18, 1998 to May 1, 2002.
   10.24    --Agreement between Sterling Pulp Chemicals Ltd.,
             North Vancouver, British Columbia, and Pulp, Paper
             and Woodworkers of Canada Local 5 British Columbia
             effective December 1, 1994 to November 30, 1998,
             incorporated by reference from Exhibit 10.50 to the
             Company's Annual Report on Form 10-K for the fiscal
             year ended September 30, 1994.
   10.25    --Employment Agreement dated as of March 16, 1998
             between Peter W. De Leeuw and the Company ,
             incorporated by reference from Exhibit 10.27 to the
             Company's Annual Report on Form 10-K for the fiscal
             year ended September 30, 1998.
   10.26    --Employment Agreement dated as of January 19, 1998
             between Gary M. Spitz and the Company, incorporated
             by reference from Exhibit 10.28 to the Company's
             Annual Report on Form 10-K for the fiscal year
             ended September 30, 1998.
   10.27    --Standby Purchase Agreement dated as of December
             15, 1998 between Sterling Chemicals Holdings, Inc.
             and Frank P. Diassi, incorporated by reference from
             Exhibit 10.29 to the Company's Annual Report on
             Form 10-K for the fiscal year ended September 30,
             1998.
   10.28    --Standby Purchase Agreement dated as of December
             15, 1998 between Sterling Chemicals Holdings, Inc.
             and Frank J. Hevrdejs, incorporated by reference
             from Exhibit 10.30 to the Company's Annual Report
             on Form 10-K for the fiscal year ended September
             30, 1998.
   10.29    --Standby Purchase Agreement dated as of December
             15, 1998 between Sterling Chemicals Holdings, Inc.
             and Koch Capital Services, Inc., incorporated by
             reference from Exhibit 10.31 to the Company's
             Annual Report on Form 10-K for the fiscal year
             ended September 30, 1998.
   11.1     --Earnings Per Share Calculation, incorporated by
             reference from Exhibit 11.1 to the Company's
             Quarterly Report on Form 10-Q for the quarterly
             period ended June 30, 1999.
 **12.1     --Ratio of Earnings to Fixed Charges.

                                                                 Sequentially
 Exhibit                                                           Numbered
 Number                  Description of Exhibit                     Pages
 -------                 ----------------------                  ------------
   21.1  --Subsidiaries of Sterling Chemicals Holdings, Inc.,
          incorporated by reference from Exhibit 21.1 to the
          Company's Annual Report on Form 10-K for the fiscal
          year ended September 30, 1998.
 **23.1  --Consent of Deloitte & Touche LLP.
 **23.2  --Consent of Deloitte & Touche LLP.
   23.3  --Consent of Andrews & Kurth LLP (included in Exhibit
          5.1).
 **25.1  --Statement of Eligibility of Harris Trust Company of
          New York, Trustee on Form T-1.
 **99.1  --Form of Letter of Transmittal.
 **99.2  --Form of Notice of Guranteed Delivery.

--------
** Filed herewith.
+ Confidential treatment has been requested with respect to portions of this Exhibit, and such request has been granted.